As filed with the Securities and Exchange Commission on March 23, 2018.

Registration No. 333-220207

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1/A

(Amendment No. 6)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMBOW EDUCATION HOLDING LTD.

(Exact name of Registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	8200 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

12th Floor, Tower 1, Financial Street,
Chang’an Center, Shijingshan District, Beijing
100043
People’s Republic of China
Telephone: +86 (10) 6206-8000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

C T Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Lawrence Venick, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 - Telephone (212) 407-4990 - Facsimile	William S. Rosenstadt Ortoli | Rosenstadt LLP 501 Madison Avenue, 14th Floor New York, New York 10022-5616 (212) 829-8937- Telephone (212) 826-9307- Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (1)
Class A Ordinary shares, par value $0.003 per share (2) (3)	$5,750,000	$716	(4)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes (a) Class A ordinary shares represented by American Depository Shares (ADSs) that may be purchased by the underwriters pursuant to their option to purchase additional ADSs to cover over-allotments, if any, and (b) Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the ordinary shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-168238). Each American Depositary Share represents Class A ordinary shares.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective. This prospectus is not an offer to sell and is not a solicitation of an offer to buy in any state in which an offer, solicitation, or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MARCH 23, 2018

American Depositary Shares

Representing               Class A Ordinary Shares

Ambow Education Holding Ltd., or Ambow, is offering American Depositary Shares (“ADSs”). Each ADS represents the right to receive Class A ordinary shares, par value US$0.003 per share. We anticipate that the public offering price will be between $____ and $____ per ADS.

Prior to this offering, ADSs representing our Class A ordinary shares (each such ADS representing two Class A ordinary shares) traded in the Over the Counter Market in the U.S. under the symbol “AMBOY.” However, the market for the ADSs has been inactive and illiquid and accordingly such transactions are not representative of an actual trading market for the ADSs. We intend to apply for the listing of the ADSs on the NYSE American under the symbol “AMBO.” There is no assurance that this application will be approved.

Under our Sixth Amended and Restated Memorandum and Articles of Association, our authorized share capital is divided into 66,666,667 Class A ordinary shares and 8,333,333 Class C ordinary shares with 1,666,667 undesignated preferred shares. Dr. Jin Huang, our Chairman and Chief Executive Officer, is the beneficial owner of all of the issued and outstanding Class C ordinary shares. After the consummation of this offering, Dr. Huang will hold _____% voting control over all of the ordinary shares.

Our Class A ordinary shares and Class C ordinary shares have identical rights, except for the special voting and conversion rights described below:

•	Voting rights - Each Class A ordinary share is entitled to one vote and each Class C ordinary share is entitled to ten votes on all matters upon which the ordinary shares are entitled to vote, including the election of directors.

•	Conversion rights attaching to shares - Each Class C ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible under any circumstances. If at any time Dr. Huang, her affiliates collectively own less than 5% of the total number of the issued and outstanding Class C ordinary shares, each issued and outstanding Class C ordinary share shall be automatically and immediately converted into one share of Class A ordinary shares without payment of additional consideration and no Class C ordinary shares shall thereafter be issuable by us.

For a complete description of our share capital see “Description of Shares and Governing Documents” on page 138.

Investing in the ADSs involves a high degree of risk. You should read carefully the “Risk Factors” beginning on page 10 of this prospectus before investing in our Class A ordinary shares or ADSs that are the subject of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	$	$
Underwriting discount and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1) In addition to the underwriting discount, we have agreed to pay certain of the expenses of Benchmark incurred in connection with this offering, including a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the underwriters. See “Underwriting.”

The underwriters have an option exercisable within              days from the date of this prospectus to purchase up to        of additional ADSs from us at the public offering price, less the underwriting discount, solely to cover over-allotments.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about      .

Benchmark

Prospectus dated               , 2018

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities, or soliciting any offers to buy these securities, in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ADSs.

 i

Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required other than the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ADSs set forth in, and the possession and distribution of, this prospectus outside of the United States.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

Except where the context requires otherwise and for purposes of this prospectus only:

•         “ADSs” refers to our American depositary shares, each of which represents two Class A ordinary shares, and “ADRs” refers to the American depositary receipts that evidence our ADSs.

•        “Ambow”, “we”, “us”, “our company”, “the company”, “the Group” and “our” refer to Ambow Education Holding Ltd. and its subsidiaries and, in the context of describing our operations and consolidated financial data, also include our VIEs and their respective subsidiaries.

•        “China” or “PRC” refers to the People’s Republic of China, excluding for the purpose of this prospectus, Hong Kong, Macau and Taiwan.

•        “GaoKao” refers to university entrance exams administered in China.

•        “RMB” or “Renminbi” refers to the legal currency of China.

•        “U.S. GAAP” refers to the Generally Accepted Accounting Principles in the United States.

•        “VIEs” refers to our variable interest entities, which are certain domestic PRC companies in which we do not have direct or controlling equity interests but whose historical financial results have been consolidated in our financial statements in accordance with U.S. GAAP.

•        “ZhongKao” refers to high school entrance exams administered in China.

•        “$”, “US$” or “U.S. dollars” refers to the legal currency of the United States.

This prospectus contains translations of certain RMB amounts into U.S. dollars at specified rates solely for the convenience of the reader. All translations from RMB to U.S. dollars were made at the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. Unless otherwise stated, the translation of RMB into U.S. dollars has been made at the exchange rate on September 30, 2017, which was RMB6.6533 to US$1.00. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. See “Risk factors—Risks related to doing business in China—Fluctuations in the value of the RMB may have a material adverse effect on your investment.” On January 12, 2018, the exchange rate was RMB6.4607 to US$1.00.

 ii

PROSPECTUS SUMMARY

We are a Cayman Islands holding company that operates our business through variable interest entities, which we do not directly own. The following summary does not contain all of the information you should consider before investing in our ADSs. You should read the following summary together with the entire prospectus carefully, including the “Risk Factors” section beginning on page 10 and the financial statements and the accompanying notes to those financial statements beginning on page F-1 before making an investment decision. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

Our Mission

Our mission is to provide Better Schools, Better Jobs and Better Life to our students.

Our Business

Our business addresses three critical demands in China’s education market: the desire for students to be admitted into top secondary and post-secondary schools, the desire for graduates of those schools to obtain more attractive jobs and the need for schools and corporate clients to optimizing their teaching and operating environment. We offer high quality, individualized services and products through our combined online and offline delivery model powered by our proprietary technologies and infrastructure.

We have three business divisions, “Better Schools”, “Better Jobs” and "Others", and four operating segments, which are K-12 schools, tutoring, career enhancement and others. Our K-12 schools and tutoring segments are within our Better Schools division and our career enhancement segment is within our Better Jobs division. The segment of Others represents the intellectualized operational services provided, and is classified under the Others division.

We currently deliver our wide range of educational and career enhancement services and products through integrated offline and online channels in an interactive learning environment, powered by our proprietary technology platform. This platform enables us to provide individualized content and learning solutions tailored to each of our students’ needs, and to develop both standards-based and individualized curricula with consistent high-quality across our schools, tutoring centers, career enhancement centers, training offices and campus.

We offer a variety of services and products to students, recent graduates, corporate employees and management in China. Our educational services cover K-12 programs and tutoring services that provide test preparation and tutoring programs, which are offered in our tutoring centers as part of our primary educational services and product offerings to help students enroll in better schools. Our K-12 schools also help to support our tutoring programs by providing a strong local brand name and reputation, local educational content expertise and potential student customers. In addition, we offer international education programs, which are designed to prepare students to study abroad while specifically addressing the study needs in terms of both language and academics. Our career enhancement services, designed to assist students and graduates in obtaining better jobs, are offered through our dedicated career enhancement centers and training offices on campus, as well as through our online programs. Our corporate training services that are designed to improve employees and management’s soft skills, are typically offered in our training offices, the corporate clients’ offices or hotel conference centers. Furthermore, in order to support our educational and career enhancement services and product offerings, we also provide a cloud-based learning engine to accommodate our students’ individual learning habits and enrich their learning experience.

We recently launched intellectualized operational services business through IValley Beijing Technology Co. Ltd. (“IValley Beijing”). We initiated a new business to provide intellectualized operational services to corporate clients, colleges and universities. Our intellectualized operational services integrate electronic equipment and devices with software applications, data analytics and wireless technology to transform operational networks enhancing efficiency, lower costs and improving experiences.  The services consist of advisory services such as design and architecture, implementation services such as hardware deployment and application development, as well as optimization services. The services aim to leverage smart technologies to enhance the management experience for facilities, lighting, security, and staff. We developed mobile applications for users to punch time clocks, open and close lockers, turn on and off office gates, lights, air conditioners, set up remote visual conferences and manage other office administrative services through the applications. We will proactively introduce our intellectualized operational services to more universities and colleges to provide students access to educational resources regardless of the location or device, increasing the potential for learning and teaching through cooperation with peers and experts worldwide and optimizing facilities to create a sustainable campus.

Our Industry

China’s educational and career enhancement services market is comprised of several segments, including government-run public schools, private schools, tutoring programs, universities and colleges and career enhancement services, which are large and growing. China’s educational and career enhancement services market is fragmented today with no clear leader and a large number of smaller, niche players performing services and offering programs within one or a few of the segments.

1

Each of the segments within China’s educational and career enhancement services market has distinct characteristics. K-12 school education is predominantly offered by public and, to a lesser extent, private schools. These schools provide educational services and programs to their students with regionalized curriculum. Tutoring programs are increasingly run by private organizations focused on helping students achieve better grades in their schools and prepare for standardized tests for entrance into both high schools and universities. Career enhancement services are aimed at university, community college and vocational students and focus on preparing individuals to start their careers or enhance their career opportunities.

Common features of the disparate but related sectors within China’s educational and career enhancement services market include significant growth opportunities, demand driven by demographic trends and stiff competition for academic advancement, and a fragmented competitive landscape. These sectors are growing both in terms of absolute size and in terms of importance due to the following factors within China:

•	Rapid economic growth. According to the International Monetary Fund (“IMF”), China has been the 2nd largest economy in the world since 2010 in terms of gross domestic product, or GDP, which amounted to over $11.2 trillion in 2016 and is expected to grow to over $17.7 trillion by 2022. Also, according to the IMF, China’s Nominal GDP per capita has increased at a CAGR of 104.2% from approximately RMB4,524 in 2010 to approximately RMB8,113 in 2016, and is expected to continue to grow at a CAGR of 7.3% from 2016 to 2022.

•	Growth in disposable household income. As a result of China’s rapid economic growth, Chinese consumers have greater amounts of disposable income and have significantly increased their spending.

•	Favorable demographic and urbanization trends. According to the China Statistical Yearbook, in 2015 approximately 32.8% of China’s total population were between the ages of 5 and 29, an age group that ranges from school-age children to young and working adults who we believe are most likely to pursue educational opportunities and continuing career enhancement training and certification. Statistics published by the Chinese Ministry of Education, or the MOE, in 2015 showed that there were approximately 97 million students from 6 to 12 years old attending elementary schools, 43 million students from 13 to 15 years old attending junior high schools, 40 million students from 15 to 18 years old attending senior high schools and 36 million students from 15 to 22 years old attending universities and vocational high schools. Children from 6 to 15 years old are required to attend elementary and junior high school on weekdays under China’s nine-year compulsory education system. In addition, the trend towards increasing urbanization in China is expected to result in more people seeking job and career advancement opportunities in urban areas. Further, urban citizens are increasingly recognizing that higher education may lead to greater rewards in terms of income and career opportunities.

•	Increasing awareness of the importance of higher and professional education. We believe people in China are increasingly willing to invest in higher and professional education as it may lead to better career opportunities and enhanced earning power. We also believe that the market for post-secondary education and career enhancement services in China is expected to grow due to demand from various sources, including demand from employers for well-trained professionals, demand from an increasing number of high school and university graduates seeking employment that requires practical skills and professional certifications, and demand from working professionals who wish to further achieve their career and salary advancement potential.

•	Need to differentiate oneself from peers. Each step of academic advancement in China from compulsory education to high school to college to the job market requires an individual to differentiate oneself. Despite China’s rapid economic growth, university students in China are experiencing difficulties in finding an ideal job that meets their salary and personal growth expectations upon graduation. According to the 2017 Chinese College Graduates' Employment Annual Report by MyCOS Research, the employment rate for university students who graduated in 2016 was approximately 91.6%, almost the same rate as in 2015 and 2014. However, the research report also states that only about 65% of college graduates were satisfied with their jobs. We believe that in this highly competitive job market many students may choose to enhance their core skill sets by taking additional training courses and other students may choose to develop additional skill sets to differentiate themselves from their peers in order to get a better job. This may create demand for our services and products, particularly on our career enhancement services.

2

The key industry dynamics in the education and career enhancement market set out above create the following opportunities:

•	Sustainable premium fees for high-quality providers based on our experience in the educational and career enhancement services market, we believe that increased demand for high-quality providers will allow those providers to charge higher fees for their premium services over time;
•	Significant benefits to those who can standardize their business practices. By standardizing our business practices across our schools, tutoring centers, training offices, career enhancement centers and campus, we believe we will be able to improve operational and teaching efficiencies;
•	Significant advantages for those with the ability to provide services throughout a student’s learning cycle; and
•	Significant advantages for those with the ability to expand quickly and efficiently through either organic or acquisition growth.

There are two fundamental market demands that need to be addressed in China’s educational and career enhancement services market: the demand for high-quality educational services for K-12 students and the demand for career enhancement services for post-secondary students.

Our Competitive Strengths

We believe that the following competitive strengths significantly contribute to our success and differentiate us from our competitors:

•	Well-known “Ambow” brand;

•	Established well-respected company providing education and career enhancement services in China;

•	Core proprietary technology - a “Learning Engine” - that is unique to the industry;

•	A U.S. patent in the field of adaptive learning methods – the first China-based education company to achieve this recognition;

•	Individualized curriculum with consistently high-quality across our schools, tutoring centers, training offices, career enhancement centers and campus;

•	Robust infrastructure based on our technology platform that has proved to be effective in supporting the expansion of our business operations; and

•	Strong management team with global experience and local education expertise.

3

Our Strategies

We aspire to become a global educational service provider and maintain our position as an established and well-respected company providing educational and career enhancement services in China. We intend to do this by continuing to address the two most critical issues in a student’s learning cycle, attending a better school and obtaining a better job, by pursuing the following strategies:

•	Continue to build our brand and reputation;

•	Continue to expand into new markets and service offerings;

•	Continue to improve operating efficiency;

•	Continue to create synergies through selective acquisition opportunities;

•	Continue to enhance the customer experience throughout a student’s learning cycle, which ranges from the time they are in elementary school through and, to a lesser extent, beyond the commencement of their careers; and

•	Continue our effort in re-establishing a solid foundation for future growth by closing-down non-performing business and establishing intellectualized operational services as a new revenue driving business.

Our Challenges

Our business and the successful execution of our strategies are subject to certain challenges, risks and uncertainties related to our business and our industry, regulation of our business and our corporate structure and doing business in China. The challenges we will face include, but are not limited to:

•	Our control of our VIEs is based upon contract rather than equity;

•	We face potential risks associated with our ability to fund our expansion plans, including acquisitions, and our operations due to fund restrictions both from currency transfer and conversion restrictions placed on us by the PRC government and our ability to use school profits based on restrictions that include statutory reserve requirements; and

•	We may have to address issues impacting certain land use rights for our owned and leased properties.

The risks and uncertainties related to our business and our industry include, but are not limited to:

•	Uncertainties regarding our ability to continue to attract students to enroll in our programs;

•	Our ability to manage our business expansion and increasingly complicated operations effectively;

•	Our ability to use, protect and enhance our brands;

•	Our ability to compete effectively in the marketplace;

•	Our ability to remediate our material weakness and maintain an effective system of internal controls; and

•	Our ability to make acquisitions and to successfully integrate these acquisitions and establish and maintain strategic relationships.

See “Risk factors” for a more detailed discussion of these and other risks and uncertainties that we may face.

Recent Developments

In November 2017 Ambow BSC Inc., a Delaware corporation and a wholly-owned subsidiary of the company, signed a stock purchase agreement with the owner of Bay State College, Inc. (“Bay State College”) to acquire 100% of the outstanding shares of common stock of Bay State College. Bay State College is a Massachusetts corporation that owns and operates Bay State College, a higher education institution offering career-focused post-secondary education with Associates and Bachelor’s programs in Business, Information Technology, Healthcare, Criminal Justice and Fashion. Bay State College was founded in 1946, is accredited by the New England Association of Schools and Colleges, Commission on Institutions of Higher Education and eligible to participate in federal student aid programs under Title IV of the U.S. Higher Education Act. Bay State College’s academic programs are delivered at its main campus in Boston, Massachusetts, a branch campus in Taunton, Massachusetts and online. The purchase price of the acquisition was comprised of a closing cash payment of RMB 16.3 million (US$ 2.5 million) and post-closing cash payment which subject to the performance of Bay State College in the future years. By the end of November 2017, we obtained control of Bay State College. The Company expects to account for the acquisition of Bay State College as a business combination and use the acquisition method of accounting. The financial position of Bay State College as of December 31, 2017 and operating results of Bay State College of December 2017 would be included in the Group's consolidated financial statements.

On March 7, 2018, we mutually agreed with Sino Accord Investments Limited (“Sino Accord”) and Suzhou Zhixinliren Investment Co., Limited (“Suzhou Zhixinliren”) to extend the maturity date for repayment of the loans for an additional year. Accordingly, both loans are now due in April 2019 and still interest-free.

4

Our Corporate Structure

See “Business-Corporate Structure” for a more detailed illustration of our corporate structure.

Principal Executive Office

Our principal executive office is located at 12th Floor, Tower 1, Financial Street, Chang’an Center, Shijingshan District, Beijing 100043, People’s Republic of China. Our telephone number at this address is +86 (10) 6206-8000. Our registered office in the Cayman Islands is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. Our telephone number at this address is +1 (345) 949-8066.

Investors should submit any inquiries to the address and telephone number of our principal executive office. Our principal websites are www.ambow.com and www.ambow.com.cn. Information contained on our websites is not part of this prospectus. Our agent for service of process in the United States is C T Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

5

The Offering

ADSs offered by us	ADSs

Price per ADS	We currently estimate that the public offering price will be between $ and $ per ADS.

Over-allotment	We have granted a -day option (commencing from the date of this prospectus) to the underwriters to purchase an additional ADSs to cover over-allotments, if any.

ADSs to be outstanding after the offering (1)	ADSs (or ADSs if the underwriters exercise their over-allotment option in full).

Class A Ordinary shares to be outstanding after the offering	Class A ordinary shares (or Class A ordinary shares if the underwriters exercise their over-allotment option in full).

Class C Ordinary shares to be outstanding after the offering	Class C ordinary shares

Ordinary Shares	Our outstanding share capital consists of Class A and Class C ordinary shares. Holders of Class A ordinary shares and Class C ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote on all matters subject to shareholders’ vote, and each Class C ordinary share is entitled to ten votes on all matters subject to shareholders’ vote.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including upgrading and expanding our schools and learning centers, teacher training programs and research and development of our educational content, and to fund our working capital.

The ADSs

Each ADS represents the right to receive

Class A ordinary shares. The ADSs may be evidenced by American Depositary Receipts (“ADRs”). As an ADS holder, we will not treat you as one of our ordinary shareholders. The depositary, or its nominee, will be the holder of all the Class A ordinary shares underlying the ADSs. You will have ADS holder rights as provided in the deposit agreement (the “Deposit Agreement”). Under the deposit agreement, you may instruct the depositary how to vote the Class A ordinary shares underlying the ADSs. Subject to the terms of the Deposit Agreement, the depositary will pay you the cash dividends or other distributions it receives on those Class A ordinary shares after deducting its fees and expenses and applicable withholding taxes. You must pay a fee for issuance or cancellation of ADSs, distribution of Class A ordinary shares by the depositary and other depositary services, as provided in the Deposit Agreement. You are entitled to the delivery of the Class A ordinary shares underlying the ADSs upon the surrender of such ADSs at the depositary’s office, the payment of applicable fees and expenses and the satisfaction of applicable conditions as set forth in the Deposit Agreement. To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the Deposit Agreement, which is an exhibit to the registration statement that includes this prospectus.

6

Depositary	Citibank, N.A.

Lock-up	We, our directors, executive officers, our certain of our shareholders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting.”

Risk factors	Investment in the ADSs involves a high degree of risk. See “Risk Factors” in this prospectus beginning on page 10 for a discussion of factors and uncertainties that you should consider in evaluating an investment in our securities.

Proposed NYSE American symbol	We intend to apply for the listing of the ADSs on the NYSE American under the symbol “AMBO.”

Expected timing of this offering	, 2018

(1) The number of ADSs that will be outstanding after this prospectus is based on          ADSs outstanding as of           , 2018.

Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters’ over-allotment option to purchase additional ADSs and does not reflect 255,821 outstanding options with a weighted average exercise price of $0.4749 per share.

7

Summary Consolidated Financial Information

You should read the following summary consolidated financial information in conjunction with our consolidated financial statements and related notes, “Selected Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following summary consolidated financial data presented below for the years ended December 31, 2014, 2015 and 2016 and as of December 31, 2015 and 2016 is derived from our audited consolidated financial statements included elsewhere in this prospectus, which were prepared in accordance with U.S. GAAP. The following summary consolidated financial data presented below as of December 31 2014, have been derived from our audited consolidated financial statements for the year ended December 31, 2014, which are not included in prospectus. Our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

The summary consolidated financial data, except for the as adjusted consolidated balance sheet data, presented below for the nine months ended September 30, 2016 and 2017 and as of September 30, 2017 is derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim consolidated financial statements on the same basis as our audited consolidated financial statements. The unaudited interim consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Historical results are not necessarily indicative of results to be expected in any future period.

(in thousands, except share, per share and per ADS information)	Fiscal Year Ended December 31,				Nine Months Ended September 30,
	2014	2015	2016		2016	2017
Consolidated Statement of Operations	RMB	RMB	RMB	US$	RMB	RMB	US$
Data:
Revenue	411,998	395,715	412,016	59,343	280,921	299,725	45,049
Cost of revenue	(274,036)	(245,945)	(238,742)	(34,386)	(162,961)	(175,720)	(26,411)
Gross profit	137,962	149,770	173,274	24,957	117,960	124,005	18,638
Selling and marketing (1)	(80,377)	(55,511)	(41,818)	(6,023)	(30,642)	(28,205)	(4,239)
General and administrative (1)	(508,544)	(280,634)	(145,513)	(20,958)	(97,880)	(105,014)	(15,784)
Research and development (1)	(12,259)	(7,308)	(7,572)	(1,091)	(5,732)	(4,653)	(699)
Impairment loss	(292,577)	(162,351)	(22,402)	(3,227)	(934)	-	-
Operating loss	(755,795)	(356,034)	(44,031)	(6,342)	(17,228)	(13,867)	(2,084)
Other (expenses) income	(267,861)	(39,371)	12,924	1,862	6,177	47,599	7,154
(Loss)/income before income taxes	(1,023,656)	(395,405)	(31,107)	(4,480)	(11,051)	33,732	5,070
Income tax (expense)/benefit	(1,135)	118,963	(5,911)	(851)	(7,215)	(8,999)	(1,353)
Loss from continuing operation	(1,024,791)	(276,442)	(37,018)	(5,331)	(18,266)	24,733	3,717
(loss) /income from and on sale of discontinued operations, net of income tax	(57,764)	340,798	-	-	-	-	-
Net (loss)/income	(1,082,555)	64,356	(37,018)	(5,331)	(18,266)	24,733	3,717
Net income (loss) attributable to non- controlling interests	(5,742)	617	(1,318)	(190)	102	(200)	(30)
Net (loss)/income attributable to ordinary shareholders interests (1)	(1,076,813)	63,739	(35,700)	(5,141)	(18,368)	24,933	3,747
Net (loss)/income from continuing operations per ordinary share (2)
Basic	(73.13)	(7.52)	(0.93)	(0.13)	(0.48)	0.64	0.10
Diluted	(73.13)	(7.52)	(0.93)	(0.13)	(0.48)	0.63	0.10

Net (loss)/income from discontinued operations per ordinary share (2)
Basic	(4.18)	9.25	-	-	-	-	-
Diluted	(4.18)	9.25	-	-	-	-	-

Net (loss)/income from continuing operations per ADS (2)
Basic	(146.26)	(15.04)	(1.86)	(0.26)	(0.96)	1.28	0.20
Diluted	(146.26)	(15.04)	(1.86)	(0.26)	(0.96)	1.26	0.20

Net (loss)/income from discontinued operations per ADS (2)
Basic	(8.36)	18.50	-	-	-	-	-
Diluted	(8.36)	18.50	-	-	-	-	-

Weighted average shares used in calculating net income/(loss) per share (2)
Basic	13,928,048	36,848,816	38,469,234	38,469,234	38,411,480	38,803,676	38,803,676
Diluted	13,928,048	36,848,816	38,469,234	38,469,234	38,411,480	39,310,607	39,310,607

8

(1) Share-based compensation expense included in:

	Fiscal Year Ended December 31,				Nine months Ended September 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
Selling and marketing	(351)	(457)	-	-	-	-	-
General and administrative	(156,870)	(49,371)	(7,828)	(1,127)	(5,814)	(4,001)	(601)
Research and development	(144)	(289)	-	-	-	-	-

(2)	Basic and diluted net income/(loss) from continuing operations per ordinary share is computed by dividing net income/(loss) from continuing operations adjusted for the impact of any accretion/allocation of income relating to preferred shareholders by the weighted average number of shares outstanding for the period. Basic and diluted net income/(loss) from discontinued operations per ordinary share is computed by dividing net income/(loss) from discontinued operations by the weighted average number of shares outstanding for the period. The potentially dilutive warrants, preferred shares and options were excluded from the calculation of diluted net income/(loss) from continuing/discontinued operations per share in those periods where their inclusion would be anti-dilutive. All per share amounts and shares outstanding for all periods have been retroactively restated to reflect Ambow Education Holding Ltd.’s 1-for-30 reverse stock split, which was effective on September 4, 2015.

(in thousands)	As of December 31,				As of September 30,
Consolidated Statement of Balance Sheet Data:	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$

Cash and cash equivalents	180,285	246,303	196,900	28,359	182,905	215,637	32,411
Total current assets	993,736	682,624	616,527	88,797	730,874	653,833	98,271
Total assets	1,505,688	1,007,925	976,195	140,601	1,042,199	1,007,895	151,488
Total current liabilities	1,491,336	839,381	838,002	120,697	886,627	842,761	126,668
Total liabilities	1,558,994	865,102	861,174	124,034	910,425	864,742	129,972
Total equity/(deficit)	(53,306)	142,823	115,021	16,567	131,774	143,153	21,516

(in thousands)	Fiscal Year Ended December 31,				Nine months Ended September 30,
Consolidated Statement of Cash Flow Data:	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$

Net cash (used in)/provided by operating activities	(160,367)	(40,119)	17,535	2,524	41,242	27,634	4,154
Net cash (used in)/provided by investing activities	110,221	58,214	(65,218)	(9,393)	(102,840)	(48,718)	(7,323)
Net cash provided by/ (used in) financing activities	87,003	12,830	(1,504)	(216)	(1,500)	39,821	5,985
Changes in cash, cash equivalents and restricted cash included in assets held for sale	43,870	38,063	-	-	-	-	-

9

RISK FACTORS

Investment in our ADSs involves a high degree of risk. You should consider carefully the following information about these risks, together with other information contained in this prospectus, before investing in our ADSs. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer. If this happens, the trading price of our ADSs could decline and you may lose all or part of your investment.

Risks Related to Our Business and Industry

If we are not able to continue to attract students to enroll in our programs, our net revenues may decline and we may not be able to maintain profitability.

The success of our business largely depends on the number of student enrollments in our programs and the amount of fees that our students are willing to pay for our courses. Therefore, our ability to continue to attract students to enroll in our programs without significantly decreasing course fees is critical to the continued success and growth of our business. This will depend on several factors, including our ability to develop new programs and enhance existing programs to respond to changes in market trends and student demands, expanding our geographic reach, managing our growth while maintaining the consistency of our teaching quality, effectively marketing our programs to a broader base of prospective students, developing and licensing additional high-quality educational content and responding to competitive pressures. Our partner schools are subject to the government imposed annual enrollment quota limit. If we were to violate requirements to which we are subject the Ministry of Education of the People’s Republic of China (“MOE”), could reduce the annual enrollment quota at our partner schools or restrict the programs we offer at our partner schools or the methods by which we recruit new students. If we are unable to continue to attract students to enroll in our programs without significantly decreasing course fees, our net revenues may decline and we may not be able to achieve profitability, either of which could result in a material adverse effect on our business, results of operations and financial condition.

If we are not able to continue to attract and retain qualified education professionals, we may not be able to maintain consistent teaching quality throughout our school and learning center network and our brand, business and results of operations may be materially and adversely affected.

Our education professionals are critical to maintaining the quality of our services, software products and programs, and maintaining our brand and reputation, as they interact with our students on a regular basis. We must continue to attract qualified education professionals who have a strong command of the subject areas to be taught and who meet our qualifications. There are a limited number of education professionals in China with the necessary experience to satisfy our qualifications, and we must provide competitive compensation packages to attract and retain qualified teachers and tutors. Some of our education professionals are teachers of public schools that are working at our tutoring centers on a part-time basis. Paid tutoring by teachers of public schools has received more regulatory scrutiny recently. On January 11, 2014, MOE promulgated the Measures for Punishment for Violation of Professional Ethics of Primary and Secondary School Teachers (the “Measures”) related to some of our substantial business operations in provinces and cities such as Beijing, Tianjin, Chengdu, Jiangsu, Hunan and Hubei. The Measures prohibit teachers of primary and secondary schools from teaching, on a part-time basis, in schools or in out-of-school learning centers during the work week or at any time. Public school teachers may join private schools only after ending their employment with public schools. Some of our teachers also work in public schools. If these education professionals choose to leave, or are forced to leave, our learning centers to comply with relevant local regulations, we will need to seek new teachers to replace them which we may not be able to do at a reasonable cost or at all. If these regulations become the trend and are adopted in more provinces and cities or become more restrictive, we may need to seek additional new teachers in more places, which will further increase the difficulty of our recruiting efforts. While there have been no existing nationwide regulations imposing any penalty on private schools like ours for hiring teachers who also teach at public schools, we cannot assure you that such regulations will not be adopted in the future. In addition, we may not be able to hire and retain enough qualified education professionals to keep pace with our anticipated growth or at acceptable costs while maintaining consistent teaching quality across many different schools, learning centers and programs in different geographic locations. Shortages of qualified education professionals, or decreases in the quality of our instruction, whether actual or perceived in one or more of our markets, or an increase in hiring costs, may have a material and adverse effect on our business and our reputation. Further, our inability to retain our education professionals may hurt our existing brands and those brands we are trying to develop, and retaining qualified teachers at additional costs may have a material adverse effect on our business and results of operations.

10

Our business depends on the strength of our brands in the marketplace. We may not be able to retain existing students or attract new students if we cannot continue to use, protect and enhance our brands successfully in the marketplace.

Our operational and financial performance and the successful growth of our business are highly dependent on market awareness of our “Ambow” brand and the regional brands that we have acquired. We believe that maintaining and enhancing the “Ambow” brand is critical to maintaining and enhancing our competitive advantage and growing our business. In order to retain existing students and attract new students, we plan to continue to make expenditures to create and maintain our positive brand awareness and create brand loyalty. The diverse set of services and products that we offer to K-12 students, college students and other adults throughout many provinces in China places significant demands on us to maintain the consistency and quality of our services and products to ensure that our brands do not suffer from any actual or perceived decrease in the quality of our services and products. As we continue to grow in size, expand our services and products and extend our geographical reach, maintaining the quality and consistency of our services and products may be more difficult. Any negative publicity about our services, products, schools or learning centers, regardless of its veracity, could harm our brand image and have a material adverse effect on our business and results of operations.

We face significant competition in each major program we offer and each geographic market in which we operate, and if we fail to compete effectively, we may lose our market share and our profitability may be adversely affected.

The private education sector in China is rapidly evolving, highly fragmented and competitive, and we expect competition in this sector to persist and intensify. In addition, our K-12 schools compete with public schools in China, which are generally viewed to be superior to private schools within the Chinese market. We face competition in each major program we offer and each geographic market in which we operate. Moreover, competition is particularly intense in some of the key geographic markets in which we operate, such as Beijing and Shanghai.

We also face competition from many different companies that focus on one area of our business and are able to devote all of their resources to that business line, and these companies may be able to more quickly adapt to changing technology, student preferences and market conditions in these markets than we can. These companies may, therefore, have a competitive advantage over us with respect to these business areas.

The increasing use of the Internet and advances in Internet and computer-related technologies are eliminating geographic and cost-entry barriers to providing private educational services. As a result, many international companies that offer online test preparation and language training courses may decide to expand their presence in China or to try to penetrate the China market. Many of these international companies have strong education brands, and students and parents in China may be attracted to the offerings based in the country that the student wishes to study in or in which the selected language is widely spoken. In addition, many Chinese and smaller companies are able to use the Internet to quickly and cost-effectively offer their services and products to a large number of students with less capital expenditures than previously required.

Competition could result in loss of market share and revenue, lower profit margins and limit our future growth. A number of our current and potential future competitors may have greater financial and other resources than we have. These competitors may be able to devote greater resources than we can to the development, promotion and sale of their services and products, and respond more quickly than we can to changes in student needs, testing materials, admissions standards, market needs or new technologies.

Our student enrollments may decrease due to intense competition, and we may be required to reduce course fees or increase spending in response to competition in order to retain or attract students or pursue new market opportunities. As a result, our net revenues and profitability may decrease. We cannot assure you that we will be able to compete successfully against current or future competitors. If we are unable to maintain our competitive position or otherwise respond to competitive pressures effectively, we may lose our market share and our profitability may be materially adversely affected.

11

We may have acquisitions in the future, which involve risks and uncertainties, and if we don’t manage those risks well, it may harm our business.

In the future, we may establish and maintain joint ventures and strategic relationships with third parties. Strategic acquisitions, investments and relationships with third parties involve substantial risks and uncertainties, including:

•	Our ability to identify and acquire targets in a cost-effective manner;

•	Our ability to obtain approval from relevant governmental authorities for the acquisitions and comply with applicable rules and regulations for such acquisitions;

•	Potential ongoing financial obligations in connection with acquisitions;

•	Potential unforeseen or hidden liabilities, including litigation claims or tax liabilities, associated with acquired companies or schools;

•	The diversion of resources and management attention from our existing businesses;

•	Failure to achieve the intended objectives, benefits or revenue-enhancing opportunities expected from the acquisitions;

•	Our ability to generate sufficient revenues to offset the costs and expenses of strategic acquisitions, investments, joint venture formations, or other strategic relationships; and

•	Potential loss of, or harm to, employee or customer relationships as a result of ownership changes.

In particular, while we typically would perform due diligence on each entity that we acquire before the acquisition, some of the acquired entities may not maintain their historical documents and records properly and such documents and records may be unavailable for our review. As such, there may be hidden liabilities and risks relating to the business and operation of such entities that we fail to identify before the acquisition. If we acquire such entity and any such hidden liability is found or any such risk materializes in the future, we may not have any remedy against the sellers and may have to assume the liabilities and losses as a result.

If any one or more of these risks or uncertainties were to occur or if any of the strategic objectives we contemplated is not achieved, our ability to manage our business could be impaired. It could result in our failure to derive the intended benefits of these strategic acquisitions, investments, joint ventures or strategic relationships, or otherwise have a material adverse effect on our business, financial condition and results of operations. In addition, if we fail to successfully pursue our future acquisition strategy, our plans for further market penetration, revenue growth and improved results of operations could be harmed.

We may not be able to successfully integrate businesses that we acquire, which may cause us to lose anticipated benefits from such acquisitions and to incur significant additional expenses.

It is challenging to integrate business operations, infrastructure and management philosophies of acquired schools and companies. The benefits of our past and future acquisitions depend in significant part on our ability to integrate technology, operations and personnel. The integration of acquired schools and companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt our business and operations. The main challenges involved in integrating acquired entities include the following:

12

•	Ensuring and demonstrating to our students that the acquisitions will not result in adverse changes in service standards or business focus;

•	Consolidating and rationalizing corporate IT and administrative infrastructures;

•	Retaining qualified education professionals for our acquired entities;

•	Consolidating service and product offerings;

•	Coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

•	Preserving strategic, marketing or other important relationships of the acquired entity and resolving potential conflicts that may arise with our key relationships; and

•	Minimizing the diversion of management attention from ongoing business concerns.

We may not successfully integrate our operations and the operations of entities we acquire in a timely manner, or at all, and we may not realize the anticipated benefits or synergies of the acquisitions to the extent, or in the timeframe, anticipated which would have a material adverse effect on our results of operations.

Our results of operations may fluctuate, which makes our financial results difficult to forecast, and could cause our results to fall short of expectations.

Our results of operations may fluctuate as a result of a number of factors, many of which are outside of our control. Our net revenues from continuing operations decreased from RMB 412.0 million in 2014 to RMB 395.7 million in 2015, and increased to RMB 412.0 million (US$ 59.3 million) in 2016. Our net revenues from continuing operations increased from RMB 280.9 million in the nine months ended September 30, 2016 to RMB 299.7 million in the nine months ended September 30, 2017. Comparing our results of operations on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual net revenues and costs and expenses as a percentage of net revenues may be significantly different from our historical or projected rates. Our quarterly and annual net revenues and gross margins may fluctuate due to a number of factors, including:

•	The mix of our net revenues across our operating segments;
•	The increase of costs associated with our strategic expansion plans;
•	The revenue and gross margin profiles of our acquisitions in a given period;
•	Our ability to successfully integrate our acquisitions and the timing of our post-integration activities;
•	Our ability to reduce our costs as a percentage of our net revenues
•	Increased competition; and
•	Our ability to manage our financial resources, including administration of bank loans and bank accounts.

As a result of these and other factors, we may not sustain our past growth rates in future periods, and we may not sustain profitability on a quarterly or annual basis in the future.

Our business depends on the continuing efforts of our senior management team and other key personnel and our business may be harmed if we lose their services.

Our future success depends heavily upon the continuing services of the members of our senior management team and, in particular, upon our retaining the services of our founder, Chairman and Chief Executive Officer, Dr. Jin Huang. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and as a result our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose teachers, students, key professionals and staff members. Competition for experienced management personnel in the private education sector is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future, which could have a material adverse effect on our business and results of operations.

13

If we are not able to continually enhance our online programs, services and products and adapt them to rapid technological changes and student needs, we may lose market share and our business could be adversely affected.

Our online programs, services and products are vital to the success of our business. The market for such programs, services and products is characterized by rapid technological changes and innovation, unpredictable product life cycles and user preferences. We must quickly modify our online programs, services and products to adapt to changing student needs and preferences, technological advances and evolving Internet practices. Ongoing enhancement of our online offerings and related technologies may entail significant expense and technical risk. We may use new technologies ineffectively or fail to adapt our online services or products and related technologies on a timely and cost-effective basis. If our improvements to our online offerings and the related technology are delayed, if they result in systems interruptions or are not aligned with market expectations or preferences, we may lose market share and our business could be materially adversely affected.

If we fail to successfully develop and introduce new services and products in time, our competitive position and ability to generate revenues could be harmed.

Our future success depends partly on our ability to develop new services and products. The planned timing or introduction of new services and products is subject to risks and uncertainties. Actual timing may differ materially from original plans. Unexpected technical, operational or other problems could delay or prevent the introduction of one or more of our new services or products. Moreover, we cannot assure you that any of our new services and products will achieve widespread market acceptance or generate incremental revenue. If our efforts to develop market and sell new services and products to the market are not successful, our financial position, results of operations and cash flows could be materially adversely affected.

Failure to adequately and promptly respond to changes in curriculum, testing materials and standards could cause our services and products to be less attractive to our students.

There are continuous changes in the focus of the subjects and questions tested on ZhongKao and GaoKao in China, and the format of the tests and the manner in which the standardized tests are administered. These changes require us to continually update and enhance our curriculum, test preparation materials and our teaching methods. Any inability to track and respond to these changes in a timely and cost-effective manner would make our services and products less attractive to students, which may materially and adversely affect our reputation and ability to continue to attract students without a significant decrease in course fees. Further, we understand the MOE has been discussing reforms to curriculum of K-12 schools. Therefore, school curriculum will likely undergo changes and our tutoring and test preparation programs and materials will need to adapt to such changes. Failure to timely respond to such changes will adversely impact our tutoring services.

Failure to respond to changes to the current assessment and testing systems and admission standards in China could have a material adverse effect on our business and results of operations.

A substantial majority of the net revenues generated in our tutoring segment in the year ended December 31, 2016 and for the nine months ended September 30, 2017 were generated from tutoring services focused on preparing for ZhongKao and GaoKao. There have been changes in some areas in the way ZhongKao is administered. For example, beginning in 2010, Yunnan Province stopped administering ZhongKao. Instead, high schools will admit students based on a combination of a comprehensive evaluation of the students’ aptitude (provided by their middle schools) and the students’ middle school academic performance. To ensure the success of the educational reform and cultivate students’ comprehensive abilities, Yunnan Province also prohibits subject competitions in elementary and middle schools, including Olympic math competitions, and standardizes admission policies regarding adding points to middle school test scores based on a student’s extracurricular activities. As for GaoKao, some top universities such as Peking University have been allowed to recruit students through independently administered tests and admission procedures in recent years. The candidates still need to take GaoKao and their scores in GaoKao may not be lower than certain thresholds, but such GaoKao scores will not be the sole determining factor in the admission process. Students admitted in this manner generally should not exceed 5% of the annual enrollment quotas of these universities as approved by the MOE. To the extent ZhongKao, or even GaoKao, becomes less prevalent throughout China, our business and results of operations may be materially adversely affected.

14

If we are unable to obtain new loans, at all or on terms that are acceptable to us, our growth pace will be impacted.

We may seek to obtain additional bank loans in the future. We cannot assure you that we will be able to obtain new loans or credit facilities, at all or on terms that are acceptable to us. Our ability to obtain financing may be affected by our financial position and leverage, our credit rating and investor perception of the education industry, as well as by prevailing economic conditions and the cost of financing in general. In addition, factors beyond our control, such as recent global market and economic conditions and the tightening of credit markets may result in a diminished availability of financing and increased volatility in credit and equity markets, which may materially adversely affect our ability to secure financing at reasonable costs or at all. We cannot assure you that the People’s Bank of China (“PBOC”) will not in the future take actions that may result in a tightening of the credit market in China. Our ability to obtain bank loans from domestic Chinese banks will be significantly impacted by the PBOC’s policies, over which we have no control. If we were unable to obtain financing in the future on terms acceptable to us, our business operations and our growth plans would be materially harmed.

Our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter to quarter.

We have experienced, and expect to continue to experience, seasonal fluctuations in our revenues and results of operations, primarily due to seasonal changes in service days and student enrollments. Historically, the number of days on which our students attend our courses is lower in the first and third quarters due to school closures for the celebration of the Chinese New Year and summer vacation. Because we recognize revenue in our K-12 schools segments based on the number of service days in the quarter, we expect our revenue in the first and third quarters to be negatively impacted. Our costs and expenses, however, vary significantly and do not necessarily correspond with changes in our student enrollments, service days or net revenues. We make investments in marketing and promotion, teacher recruitment and training, and product development throughout the year. We expect quarterly fluctuations in our revenues and results of operations to continue. As our revenues grow in our K-12 schools segments, these seasonal fluctuations may become more pronounced.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive.

Our trademarks, trade names, copyrights, trade secrets and other intellectual property rights are important to our success. Unauthorized use of any of our intellectual property may adversely affect our business and reputation. We rely on a combination of copyright, trademark and trade secrets laws and confidentiality agreements with our employees, consultants and others, including our partner schools, to protect our intellectual property rights. Nevertheless, it may be possible for third parties to obtain and use our intellectual property without authorization. The unauthorized use of intellectual property is widespread in China, and enforcement of intellectual property rights by Chinese regulatory agencies is inconsistent. Moreover, litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our management’s attention and resources and could disrupt our business. If we are unable to enforce our intellectual property rights, it could have a material adverse effect on our financial condition and results of operations. Given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, we may be unable to halt the unauthorized use of our intellectual property through litigation. Failure to adequately protect our intellectual property could materially adversely affect our competitive position, our ability to attract students and our results of operations.

15

We may be exposed to infringement and misappropriation claims by third parties, which, if successful, could cause us to pay significant damage awards.

Third parties may initiate litigation against us alleging infringement upon their intellectual property rights. In the event of a future successful claim of infringement or misappropriation and our failure or inability to develop non-infringing technology or license the infringed or misappropriated or similar technology on a timely basis, our business could be harmed. In addition, even if we are able to license the infringed or misappropriated or similar technology, license fees could be substantial and may adversely affect our results of operations.

We rely heavily on our information systems, and if we fail to further develop our technologies, or if our systems, software, applications, database or source code contain “bugs” or other undetected errors, our operations may be seriously disrupted.

The successful development and maintenance of our systems, software, applications and database, such as our school management software and system, learning engine and student database, is critical to the attractiveness of our online and offline programs and the management of our business operations. In order to achieve our strategic objectives and to remain competitive, we must continue to develop and enhance our technology. This may require us to acquire additional equipment and software and to develop new applications. In addition, our technology platform upon which our management systems and online programs operate, and our other databases, products, systems and source codes could contain undetected errors or “bugs” that could adversely affect their performance.

To date, our information systems have not encountered material errors or technical issues that have adversely affected or disrupted our operations. If we encounter errors or other service quality or reliability issues, or if we are unable to design, develop, implement and utilize information systems and the data derived from these systems, our ability to realize our strategic objectives and our profitability could be adversely affected, and this may cause us to lose market share, harm our reputation and brand names, and materially adversely affect our business and results of operations.

Unexpected network interruptions, security breaches or computer virus attacks and system failures could have a material adverse effect on our business, financial condition and results of operations.

Any failure to maintain satisfactory performance, reliability, security or availability of our network infrastructure may cause significant damage to our reputation and our ability to attract and maintain students. Major risks involving our network structure include:

•	Breakdowns or system failures resulting in a prolonged shutdown of our servers, including failures attributable to power shutdowns, or attempts to gain unauthorized access to our systems, which may cause loss or corruption of data, including customer data, or malfunctions of software or hardware;
•	Disruption or failure in the national backbone network, which would make it impossible for visitors and students to log on to our websites;
•	Damage from fire, flood, power loss and telecommunications failures; and
•	Any infection by or spread of computer viruses.

Any network interruption or inadequacy that causes interruptions in the availability of our websites or deterioration in the quality of access to our websites could reduce customer satisfaction and result in a reduction in the number of students using our services. If sustained or repeated, these performance issues could reduce the attractiveness of our online and offline programs. In addition, we may be subject to a security breach caused by a computer hacker, which could involve attempts to gain unauthorized access to our systems or personal information stored in our systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment. A user who circumvents our security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches.

Furthermore, increases in the volume of traffic on our websites could also strain the capacity of our existing computer systems, which could lead to slower response times or system failures. This would cause a disruption or suspension in our online course programs, which would hurt our brand and reputation, and thus negatively affect our net revenue growth. We may need to incur additional costs to upgrade our computer systems in order to accommodate increased demand if we anticipate that our systems cannot handle higher volumes of traffic in the future.

16

Approximately half of our servers and routers including backup servers are currently hosted by third-party service providers within China, and the rest are currently hosted by us. We do not currently maintain any backup servers outside of China. To improve the performance and to prevent the disruption of our services, we may have to make substantial investments to deploy additional servers or one or more copies of our websites to mirror our online resources.

Our legal right to lease certain properties could be challenged by property owners or other third parties, which may cause interruptions to business operations of the affected schools, tutoring centers and career enhancement centers and adversely affect our financial results.

We lease most of the premises used for the operation of our schools, tutoring centers and career enhancement centers. As a result, we are dependent on the property rights of these properties held by their owners to enable us to use the premises. We cannot assure you that all lessors of our leased business premises have the relevant land use right certificates or building ownership certificates of the premises they lease to us or otherwise have the right to lease the premises to us.

We are not aware of any actions, claims or investigations being contemplated by the competent governmental entities with respect to the defects in our leased real properties. However, if we are unable to use the existing properties, enter new leases or renew our current leases in a timely basis and on terms favorable to us, our business, results of operations and financial condition could be materially adversely affected. No impairment loss was made against the current portion of the prepaid long-term lease, capital lease and prepaid long-term lease in 2016 and in the first nine months of 2017.

We do not possess building ownership certificates for some of the properties owned by us, and certain of the properties that we own have potential defects or issues that may not be easily remedied, which could cause us to incur significant additional expenses or could disrupt certain aspects of our business.

Some of the real properties that we own have defects or potential issues such as missing title certificates.

To the extent competent governmental entities were to detect these defects and we were found not to be in compliance with the applicable regulations, we may be subject to fines or incur significant additional expenses, our legal title to some of our properties may be challenged. If we are required to find alternative locations for our schools and learning centers, we may be required to pay increased rent for the new locations and the new locations, especially for our K-12 schools, may be less convenient and accessible to our students and teachers, which may materially adversely affect our business, results of operations and financial condition.

We are in the process of applying for the building ownership certificates for buildings for which we do not yet hold effective title certificates, and are trying to remedy the defects and issues that prevent us from obtaining such certificates. We expect to complete the application process and obtain the certificates in a reasonable period of time, but do not have an exact time frame. However, we cannot assure you that these applications will be approved in a timely fashion or at all. If we are not able to remedy these defects in a timely manner, we may be required to find alternative locations for our schools and learning centers or may be subject to fines or penalties, either of which could have a material adverse effect on our business or results of operations.

We may need to record a significant charge to earnings if our goodwill or intangible assets arising from acquisitions become impaired, which would adversely affect our net income.

In accordance with U.S. GAAP, we account for our acquisitions using the acquisition method of accounting, and such acquisitions have resulted in significant goodwill and intangible assets. These assets may become impaired in the future, which could have a material adverse effect on our results of operations following such acquisitions. We are required under U.S. GAAP to review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment annually, or more frequently, if facts and circumstances warrant a review. Factors that may be considered a change in circumstances indicating that the carrying value of our amortizable intangible assets may not be recoverable include a decline in stock price and market capitalization and slower or declining growth rates in our industry. In the future, we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined, which could have a material adverse effect on our results of operations.

17

During 2016, we recognized an impairment loss of RMB 22.4 million mainly due to decline of business in tutoring segment. In the future, we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined, which could have a material adverse effect on our results of operations.

Our grant of employee share options, restricted shares or other share-based compensation and any future grants could have an adverse effect on our net income.

We adopted an equity incentive plan in 2010, or 2010 Equity Incentive Plan. We have granted options and restricted shares under these plans to our employees and consultants. U.S. GAAP prescribes how we account for share-based compensation, which may have an adverse or negative impact on our results of operations. U.S. GAAP requires us to recognize share-based compensation as compensation expense in the statement of operations based on the fair value of equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. These statements also require us to adopt a fair value-based method for measuring the compensation expense related to share-based compensation. During the year ended December 31, 2016, we recorded share-based compensation expenses of RMB 7.8 million for the restricted stock and the unrecognized share-based compensation expenses amounted to RMB 8.6 million as of December 31, 2016. The expenses associated with share-based compensation may reduce the attractiveness of issuing share options or restricted shares under our equity incentive plan. However, if we do not grant share options or restricted shares, or reduce the number of share options or restricted shares that we grant, we may not be able to attract and retain key personnel. If we grant more share options or restricted shares to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income.

Changes to accounting pronouncements or taxation rules or practices or greater than anticipated tax liabilities may adversely affect our reported results of operations or how we conduct our business.

A change in accounting pronouncements or taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements or taxation rules, such as FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes”, or FIN 48 (now codified as ASC 740), the Enterprise Income Tax Law in China which was effective January 1, 2008, or the EIT Law, and various interpretations of accounting pronouncements or taxation practice have been adopted and may be adopted in the future. These accounting standard and tax regulation changes, future changes and the uncertainties surrounding current practices and implementation procedures may adversely affect our reported financial results or the way we conduct our business. We are subject to income tax, value-added tax and other taxes in many provinces and cities in China and our tax structure is subject to review by various local tax authorities. The determination of our provision for income tax and other tax liabilities requires significant judgment and, in the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate decisions by the relevant tax authorities may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made. Moreover, we may lose the tax benefits we are currently receiving or we may be forced to disgorge prior tax benefits we have enjoyed and pay additional taxes and possibly penalties for prior tax years, any of which would harm our results of operations.

18

In order to enjoy the preferential tax treatment to be exempted from income tax on profits and to be entitled to a 50% reduction in income tax rate and to maintain the “Software Enterprise” status, entity is required to obtain a Certificate of Software Enterprise issued by the provincial IT industry administration authorities through meeting the following conditions: (a) its primary business includes computer software development and production, system integration, application services and other related technical services because an enterprise which only engages in software trading is not qualified, (b) it has developed one or more software products or has intellectual property rights to such products, or provides such services as certified computer information system integration, (c) it has the technical equipment and business location required to engage in software development and related technical services, (d) it has the means and ability to control the quality of its software products and technical services, (e) its technicians engaging in product development and technical services make up no less than 50% of the staff, (f) its research and development expenses for software technology and products make up more than 6% of its software revenues, and (g) its annual software sales make up more than 35% of its total annual revenue and the sales of self-produced software make up more than 50% of the software sales. Pursuant to the Criteria for Recognition and Administrative Measures of Software Enterprises, Software Enterprises are subject to annual inspections by the local software industry associations or other relevant associations authorized by the Ministry of Industry and Information Technology (“MIIT”). Software Enterprises which fail such annual inspections may not, for the current year, enjoy the relevant incentive policies including the preferential tax treatment.

Private schools or colleges operated for reasonable returns they were normally subject to income taxes at 33% prior to 2008 and 25% after January 1, 2008 but were, under certain circumstances, subject to deemed amounts or rates of income tax to be determined by the relevant tax authorities. According to the Implementing Rules of the Law for Promoting Private Education and other relevant tax rules, prior to January 1, 2008, had our schools and colleges been registered as not requiring reasonable returns, they would generally have been exempt from income taxes. To date, no separate regulations or guidelines have been released on how to define reasonable return for the purposes of assessing a school’s tax status prior to January 1, 2008. Moreover, the EIT Law includes specific criteria that need to be met by an entity to qualify as a not-for-profit organization in order to be exempt from corporate income tax. An official circular was issued in January 2014 to set out further clarification of the requirements for not-for-profit organizations, and the circular stipulated that only not-for-profit organizations certified jointly by finance and taxation authorities are entitled to tax exemption and the circular shall go into effect retrospectively as of January 1, 2013. While we currently do not believe it is likely that our schools and college would qualify as not-for-profit organizations and therefore be exempt from corporate income tax under the EIT Law, the detailed implementation guidance has not been provided to local tax authorities on how to apply these changes to schools and colleges. We intend to engage an external tax consultant to conduct comprehensive tax planning once further guidance from the tax authorities is released. This consultant may be expensive and the results of the guidance may not be favorable on our tax rates in the future.

If the slowdown in China’s economy continues or worsens, it may adversely impact our business.

The growth rate of China’s domestic product in 2016 was 6.7%, compared to a growth rate of 6.9% in 2015 and 7.4% in 2014. A number of factors contributed to this slowdown in China’s economy, including tightening macroeconomic measures and monetary policies adopted by the PRC government aimed at preventing overheating of China’s economy and controlling China’s high level of inflation. Since we derive substantially all of our revenues from students in China, any prolonged slowdown in the Chinese economy may have a negative impact on our business, results of operations and financial condition in a number of ways. For example, our students may decrease or delay spending with us, while we may have difficulty expanding our customer base fast enough, or at all, to offset the impact of decreased spending by our existing students. The adverse economic conditions, if they continue or worsen, will affect consumer spending generally, which could result in decreased demand for our services and products within our target markets.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations or prevent fraud, and investor confidence may be materially and adversely affected.

As a public company in the United States, we are subject to the reporting obligations under the U.S. securities laws. The Securities and Exchange Commission (“SEC”), as required under Section 404 of the Sarbanes-Oxley Act of 2002, has adopted rules requiring every public company to include a report of management on the effectiveness of such company’s internal control over financial reporting in its annual report. As a non-accelerated filer, we are not required to have an independent registered public accounting firm issue an attestation report on the effectiveness of our internal control over financial reporting. However, we are still required to include a report of management on the effectiveness of our company’s internal control over financial reporting in our annual report. Our management has performed an evaluation of the effectiveness of our internal controls over financial reporting as of December 31, 2016 and concluded that our internal control over financial reporting was effective as of December 31, 2016.

19

Nevertheless, we cannot assure you that we will maintain effective internal control over financial reporting on an ongoing basis. If we fail to maintain effective internal controls over financial reporting in the future, our management may not be able to conclude that we have effective internal control over financial reporting at a reasonable assurance level. Any failure to maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could have a material and adverse effect on the trading price of our ADSs. Furthermore, we have incurred and anticipate that we will continue to incur considerable costs, management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Risks related to regulation of our business and our corporate structure

All aspects of our business are subject to extensive regulation in China, we may not be in full compliance with these regulations and our ability to conduct business is highly dependent on our compliance with this regulatory framework. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with applicable PRC laws and regulations, we could be subject to severe penalties.

The Chinese government regulates all aspects of our business and operations, including licensing of parties to perform various services, pricing of tuition and other fees, curriculum content, standards for the operations of schools, tutoring centers, college and career enhancement centers and foreign investments in the education industry. The laws and regulations applicable to the education sector are subject to frequent change, and new laws and regulations may be adopted, some of which may have a negative effect on our business, either retroactively or prospectively.

Currently, PRC laws and regulations do not explicitly impose restrictions on foreign investment in the tutoring service sector in China. However, some local government authorities in the PRC have adopted different approaches in granting licenses and permits (particularly, imposing more stringent restrictions on foreign-invested entities) for entities providing tutoring services. In some areas, local government authorities do not allow foreign-invested entities to establish private schools to engage in tutoring services, other than in the forms of Sino-foreign cooperative schools or international schools. Under current PRC laws, the foreign contributors of Sino-foreign cooperative schools shall be foreign educational institutions such as universities or colleges instead of foreign companies. As a foreign company, we are not qualified to run Sino-foreign cooperative schools in China. International schools are schools only for children of non-Chinese citizens in China and may not admit any children of Chinese citizens.

We conduct our K-12 school and tutoring business and provide online services in China primarily through contractual arrangements between Beijing Ambow Shengying Education and Technology Co., Ltd. (“Ambow Shengying”) and Beijing Ambow Chuangying Education and Technology Co., Ltd. (“Ambow Chuangying”), our principal operating subsidiaries in China, and our VIEs, and their respective shareholders.

According to the Foreign Investment Industries Guidance Catalog, or Foreign Investment Catalog, which was amended and promulgated by the National Development and Reform Commission (“NDRC”), and the Ministry of Commerce (“MOFCOM”) on March 10, 2015 and became effective on April 10, 2015, foreign investment is encouraged to participate in vocational training services beyond educational services. The foreign investment in higher education, ordinary senior high school education and pre-school education has to take the form of a Sino-foreign cooperative joint venture led by Chinese parties. Foreign investment is banned from compulsory education, which means grades 1-9. Foreign investment is allowed to invest in after-school tutoring services, which do not grant diplomas. NDRC and MOFCOM promulgated The Foreign Investment Industries Guidance Catalog on June 28, 2017, which will come into effect on July 28, 2017, and the abovementioned policy does not change. However, many local government authorities do not allow foreign-invested entities to establish private schools to engage in tutoring services, other than in the forms of Sino-foreign cooperative schools or international schools. Under current PRC laws, the foreign contributors of Sino-foreign cooperative schools shall be foreign educational institutions such as universities or colleges instead of foreign companies. As of September 30, 2017, we had a total of 37 centers and schools, comprised of 9 tutoring centers, 3 K-12 schools, 6 career enhancement centers, 18 training offices and 1 career enhancement campus. We conduct our education business in China primarily through contractual arrangements among our subsidiaries in China and VIEs. The majority of our VIEs and their respective subsidiaries, as PRC domestic entities, hold the requisite licenses and permits necessary to conduct our education business in China and operate our tutoring centers, K-12 schools and career enhancement centers.

We conduct our intellectualized operational services business in China through IValley Beijing. IValley Beijing is a foreign invested entity controlled by a Taiwanese entity IValley Co., Ltd. ("IValley"). IValley is operated through contractual arrangements between Ambow Education Management (Hong Kong) Ltd. ("Ambow Education Management") and its respective shareholders. Foreign investment is encouraged to participate in the intellectualized operational service business in the Foreign Investment Catalog.

20

If our ownership structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations or we fail to obtain any of the required permits or approvals, the relevant PRC regulatory authorities including the MOE, the MOFCOM, the Ministry of Civil Affairs (“MCA”) and the MIIT, which regulate the education industry, foreign investment in China and Internet business, respectively, would have broad discretion in dealing with such violations, including:

•	Revoking the business and operating licenses of our PRC subsidiaries and affiliated entities
•	Discontinuing or restricting the operations of any related-party transactions among our PRC subsidiaries and affiliated entities
•	Imposing fines or other requirements with which we or our PRC subsidiaries and affiliated entities may not be able to comply;
•	Revoking the preferential tax treatment enjoyed by our PRC subsidiaries and affiliated entities; or
•	Requiring us or our PRC subsidiaries and affiliated entities to restructure the relevant ownership structure or operations;
•	Restricting or prohibiting the use of any proceeds from our additional public offering to finance our business and operations in China.

Similar ownership structure and contractual arrangements have been used by many China-based companies listed overseas, including in the United States. However, we cannot assure you that penalties will not be imposed on any other companies or us in the future. If any of the above penalties is imposed on us, our business operations and expansion, financial condition and results of operations will be materially and adversely affected.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

The MOFCOM published a discussion draft of the proposed Foreign Investment Law on January 19, 2015 aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The draft Foreign Investment Law embodies an expected PRC regulatory trend to create its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The draft Foreign Investment Law, if enacted as proposed, may materially impact the entire legal framework regulating the foreign investments in China and may also impact viability of our current corporate structure, corporate governance and business operations to some extent.

Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of "actual control" in determining whether a company is considered a foreign-invested enterprise, or an FIE. As such, the jurisdiction of incorporation of an entity is not the ultimate determining factor as to whether or not it’s an FIE. The draft Foreign Investment Law specifically provides that entities established in China but “controlled” by foreign investors will be treated as FIEs, whereas an entity set up in a foreign jurisdiction would nonetheless be, upon market entry clearance by the MOFCOM or its local branches, treated as a PRC domestic investor provided that the entity is “controlled” by PRC entities and/or citizens. In this connection, “control” is broadly defined in the draft law to cover, among others, having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial matters or other key aspects of business operations. Once an entity is determined to be an FIE and its investment amount exceeds certain thresholds or its business operation falls within a “negative list”, market entry clearance by the MOFCOM or its local branches would be required. On March 2, 2016, MOFCOM and NDRC issued the Draft Market Access Negative List (for Pilot Implementation). This Draft will be first implemented in Tianjin Municipality, Shanghai Municipality, Fujian Province and Guangdong Province, preliminarily sets out such industries, fields and business as are prohibited or restricted for investment or operation within the territory of PRC. It consists of a total of 328 items, including 96 prohibited items and 232 restricted items.

21

The “variable interest entity” structure, or VIE structure, has been adopted by many PRC-based companies, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. We set up the VIE structure to address the uncertainties for securing licenses and permits which may be required for our business operation. See “Risk Factors - Risks Related to regulation of our business and our corporate structure—Our VIEs and their respective subsidiaries may be subject to significant limitations on their ability to operate private schools or make payments to related parties or otherwise be materially and adversely affected by changes in PRC laws and regulations. See “Regulations - Foreign investment in education service industry” and “Regulations - Regulations on Chinese-foreign cooperation in operating schools”. Under the draft Foreign Investment Law, variable interest entities that are controlled via contractual arrangement would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors. Therefore, for any companies with a VIE structure in an industry category that is on the “negative list”, the VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC companies, PRC citizens or PRC state owned enterprises or agencies). Conversely, if the actual controlling person(s) is/are of non-Chinese nationalities, then the variable interest entities will be treated as FIEs and any operation in the industry category on the “negative list” without market entry clearance may be considered as illegal.

More than 50% of the total share capital of our company is actually controlled by foreign nationals. However, the draft Foreign Investment Law has not taken a position on what actions shall be taken with respect to the existing companies with a VIE structure, although a few possible options were proffered to solicit comments from the public. Under these options, a company with VIE structures and in the business on the ‘‘negative list’’ at the time of enactment of the new Foreign Investment Law has either the option or obligation to disclose its corporate structure to the authorities, while the authorities, after reviewing the ultimate control structure of the company, may either permit the company to continue its business by maintaining the VIE structure (when the company is deemed ultimately controlled by PRC investors), or determine otherwise based on circumstantial considerations. Moreover, it is uncertain whether our business will be subject to the foreign investment restrictions or prohibitions set forth in the “negative list” to be issued, we face uncertainties to maintain our VIE structure in the future.

The draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from investment implementation report and investment amendment report that are required at each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

We may be classified as "organization of the Mainland Area" under the Act Governing Relations between the People of the Taiwan Area and the Mainland Area, which may prohibit us from investing or conducting business in Taiwan.

Under the Act Governing Relations Between The People Of The Taiwan Area And The Mainland Area issued by the Taiwan Executive Yuan in July 31, 1992 and revised in June 17, 2015, together with the Method Allowing Investment In Taiwan From People Of The Mainland Area, any individual, organization, or other institution of the Mainland Area, or any company it invests in any third area may not engage in any investment activity in the Taiwan Area unless permitted by the competent authorities. Hong Kong is considered a third area under Taiwan law. Any company in the third area with over 30% direct or indirect shareholding from the Mainland Area or substantially controlled by people from the Mainland Area is treated as an "organization of the Mainland Area". Therefore Ambow Education Management is not qualified to engage in any investment activities in Taiwan without approval. We set up a VIE structure to obtain necessary licenses and permits to establish a Taiwan company that is currently subject to PRC investment restrictions for future business development in Taiwan. However we still face uncertainties as to whether we can maintain our VIE structure in the future. If we are classified as "organization of the Mainland Area", there may be a material impact to the viability to our current corporate structure, corporate governance and business operations. We may potentially be subject to fines and/or administrative or criminal liabilities.

We have chosen to operate the business in PRC through a Taiwan company because the technology and resources of intellectualized operational services are much more developed in Taiwan. Most of the designers and engineers are from Taiwan and we have purchased some of the equipment and materials from Taiwan to perform our services. We therefore believe that setting up a Taiwan company is very convenient for the company to recruit professionals, make procurement and settle payment accordingly.

We rely on contractual arrangements with our VIEs and their respective shareholders for a substantial portion of our China operations, which may not be as effective in providing operational control as direct ownership.

We have relied and expect to continue to rely on contractual arrangements with our VIEs and their respective shareholders to operate a substantial portion of our education business. These contractual arrangements may not be as effective in providing us with control over our VIEs and their respective subsidiaries as direct ownership. If we had direct ownership of our VIEs and their respective subsidiaries, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIEs and their respective subsidiaries, which could affect changes, subject to any applicable fiduciary duties, at the management level. As a legal matter, if our VIEs or any of their respective shareholders fails to perform its or his or her respective obligations under these contractual arrangements, we may have to incur substantial costs and expend significant resources to enforce such arrangements. We may also rely on legal remedies under PRC or Taiwan law, including seeking specific performance or injunctive relief, and claiming damages, but these remedies may not be effective. For example, if the shareholders of any of our VIEs were to refuse to transfer their equity interest in such VIEs to us or our designee when we exercise the call option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to fulfill their contractual obligations. In addition, we may not be able to renew these contracts with our VIEs and/or their respective shareholders. If VIEs or their shareholders fail to perform the obligations secured by the pledges under the equity pledge agreements, one of the remedies for default is to require the pledgors to sell the equity interests of VIEs in an auction or sale of the shares and remit the proceeds to Ambow Shengying, Ambow Chuangying and Ambow Education Management, net of all related taxes and expenses. Such an auction or sale of the shares may not result in our receipt of the full value of the equity interests or the business of VIEs.

22

In addition, these contractual arrangements are governed by PRC or Taiwan law and provide for the resolution of disputes through arbitration in the PRC or Taiwan. Accordingly, these contracts would be interpreted in accordance with PRC or Taiwan law and any disputes would be resolved in accordance with PRC or Taiwan legal procedures. The legal environment in the PRC and Taiwan may not be as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC and Taiwan legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our VIEs, and our ability to conduct our business would be materially adversely affected.

The shareholders of our VIEs may have potential conflicts of interest with us, which may harm our business and financial condition.

The shareholders of our VIEs are also employees of our company, and one of them, Xuejun Xie, is a director of certain of our VIEs as well as the vice president of our company. Conflicts of interest between their dual roles may arise. We cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or that conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause our VIEs or their respective subsidiaries to breach or refuse to renew the existing contractual arrangements that allow us to effectively control our VIEs and their respective subsidiaries and to receive economic benefits from them. Currently, we do not have existing arrangements to address potential conflicts of interest between these individuals and our company. We rely on these individuals to abide by the laws of the Cayman Islands, PRC and Taiwan, both of which provide that directors owe a fiduciary duty to the company, which requires them to act in good faith and in the best interests of the company and not to use their positions for personal gain. If we cannot resolve any conflicts of interest or disputes between us and the beneficial owners of our VIEs, we would have to rely on legal proceedings, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

Our VIEs and their respective subsidiaries may be subject to significant limitations on their ability to operate private schools or make payments to related parties or otherwise be materially and adversely affected by changes in PRC laws and regulations.

The principal regulations governing private education in China are The Law for Promoting Private Education and The Implementing Rules for the Law for Promoting Private Education, or 2004 Implementing Rules. Under the current laws and regulations, a private school may elect to be a school that does not require reasonable returns or a school that requires reasonable returns. According to 2004 Implementing Rules, at the end of each fiscal year, every private school is required to allocate a certain amount to its development fund for the construction or maintenance of the school or procurement or upgrading of educational equipment. In the case of a private school that requires reasonable returns, this amount shall be no less than 25% of the annual net income of the schools, while in the case of a private school that does not require reasonable returns, this amount shall be equivalent to no less than 25% of the annual increase of net assets of the school (as determined under generally accepted accounting principles in the PRC). All of the private schools operated by our VIEs and their respective subsidiaries currently comply with the existing laws and regulations regarding the allocation of their development funds. A private school that requires reasonable returns must publicly disclose such election and additional information required under the regulations. A private school shall consider factors such as the school’s tuition fees, ratio of the funds used for education-related activities to the course fees collected, admission standards and educational quality when determining the percentage of the school’s net income that would be distributed to the investors as reasonable returns.

The Standing Committee of the National People's Congress promulgated an amendment to The Law for Promoting Private Education on November 7, 2016, which went into effect on September 1, 2017. Pursuant to this amendment, sponsors of private schools may choose to establish schools as either non-profit or for-profit schools. Sponsors are not permitted to establish for-profit schools that provide compulsory education services, which covers grades one to nine and accounted for a significant portion of our students as well as revenue during the reporting period. Sponsors of for-profit private schools are entitled to retain the profits from their schools and the operating surplus may be allocated to the sponsors pursuant to the PRC company law and other relevant laws and regulations. Sponsors of non-profit private schools are not entitled to any distribution of profits from their schools and all revenue must be used for the operation of the schools.

23

We cannot predict the timing and effects of any amendments or new laws and regulations. Changes in PRC laws and regulations governing private education or otherwise affecting our VIEs’, and their respective subsidiaries’, operations could have a material adverse effect on our business, prospects and results of operations.

As of September 30, 2017, we had a total of 32 schools that were registered as private schools as opposed to companies. Of the 32 schools, 4 schools were registered as schools not requiring reasonable returns. The other 28 schools were registered as schools requiring reasonable returns. The total net revenue of the schools requiring reasonable returns accounted for 71.9% and 74.2% of our consolidated total net revenue for the year ended December 31, 2016 and for the nine months ended September 30, 2017, respectively. The total net revenue of the schools not requiring reasonable returns accounted for 1.9% and 2.1% of our consolidated total net revenue for the year ended December 31, 2016 and for the nine months ended September 30, 2017. Both schools requiring reasonable returns and not requiring reasonable returns reported a net loss position for the year ended December 31, 2016 and for the nine months ended September 30, 2017.

Regulatory agencies may commence investigations of the tutoring centers, K-12 schools and career enhancement centers controlled and operated by our VIEs. If the results of the investigations are unfavorable to us, we may be subject to fines, penalties, injunctions or other censure that could have an adverse impact on our reputation and results of operations.

Our VIEs control and operate tutoring centers, K-12 schools and career enhancement centers. As the provision of these services is heavily regulated in China, especially primary and secondary schools, these schools and companies that our VIEs or their respective subsidiaries currently own or operate or may acquire or establish in the future may be subject from time to time to inspections and investigations, claims of non-compliance or lawsuits by governmental agencies, which may allege statutory violations, regulatory infractions or other causes of action. For example, if an independent college is found unable to satisfy one or more conditions for running a college, the MOE may impose limitation on the annual enrollment quota or even suspend recruiting by the college. If the results of any such investigations or lawsuits are unfavorable to us, we may be subject to fines, penalties, injunctions or other censure that could have an adverse impact on our reputation and results of operations. Even if we adequately address the issues raised by a government investigation, we may have to devote significant financial and management resources to resolve these issues, which could have a material adverse effect on our business.

Contractual arrangements we have entered into among our subsidiaries and our VIEs and their respective shareholders may result in adverse tax consequences to us; such arrangements may be subject to scrutiny by the PRC and Taiwan tax authorities and a finding that we or our VIEs and their respective shareholders owe additional taxes could substantially reduce our consolidated net income and the value of your investment.

Under PRC and Taiwan laws and regulations, arrangements and transactions among related parties should be priced on an arm’s length basis and may be subject to audit or challenge by the PRC and Taiwan tax authorities. We could face material adverse tax consequences if the PRC or Taiwan tax authorities determine that the contractual arrangements between Ambow Shengying Ambow Chuangying, Ambow Education Management and our VIEs and their respective shareholders do not represent an arm’s-length price and adjust our VIEs’ or any of their respective subsidiaries’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in, for PRC or Taiwan tax purposes, increased tax liabilities for our VIEs or any of their respective subsidiaries. In addition, the PRC and Taiwan tax authorities may require us to disgorge our prior tax benefits, and require us to pay additional taxes for prior tax years and impose late payment fees and other penalties on our affiliated entities for underpayment of prior taxes. To date, similar contractual arrangements have been used by many other public companies. However, we cannot assure you that such penalties will not be imposed on any other companies or us in the future. Our consolidated net income may be harmed if our affiliated entities’ tax liabilities increase or if they are found to be subject to additional taxes, late payment fees or other penalties.

24

The tuition, accommodation and other fees charged by our degree programs and our K-12 schools and student enrollment at these schools are subject to regulation by the Chinese government, and our revenue is highly dependent on the level of these fees and our student enrollment.

We are highly dependent upon revenue generated from our three K-12 schools which was 40.8%, 47.2%, 50.4% and 50.1% for the year ended December 31, 2014, 2015, 2016 and for the first nine months ended September 30, 2017, respectively. Chinese regulators have broad powers to regulate the tuition, accommodation and other fees charged by primary, secondary and other schools and student enrollment levels at these schools. As a result, new regulations could adversely impact the fees we receive from the schools to which we provide course materials and software products and the student enrollments at our directly-operated schools and at our partner schools, as well as the returns from the K-12 schools operated by our Chinese affiliated entities. The tuition, accommodation and other fees charged by our degree programs and our K-12 schools are subject to various price controls administered by local price-control authorities and our student enrollment in our independent college is subject to annual enrollment quotas established by the MOE. In light of the substantial increase in tuitions and other education-related fees in China in recent years, China’s price-control authorities may impose stricter price control on tuition changes in the future. As of the date of this prospectus, there is no indication from the MOE or the relevant authorities that the government would significantly change the tuition charges or student annual enrollment quotas. If the tuition charges were to be decreased or if they were not allowed to increase in line with increases in our costs because of the actions of China’s administrative price controls or if student enrollments at private schools were restricted, our net revenue and profitability would be materially adversely affected.

The regulation of Internet website operators in China is subject to interpretation, and our operation of online education programs could be harmed if we are deemed to have violated applicable laws and regulations.

The interpretation and application of existing Chinese laws and regulations, the stated positions of the main governing authority, the MIIT, and the possibility of adopting new laws or regulations have created significant uncertainties regarding the legality of the businesses and activities of Chinese companies with Internet operations. In particular, according to the Internet Information Services Administrative Measures promulgated by the State Council on September 25, 2000, the activities of Internet content providers are regulated by various Chinese governmental authorities, including, the MOE, the State Administration of Radio, Film and Television, the General Administration of Press and Publication, or GAPP, and the Ministry of Culture, or MOC, depending on the specific activities conducted by the Internet content provider. In addition, MIIT promulgated a notice titled “Notice on Strengthening Management of Foreign Investment in Operating Value-Added Telecom Services” on July 13, 2006, which prohibits PRC Internet content providers from leasing, transferring or selling their ICP licenses or providing facilities or other resources to foreign investors. The notice states that PRC Internet content providers (or their shareholders) should directly own the trademarks and domain names for websites operated by them, as well as servers and other infrastructure used to support these websites and a PRC Internet content provider’s failure to comply with the notice by November 1, 2006 may result in revocation of its ICP license.

Beijing Ambow Shida Education Technology Co., Ltd. (“Ambow Shida”) held an ICP license issued by Beijing Communications Administration, the local counterpart of the MIIT. Ambow Shida is now in the process of reapplying its ICP license. Due to the uncertainties of implementation of relevant regulations by different authorities, we cannot assure you that Ambow Shida could satisfy or will be able to satisfy all the requirements for a PRC Internet content provider.

If we fail to reapply our ICP license, we may be required to cease providing relevant online materials, which would harm our net revenues and results of operations. If we are deemed to have violated applicable Chinese Internet regulations, we could be subject to severe penalties, including confiscation of illegal gains, fines ranging from three to five times the illegal gains, suspension of certain types of services provided or orders to shut down the relevant websites.

Risks Related to Doing Business in China

PRC economic, political and social conditions, as well as changes in any government policies, laws and regulations, could adversely affect the overall economy in China or the education or career enhancement market, which could harm our business.

Substantially all of our operations are conducted in China, and substantially all of our net revenues are derived from China. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake are subject, to a significant extent, to economic, political and legal developments in China.

25

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Demand for our services and products depends, in large part, on economic conditions in China. Any slowdown in China’s economic growth may cause our potential customers to delay or cancel their plans to purchase our services and products, which in turn could reduce our net revenues.

Although the PRC economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the economy in China or the education or career enhancement market, which could harm our business.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources, which have for the most part had a positive effect on our business and growth. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us. China’s social and political conditions may also not be as stable as those of the United States and other developed countries. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have a material adverse effect on our business and results of operations.

Uncertainties with respect to the PRC legal system could harm us.

Our operations in China are governed by PRC laws and regulations. The PRC legal system is a civil law system based on written statutes. Unlike common law systems, prior court decisions have limited precedential value. Ambow Shengying, Ambow Chuangying and our other wholly-owned subsidiaries in China are generally subject to PRC laws and regulations, in particular, laws applicable to foreign invested enterprises.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Moreover, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities, including local government authorities, thus making strict compliance with all regulatory requirements impractical, or in some circumstances, impossible. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

If the chops of our subsidiaries and VIEs in China are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of those entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to have a company chop, which must be registered with the local Public Security Bureau. Our company chops, or chops, are kept securely at our President Office under the direction of Chief Executive Officer at the headquarters level or held securely by personnel designated and approved by the General Manager or Headmaster at subsidiaries or VIEs level. Use of chops requires proper approvals in accordance with our internal control procedures. The custodian at the President Office also maintains a log to keep detailed record of each use of the chops. Moreover, the President Office is always locked after office hours and only authorized persons have the access to the keys.

26

We have implemented various measures to control the location and usage of the chops, as well as new mechanisms for retaining control over the chops used by the VIEs, such as: (i) centralizing the chop monitoring procedure through our President’s office in our headquarters located in Beijing, PRC, where we maintain a ledger to strictly monitor and review the usage of the chops; (ii) employed new management teams to individual schools to replace management positions previously governed by the former owners of the deconsolidated entities; (iii) centralizing the operations of each school and tutoring center by (x) setting up Financial Share Service Centers across the company and standardizing the company’s Finance and Operation Policies throughout the company, and (y) Implementing new ERP systems to standardize operations, enhance central controls, and create synergy of the company’s resources; and (iv) streamlining the internal control structure with effective communication channels and regular management meetings. _We however cannot assure you that unauthorized access to or use of those chops can be totally precluded. To the extent those chops are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and the operations of these entities could be significantly and adversely impacted. There were entities deconsolidated in 2013 and 2014 due to loss of control and the company has lost the custody of the company chops and other important company legal documents, which was regained by December 31, 2015.

Our subsidiaries and affiliated entities in China are subject to restrictions on making dividends and other payments to us or any other affiliated company.

We are a holding company and rely principally on dividends paid by our subsidiaries established in China for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders to the extent we choose to do so, to service any debt we may incur and to pay our operating expenses. Our PRC subsidiaries’ income in turn depends on the service and other fees paid by our VIEs. Current PRC regulations permit our subsidiaries in China to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, under the applicable requirements of PRC law, our PRC subsidiaries and affiliated entities incorporated as companies may only distribute dividends after they have made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends.

In addition, under the EIT Law, which became effective on January 1, 2008 and its implementation rules, dividends paid to us by our PRC subsidiaries are subject to withholding tax. The withholding tax on dividends may be exempted or reduced by the PRC State Council. Currently, the withholding tax rate is 10% unless reduced or exempted by treaty between the PRC and the tax residence of the holder of the PRC subsidiary.

Furthermore, if our subsidiaries and affiliated entities in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would restrict our subsidiaries’ ability to pay dividends and make other distributions to us.

In addition, at the end of each fiscal year, each of our affiliated entities that are private schools in China is required to allocate a certain amount to its development fund for the construction or maintenance of the school or procurement or upgrade of educational equipment. In the case of a private school that requires reasonable returns, this amount shall be no less than 25% of the annual net income of the school, while in the case of a private school that does not require reasonable returns, this amount shall be equivalent to no less than 25% of the annual increase in the net assets of the school, if any. Pursuant to an amendment to The Law for Promoting Private Education on November 7, 2016, which went into effect on September 1, 2017, sponsors of for-profit private schools are entitled to retain the profits from their schools and the operating surplus may be allocated to the sponsors pursuant to the PRC company law and other relevant laws and regulations.

Entities registered as schools not requiring reasonable returns are restricted from directly distributing to us any dividends or profits.

To date, our PRC subsidiaries have not paid dividends to us out of their accumulated profits. In the near future, we do not expect to receive dividends from our PRC subsidiaries because the accumulated profits of these PRC subsidiaries are expected to be used for their own business or expansions. If we are unable to extract the earnings and profits of some of our schools and learning centers, it could have a material adverse effect on our liquidity and financial condition.

27

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries and affiliated entities, which could harm our liquidity and our ability to fund and expand our business.

As an offshore holding company of our PRC operating subsidiaries and affiliated entities, we may make loans to our PRC subsidiaries and VIEs or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries or consolidated PRC affiliated entities are subject to PRC regulations. For example:

Loans by us to our wholly-owned subsidiaries in China, each of which is a foreign-invested enterprise, to finance their activities cannot exceed statutory limits and must be registered with the PRC State Administration of Foreign Exchange (“SAFE”), or its local counterparts; and

Loans by us to our VIEs and their respective subsidiaries, which are domestic PRC entities, must be approved by the relevant government authorities and must also be registered with SAFE or its local counterparts.

We may also decide to finance our wholly-owned subsidiaries by means of capital contributions. These capital contributions shall be registered with or approved by the PRC Ministry of Commerce or its local counterparts. We are not likely, however, to finance the activities of our VIEs and their respective subsidiaries by means of capital contributions due to regulatory issues related to foreign investment in domestic PRC entities, as well as the licensing and other regulatory issues discussed in the “Regulation” section of this prospectus. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our subsidiaries or our VIEs or any of their respective subsidiaries. If we fail to receive such registrations or approvals, our ability to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, SAFE promulgated Circular of the State Administration of Foreign Exchange on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-invested Enterprises, or Circular 19, which became effective on June 1, 2015. Circular 19 facilitates foreign-invested enterprises’ domestic equity investment with the amount obtained from foreign exchange settlement. Other than to transfer equity investment funds in the original currencies, the foreign-invested enterprises whose main business is investment (including foreign-invested investment companies, foreign-invested venture capital enterprises and foreign-invested equity investment enterprises) are allowed to directly settle their foreign exchange capitals and transfer the amount therefrom to the account of an invested enterprise according to the actual amount of investment. Ordinary foreign-invested enterprises other than those of the aforesaid types shall make domestic equity investments by capital transfer in the original currencies governed by the prevailing provisions on domestic re-investment.

Presently none of Ambow Shengying, Ambow Chuangying or our other subsidiaries wholly owned by equities is registered as an investment company. We do not intend to turn these entities into investment companies because to do so these subsidiaries would have to satisfy criteria promulgated by MOFCOM and be approved by MOFCOM or its provincial counterparts before registration with the administration for industries and commerce, which is difficult to accomplish and time consuming. As a result, if capital is injected into Ambow Shengying, Ambow Chuangying and our other subsidiaries as increased registered capital, we may not convert such proceeds into RMB to fund acquisitions of the VIEs and their respective subsidiaries, and our ability to expand our business may be adversely affected.

While we may not transfer capital through our wholly-owned subsidiaries for the purpose of domestic acquisitions, we may use our capitals to acquire PRC companies or schools that do not include compulsory education through Wenjian Gongying, an RMB fund established in Suzhou as a venture capital joint venture, subject to the PRC industrial policy for foreign investment. If we use our capital to make acquisitions through Wenjian Gongying in entities that are in restricted industries, like high schools, without receiving proper approvals or in entities that are in prohibited industries, like schools that provide compulsory education, we may be subject to significant fines of unknown amounts or other sanctions.

If we use our capital for the business of Ambow Shengying, Ambow Chuangying or our other wholly-owned subsidiaries, we are also required to apply to the authority of commerce for approval for an increase of their respective registered capital given that the original registered capital of these subsidiaries have been fully paid. We cannot assure you that we can obtain such approvals in a timely manner or at all. If we are unable to use our capital to fund our PRC operating entities or their subsidiaries or to make strategic acquisitions, it could have a material adverse effect on our expansion plans and future growth.

28

It is unclear whether we will be considered a PRC “resident enterprise” under the EIT Law and, depending on the determination of our PRC “resident enterprise” status, dividends paid to us by our PRC subsidiaries may be subject to PRC withholding tax, we may be subject to 25% PRC income tax on our worldwide income, and holders of our ADSs or ordinary shares may be subject to PRC withholding tax on dividends paid by us and gains realized on their transfer of our ADSs or ordinary shares.

The EIT Law and its Implementing Regulations, which became effective on January 1, 2008, provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises.” The Implementing Regulations of the PRC EIT Law define the term “de facto management bodies” as a body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Following Circular 82, on July 27, 2011, the SAT issued Administrative Measures on Income Taxes of Resident Enterprises Incorporated outside Mainland China and Are Controlled by Chinese Enterprises (Trial Implementation), or Resident Enterprise Administrative Measure, which was effective as of September 1, 2011. This Resident Enterprise Administrative Measures provide clarification of resident status determination, post-determination administration, as well as competent tax authorities. Circular 82 further provides that, among other things, an entity that is classified as a “resident enterprise” in accordance with the circular shall file the application for classifying its status of residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined as a “resident enterprise,” any dividend, profit and other equity investment gain shall be taxed in accordance with the Enterprise Income Tax Law and its implementing rules. However, Circular 82 and Resident Enterprise Administrative Measures apply only to offshore enterprises controlled by PRC enterprises, not those invested in by PRC individuals, like our company. Currently there are no further detailed rules or precedents applicable to us governing the procedures and specific criteria for determining “de facto management bodies” and it is still unclear if the PRC tax authorities would determine that we should be classified as a PRC “resident enterprise”.

If we are treated as a PRC “resident enterprise”, however, we will be subject to PRC income tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations and our income tax expenses will increase and the amount of dividends, if any, we may pay to our shareholders and ADS holders may be decreased, although dividends distributed from our PRC subsidiaries to us could be exempt from the PRC dividend withholding tax, since such income is exempted under the EIT Law and its Implementing Regulations to a PRC resident recipient.

In addition, if we are considered a PRC “resident enterprise”, dividends we pay with respect to our ADSs or ordinary shares and the gains realized from the transfer of our ADSs or ordinary shares may be considered income derived from sources within the PRC for PRC tax purposes and be subject to PRC withholding tax.

We face uncertainties with respect to indirect transfers of the equity interests in PRC resident enterprises by their non-PRC holding companies.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation on December 10, 2009, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. Circular 698 is retroactively effective from January 1, 2008. There is uncertainty as to the application of Circular 698. For example, while the term “indirect transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions, and the process and format of the reporting of an Indirect Transfer to the competent tax authority of the relevant PRC resident enterprise remain unclear. In addition, there are no formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to reduce, avoid or defer PRC tax.

29

The State Administration of Taxation issued Bulletin on Several Issues concerning the Enterprise Income Tax on the Indirect Transfers of Properties by Non-Resident Enterprises, or Bulletin 7, on February 3, 2015, which replaced or supplemented certain previous rules under Circular 698. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties in China, and equity investments in PRC resident enterprises. In respect of an indirect offshore transfer of assets of a PRC establishment, the relevant gain is to be regarded as effectively connected with the PRC establishment and therefore included in its enterprise income tax filing, and would consequently be subject to PRC enterprise income tax at a rate of 25.0%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a PRC establishment of a non-resident enterprise, a PRC enterprise income tax at 10.0% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. There is uncertainty as to the implementation details of Bulletin 7. If Bulletin 7 was determined by the tax authorities to be applicable to some of our transactions involving PRC taxable assets, our offshore subsidiaries conducting the relevant transactions might be required to spend valuable resources to comply with Bulletin 7 or to establish that the relevant transactions should not be taxed under Bulletin 7.

As a result, we and our non-PRC shareholders may have the risk of being taxed for the disposition of our ordinary shares or ADS and may be required to spend valuable resources to comply with Circular 698 and Bulletin 7 or to establish that we or our non-PRC shareholders should not be taxed as an indirect transfer, which may have a material adverse effect on our financial condition and results of operations or the investment by non-PRC investors in us.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Because substantially all of our revenue is denominated in RMB, restrictions on currency exchange may limit our ability to use revenue generated in RMB to fund any business activities we may have outside China or to make dividend payments to our shareholders and ADS holders in U.S. dollars. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules, RMB is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside China unless the prior approval of SAFE is obtained. Although the PRC government regulations now allow greater convertibility of RMB for current account transactions, significant restrictions still remain. For example, foreign exchange transactions under our subsidiaries capital accounts, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls. These limitations could affect our ability to obtain foreign exchange for capital expenditures. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of RMB, especially with respect to foreign exchange transactions.

In November 2017, we acquired 100% of the outstanding shares of common stock of Bay State College in the United States to expand our career-oriented international education portfolio. In 2017, the review and approval process from SAFE with respect to obtaining foreign currency denominated borrowings and making direct overseas investment became more stringent in China. The review and approval from SAFE takes a longer period of time, and more supporting files are required. As a result, the new restrictions on foreign exchange for capital expenditure prevented us from raising enough US dollars for the acquisition of Bay State College. In order to fund the acquisition costs and the operational needs of the company, we borrowed a one-year interest-free US dollar loan of US$ 6.0 million from Sino Accord, a non-affiliated third party lender. At the same time, we provided a one-year interest-free RMB loan of RMB 42.7 million to Suzhou Zhixinliren, another non-affiliated party finance company. It is the understanding among the parties that the US dollar loan is correlated to the RMB loan, and when the US dollar loan is repaid, the RMB loan will similarly be collected. In light of the capital from the US dollar loan and its operational cash flow, Bay State College Inc. is able to generate enough liquidity to support its future operations in the near term. Therefore we do not currently intend to rely on US dollar borrowings to continue funding Bay State College’s operations. On March 7, 2018, we mutually agreed with Sino Accord and Suzhou Zhixinliren to extend the maturity date for repayment of the loans for an additional year. Accordingly, both loans are now due in April 2019. With the extended maturity date of the loans, or if there are other significant overseas capital expenditures in the future requiring currencies other than RMB, we may either apply for a permit from the SAFE to purchase foreign currencies or pursue other offerings resulting in US dollar proceeds to obtain enough US dollars to meet such shortage in foreign currency. The loan extension agreements have been filed as exhibits of this prospectus.

If we fail to settle our RMB and US dollar loans properly, it may be considered as unauthorized currency exchange arrangement and we may face penalties from local authorities.

In order to fund the acquisition costs and working capital needs in US dollars, on April 5, 2017, we entered into an agreement to receive a one-year interest-free US dollar loan from Sino Accord. This short-term loan is considered correlated to our one-year interest-free RMB loan from Suzhou Zhixinliren, and when we repay the US dollar loan, the RMB loan will be repaid. On March 7, 2018, we mutually agreed with Sino Accord and Suzhou Zhixinliren to extend the maturity date for repayment of the loans for an additional year. Accordingly, both loans are now due in April 2019. Please refer to Note 9 and Note 12 of the unaudited condensed financial statements for details.

The loan agreements are not individually regulated by the foreign currency exchange and cross border guarantee rules of China. However if we fail to repay the US dollar loan to Sino Accord or collect the RMB loan from Suzhou Zhixinliren when the agreements due, these transactions may be considered as unauthorized foreign exchange arrangements by the SAFE. The regulatory authority may deem the transactions as, in substance, a currency exchange arrangement or an onshore guarantee for an offshore loan, and we may be subject to severe monetary penalties under such circumstances. According to Regulations for the Implementation of Foreign Exchange Management in People's Republic of China, the upper limits of the monetary penalties can range from 30 to 100 percent of the deemed illegal loan amounts. On March 7, 2018, we mutually agreed with Sino Accord and Suzhou Zhixinliren to extend the maturity date for repayment of the loans for an additional year. Accordingly, both loans are now due in April 2019. With the extended maturity date of the loans, we shall either apply for a permit from the SAFE for our purchase of US dollars or pursue other future offerings resulting in US dollar proceeds to obtain enough US dollars to repay Sino Accord.

Fluctuations in the value of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is difficult to predict how the RMB exchange rates may change in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the RMB against the U.S. dollar.

Any significant revaluation of the RMB may have a material adverse effect on the value of, and any dividends payable on, our ADSs in foreign currency terms. More specifically, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars denominated financial assets into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Consequently, appreciation or depreciation in the value of the RMB relative to the U.S. dollar could materially adversely affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

30

Recent PRC regulations relating to offshore investment activities by PRC residents and employee stock options granted by overseas-listed companies may increase our administrative burden, restrict our overseas and cross-border investment activity or otherwise adversely affect the implementation of our acquisition strategy. If our shareholders who are PRC residents, or our PRC employees who are granted or exercise stock options, fail to make any required registrations or filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Off-shore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an off shore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or off shore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC resident holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the off-shore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. SAFE promulgated the Notice of SAFE on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment, or SAFE Circular 13, on February 13, 2015, which was effective on June 1, 2015. SAFE Circular 13 cancels two administrative approval items: foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment, instead. Banks shall directly examine and handle foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment, and SAFE and its branch shall indirectly regulate the foreign exchange registration of direct investment through banks.

We cannot provide any assurances that all of our shareholders who are PRC residents will comply with these SAFE regulations. The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth in the SAFE regulations may subject our PRC subsidiaries to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiaries’ ability to distribute dividends to or obtain foreign-exchange denominated loans from our company.

As it is uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and obtaining foreign currency denominated borrowings, which may harm our results of operations and financial condition. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

31

On February 15, 2012, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Issues Related to Foreign Exchange Administration in Domestic Individuals’ Participation in Equity Incentive Plans of Companies Listed Abroad, or the No. 7 Notice, which supersedes the Operation Rules on Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule, in its entirety and immediately became effective upon circulation. According to the No. 7 Notice, domestic individuals, which include any directors, supervisors, senior managerial personnel or other employees of a domestic company who are Chinese citizens (including citizens of Hong Kong, Macao and Taiwan) or foreign individuals who consecutively reside in the territory of the PRC for one year, who participate in the same equity incentive plan of an overseas-listed company shall, through the domestic companies they serve, collectively entrust a domestic agency to handle issues like foreign exchange registration, account opening, funds transfer and remittance, and entrust an overseas institution to handle issues like exercise of options, purchasing and sale of related stocks or equity, and funds transfer. As an overseas publicly listed company, we and our employees who have been granted stock options or any type of equity awards may be subject to the No. 7 Notice. If we or our employees who are subject to the No. 7 Notice fail to comply with these regulations, we may be subject to fines and legal sanctions.

The failure to comply with PRC regulations relating to mergers and acquisitions of domestic enterprises by off shore special purpose vehicles may subject the combined company to severe fines or penalties and create other regulatory uncertainties regarding the combined company’s corporate structure.

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission (“CSRC”), promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors (“M&A Rules”), which became effective on September 8, 2006 and was amended by the MOFCOM on June 22, 2009. The M&A Rules, among other things, has certain provisions that require off-shore companies formed for the purpose of acquiring PRC domestic companies and controlled directly or indirectly by PRC individuals and companies which are the related parties with the PRC domestic companies, to obtain the approval of MOFCOM prior to engaging in such acquisitions and to obtain the approval of the CSRC prior to publicly listing special purpose vehicles’ securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

There remains some uncertainty as to how this regulation will be interpreted or implemented in the context of an overseas offering. If the MOFCOM, CSRC or another PRC regulatory agency subsequently determines that the MOFCOM, CSRC approvals were required for our listings, we may face sanctions by the MOFCOM, CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from our listings into the PRC, restrict or prohibit payment or remittance of dividends by our PRC subsidiaries to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares.

PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for the combined company to pursue growth through acquisitions in China.

M&A Rules established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Further to the M&A Rules, the Anti-monopoly Law of the PRC, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors , or the MOFCOM Security Review Rules, was promulgated by MOFCOM in August 2011, which establishes additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review and/or security review. The MOFCOM Security Review Rules, effective from September 1, 2011, which implements the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, further provides that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through agreements control or off shore transactions. Further, if the business of any target company that the combined company seek to acquire falls into the scope of security review, the combined company may not be able to successfully acquire such company either by equity or by asset acquisition, capital contribution or through any VIE Agreement. The combined company may grow its business in part by acquiring other companies operating in its industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approvals from MOFCOM, may delay or inhibit its ability to complete such transactions, which could affect its ability to maintain or expand its market share.

32

We do not have business insurance coverage in China, which could harm our business.

We could be held liable for accidents that occur at our learning centers and other facilities. In the event of on-site food poisoning, personal injuries, fires or other accidents suffered by students or other people, we could face claims alleging that we were negligent, provided insufficient supervision or instruments or were otherwise liable for the injuries. Such accidents may adversely affect our reputation and financial results. The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability or disruption insurance coverage for our operations. Any business disruption, litigation or natural disaster would result in substantial costs and diversion of our resources.

We face risks related to natural disasters and health epidemics in China, which could have a material adverse effect on our business and results of operations.

Our business could be severely disrupted and materially adversely affected by natural disasters or the outbreak of health epidemics in China. For example, in May 2008, Sichuan Province suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties. In addition, in the last decade, the PRC has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome, or SARS. In April 2009, an outbreak of the H1N1 virus, also commonly referred to as “swine flu”, occurred in Mexico and spread to other countries, including Hong Kong and mainland China. The Chinese government and certain regional governments within China have enacted regulations to address the H1N1 virus specifically within the education services market, which may have an effect on our business. Any future natural disasters or health epidemics in the PRC could also severely disrupt our business operations and have a material adverse effect on our business and results of operations.

Labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated a labor law, namely the Labor Contract Law of the PRC, or the Labor Contract Law, which became effective on January 1, 2008. The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially adversely affecting our financial condition and results of operations.

Risks Related to Ownership of our ADSs, our Trading Market and this Offering

Our ADSs were delisted from the NYSE and are now quoted in the OTC Markets, which have limited the liquidity and price of the ADSs

On October 6, 2014, our ADSs were removed from listing on the NYSE and subsequently began quotation in the OTC Markets. Although we remain as an SEC registered company and will continue to file our Annual Reports on Form 20-F, the liquidity of the OTC Markets is very limited and many institutions are prohibited from transacting in securities in the OTC Markets. Volatility in the price of our ADSs may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations. We cannot assure you that an active public market for the ADSs will develop or that the market price of our ordinary shares will not decline below the public offering price. The public offering price of our ordinary shares will be determined in large part by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the trading market following the offering. You may be unable to resell your ADSs at a price that is attractive to you.

33

We cannot assure you that the ADSs will not be delisted from the NYSE American, which could negatively impact the price of the ADSs and our ability to access the capital markets.

We intend to apply to list the ADSs on the NYSE American. We cannot give you any assurance that a broader or more active public trading market for the ADSs will develop on the NYSE American or be sustained, or that current trading levels in ADSs will be sustained. In addition, if we fail to meet the criteria set forth in SEC regulations, by law, various requirements would be imposed on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the ADSs, which may further affect the liquidity of the ADSs.

The listing standards of the NYSE American provide that a company, in order to qualify for continued listing, must maintain a minimum share price of $1.00 and satisfy standards relative to minimum shareholders’ equity, minimum market value of publicly held shares and various additional requirements. If we fail to comply with all listing standards applicable to issuers listed on NYSE American, the ADSs may be delisted. If the ADSs are delisted, it could reduce the price of the ADSs and the levels of liquidity available to our shareholders. In addition, the delisting of the ADSs could materially and adversely affect our access to the capital markets and any limitation on liquidity or reduction in the price of the ADSs could materially and adversely affect our ability to raise capital. Delisting from the NYSE American could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

You will experience immediate and substantial dilution in the book value of ordinary shares purchased.

The public offering price per ADS is substantially higher than the net tangible book value per ADS prior to the offering. Accordingly, if you purchase ADSs in this offering, you will incur immediate dilution of $          per ADS (assuming no exercise by the underwriters of options to acquire additional ADSs), representing the difference between (1) the public offering price of $            per ADS (the mid-point of the estimated offering price range set forth in the front cover of this prospectus) and (2) the pro forma net tangible book value per ADS of $            at September 30, 2017 after giving effect to this offering. See “Dilution” in this prospectus for additional information.

The market price of our ordinary shares and the ADSs could be subject to volatility.

The market price of our ordinary shares and the ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors such as:

•	variations in our actual and perceived operating results;

•	announcements of new products or services by us or our competitors;

•	technological breakthroughs by us or our competitors;

•	news regarding gains or losses of customers or partners by us or our competitors;

•	news regarding gains or losses of key personnel by us or our competitors;

•	announcements of competitive developments, acquisitions or strategic alliances in our industry by us or our competitors;

•	changes in earnings estimates or buy/sell recommendations by financial analysts;

•	potential litigation;

•	general market conditions or other developments affecting us or our industry; and

•	the operating and stock price performance of other companies, other industries and other events or factors beyond our control.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the ordinary shares and the ADSs.

We may not be able to pay any dividends on our Class A ordinary shares and, correspondingly, the ADSs.

Under China law, we may only pay dividends subject to our ability to service our debts as they become due and provided that our assets will exceed our liabilities after the dividend. Our ability to pay dividends will therefore depend on our ability to generate sufficient profits.

We can give no assurance that we will declare dividends of any amounts, at any rate or at all in the future. Our historical dividend payments are not indicative of the amount or timing of the payment of dividends that may be payable in the future and should not be used as a reference or basis to determine the amount of such dividends. The declaration of future dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements, general financial conditions, legal and contractual restrictions and other factors that our board of directors may deem relevant.

34

Substantial future sales of our ADSs or the anticipation of future sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of substantial amounts of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have          ordinary shares outstanding, including           Class A ordinary shares represented by the              ADSs sold in this offering. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act.            remaining outstanding shares after this offering will be available for sale upon the expiration of the 180-day lockup period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the lead underwriters. Sales of these shares into the market could cause the market price of our ADSs to decline.

In addition, certain holders of our ordinary shares will have the right to cause us to register the sale of their shares under the Securities Act under certain circumstances. See “Shares eligible for future sale” and “Related party transactions—Registration rights.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered securities in the public market could cause the price of our ADSs to decline.

Insiders have substantial control over us, which could adversely affect the market price of our ADSs.

Under our Sixth Amended and Restated Memorandum and Articles of Association, our ordinary shares are divided into Class A Ordinary Shares and Class C Ordinary Shares. Holders of Class A Ordinary Shares are entitled to one vote per share, while holders of Class C Ordinary Shares are entitled to ten votes per share. Shareholdings of our executive officers and directors, and their respective affiliates, give them the power to control any actions that require shareholder approval under Cayman Islands law, our Sixth Amended and Restated Memorandum and Articles of Association, including the election and removal of any member of our board of directors, mergers, consolidations and other business combinations, changes to our Sixth Amended and Restated Memorandum and Articles of Association, the number of shares available for issuance under share incentive plans and the issuance of significant amounts of our ordinary shares in private placements. Our executive officers and directors and their respective affiliates have sufficient voting rights to determine the outcome of all matters requiring shareholder approval.

As a result of our executive officers and directors and their respective affiliates’ ownership of a majority of our ordinary shares, their voting power may cause transactions to occur that might not be beneficial to you as a holder of ADSs and may prevent transactions that would be beneficial to you. For example, their voting power may prevent a transaction involving a change of control of us, including transactions in which you as a holder of our ADSs might otherwise receive a premium for your securities over the then-current market price. Similarly, our executive officers and directors and their respective affiliates may approve a merger or consolidation of our company which may result in you receiving a stake (either in the form of shares, debt obligations or other securities) in the surviving or new consolidated company which may not operate our current business model and dissenters’ rights may not be available to you in such an event. This concentration of ownership could also adversely affect the market price of our ADSs or lessen any premium over market price that an acquirer might otherwise pay.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant legal, accounting and other expenses that we would not incur as a foreign private issuer.

As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934, or the Exchange Act, prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and we are not required to disclose in our periodic reports all of the information that U.S. domestic issuers are required to disclose. While we currently qualify as a foreign private issuer, we may cease to qualify as a foreign private issuer in the future. If we do not qualify as a foreign private issuer, we will be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we will incur significant legal, accounting and other expenses that we would not incur as a foreign private issuer.

35

We may need additional capital, and the sale of additional ADSs or other equity securities would result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for more than the next twelve months. We may, however, require additional cash resources due to changed business conditions or other future developments. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. To consummate these transactions, we may issue additional shares in these acquisitions that will dilute our shareholders. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends. Our ability to raise additional funds in the future is subject to a variety of uncertainties, including:

•	Our future financial condition, results of operations and cash flows;
•	General market conditions for capital raising activities; and
•	Economic, political and other conditions in China and elsewhere.

 We cannot assure you that if we need additional cash financing it will be available in amounts or on terms acceptable to us, or at all.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequence to U.S. holders of our ADSs or ordinary shares.

We believe we were not a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes for our taxable year ended December 31, 2017. However, a separate determination must be made each year as to whether we are a PFIC (after the close of each taxable year) and we cannot assure you that we will not be a PFIC for the year ending December 31, 2018 or any future taxable year. A foreign (non-U.S) corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) or least 50% of the value of its assets (generally based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. PFIC status depends on the composition of our assets and income and the value of our assets (including, among others, a pro rata portion of the income and assets of each subsidiary in which we own, directly or indirectly, at least 25% (by value) of the equity interest) from time to time. Because we currently hold, and expect to continue to hold, a substantial amount of cash or cash equivalents, which are generally treated as passive assets, and, because the calculation of the value of our assets may be based in part on the value of our ADSs, which is likely to fluctuate, we may be a PFIC for any taxable year. If we were treated as a PFIC for any taxable year during which a U.S. Holder (as defined in the section entitled “Taxation – U.S. Federal Income Taxation – General”) held an ADS or an ordinary share, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. For more information, see “Taxation – U.S. Federal Income Taxation – U.S. Holders – Passive Foreign Investment Company Rules.”

Anti-takeover provisions in our Sixth Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change in control.

Some provisions of our Sixth Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including, among other things, the following:

Provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

Provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

36

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Our corporate affairs are governed by our Sixth Amended and Restated Memorandum and Articles of Association, by the Companies Law (as amended) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the House of Lords and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands have a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. The Cayman Island courts are also unlikely to impose liability against us, in original actions brought in the Cayman Islands, based on certain civil liabilities provisions of U.S. securities laws.

It may be difficult for you to enforce any judgment obtained in the United States against our company, which may limit the remedies otherwise available to our shareholders.

Substantially all of our assets are located outside the United States. Almost all of our current operations are conducted in China. A majority of our directors and officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these directors and officers in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. While there is no binding authority on this point, this is likely to include, in certain circumstances, a non-penal judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws. The Grand Court of the Cayman Islands (“the Court”) may stay proceedings if concurrent proceedings are being brought elsewhere. Moreover, the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote the ordinary shares underlying your ADSs.

Holders of our ADSs will only be able to exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying ordinary shares unless you withdraw the shares. Under our Sixth Amended and Restated Memorandum and Articles of Association, the minimum notice period required for convening a shareholder meeting is ten days. When a shareholder meeting is convened, you may not receive sufficient advance notice to withdraw the ordinary shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

37

Holders of our ADSs may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act, or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in rights offerings we make and may experience dilution in their holdings as a result.

Holders of our ADSs may not receive distributions on our ordinary shares or any value for them if such distribution is illegal or if any required government approval cannot be obtained in order to make such distribution available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

All of our PRC corporate entities, including Ambow Shengying, Ambow Chuangying, Tianjin Ambow Yuhua Software Information Co., Ltd. (“Ambow Yuhua”), our VIEs and their subsidiaries, maintain corporate records and filings with industry and commerce administration authorities where such PRC entities are registered. Information contained in such corporate records and filings includes, among others, business address, registered capital, business scope, articles of association, equity interest holders, legal representative, changes to the above information, annual financial reports, matters relating to termination or dissolution, information relating to penalties imposed, and annual inspection records.

38

There have been regulations promulgated by various government authorities in PRC that govern the public access to corporate records and filings. Pursuant to the Company Law and Regulations of the People’s Republic of China on the Registration Administration of Companies, the company registration authority shall record the registered items of companies in a company recording book for the consultation and reproduction purposes of the public. The general public may apply to the company registration authority for inspection of the registered items of companies. Under the Measures for Accessing Corporate Records and Filings promulgated on December 16, 1996 by the State Administration for Industry and Commerce (“SAIC”), or the SAIC Measures, a wide range of basic corporate records, except for such restricted information as business results and financial reports, can be inspected by the public without restrictions. Under these SAIC Measures, a company’s restricted information can only be inspected by authorized government officers and officials from judicial authorities or lawyers involved in pending litigation relating to such company and with court-issued proof of such litigation. In practice, local industry and commerce administration authorities in different cities have adopted various regional regulations, which impose more stringent restrictions than the SAIC Measures by expanding the scope of restricted information that the public cannot freely access. Many local industry and commerce administration authorities only allow unrestricted public access to such basic corporate information as name, legal representative, registered capital and business scope of a company. Under these local regulations, access to the other corporate records and filings (many of which are not restricted information under the SAIC Measures) is only granted to authorized government officers and officials from judicial authorities or lawyers involved in pending litigation relating to such company and with court-issued proof of such litigation.

However, neither the SAIC nor the local industry and commerce administration authorities have strictly implemented the restrictions under either the SAIC Measures or the various regional regulations before early 2012. As a result, before early 2012, the public was able to access all or most corporate records and filings of these listed companies’ PRC affiliates maintained with the industry and commerce administration authorities. Such records and filings were reported to have formed important components of research reports on certain China-based, U.S.-listed companies, which were claimed to have uncovered wrongdoings and fraud committed by these companies.

It was reported that, since the first half of 2012, local industry and commerce administration authorities in a number of cities had started strictly implementing the above restrictions and had significantly curtailed public access to corporate records and filings. There have also been reports that only the limited scope of basic corporate records and filings are still accessible by the public, and much of the previously publicly accessible information, such as financial reports and changes to equity interests, now can only be accessed by the parties specified in, and in strict accordance with the restrictions under, the various regional regulations. Individuals other than the parties specified in the various regional regulations may get access to the corporate records and filings including, but not limited to, financial reports, shareholder changes and assets transfers with the permission of the PRC subject companies with reference letters issued by the companies. Such reported limitation on the public access to corporate records and filings and the resulting concerns over the loss of, or limit in, an otherwise available source of information to verify and evaluate the soundness of China-based U.S.-listed companies’ business operations in China may have a significant adverse effect on the overall investor confidence in such companies’ reported results or other disclosures, including those of our company, and may cause the trading price of our ADSs to decline.

39

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains many statements that are “forward-looking” and uses forward-looking terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “ought to,” “plan,” “possible,” “potentially,” “predicts,” “project,” “should,” “will,” “would,” negatives of such terms or other similar statements. You should not place undue reliance on any forward-looking statement due to its inherent risk and uncertainty, both general and specific. Although we believe the assumptions on which the forward-looking statements are based are reasonable and within the bounds of our knowledge of our business and operations as of the date of this prospectus, any or all of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based on those assumptions could also be incorrect. The forward-looking statements in this prospectus include, without limitation, statements relating to:

•	our goals and strategies;

•	our future business development, results of operations and financial condition;

•	our ability to protect our intellectual property rights;

•	projected revenues, profits, earnings and other estimated financial information;

•	our ability to maintain strong relationships with our customers and suppliers;

•	our planned use of proceeds;

•	governmental policies regarding our industry; and

•	economic and business conditions in China.

These risks and uncertainties are not exhaustive. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus or, if obtained from third-party studies or reports, the date of the corresponding study or report, and are expressly qualified in their entirety by the cautionary statements in this prospectus. Since we operate in an emerging and evolving environment and new risk factors and uncertainties emerge from time to time, you should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by the securities laws of the United States and China, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

40

USE OF PROCEEDS

We estimate that our proceeds from this offering, net of underwriting discounts and commissions and the estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option, will be approximately $         million, based on an assumed initial offering price of $         per ADS which represents the mid-point of the estimated range of the public offering price shown on the front cover of this prospectus.

We intend to use the net proceeds from this offering for general corporate purposes, including to upgrade and expand our schools and learning centers, teacher training programs and research and development of our educational content and to fund working capital of Bay State College. To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing instruments or bank deposits. By reason of such investments it is possible that we may become a PFIC for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequence to U.S. Holders of our ADSs or ordinary shares. For more information, see “Taxation—U.S. Federal Income Taxation—U.S. Holders—Passive Foreign Investment Company Rules.”

In utilizing the proceeds of this offering we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiary through loans or capital contributions and to our consolidated affiliated entities through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries, VIEs and their respective or subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all.

41

MARKET INFORMATION

Prior to this offering from August 5, 2010 until October 6, 2014, our ADSs were traded on the NYSE in the U.S. On October 6, 2014, our ADSs were removed from listing on the NYSE and began quotation in the OTC markets. We intend to apply for the listing of the ADSs issued in this offering and the ADSs outstanding as of the time of this offering on the NYSE American under the symbol “AMBO.”

The following table sets forth, for the periods indicated, the reported high and low closing prices on the OTC Market of our ADSs in US dollars.

	High	Low
	US$	US$
Year Ended

December 31, 2013	76.50	27.30
December 31, 2014	28.50	0.30
December 31, 2015	4.90	0.30
December 31, 2016	6.00	3.25
December 31, 2017	6.20	2.50

Quarter Ended

March 31, 2015	1.50	0.30
June 30, 2015	1.50	0.60
September 30, 2015	4.20	0.90
December 31, 2015	4.90	0.50

March 31, 2016	4.41	4.00
June 30, 2016	4.30	4.00
September 30, 2016	4.80	3.25
December 31, 2016	6.00	4.25

March 31, 2017	6.00	4.00
June 30, 2017	6.20	4.00
September 30, 2017	5.10	2.50
December 31, 2017	4.49	2.50

Month Ended

January 2017	6.00	5.00
February 2017	5.50	4.00
March 2017	6.00	4.00
April 2017	6.20	5.50
May 2017	5.50	4.00
June 2017	4.50	4.00
July 2017	4.50	4.00
August 2017	5.10	4.50
September 2017	4.50	2.50
October 2017	2.50	2.50
November 2017	4.49	2.50
December 2017	4.00	3.50

We have entered into a deposit agreement with the Depositary and the holders from time to time of the ADSs issued thereunder pursuant to which a sponsored American Depositary Receipt facility was made available with respect to the Class A ordinary shares. The ADSs offering hereby will be represented by ADRs issued pursuant to a Deposit Agreement with respect to the Class A ordinary shares.

As of January 15, 2018, we had 61 holders of record of the Class A ordinary shares, of which 5 had registered addresses in the U.S. and held a total of 5,767,362 Class A ordinary shares. A nominee for Citibank, N.A., as depositary, is the registered holder for the holders of ADSs representing ordinary shares. According to Citibank’s registry, there were 4 registered holders of ADSs representing 5,321,882 ordinary shares as of January 15, 2018. Holders of record having registered addresses in the U.S., together with the registered holders of ADSs representing Class A ordinary shares in Citibank’s registry, held an aggregate of approximately 14.8% of the total number of outstanding Class A ordinary shares on such date. The above numbers may not be representative of the actual number of U.S. beneficial holders or the number of ordinary shares beneficially held by U.S. persons.

42

DIVIDEND POLICY

Since our inception, we have not declared or paid any dividends on our Class A ordinary shares. We intend to retain any earnings for use in our business and do not currently intend to pay cash dividends on our Class A ordinary shares. Dividends, if any, on our outstanding Class A ordinary shares will be declared by and subject to the discretion of our board of directors, and subject to Cayman Islands law.

Our ability to pay cash dividends will also depend upon the amount of distributions, if any, received by us from our PRC subsidiaries, which must comply with the laws and regulations of the PRC and their respective articles of association in declaring and paying dividends to us. Under the applicable requirements of PRC law, our PRC subsidiaries incorporated as companies may only distribute dividends after they have made allowances to fund certain statutory reserves. If they record no net income for a year as determined in accordance with generally accepted accounting principles in the PRC, they generally may not distribute dividends for that year.

Any dividend we declare will be paid to the holders of ADSs, subject to the terms of the deposit agreement, to the same extent as holders of our Class A ordinary shares, to the extent permitted by applicable law and regulations, less the fees and expenses payable under the deposit agreement. Any dividend we declare will be distributed by the depositary bank to the holders of our ADSs. Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars. See “Description of American Depositary Shares – Dividends and distributions.”

43

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2017, on:

•	an actual basis; and

•	an as adjusted basis to reflect:

•         the sale of            ADSs in this offering at the assumed public offering price of $           per ADS, the midpoint of the price range set forth on the cover page of this prospectus; and

•       the application of net proceeds therefrom.

You should read this table in conjunction with our financial statements and related notes included in this prospectus, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	September 30, 2017
	Actual		Pro forma
	RMB	US$	RMB	US$
	(in thousands, except for share and per share data)
	(unaudited)
Shareholders’ Equity:
Class A Ordinary shares
(US$ 0.003 par value; 66,666,667 shares authorized;34,176,461 shares issued and outstanding as of September 30, 2017)	640	96
Class C Ordinary shares
(US$ 0.003 par value; 8,333,333 shares authorized; 4,708,415 shares issued and outstanding as of September 30, 2017)	90	14
Additional paid-in capital	3,457,224	519,625
Statutory reserve	19,841	2,982
Accumulated deficit	(3,338,050)	(501,713)
Accumulated other comprehensive income	5,502	827
Total shareholders’ equity	145,247	21,831

A $1.00 increase (decrease) in the assumed public offering price of $            per ADS, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) cash and cash equivalents, issued capital and total equity by $        million, assuming that the number of ADS offered, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

A one million ADS increase (decrease) in the number of ADSs sold in this offering would increase (decrease) cash and cash equivalents issued capital and total equity by approximately $          million, assuming a public offering price of $              per ADS, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

44

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the public offering price per Class A ordinary share is substantially in excess of the book value per Class A ordinary share attributable to the existing shareholders for our presently outstanding Class A ordinary shares.

Our net tangible book value as of September 30, 2017 was $          per Class A ordinary share and $          per ADS. Dilution is determined by subtracting net tangible book value per Class A ordinary share from the assumed public offering price per Class A ordinary share. After deducting underwriting discounts and commissions and estimated expenses of the offering payable by us, the net tangible book value per Class A ordinary share would decrease to $          per Class A ordinary share (or $          per ADS), or $          per ordinary share (or $          per ADS) if the underwriters’ over-allotment option is exercised in full. This represents an immediate decrease in net tangible book value of $          per Class A ordinary share (or $          per ADS) to our existing shareholders or $          per ordinary share (or $          per ADS) if the underwriters’ over-allotment option is exercised in full, and an immediate dilution of $        per ordinary share (or $          per ADS) to purchasers of ADSs in the offering or $          per Class A ordinary share (or $          per ADS), if the underwriters’ over-allotment option is exercised in full.

The following table illustrates this dilution on a per Class A ordinary share basis and a per ADS basis assuming that all ADSs are exchanged for ordinary shares:

	Per Ordinary Share	Per ADS
Assumed public offering price	$	$
Net tangible book value per ordinary share as of September 30, 2017	$	$
Decrease in net tangible book value attributable to the sale of the ADSs	$	$
Pro forma net tangible book value after this offering	$	$
Dilution to purchasers of ADSs in the offering	$	$

A $1.00 increase (decrease) in the assumed public offering price of $          per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $              per Class A ordinary share and $         per ADS, respectively, and the dilution in pro forma net tangible book value per Class A ordinary share and per ADS to new investors in this offering by $          per ordinary share and $          per ADS, respectively, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions.

If the underwriters' over-allotment option is exercised in full, the number of Class A ordinary shares held by existing shareholders will be reduced to             % of the total number of Class A ordinary shares to be outstanding after this offering and the number of Class A ordinary shares held by the new investors purchasing ADSs will be increased to             Class A ordinary shares or            % of the total number of ordinary shares outstanding after this offering.

A 10% increase in the number of Class A ordinary shares sold would decrease the number of Class A ordinary shares held by existing shareholders as a percentage of the total number of Class A ordinary shares outstanding after this offering by             %; the number of Class A ordinary shares held by new investors would increase by           Class A ordinary shares or             % of the total number of Class A ordinary shares outstanding after this offering.

45

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and substantially all of our revenues are denominated in RMB. This prospectus contains translations of certain RMB amounts into U.S. dollars at specified rates solely for the convenience of the reader. All translations from RMB to U.S. dollars were made at the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the U.S. Federal Reserve Board. On January 12, 2018, the daily exchange rate reported by the Federal Reserve Board was RMB6.4607 to US$1.00.

	Exchange Rate
	Period End	Average (1)	Low	High
	(RMB per U.S. $1.00)
Year Ended
2013	6.0537	6.1412	6.0537	6.2438
2014	6.2046	6.1704	6.0402	6.2591
2015	6.4778	6.2827	6.1870	6.4896
2016	6.9430	6.6400	6.4480	6.9580
2017	6.5063	6.7350	6.4773	6.9575

Quarter Ended
March 31, 2017	6.8832	6.8877	6.8360	6.9575
June 30, 2017	6.7793	6.8586	6.7793	6.9060
September 30, 2017	6.6533	6.6684	6.4773	6.8039
December 31, 2017	6.5063	6.6129	6.5063	6.6533

Month Ended
January 2017	6.8768	6.8964	6.8360	6.9575
February 2017	6.8665	6.8694	6.8517	6.8821
March 2017	6.8832	6.8940	6.8687	6.9132
April 2017	6.8900	6.8876	6.8778	6.8988
May 2017	6.8098	6.8843	6.8098	6.9060
June 2017	6.7793	6.8066	6.7793	6.8382
July 2017	6.7240	6.7694	6.7240	6.8039
August 2017	6.5888	6.6670	6.5888	6.7272
September 2017	6.6533	6.5690	6.4773	6.6591
October 2017	6.6328	6.6254	6.5712	6.6533
November 2017	6.6090	6.6200	6.5967	6.6385
December 2017	6.5063	6.5932	6.5063	6.6210

(1) Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

46

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands in order to enjoy the following benefits:

•        Political and economic stability;

•        An effective judicial system;

•        A favorable tax system;

•        The absence of exchange control or currency restrictions; and

•        The availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but not limited to:

•        The Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

•        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. In addition, as set forth in the table below most of our directors and officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are or may be located outside the United States.

Name	Position	Nationality	Residence
Jin Huang	Officer and Director	United States	China
John Robert Porter	Director	United Kingdom	United Kingdom
R. Ralph Parks	Director	United States	United States
Ping Wu	Director	China	China
Yanhui Ma	Director	United States	United States
Yigong Justin Chen	Director	China	China
Kia Jing Tan	Chief Financial Officer	Malaysia	China
Chiao-Ling Hsu	Chief Operating Officer	Taiwan	China
Jianguo Xue	Vice President, Sales	China	China
Xuejun Xie	Vice President, Public Relationship and legal affairs	China	China

As a result, it may be difficult for you to effect service of process within the United States upon us or such persons, or to enforce against us or them in courts of the United States, Cayman Islands or China, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. For example, China does not have treaties with the United States and many other countries providing for the reciprocal recognition and enforcement of judgments of courts. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a Chinese court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. We have appointed C T Corporation System, New York, New York, as our agent for service of process in the United States with respect to any action brought against us in the United States District Court for the Southern District of New York under the securities laws of the United States or any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Walkers, our Cayman Islands counsel, has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

•        Is given by a foreign court of competent jurisdiction;

•        Imposes on the judgment debtor a liability to pay a liquidated sum (or in certain limited circumstances, orders that the defendant do or refrain from doing a certain thing);

•        Is final and conclusive;

47

•        Is not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personal non-money relief; and

•        Was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

While there is no binding judicial authority on the point, it is likely that this would include a non-penal judgment of a U.S. court imposing a monetary award based on the civil liability provisions of the U.S. federal securities law (provided the above conditions were also satisfied).

Walkers has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable (other than a sum payable in respect of taxes, fines, penalties or similar charges) may be subject to enforcement proceedings as debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Beijing DeHeng Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•        Recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        Entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Beijing DeHeng Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Under the PRC Civil Procedures Law, courts in China may recognize and enforce foreign judgments pursuant to treaties between China and the country where the judgment is rendered or based on reciprocity arrangements for the recognition and enforcement of foreign judgments between jurisdictions. If there are neither treaties nor reciprocity arrangements between China and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, matters relating to the recognition and enforcement of a foreign judgment in China may be resolved through diplomatic channels. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman Islands. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

48

SELECTED CONSOLIDATED FINANCIAL INFORMATION

You should read the following summary consolidated financial information in conjunction with our audited consolidated financial statements and related notes beginning on page F-1 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 52 in this prospectus.

The selected consolidated financial data presented below for the years ended December 31, 2014, 2015 and 2016 and as of December 31, 2015 and 2016 is derived from our audited consolidated financial statements included elsewhere in this prospectus beginning on page F-1, which were prepared in accordance with U.S. GAAP. The selected consolidated financial data presented below for the years ended December 31, 2012 and 2013 and as of December 31, 2012, 2013 and 2014, have been derived from our audited consolidated financial statements for the years ended December 31, 2012, 2013 and 2014, which are not included in this prospectus.

Our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The summary consolidated financial data, except for the as adjusted consolidated balance sheet data, presented below for the nine months ended September 30, 2016 and 2017 and as of September 30, 2017 is derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim condensed consolidated financial statements on the same basis as our audited consolidated financial statements. The unaudited interim condensed consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Historical results are not necessarily indicative of results to be expected in any future period.

As of December 31, 2015, we completed the disposal of Beijing Jinghan Education and Technology Co., Ltd., Beijing Jinghan Taihe Education Technology Co., Ltd., and Ambow Jingxue (Beijing) Technology Co., Ltd (collectively referred to as the “Jinghan Group”). We have assessed the disposed entities meeting the criteria of discontinued operations as defined in ASC 205. The results of all discontinued operations and the gain or loss recognized on the disposal, less applicable income taxes (benefit), are reported as a separate component of income (loss). In the periods that a discontinued operation is classified as held for sale and for all prior periods presented, the assets and liabilities of the discontinued operations are presented separately on consolidated balance sheet as assets held for sale and liabilities held for sale respectively.

The Group deconsolidated Tianjin Ambow Huaying Education Technology Co., Ltd., which owns the 100% equity interest in Tianjin Heping Huaying School and Tianjin Ambow Huaying School (collectively “Tianjin Tutoring”) in September 2013, and deconsolidated Guangzhou Zhi Shan Education Technology Co., Ltd. (“Guangzhou ZS Career Enhancement”) and Guangzhou Tianhe Depushi Education Training Center (“Guangzhou DP Tutoring”) on December 2013. The Group deconsolidated Jilin Clever Training School (“Jilin Tutoring”) on September 2014. By December 31, 2015, the company regained control over the previously deconsolidated subsidiaries, Tianjin Tutoring, Guangzhou ZS Career Enhancement, Guangzhou DP Tutoring and Jilin Tutoring, and reconsolidated these entities in its consolidated financial statements for the year ended December 31, 2015, 2016 and for the nine months ended September 30, 2016 and 2017.

On August 31, 2017, we sold the 100% equity interest in Ambow Online to a third party, with nil consideration, and the third party assumed all assets and liabilities of Ambow Online as of August 31, 2017. In connection with the disposal, the company offset the payables to Ambow Online with Ambow Online’s net assets attributable to the company as of August 31, 2017. Through further negotiation with the buyer, the payable balance due to Ambow Online by the Company was reduced to RMB 137,532. The difference of RMB 33,605 was recognized as disposal gain. Obligation in aggregate amount of RMB 137,532 would be paid by December 31, 2018. The deal was not a strategic shift of the business and this transaction would not have major impact on Ambow’s business, therefore this transaction was not qualified as discontinued operation.

We established IValley Beijing in September 2017. IValley Beijing is a 100% subsidiary of IValley, a Taiwanese company. IValley is a VIE subsidiary of Ambow Education Management. IValley Bejing’s business is to design, purchase, modify and integrate electronic equipment and devices, and develop mobile APP, performed by engineers and IT development and operational personnel, for end users to utilize office facilities, manage resources and administrative matters. Please refer to Note 16 of the unaudited condensed consolidated financial statements for details.

49

(in thousands, except share, per share and per ADS information)	Fiscal Year Ended December 31,						Nine months Ended September 30,
	2012	2013	2014	2015	2016		2016	2017
Consolidated Statement of Operations	RMB	RMBs	RMB	RMB	RMB	US$	RMB	RMB	US$
Data:
Revenue	742,060	536,511	411,998	395,715	412,016	59,343	280,921	299,725	45,049
Cost of revenue	(477,199)	(361,573)	(274,036)	(245,945)	(238,742)	(34,386)	(162,961)	(175,720)	(26,411)
Gross profit	264,861	174,938	137,962	149,770	173,274	24,957	117,960	124,005	18,638
Selling and marketing (1)	(321,418)	(151,480)	(80,377)	(55,511)	(41,818)	(6,023)	(30,642)	(28,205)	(4,239)
General and administrative (1)	(632,603)	(471,915)	(508,544)	(280,634)	(145,513)	(20,958)	(97,880)	(105,014)	(15,784)
Research and development (1)	(31,842)	(19,545)	(12,259)	(7,308)	(7,572)	(1,091)	(5,732)	(4,653)	(699)
Impairment loss from continuing operations	(761,996)	(84,246)	(292,577)	(162,351)	(22,402)	(3,227)	(934)	-	-
Operating loss	(1,482,998)	(552,248)	(755,795)	(356,034)	(44,031)	(6,342)	(17,228)	(13,867)	(2,084)
Other (expense) income	(6,739)	(21,932)	(267,861)	(39,371)	12,924	1,862	6,177	47,599	7,154
(Loss)/income before income taxes	(1,489,737)	(574,180)	(1,023,656)	(395,405)	(31,107)	(4,480)	(11,051)	33,732	5,070
Income tax (expense)/benefit	(10,893)	10,424	(1,135)	118,963	(5,911)	(851)	(7,215)	(8,999)	(1,353)
(Loss)/income from continuing operation	(1,500,630)	(563,756)	(1,024,791)	(276,442)	(37,018)	(5,331)	(18,266)	24,733	3,717
(Loss) /income from and on sale of discontinued operations, net of income tax	(172,885)	(346,449)	(57,764)	340,798	-	-	-	-	-
Net (loss) /income	(1,673,515)	(910,205)	(1,082,555)	64,356	(37,018)	(5,331)	(18,266)	24,733	3,717
Net income (loss) attributable to non-controlling interests	(52,349)	(3,387)	(5,742)	617	(1,318)	(190)	102	(200)	(30)
Net (loss)/income attributable to ordinary shareholders interests (1)	(1,621,166)	(906,818)	(1,076,813)	63,739	(35,700)	(5,141)	(18,368)	24,933	3,747
Net (loss)/income from continuing operations per ordinary share (2)
Basic	(297.30)	(102.32)	(73.13)	(7.52)	(0.93)	(0.13)	(0.48)	0.64	0.10
Diluted	(297.30)	(102.32)	(73.13)	(7.52)	(0.93)	(0.13)	(0.48)	0.63	0.10

Net (loss)/income from discontinued operations per ordinary share (2)
Basic	(36.60)	(63.62)	(4.18)	9.25	-	-	-	-	-
Diluted	(36.60)	(63.62)	(4.18)	9.25	-	-	-	-	-

Net (loss)/income from continuing operations per ADS (2)
Basic	(594.60)	(204.64)	(146.26)	(15.04)	(1.86)	(0.26)	(0.96)	1.28	0.20
Diluted	(594.60)	(204.64)	(146.26)	(15.04)	(1.86)	(0.26)	(0.96)	1.26	0.20

Net (loss)/income from discontinued operations per ADS (2)
Basic	(73.20)	(127.24)	(8.36)	18.50	-	-	-	-	-
Diluted	(73.20)	(127.24)	(8.36)	18.50	-	-	-	-	-

Weighted average shares used in calculating net income/(loss) per share (2)
Basic	4,855,331	5,464,740	13,928,048	36,848,816	38,469,234	38,469,234	38,411,480	38,803,676	38,803,676
Diluted	4,855,331	5,464,740	13,928,048	36,848,816	38,469,234	38,469,234	38,411,480	39,310,607	39,310,607

(1) Share-based compensation expense included in:

(in thousands)	Fiscal Year Ended December 31,						Nine months Ended September 30,
	2012	2013	2014	2015	2016		2016	2017
	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$

Selling and marketing	(6,286)	(2,658)	(351)	(457)	-	-	-	-	-
General and administrative	(88,019)	(73,108)	(156,870)	(49,371)	(7,828)	(1,127)	(5,814)	(4,001)	(601)
Research and development	(872)	(829)	(144)	(289)	-	-	-	-	-

(2)	Basic and diluted net income/(loss) from continuing operations per ordinary share is computed by dividing net income/(loss) from continuing operations adjusted for the impact of any accretion/allocation of income relating to preferred shareholders by the weighted average number of shares outstanding for the period. Basic and diluted net income/(loss) from discontinued operations per ordinary share is computed by dividing net income/(loss) from discontinued operations by the weighted average number of shares outstanding for the period. The potentially dilutive warrants, preferred shares and options were excluded from the calculation of diluted net income/(loss) from continuing/discontinued operations per share in those periods where their inclusion would be anti-dilutive. All per share amounts and shares outstanding for all periods have been retroactively restated to reflect Ambow Education Holding Ltd.’s 1-for-30 reverse stock split, which was effective on September 4, 2015.

50

(in thousand)	As of December 31,						As of September 30,
Consolidated Balance Sheet	2012	2013	2014	2015	2016		2016	2017
Data:	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$

Cash and cash equivalents	118,081	98,962	180,285	246,303	196,900	28,359	182,905	215,637	32,411
Total current assets	2,022,342	1,083,449	993,736	682,624	616,527	88,797	730,874	653,833	98,271
Total assets	3,180,358	1,953,409	1,505,688	1,007,925	976,195	140,601	1,042,199	1,007,895	151,488
Total current liabilities	1,682,064	1,476,087	1,491,336	839,381	838,002	120,697	886,627	842,761	126,668
Total liabilities	1,796,403	1,555,686	1,558,994	865,102	861,174	124,034	910,425	864,742	129,972
Total equity/(deficit)	1,383,955	397,723	(53,306)	142,823	115,021	16,567	131,774	143,153	21,516

(in thousand)	Fiscal Year Ended December 31,						Nine months Ended September 30,
Consolidated Statement of Cash Flow	2012	2013	2014	2015	2016		2016	2017
Data:	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$

Net cash (used in)/provided by operating activities	(32,004)	(160,544)	(160,367)	(40,119)	17,535	2,524	41,242	27,634	4,154
Net cash (used in)/provided by investing activities	(452,865)	64,512	110,221	58,214	(65,218)	(9,393)	(102,840)	(48,718)	(7,323)
Net cash provided by/ (used in) financing activities	76,838	82,885	87,003	12,830	(1,504)	(216)	(1,500)	39,821	5,985
Changes in cash, cash equivalents and restricted cash included in assets held for sale	424,307	(5,863)	43,870	38,063	-	-	-	-	-

51

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included in this prospectus beginning on page F-1. The following discussion and analysis contain forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Our business addresses three critical demands in China’s education market, the desire for students to be admitted into top secondary and post-secondary schools, the desire for graduates of those schools to obtain more attractive jobs and the need for schools and corporate clients to optimizing their teaching and operating environment. We offer high-quality, individualized services and products through our combined online and offline delivery model powered by our proprietary technologies and robust infrastructure.

Intelligent technology is changing education as students are no longer restricted by the traditional learning environment. Intelligent campuses and classes are becoming the trend leading to increased efficiency, cost savings, and improved experiences for students and staff. We will proactively introduce our intellectualized operational services to more universities and colleges to provide students access to educational resources regardless of the location or device, increasing the potential for learning and teaching through cooperation with peers and experts worldwide and optimizing facilities to create a sustainable campus.

Our net revenues from continuing operations increased from RMB 280.9 million in the first nine months of 2016 to RMB 299.7 million in the first nine months of 2017. The increase was mainly driven by higher student enrollment for the 2016-2017 academic year in our K-12 schools from the fall semester in 2016, as well as the new income from intellectualized operational services contributed by IValley Beijing. Our net revenues decreased from RMB 412.0 million in 2014 to RMB 395.7 million in 2015 and increased to RMB 412.0 million (US$ 59.3 million) in 2016. The decrease of revenue from 2014 to 2015 and the increase from 2015 to 2016 were insignificant.

Our profit from continuing operations improved from loss of RMB 18.3 million in the first nine months of 2016 to profit of RMB 24.7 million in the first nine months of 2017; and from RMB 1,024.8 million in 2014 to RMB 276.4 in 2015, and improved to RMB 37.0 million (US$ 5.3 million) in 2016.

Net revenues from our Better Schools division, which includes K-12 schools and tutoring, accounted for 57.4%, 61.1%, 65.7%, 63.7% and 65.6% of our total net revenues from continuing operations in 2014, 2015, 2016, the first nine months of 2016 and 2017, respectively. Net revenues from our Better Jobs, which includes continuing operations of Career Enhancements, accounted for 42.6%, 38.9%, 34.3%, 36.3% and 31.5% of our total net revenues from continuing operations in 2014, 2015, 2016, the first nine months of 2016 and 2017, respectively. Net revenue from our Other segment accounted for 2.9% of our total net revenues from continuing operations in the first nine months of 2017. We expect the mix of our net revenues between our Better Schools and Better Jobs divisions to change along with our strategic shift with future initiatives.

Due to certain restrictions and qualification requirements under PRC law that applies to foreign investment in China’s education industry, our education business is currently conducted through contractual arrangements among our wholly-owned subsidiaries in China and our consolidated variable interest entities, or VIEs, in China. The majority of our VIEs and their respective subsidiaries hold the licenses and permits necessary to conduct our educational and career enhancement services business in China. Our VIEs and their respective subsidiaries directly operate our tutoring centers, K-12 schools and career enhancement centers, develop and distribute educational content, software and other technologies, and operate our online education business. We have entered into Technology Service Agreements or Exclusive Cooperation Agreements with our VIEs pursuant to which we may receive economic benefits in the future. We have, however, entered into additional agreements to provide services to our VIEs’ subsidiaries. The terms of these sales agreements to our VIEs’ subsidiaries are the same as sales to third parties described further herein.

In order to fund the acquisition costs and working capital needs in US dollars, on April 5, 2017, we entered into an agreement to receive a one-year interest-free US dollar loan from Sino Accord. This short-term loan is correlated to our one-year interest-free RMB loan from Suzhou Zhixinliren, and when we repay the US dollar loan, the RMB loan will be repaid. On March 7, 2018, we mutually agreed with Sino Accord and Suzhou Zhixinliren to extend the maturity date for repayment of the loans for an additional year. Accordingly, both loans are now due in April 2019.Please refer to Note 9 and Note 12 of the unaudited condensed financial statements for details.

The loan agreements are not individually regulated by the foreign currency exchange and cross border guarantee rules of China. However if we fail to repay the US dollar loan to Sino Accord or collect the RMB loan from Suzhou Zhixinliren when the agreements due, these transactions as a whole may be considered as unauthorized foreign exchange arrangements by the SAFE. The regulatory authority may deem the transactions as in substance a currency exchange arrangement or an onshore guarantee for an offshore loan and we may be subject to severe penalties under this circumstances. On March 7, 2018, we mutually agreed with Sino Accord and Suzhou Zhixinliren to extend the maturity date for repayment of the loans for an additional year. Accordingly, both loans are now due in April 2019. With the extended maturity date of the loans, we shall either apply for a permit from the SAFE for our purchase of US dollar or pursue other future offerings resulting in US dollar proceeds to obtain enough US dollars to repay Sino Accord.

Factors affecting our results of operations

General factors affecting our results of operations

We have benefited significantly from the following recent trends in the China educational and career enhancement services market:

•	Rapid growth in disposable household income;

52

•	Intense competition in the education sector and the job market;
•	Rapid economic growth;
•	Increasing hiring needs of existing and new companies doing business in China; and
•	The increased availability and utilization of advanced learning technologies to supplement the traditional education delivery model.

The overall economic growth and the increase in the Gross Domestic Product “GDP” per capita in China have led to a significant increase in spending on education in China. In addition, education is a welcomed and supported industry in China, which means that education service providers often get preferential treatment in terms of infrastructure support and tax rates. We anticipate that the demand for private education and career enhancement training in China will continue to increase as the economy in China continues to grow and as disposable income of urban households continues to rise. However, any adverse changes in the economic conditions or regulatory environment in China may have a material adverse effect on the education and career enhancement industries in China, which in turn may harm our business and results of operations. We are subject to a legal regime consisting of regulations governing various aspects of our business such as regulations on education, software, internet, audio-video broadcasting, tax, information security, privacy, copyright and trademark protection and foreign exchange. These regulations are evolving and are subject to frequent changes which may materially adversely affect our business in all aspects such as the operation of our K-12 schools, tutoring centers, career enhancement centers and campus through the VIE structure, the engagement of public school teachers and the organization of classes with large-size attendance in our tutoring centers, the establishment of new colleges and the offering of our online services.

Specific factors affecting our results of operations

While our business is influenced by factors affecting the education and career enhancement industries in China generally and by conditions in each of the geographic markets we serve within China, we believe our business is more directly affected by company-specific factors, including, among others:

•	The number of student enrollments. The number of student enrollments is largely driven by the demand for the educational programs offered by Better Schools and Better Jobs, the amount of fees we charge, the effectiveness of our marketing and brand promotion efforts, the locations and capacity of our tutoring centers, K-12 schools, career enhancement centers and campus, our ability to maintain the consistency and quality of our teaching, and our ability to respond to competitive pressures, as well as seasonal factors. We plan to continue to add new offerings to better attract students of different needs and provide cross-selling opportunities, and we intend to keep the current K-12 schools student enrollments, which are almost at its full capacity.

•	The amount of fees we charge. We determine course fees for our tutoring and career enhancement services primarily based on demand for our courses, the targeted market for our courses, the geographic location and capacity of the center, costs of delivering our services, and the course fees charged by our competitors for the same or similar courses.

Education services are an investment for the future, especially for children’s education, in China. Steady growth of the economy will likely result in the continuous growth of income and higher consumption levels for China’s citizens, who will have more capital for the education of their children, especially for after-school tutoring. However, we believe that the tuition fees of tutoring services and K-12 schools and college tuition fees are less impacted by the ups and downs of the overall economy as we believe that people in China generally cut back on other spending before they reduce their spending on their children’s education.

The maximum tuition fees that a school or a college can charge vary by locations, but usually the regulations governing these price controls take into consideration China’s economic growth in determining whether to approve a tuition increase and in setting the size of the tuition increase. Usually the local governments review and adjust tuition fees every two to three years as necessary to reflect inflation or new educational services that are provided. Price controls by local governments will affect the amount by which we are able to increase our fees charged to students in our K-12 schools and college.

53

•	Our costs and expenses. We incur costs and expenses at both the head quarter level and at our tutoring centers, K-12 schools, career enhancement centers and campus. Our most significant costs at our K-12 schools, tutoring centers, partner schools and career enhancement centers are compensation paid to our teachers and for rent expense. A substantial majority of our operating expenses are selling and marketing and general and administrative expenses.

According to the Law for Promoting Private Education revised on November 7, 2016, private schools may be operated as nonprofit schools or profit-making schools, but the nine-year compulsory education schools cannot be operated as profit-making schools. We are currently operating three K-12 schools as profit-making schools with reasonable return and they will be transitioned to be operated as non-profit schools under this revised law. The detailed implementation methods for transition of K-12 schools to non-profit schools have not been issued by local government authorities. We are communicating with local authorities regarding the impact on the operation and registration of the schools. Since we can still maintain control over the daily operation of the schools and has the right to appoint key management, we believe there will not be any significant impact on the operation of these schools before any official reply is issued by local authorities. Although turning into non-profit schools will prohibit the distribution of retained earnings as dividends from these schools, we can still control and allocate the financial resources of the schools in its daily operation. Therefore we believe there will be no significant financial impact to us as of the date of this prospectus.

Effects of disposals and other strategic plans

On August 31, 2017, we sold the 100% equity interest in Ambow Online to a third party, with nil consideration, and the third party assumed all assets and liabilities of Ambow Online as of August 31, 2017. In connection with the disposal, the company offset the payables to Ambow Online with Ambow Online’s net assets attributable to the company as of August 31, 2017. After offsetting, the payable balance due to Ambow Online by the company was RMB 171.1 million. Through further negotiation with the buyer, the payable balance due to Ambow Online by the company was reduced to RMB 137.5 million. The difference of RMB 33.6 million was recognized as disposal gain. Obligation in aggregate amount of RMB 137.5 million would be paid by December 31, 2018. The deal was not a strategic shift of the business and this transaction would not have major impact on Ambow’s business, therefore this transaction was not qualified as discontinued operation.

On September 30, 2017, we sold its 100% interest in 21st Training Center to a third party, with consideration of RMB 1 yuan, and the third party assumed all assets and liabilities of 21st Training Center as of September 30, 2017. In connection with the disposal, 21st Training Center also waived the net payables with the company. We received RMB 1 yuan as consideration in the transaction. The disposal was not a strategic shift of the business and this transaction would not have major impact on Ambow’s business, therefore this transaction did not qualify as discontinued operation. As of disposal date on September 30, 2017, the net liabilities of 21st Training Center was RMB 4.5 million. In September 2017, the company recognized a gain of RMB 4.5 million on the disposal accordingly.

There are no material disposals during the year 2016. As of December 31, 2015, we completed the disposal of Jinghan Group.

Key financial performance indicators

Our key financial performance indicators consist of our net revenues, cost of revenues, gross profit and operating expenses, which are discussed in greater detail below. The following table sets forth our net revenues from continuing operations, cost of revenues and gross profit, both in absolute amount and as a percentage of net revenues, for the periods indicated.

(in thousands)	Fiscal Year Ended December 31,							Nine months Ended September 30,
	2014		2015		2016			2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%

Net revenues	411,998	100.0	395,715	100.0	412,016	59,343	100.0	280,921	100.0	299,725	45,049	100.0
Cost of revenues	(274,036)	(66.5)	(245,945)	(62.2)	(238,742)	(34,386)	(57.9)	(162,961)	(58.0)	(175,720)	(26,411)	(58.6)
Gross Profit	137,962	33.5	149,770	37.8	173,274	24,957	42.1	117,960	42.0	124,005	18,638	41.4

Net revenues

In the first nine months of 2016 and 2017, we generated net revenues of RMB 280.9 million and RMB 299.7 million (US$ 45.0million), respectively from continuing operations.

The increase from the first nine months of 2016 to 2017 was mainly driven by higher student enrollment for the 2016-2017 academic year in our K-12 schools from the fall semester in 2016 and the new income from intellectualized operational services contributed by IValley Beijing.

In 2014, 2015 and 2016, we generated net revenues of RMB 412.0 million, RMB 395.7 million and RMB 412.0 million (US$ 59.3 million), respectively from continuing operations.

The decrease of revenue from 2014 to 2015 and the increase from 2015 to 2016 were both insignificant.

We derived net revenues from our three operating segments in terms of percentages of our overall net revenues from continuing operations as follows in 2014, 2015, 2016 and the first nine months of 2016 and 2017:

	Fiscal Year Ended December 31,			Nine months Ended September 30,
	2014	2015	2016	2016	2017
	%	%	%	%	%
Better Schools:
Tutoring	16.6	13.9	11.7	13.4	15.5
K-12 schools	40.8	47.2	54.0	50.3	50.1
Total Better Schools	57.4	61.1	65.7	63.7	65.6

Better Jobs:
Career enhancement	42.6	38.9	34.3	36.3	31.5

Others:	-	-	-	-	2.9

54

Tutoring. We provided educational services in our 9 tutoring centers as of September 30, 2017. These services consist primarily of test preparation courses and tutoring. We recognize revenues from course fees collected for enrollment in the courses we offer at our tutoring centers proportionally as we deliver the instruction over the period of the course. Course fees collected are recorded as deferred revenues until they are recognized as revenues over the period when the course is taught, which typically ranges from one to nine months. The most significant factors that directly affect our net revenues in our tutoring segment are the number of student enrollments in the courses and the amount of course fees. Although similar courses have comparable rates, course fees vary among our numerous courses. Tuition fees in our tutoring centers range from RMB 100 to RMB 16,000 per program. We determine course fees primarily based on demand for our courses, the targeted market for our courses, the geographic location of the tutoring center, the length of time of the course, cost of services and the course fees charged by our competitors for the same or similar programs. Our courses are delivered in large class settings ranging from 15 students to 65 students per class. In addition, we also deliver these services in premium classes, including one-on-one tutoring.

K-12 schools. We operated three K-12 schools as of September 30, 2017. We recognize revenues from tuition fees and associated accommodation fees collected for enrollment in our K-12 schools ratably over the corresponding semester or school year. Tuition fees and associated accommodation fees collected from students at our K-12 schools are recorded as deferred revenue until they are recognized as revenues over the semester or school year. Our K-12 schools either collect full year tuition fees once a year, or collect half year tuition fees twice per year. Collections mainly take place between August and October and in February or March. The most significant factors that directly affect our net revenues for our K-12 schools are the number of student enrollments and the tuition fees we charge. Tuition fees and associated accommodation fees range from RMB 2,000 to RMB 63,000 per year. We typically adjust tuition fees and associated accommodation fees based on the market conditions of the city where the particular school is located, subject to the relevant local governmental authority’s advance approval, if required. Our K-12 schools have classes that range from 30 students to 60 students per class.

Career enhancement. Our career enhancement services are provided in our 25 career enhancement centers, which include 6 career centers, 18 training offices and 1 career enhancement campus. We recognize revenues from course fees collected for enrollment in the courses we offer at our career enhancement centers over the period of the course, which typically ranges from several days to 12 months. Course fees collected in advance are recorded as deferred revenues until the services are provided. The most significant factors that directly affect our revenues in our career enhancement segment are the number of enrollments in the courses and the amount of course fees. In addition to the specific factors mentioned above, enrollments at our career enhancement centers are affected by the local job markets’ specific demand for skills such as soft skills, information technology services and digital art. In addition, we believe many university graduates choose to obtain job-readiness training or acquire supplementary skills to differentiate themselves from their peers in order to get a better job. Tuition fees in our career enhancement centers range from RMB 400 to RMB 20,000 per program with course lengths ranging from several days to 12 months. We determine course fees primarily based on demand for our courses, the targeted market for our courses, the geographic location of the career enhancement center, costs of services delivered, and the course fees charged by our competitors for the same or similar programs. Our career enhancement courses are generally delivered in settings ranging from 15 students to 50 students per class. The corporate trainings are all tailor-made according to customer companies’ requirements, and normally are delivered to 10 to 30 persons per course.

 Others. Our other services mainly include the business provided by IValley Beijing. We recognize revenues from its business to design, purchase, modify and integrate electronic equipment and devices, and develop mobile APP, performed by engineers and IT development and operational personnel, for end users to utilize office facilities, manage resources and administrative matters. For the intellectualized operational services, corporate clients, colleges and universities are our customers. We designed the intellectualized operational infrastructures and processes according to our clients’ office or teaching space, human resource deployments and office/classroom administration requirements. We purchased computer, network, electronic and multimedia hardware and devices and application services along with these equipment. These hardware and devices either were installed by the vendors or by ourselves. We arranged the conductors, wires, optical fibers and bandwidths to integrate all devices. We also developed mobile applications for end users to punch time clocks, open and close lockers, turn on and off office gates, lights, air conditioners, set up remote visual conference meetings and use other office administrative services through the applications.

Cost of revenues

Cost of revenues for our educational and career enhancement programs and services primarily consists of:

•	Teaching fees and performance-linked bonuses paid to our teachers. Our teachers consist of both full-time teachers and part-time teachers. Full-time teachers deliver teaching instruction and may also be involved in management, administration and other functions at our schools, tutoring centers and career enhancement centers. Their compensation and benefits primarily consist of teaching fees based on hourly rates, performance-linked bonuses based on student evaluations, as well as base salary, annual bonus and standard employee benefits in connection with their services other than teaching. Compensation of our part-time teachers is comprised primarily of teaching fees based on hourly rates and performance-linked bonuses based on student evaluations and other factors;

55

•	Rental payments for the operation of our school and center properties;

•	Depreciation and amortization of properties and equipment used in the provision of educational and career enhancement services and accommodation facilities;

•	Utilities used in our schools and center properties and accommodation facilities; and

•	Amortization of student population intangible assets.

•	Tutoring. Cost of revenues for our tutoring segment primarily consists of teaching fees and performance-linked bonuses paid to our teachers, rental payments for our centers, and depreciation and amortization of property and equipment used in the provision of educational services. Cost of revenues for products sold in our tutoring segment primarily consists of materials, packaging and shipping.

•	K-12 schools. Cost of revenues for our K-12 schools segment primarily consists of teaching fees and performance-linked bonuses paid to our teachers and rental payments for our schools, depreciation and amortization of property and equipment used in the provision of educational services and accommodation facilities and, to a lesser extent, costs of course materials.

•	Career enhancement. Cost of revenues for our career enhancement segment primarily consists of teaching fees and performance-linked bonuses paid to our teachers, rental payments for our centers, and depreciation and amortization of property and equipment used in the provision of educational services. Cost of revenues for products sold in our career enhancement segment primarily consists of materials, packaging and shipping.

•	Others. Cost of revenues for our others segment primarily consists of the cost of hardware, devices, materials and application services which we procure and integrate, subcontract cost to other service providers and labor cost of inhouse engineers and IT development and operational personnel.

Gross profit

For continuing operations, gross profit as a percentage of our net revenues was 33.5%, 37.8%, 42.1%, 42.0% and 41.3% in 2014, 2015, 2016, the first nine months of 2016 and 2017, respectively. The increase of gross profit margin from 2014 to 2016 was mainly benefited from the effective expense control and improvement of operational efficiency that were implemented after the management had took control of the company from JPL since 2014. The change in gross profit margin from the first nine months of 2016 to the first nine months of 2017 was mainly due to the improvement of operation efficiency.

Operating expenses

Our operating expenses consist of selling and marketing expenses, general and administrative expenses and research and development expenses. The following table sets forth the components of our operating expenses, both in absolute amounts and as a percentage of revenues, for the periods indicated.

(in thousands, except percentages)	Fiscal Year Ended December 31,							Nine months Ended September 30,
	2014		2015		2016			2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%

Net revenues	411,998	100.0	395,715	100.0	412,016	59,343	100.0	280,921	100.0	299,725	45,049	100.0
Operating expenses:
Selling and marketing	(80,377)	(19.5)	(55,511)	(14.0)	(41,818)	(6,023)	(10.1)	(30,642)	(10.9)	(28,205)	(4,239)	(9.4)
General and administrative	(508,544)	(123.4)	(280,634)	(70.9)	(145,513)	(20,958)	(35.3)	(97,880)	(34.8)	(105,014)	(15,784)	(35.0)
Research and development	(12,259)	(3.0)	(7,308)	(1.8)	(7,572)	(1,091)	(1.8)	(5,732)	(2.0)	(4,653)	(699)	(1.6)
Impairment loss	(292,577)	(71.0)	(162,351)	(41.0)	(22,402)	(3,227)	(5.4)	(934)	(0.3)	-	-	-

Total operating expenses	(893,757)	(216.9)	(505,804)	(127.7)	(217,305)	(31,299)	(52.6)	(135,188)	(48.0)	(137,872)	(20,722)	(46.0)

56

Selling and marketing expenses . Our selling and marketing expenses primarily consist of expenses relating to advertising, seminars, marketing and promotional trips and other community activities for brand promotion purposes. The decrease in selling and marketing expenses as a percentage of net revenues from year 2014 to 2016 and from first nine months of 2016 to first nine months of 2017 were primarily due to lower spending on marketing expense.

General and administrative expenses . Our general and administrative expenses primarily consist of compensation and benefits of administrative staff, amortization of intangibles, costs of third-party professional services, rental and utilities payments relating to office and administrative functions, and depreciation and amortization of property and equipment used in our general and administrative activities as well as bad debt provision. Our general and administrative expenses as a percentage of net revenues decreased from 123.4% in 2014 to 70.9% in 2015 mainly due to lower service fees related to JPL, lower share-based compensation, and lower professional fees, which further decreased in 2016 and the percentage decreased to 35.3%. There was a increase of RMB 7.1 million in general and administrative expenses comparing the first nine months of 2016 and 2017, which mainly resulted from the increase in salary expenses to provide services to our expanded K-12 business.

Research and development expenses. Our research and development expenses primarily consist of compensation, benefits and other headcount-related costs associated with the development of our online education technology platform and courseware and outsourced development costs. There was no material fluctuation.

Impairment loss. Our impairment loss from continuing operations was related to the impairment of goodwill, intangible assets, fixed assets, long-term investment, other current assets and other non-current assets.

Share-based compensation expenses. The following table sets forth the allocation of our share-based compensation expenses, both in absolute amount and as a percentage of total share-based compensation expenses, among our employees based on the nature of work which they were assigned to perform.

(in thousands, except percentages)	Fiscal Year Ended December 31,							Nine months Ended September 30,
	2014		2015		2016			2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	%	US$	%

Selling and marketing	(351)	0.2	(457)	0.9	-	-	-	-	-	-	-	-	-
General and administrative	(156,870)	99.7	(49,371)	98.5	(7,828)	(1,127)	100.0	(5,814)	100.0	(4,001)	100.0	(601)	100.0
Research and development	(144)	0.1	(289)	0.6	-	-	-	-	-	-	-	-	-

Total share-based expenses	(157,365)	100.0	(50,117)	100.0	(7,828)	(1,127)	100.0	(5,814)	100.0	(4,001)	100.0	(601)	100.0

Our predecessor entity, AMBOW EDUCATION CO., LTD., adopted the 2010 Equity Incentive Plan in June 2010 and became effective upon completion of our IPO. From 2014 to the first nine months of 2017, we did not grant any share options to our employees and consultants for services rendered by them. We have adopted the provisions of ASC 718 “Stock Compensation” and ASC 505-50 “Equity Based Payments to Non-Employees” for the share options we granted. For options granted to our employees, we record share-based compensation expenses based on the fair value of the award as of the date of grant and amortize the expenses over the vesting periods of the options. For options granted to our consultants, we record share-based compensation expenses based on the fair value of the award of the earlier of the performance commitment date or the date service is completed.

Taxation

We are a Cayman Islands exempted company and we currently conduct our operations primarily through our subsidiaries in China and our VIEs and their respective subsidiaries. Under the current laws of the Cayman Islands, we and our Cayman Island subsidiaries are not subject to tax on our income or capital gains. In addition, our payment of dividends, if any, is not subject to withholding tax in the Cayman Islands.

We also have five entities incorporated in Hong Kong which were subject to Hong Kong profit tax at a rate of 16.5% since the beginning of 2008.

As previously described herein, we operate a number of subsidiaries and through our VIEs, schools, tutoring centers and career enhancement centers in China. The following is a summary of the types and rates of taxation to which our China entities are subject to.

57

VAT

The PRC government implemented a value-added tax reform pilot program, which replaced the business tax with value-added tax on selected sectors in Shanghai effective January 1, 2012, in Beijing effective September 1, 2012, in Tianjin effective December 1, 2012. In August 2013, the pilot program was expanded nationwide in certain industries. Since May 2016, the changes from business tax to VAT are expanded to all other service sectors which used to be subject to business tax. The value-added tax rates applicable to the subsidiaries and consolidated variable interest entities of the Group ranged from 3% to 6% as compared to the 3% to 5% business tax rate which was applicable prior to the reform.

As of December 31, 2015 and 2016 and September 30, 2017, the payable balances for VAT were RMB 30.6 million, RMB 31.3 million and RMB 8.1 million, respectively.

Business tax

For those schools and college in China providing degree-oriented education services, they are exempted from paying business tax on revenue generated from both these services and any accommodation revenue associated with degree-oriented education. As well as for any revenue generated by schools and college for non-degree-oriented education services, business tax of between 3% and 5% of gross revenues is payable, as disclosed in Note 13 to unaudited condensed consolidated financial statements. From May 2016, as the final part of the VAT reform, VAT replaced business tax in all industries, on a nationwide basis. The VAT rates applicable to the subsidiaries and consolidated variable interest entities of the Group ranged from 3% to 6% as compared to the 3%~5% business tax rate which was applicable prior to the reform.

As of December 31, 2015 and 2016 and September 30, 2017, the payable balances for business tax were RMB 27.2 million, RMB 24.1 million and RMB 18.5 million, respectively.

Income tax

Current income taxes are provided for in accordance with the laws and regulations set out below. Deferred income taxes are recognized when temporary differences exist between the tax bases and their reported amounts in the consolidated financial statements.

Corporate entities

The PRC Enterprise Income Tax (“EIT”) is calculated based on the taxable income determined under the applicable EIT Law and its implementation rules, which became effective on January 1, 2008. EIT Law imposes a unified income tax rate of 25% for all resident enterprises in China, including both domestic and foreign invested enterprises.

EIT Law also imposes a withholding income tax rate of 10% on dividends distributed by a foreign invested enterprise, or FIE to its immediate holding company outside of PRC. However, a lower withholding income tax rate of 5% would be applied after the immediate holding company was registered in Hong Kong or other jurisdiction that have a tax treaty or arrangement with PRC and the FIE’s immediate holding company, and satisfies the criteria of a beneficial owner set out in Circular Guoshuihan (2009) No. 601, a circular issued by the State Administration of Taxation on October 27, 2009 on how to understand and identify a beneficial owner in tax treatments. Such withholding income tax was exempted under the previous income tax laws and rules. A joint circular issued by the Ministry of Finance and State Administration of Taxation on February 22, 2008 clarified that the withholding income tax is only to be paid for earnings generated after January 1, 2008. According to the EIT Law and a circular promulgated by the PRC State Administration of Taxation on December 10, 2009, in addition to the withholding income tax on dividends distributed by an FIE, the immediate holding company of an FIE will also be subject to an income tax at the rate of 10% for capital gain realized from transferring the equity interests in such FIE to third parties, and shall file and pay such tax within seven days after the date of the transferring agreement. Furthermore, when the de facto controlling shareholder who controls an FIE through an intermediate controlling entity, “indirectly transfers” the equity interests in such FIE by selling the intermediate controlling entity, such de facto controlling shareholder shall also file with the PRC tax authorities in some cases and may be subject to the PRC corporate income tax for the capital gain realized in such sale.

58

We have determined that our FIEs in China will not declare any dividends on which withholding tax should be paid and therefore no withholding tax has been accrued on the retained earnings of its FIEs in China.

Private schools

Our private schools, being privately run non-enterprise institutions are registered as private schools that either do or do not require a reasonable return. Prior to January 1, 2008, these private schools were subject to income tax determined in accordance with the Law for Promoting Private Education and the 2004 Implementing Rules, as well as the Notice on Tax Policy for Educational Institutions and Notice on Several Preferential Tax Policy jointly issued by the PRC Ministry of Finance and the State Administration of Taxation, collectively referred to as the 2003 Education Law. Under these laws and regulations, private schools not requiring reasonable returns were treated in a similar manner to public schools and were generally not subject to income tax. While it is indicated in the 2004 Implementing Rules that the relevant authorities under the State Council may consider formulating separate preferential tax treatment policies applicable to private schools requiring reasonable returns, no such tax preferential policy has been promulgated yet. As a result, the tax treatment applied to our schools varies among different cities.

Under the EIT Law there are specific criteria that should be met to qualify as a not-for-profit entity that is exempt from corporate income tax, and the preferential corporate income tax policy for education institutions under the 2003 Education Law has been superseded. No detailed implementation guidance has been provided to local tax authorities on how to apply these changes to schools. Some of the schools we have acquired have been able to obtain preferential tax treatment from the local tax authorities or to agree with local tax authorities on a fixed amount of income tax payable for prior years. Where such preferential tax treatment or fixed amount payable has not been confirmed by the tax authorities, we have made a full provision for income taxes payable based on our understanding of the 2003 Education Law and the EIT Law. No provision has been made for interest or late payment fees for such provision.

For our schools that we have acquired in 2008 and 2009, we have recorded a tax liability for estimated liabilities brought forward at the date of acquisition. At the same time, we have recorded an asset to recognize that all of the sellers of these schools have agreed to indemnify us against any taxes that may be payable for periods prior to the date of acquisition.

The determination of our provision for income taxes, particularly for private schools, is subject to uncertainty. The strict application of the EIT Law indicates that certain of our private schools are subject to income tax of 25% after January 1, 2008. For those private schools where the tax authorities have not determined a deemed fixed amount or deemed fixed rate for the purposes of calculating income tax payable, we have assumed that income tax of 25% is payable. However, as of September 30, 2017, no detailed implementation guidance has been provided to local tax authorities on how to apply the EIT Law to private schools. It is possible that, upon the introduction of the detailed implementation guidance, we may find ourselves in a position whereby income tax is not payable for periods prior to the release of the detailed guidance.

59

The amount of income tax payable by our PRC subsidiaries, VIEs and schools in the future will depend on various factors, including, among other things, the results of operations and taxable income of, and the statutory tax rate applicable to, such PRC subsidiaries, and our effective tax rate depends partially on the extent of each of our subsidiaries’ relative contribution to our consolidated taxable income. If further detailed guidance is issued by the State Administration of Taxation on how to apply the EIT Law to schools, this may also have an impact on the amount of income tax payable by our own schools.

Critical accounting policies and estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We also have other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results. For other relevant risks under “Risk in relation to the VIE structure”, see Note 1 (d) of Notes to consolidated financial statements. Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

Basis of consolidation

The consolidated financial statements include the financial statements of the company, its Wholly Owned Foreign Enterprise (“WOFEs”) and its VIEs. We have adopted the guidance of accounting for VIEs, which requires VIEs to be consolidated by the primary beneficiary of the entity. The company and its WOFEs have entered into contractual arrangements with the VIEs and their shareholders, which enable the company to (1) have power to direct activities that most significantly affect the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the company is considered the primary beneficiary of the VIEs and has consolidated the VIEs’ financial results of operations, assets and liabilities in the company’s consolidated financial statements. All inter-company transactions and balances have been eliminated upon consolidation.

The entities apart from the consolidated VIEs mainly include Ambow Education Holding Limited (“Ambow”), Ambow (Dalian) Education and Technology Co., Ltd., Ambow Shengying, Ambow Chuangying, Ambow Yuhua, Ambow University Inc., three holding companies registered in Cayman and five companies registered in Hong Kong. Assets and liabilities of these entities mainly include cash, current accounts balances of inter-group financing and transactions and leasehold improvement. Operations of these entities are mainly financing and business management.

The company deconsolidates a subsidiary or derecognizes a group of assets as of the date the company ceases to have a controlling financial interest in that subsidiary or group of assets.

In 2014, the Group deconsolidated Jilin Tutoring. The company regained control of previously deconsolidated entities in the second half of 2015, and they were reconsolidated in the 2015, 2016 and the first nine months of 2017 consolidated financial statements.

The separated VIE and Non-VIE financial net revenue and net loss during the year of 2014 was as follows (in RMB thousands):

	VIEs Consolidated	Non-VIEs Consolidated	Inter-company Elimination	Group Consolidated
Net Revenue	403,643	11,557	(3,202)	411,998
Net Loss	(550,911)	(531,644)	-	(1,082,555)

60

The separated VIE and Non-VIE financial information during the year of 2015 was as follows (in RMB thousands):

	VIEs Consolidated	Non-VIEs Consolidated	Inter-company Elimination	Group Consolidated
Cash and cash equivalent	125,850	120,453	-	246,303
Inter-Group balances due from VIEs/Non VIEs	1,775,872	3,132,526	(4,908,398)	-
Investment to VIEs	-	81,960	(81,960)	-
Other current assets	277,363	158,958	-	436,321
Non-current assets	315,301	10,000	-	325,301
Total Assets	2,494,386	3,503,897	(4,990,358)	1,007,925
Inter-Group balances due to VIEs/Non VIEs	3,421,022	1,391,419	(4,812,441)	-
Other current liabilities	540,097	299,284	-	839,381
Non-current liabilities	25,721	-	-	25,721
Total Liabilities	3,986,840	1,690,703	(4,812,441)	865,102
Equity	(1,492,454)	1,813,194	(177,917)	142,823
Net Revenue	411,315	9,896	(25,496)	395,715
Net Income/(Loss)	370,818	(306,462)	-	64,356

The separated VIE and Non-VIE financial information during the year of 2016 was as follows (in RMB thousands):

	VIEs Consolidated	Non-VIEs Consolidated	Inter-company Elimination	Group Consolidated
Cash and cash equivalent	173,772	23,128	-	196,900
Inter-Group balances due from VIEs/Non VIEs	1,844,177	3,254,337	(5,098,514)	-
Investment to VIEs	-	81,960	(81,960)	-
Other current assets	319,302	100,325	-	419,627
Non-current assets	280,362	79,306	-	359,668
Total Assets	2,617,613	3,539,056	(5,180,474)	976,195
Inter-Group balances due to VIEs/Non VIEs	3,002,644	2,022,867	(5,025,511)	-
Other current liabilities	521,375	316,627	-	838,002
Non-current liabilities	23,172	-	-	23,172
Total Liabilities	3,547,191	2,339,494	(5,025,511)	861,174
Equity	(929,578)	1,199,562	(154,963)	115,021
Net Revenue	470,194	2,625	(60,803)	412,016
Net Loss	(12,805)	(24,213)	-	(37,018)

The separated VIE and Non-VIE financial net revenue and net loss during the nine month ended September 30, 2016 was as follows (in RMB thousands):

	VIEs Consolidated	Non-VIEs Consolidated	Inter-company Elimination	Group Consolidated
Net Revenue	296,578	4,490	(20,147)	280,921
Net Loss	(775)	(17,491)	-	(18,266)

The separated VIE and Non-VIE financial information during and as at the nine month ended September 30, 2017 was as follows (in RMB thousands):

	VIEs Consolidated	Non-VIEs Consolidated	Inter-company Elimination	Group Consolidated
Cash and cash equivalent	180,445	35,192	-	215,637
Inter-Group balances due from VIEs/Non VIEs	1,974,940	2,428,628	(4,403,568)	-
Investment to VIEs	-	81,960	(81,960)	-
Other current assets	290,642	147,554	-	438,196
Non-current assets	278,344	75,718	-	354,062
Total Assets	2,724,371	2,769,052	(4,485,528)	1,007,895
Inter-Group balances due to VIEs/Non VIEs	3,041,169	1,525,802	(4,566,971)	-
Other current liabilities	595,419	247,342	-	842,761
Non-current liabilities	21,981	-	-	21,981
Total Liabilities	3,658,569	1,773,144	(4,566,971)	864,742
Equity	(934,198)	995,908	81,443	143,153
Net Revenue	322,539	2,656	(25,470)	299,725
Net Income	16,473	8,260	-	24,733

61

Revenue recognition

Our revenue is primarily generated from delivering educational programs and services. Our customers include mainly students attending classes at our own schools or training centers; students attending classes run by our cooperative partners; corporate clients attending our outbound and management training classes.

Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, service is performed and collectability of the related fee is reasonably assured. Revenues presented in the consolidated financial statements represent revenues from educational program and services. If any of the aforementioned criteria are not met, we defer recognizing the revenue until such time as all criteria are met.

 Educational programs and services

Educational programs and services primarily consist of primary and secondary curriculum education, tutoring programs that supplement primary and secondary curriculum education and career enhancement and other corporate training programs that are provided directly or indirectly to customers, where we are responsible for delivery of the programs and services. For the curriculum education programs, the tuition revenue, including accommodation, is recognized on a straight-line basis over the length of the course, which is typically over a period of a semester. For tutoring programs, tuition revenue is recognized on a straight-line basis over the period during which tutoring services are provided to students. Educational materials revenue, which is immaterial and has not been disclosed separately, relates to the sales of books, course materials, course notes for which we recognize revenue when the materials have been delivered to students.

Education programs and services also include programs offered online which could be accessed through a username and password. Revenue of this service offering is recognized when programs are delivered online, and collected within one to three months.

Intellectualized operational services

We enter into sales contractual arrangements related to intellectualized operational services. For each contract, revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, service is performed and collectability of the related fee is reasonably assured. If any of the aforementioned criteria are not met, we defer the recognition of revenue until all criteria are met. Arrangements for intellectualized operational services are on a fixed-price basis. Revenues from fixed-price contracts are recognized using the percentage-of-completion method as determined by the proportional relation of the contract costs incurred to date relative to the estimated total contract costs at completion. Estimated contract costs are reviewed monthly and revised as necessary. We review the estimated revenues and estimated costs on each project at the end of each reporting period. Any revisions to existing estimates are made when required by members of management having the relevant authority. As part of the review process, management regularly compares and analyzes the actual costs incurred and the estimate of costs to complete the projects to the total estimated costs and the total contract price. Management make revisions to existing estimates as needed based on the analysis performed and with proper level of approval in the period in which changes become known. As a policy, provisions for estimated losses on such engagements will be made during the period in which a loss becomes probable and can be reasonably estimated.

Intangible assets, net

Intangible assets represent software, trade name, student population, corporative agreement, customer relationship, favorable lease, non-compete agreement. The software was initially recorded at historic acquisition costs or cost directly incurred to develop the software during the application development stage that can provide future benefits, and amortized on a straight-line basis over estimated useful lives.

Other finite lived intangible assets are initially recorded at fair value when acquired in a business combination, in which the finite intangible assets are amortized on a straight-line basis except student populations and customer relationships, which are amortized using an accelerated method to reflect the expected departure rate over the remaining useful life of the asset. The company reviews identifiable amortizable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from use of the asset and its eventual disposition. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair value. The intangible assets have original estimated useful lives as follows:

Software	2 years to 10 years
Student populations	1.8 years to 15 years
Customer relationships	5.7 years
Cooperative agreements	1.3 years to 10 years
Favorable leases	0.8 years to 20 years
Non-compete agreement	3 years to 4.5 years
Trade names	Indefinite

We have determined that trade names have the continued ability to generate cash flows indefinitely. There are no legal, regulatory, contractual, economic or other factors limiting the useful life of the respective trade names. Consequently, the carrying amounts of trade names are not amortized but are tested for impairment annually in the fourth quarter or more frequently if events or circumstances indicate that the assets may be impaired. Such impairment test consists of a comparison of the fair values of the trade names with their carrying amounts and an impairment loss is recognized if and when the carrying amounts of the trade names exceed their fair values.

62

Starting from 2012, we have performed impairment testing of indefinite-lived intangible assets in accordance with ASC 350, which requires an entity to evaluate events and circumstances that may affect the significant inputs used to determine the fair value of the indefinite-lived intangible assets when performing qualitative assessment. When these events occur, the Group estimates the fair value of these trade names with the Relief from Royalty method (“RFR”), which is one of the income approaches. RFR method is generally applied for assets that frequently licensed in exchange for royalty payments. As the owner of the asset is relieved from paying such royalties to a third party for using the asset, economic benefit is reflected by notional royalty savings. An impairment loss is recognized for any excess in the carrying value over the fair value of trade names.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired in a business combination or an acquisition by a not-for-profit entity that are not individually identified and separately recognized. Goodwill acquired in a business combination is tested for impairment at least annually or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired with the following two-step process. The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. The fair value of each reporting unit is established using a combination of expected present value of future cash flows and income approach valuation methodologies. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. A reporting unit constitutes a business for which discrete profit and loss financial information is available. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Determining when to test for impairment, our reporting units, the fair value of a reporting unit and the fair value of assets and liabilities within a reporting unit, requires judgment and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions and determination of appropriate market comparables. We base fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain.

Significant changes in the economic characteristics of components or reorganization of an entity’s reporting structure can sometimes result in a re-assessment of the affected operating segment and its components to determine whether reporting units need to be redefined where the components are no longer economically similar.

Future changes in the judgments and estimates underlying the company’s analysis of goodwill for possible impairment, including expected future cash flows and discount rate, could result in a significantly different estimate of the fair value of the reporting units and could result in additional impairment of goodwill.

Impairment of long-lived assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, we measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we will recognize an impairment loss based on the fair value of the assets, using the expected future discounted cash flows.

63

Income taxes

Income tax expense has been allocated between continued and discontinued operations in all periods. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not some portion or all of the deferred tax assets will not be realized. Income taxes are provided for in accordance with the laws of the relevant taxing authorities. The Group recognizes interest and penalties as income tax.

We do not record PRC withholding tax expense for foreign earnings which we plan to reinvest to expand our PRC operations. We considered business plans, planning opportunities and expected future outcomes in assessing the needs for future expansion and support of our operations. If our business plans change or our future outcomes differ from our expectations, PRC withholding tax expense and our effective tax rate could increase or decrease in that period.

We adopted the guidance on accounting for uncertainty in income taxes as of January 1, 2007. The guidance prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. Significant judgment is required in evaluating the uncertain tax positions and determining its provision for income taxes. We establish reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged despite our belief that our tax return positions are in accordance with applicable tax laws. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit, new tax legislation or the change of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the effect of reserve provisions and changes to reserves that are considered appropriate, as well as the related net interest and penalties where applicable.

Share-based compensation

We grant share options to our employees, directors and non-employees. Cost of employee services received is measured at the grant-date using the fair value of the equity instrument issued net of an estimated forfeiture rate, and therefore only recognizes compensation costs for those shares expected to vest over the service period of the award. Share-based compensation expense is recorded on a straight-line basis over the requisite service period, generally ranging from one year to four years.

Cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. To the extent we recognize any cost of service prior to the time the non-employees complete their performance, any interim measurements that we make during the performance period are made at the then current fair values of equity instruments at each of those interim financial reporting dates.

Forfeitures are estimated at the time of grant and revised in the subsequent periods if actual forfeitures differ from those estimates.

64

Foreign currency translation and transactions

We use RMB as our reporting currency. The functional currency of our company and the subsidiaries incorporated in the Cayman Islands, Hong Kong and the British Virgin Islands is US$, the functional currency of our VIE incorporated in Taiwan is TWD, while the functional currency of the other entities of our company is RMB. An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which it primarily generates and expends cash. We considered various indicators, such as cash flows, sales price, market expenses, financing and inter-company transactions and arrangements in determining an entity’s functional currency.

In the consolidated financial statements, the financial information of our company and its subsidiaries, which use US$ and TWD as their functional currencies, has been translated into RMB. Assets and liabilities are translated from each subsidiary’s functional currency at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains, and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income or loss in the statement of shareholders’ equity and comprehensive income.

Foreign currency transactions denominated in currencies other than functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are re-measured at the applicable rates of exchange in effect at that date. Foreign exchange gains and losses resulting from the settlement of such transactions and from re-measurement at year-end are recognized in foreign currency exchange gain/loss, net on the consolidated statement of operations.

Discontinued Operations

A discontinued operation may include a component of an entity or a group of components of an entity, or a business or nonprofit activity. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when any of the following occurs: (1) the component of an entity or group of components of an entity meets the criteria to be classified as held for sale; (2) the component of an entity or group of components of an entity is disposed of by sale; (3) the component of an entity or group of components of an entity is disposed of other than by sale (for example, by abandonment or in a distribution to owners in a spinoff).

Results of operations

The following table sets forth a summary of our consolidated statements of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. We believe that period-to-period comparisons of results of operations should not be relied upon as indicative of future performance.

Summary of Consolidated Statements of Operations

(in thousands, except share, per share and per ADS information)	Fiscal Year Ended December 31,				Nine months Ended September 30,
	2014	2015	2016		2016	2017
Consolidated Statement of Operations	RMB	RMB	RMB	US$	RMB	RMB	US$
Data:
Revenue	411,998	395,715	412,016	59,343	280,921	299,725	45,049
Cost of revenue (1)	(274,036)	(245,945)	(238,742)	(34,386)	(162,961)	(175,720)	(26,411)
Gross profit	137,962	149,770	173,274	24,957	117,960	124,005	18,638
Selling and marketing (1)	(80,377)	(55,511)	(41,818)	(6,023)	(30,642)	(28,205)	(4,239)
General and administrative (1)	(508,544)	(280,634)	(145,513)	(20,958)	(97,880)	(105,014)	(15,784)
Research and development (1)	(12,259)	(7,308)	(7,572)	(1,091)	(5,732)	(4,653)	(699)
Impairment loss	(292,577)	(162,351)	(22,402)	(3,227)	(934)	-	-
Operating loss	(755,795)	(356,034)	(44,031)	(6,342)	(17,228)	(13,867)	(2,084)
Other (expenses) income	(267,861)	(39,371)	12,924	1,862	6,177	47,599	7,154
(Loss)/income before income taxes	(1,023,656)	(395,405)	(31,107)	(4,480)	(11,051)	33,732	5,070
Income tax (expense)/benefit	(1,135)	118,963	(5,911)	(851)	(7,215)	(8,999)	(1,353)
(Loss)/income from continuing operation	(1,024,791)	(276,442)	(37,018)	(5,331)	(18,266)	24,733	3,717
(Loss)/income from and on sale of discontinued operations, net of income tax	(57,764)	340,798	-	-	-	-	-
Net (loss)/income	(1,082,555)	64,356	(37,018)	(5,331)	(18,266)	24,733	3,717
Net income/ (loss) attributable to non- controlling interests	(5,742)	617	(1,318)	(190)	102	(200)	(30)
Net (loss)/income attributable to ordinary shareholders interests(1)	(1,076,813)	63,739	(35,700)	(5,141)	(18,368)	24,933	3,747
Net (loss)/income from continuing operations per ordinary share
Basic	(73.13)	(7.52)	(0.93)	(0.13)	(0.48)	0.64	0.10
Diluted	(73.13)	(7.52)	(0.93)	(0.13)	(0.48)	0.63	0.10

Net (loss)/income from discontinued operations per ordinary share
Basic	(4.18)	9.25	-	-	-	-	-
Diluted	(4.18)	9.25	-	-	-	-	-

Net (loss)/income from continuing operations per ADS
Basic	(146.26)	(15.04)	(1.86)	(0.26)	(0.96)	1.28	0.20
Diluted	(146.26)	(15.04)	(1.86)	(0.26)	(0.96)	1.26	0.20

Net (loss)/income from discontinued operations per ADS
Basic	(8.36)	18.50	-	-	-	-	-
Diluted	(8.36)	18.50	-	-	-	-	-

Weighted average shares used in calculating net income/(loss) per share
Basic	13,928,048	36,848,816	38,469,234	38,469,234	38,411,480	38,803,676	38,803,676
Diluted	13,928,048	36,848,816	38,469,234	38,469,234	38,411,480	39,310,607	39,310,607

(1)	Includes depreciation and amortization of RMB 57.7 million, RMB 41.1 million and RMB 25.0 million (US$ 3.6 million), RMB 20.5 million and RMB 16.8 million, excluding Jinghan Group, for the years ended December 31, 2014, 2015, 2016 and the first nine months of 2016 and 2017, respectively.

65

Nine months ended September 30, 2017 compared with nine months ended September 30, 2016

Net revenues. Our net revenues increased by 6.7% from RMB 280.9 million in the first nine months of 2016 to RMB 299.7 (US$ 45.0 million) in the first nine months of 2017. The increase was mainly driven by higher student enrollment for the 2016-2017 academic year in the Company’s K-12 schools from the fall semester in 2016 and the new revenue from intellectualized operational services contributed by IValley Beijing.

Cost of revenues. Our cost of revenues increased by 7.8% from RMB 163.0 million in the first nine months of 2016 to RMB 175.7 million (US$ 26.4 million) in first nine months of 2017. There was an increase in performance-based compensation for teaching faculties and the new cost of revenue from intellectualized operational services contributed by IValley Beijing.

Gross profit. Gross profit as a percentage of our net revenues slightly increased from 42.0% in the first nine months of 2016 to 41.3% in the first nine months of 2017. There was no material fluctuation.

Operating expenses. Our total operating expenses increased by 2.0% from RMB 135.2 million in the first nine months of 2016 to RMB 137.9 million (US$ 20.7 million) in the first nine months of 2017, which is not material.

•	Selling and marketing expenses. Our selling and marketing expenses decreased by 8.0% from RMB 30.6 million in the first nine months of 2016 to RMB 28.2 million (US$ 4.2 million) in the first nine months of 2017. The change was primarily due to lower spending on marketing expense.

•	General and administrative expenses. Our general and administrative expenses increased by 7.3% from RMB 97.9 million in the first nine months of 2016 to RMB 105.0 million (US$ 15.8 million) in the first nine months of 2017. The increase was mainly due to the increase in salary expenses to provide services to our expanded K-12 business.

•	Research and development expenses. Our research and development expenses decreased by 18.8% from RMB 5.7 million in the first nine months of 2016 to RMB 4.7 million (US$ 0.7 million) in the first nine months of 2017. The decrease was mainly due the increase in capitalization of research and development expenses.

Other income (expense), net. We recorded net other income of RMB 14.0 million (US$ 2.1 million) in the first nine months of 2017, compared to net other income of RMB 6.2 million in the first nine months of 2016. The increase was mainly due to the disposal of 21st Training Center in the third quarter of 2017.

66

Income tax expense. Our income tax expense changed from RMB 7.2 million in the first nine months of 2016 to RMB 9.0 million (US$ 1.4 million) in the first nine months of 2017.

Income/(loss) from continuing operations. Our loss from continuing operations decreased from loss of RMB 18.3 million in the first nine months of 2016 to income of RMB 24.7 million (US$ 3.7 million) in the first nine months of 2017. Our loss from continuing operations turned to profit mainly due to the reversal of bad debt provision, the new income from intellectualized operational services and the disposal of 21st Training Center in the third quarter of 2017.

Net income/(loss). According to above mentioned factors, our net income/(loss) changed from loss of RMB 18.3 million in the first nine months of 2016 to income of RMB 24.7 million (US$ 3.7 million) in the first nine months of 2017.

Year ended December 31, 2016 compared with year ended December 31, 2015

Net revenues. Our net revenues increased by 4.1% from RMB 395.7 million in 2015 to RMB 412.0 (US$ 59.3 million) in 2016. The increase was primarily due to the increase in student enrolment and average tuition fees in some of our K-12 schools.

Cost of revenues. Our cost of revenues decreased by 2.9% from RMB 245.9 million in 2015 to RMB 238.7 million (US$ 34.4 million) in 2016. There was no material fluctuation in the cost of revenues from 2015 to 2016.

Gross profit. Gross profit as a percentage of our net revenues increased from 37.8% in 2015 to 42.1% in 2016. The increase was primarily driven by the effective expense control and improvement of operational efficiency.

Operating expenses. Our total operating expenses decreased by 57.0% from RMB 505.8 million in 2015 to RMB 217.3 million (US$ 31.3 million) in 2016. This decrease was mainly due to lower general and administrative expenses and lower impairment loss in 2016 compared to 2015.

•	Selling and marketing expenses. Our selling and marketing expenses decreased by 24.7% from RMB 55.5 million in 2015 to RMB 41.8 million (US$ 6.0 million) in 2016. The decreases were mainly due to the change of marketing strategy and the decrease of advertising expense.

•	General and administrative expenses. Our general and administrative expenses decreased by 48.1% from RMB 280.6 million in 2015 to RMB 145.5 million (US$ 21.0 million) in 2016. The decrease was mainly due to lower share-based compensation, lower bad debt provision, lower other one-time expenses, as well as less headcount.

•	Research and development expenses. Our research and development expenses increased by 4.1% from RMB 7.3 million in 2015 to RMB 7.6 million (US$ 1.1 million) in 2016. There was no material fluctuation.

•	Impairment loss. The impairment loss of RMB 22.4 million (US$ 3.2 million) in 2016 was mainly due to the impairment loss recognized in goodwill and intangible assets.

Other income (expense), net. We recorded net other income of RMB 12.9 million (US$ 1.9 million) in 2016, compared to net other expenses of RMB 39.4 million in 2015. The amount has turned into profit mainly due to the interest income received from short-term investments and the income on sale of investment available for sale in 2016, comparing to a loss of RMB 39.4 million in 2015 mainly from one-time expense related to convertible loan.

Income tax benefit (expense). Our income tax benefit/(expense) changed from RMB 119.0 million benefit in 2015 to RMB 5.9 million (US$ 0.9 million) expense in 2016. Excluding the income tax impact of 2015, our recognized income expense comprised of tax expense of RMB 4.9 million for continuing operation results, tax expense of RMB 4.1 million related to allowance of deferred tax assets, and tax benefit of RMB 3.1 million related to deferred tax liabilities reversal due to unrecognized valuation surplus amortization and assets impairment.

67

Income/(loss) from continuing operations. Our loss from continuing operations decreased from loss of RMB 276.4 million in 2015 to loss of RMB 37.0 million (US$ 5.3 million) in 2016. If excluding impairment charges of RMB 162.4 million and RMB 22.4 million in 2015 and 2016, respectively, our loss from continuing operations improved RMB 99.4 million mainly due to less one-time expense and effective cost control.

Income/(loss) from and on sale of discontinued operations, net of income tax. We recognized a gain of RMB 340.8 million on the disposal of Jinghan Group in 2015, while there was no such transaction in 2016.

Net income/(loss). According to above mentioned factors, our net income/(loss) changed from income of RMB 64.4 million in 2015 to loss of RMB 37.0 million (US$ 5.3 million) in 2016.

Year ended December 31, 2015 compared with year ended December 31, 2014

Net revenues. Our net revenues decreased by 4.0% from RMB 412.0 million in 2014 to RMB 395.7 (US$ 61.1 million) in 2015. There were no material changes on net revenue from 2014 to 2015.

Cost of revenues. Our cost of revenues decreased by 10.3% from RMB 274.0 million in 2014 to RMB 245.9 million (US$ 38.0 million) in 2015. The decrease was due to the effective cost control.

Gross profit. Gross profit as a percentage of our net revenues increased from 33.5% in 2014 to 37.8% in 2015. The increase was primarily driven by lower employee cost due to reduction of headcounts and the effective expense control.

Operating expenses. Our total operating expenses decreased by 43.4% from RMB 893.8 million in 2014 to RMB 505.8 million (US$ 78.1 million) in 2015. This decrease was mainly due to lower general and administrative expenses and lower impairment loss in 2015 compared to 2014.

•	Selling and marketing expenses. Our selling and marketing expenses decreased by 31.0% from RMB 80.4 million in 2014 to RMB 55.5 million (US$ 8.6 million) in 2015. The decreases were mainly due to the change of marketing strategy and the decrease of advertising expense.

•	General and administrative expenses. Our general and administrative expenses decreased by 44.8% from RMB 508.5 million in 2014 to RMB 280.6 million (US$ 43.3 million) in 2015. The decrease was mainly due to lower share-based compensation, lower bad debt provision, lower other one-time expenses, as well as less headcount.

•	Research and development expenses. Our research and development expenses decreased by 40.7% from RMB 12.3 million in 2014 to RMB 7.3 million (US$ 1.1 million) in 2015. This decrease was primarily due to the reducing of the team size.

•	Impairment loss. The impairment loss of RMB 162.4 million (US$ 25.1 million) in 2015 was mainly due to the impairment loss recognized in intangible assets, fixed assets, long-term investment, other current assets and other non-current assets.

Other income (expense), net. We recorded net other expenses of RMB 39.4 million (US$ 6.1 million) in 2015, compared to net other expenses of RMB 267.9 million in 2014. The decrease was mainly due to decrease in interest expenses from amortization of BCF related to the convertible loan and the one-time expense of loss from extinguishment of debt in 2014.

Income tax benefit (expense). Our income tax benefit/(expense) changed from RMB 1.1 million expense in 2014 to RMB 119.0million (US$ 18.4 million) benefit in 2015. This change was primarily related to a recognized tax benefit of about RMB 52.9 million for the excess of outside tax basis over financial reporting basis of Jinghan Group due to the disposal, deferred tax liabilities written-off related to assets impairment of RMB 40.4 million and assuming the utilization of net loss carried forward from previous years of RMB 17.9 million.

68

Income/(loss) from continuing operations. Our loss from continuing operations decreased from loss of RMB 1,024.8 million in 2014 to loss of RMB 276.4 million (US$ 42.7 million) in 2015. This change was primarily due to lower impairment charges, effective cost control and the amortization of BCF related to the convertible loan and the one-time expense of loss from extinguishment of debt in 2014.

Income/(loss) from and on sale of discontinued operations, net of income tax. Our income from and on sale of discontinued operation, net of income tax was RMB 340.8 million (US$ 52.6 million) in 2015, compared to loss from and on sale of discontinued operations, net of income tax of RMB 57.8 million in 2014. The income from and on sale of discontinued operation in 2015 was mainly due to the income recognized on the disposal of Jinghan Group.

Net income/(loss). According to above mentioned factors, our net income/(loss) increased from loss of RMB 1,082.6 million in 2014 to income of RMB 64.4 million (US$ 9.9 million) in 2015.

Discussion of segment operations

The following table lists our net revenues, cost of revenues, gross profit and gross margin by our reportable segments for the periods indicated:

(in thousands)	Fiscal Year Ended December 31,				Nine months Ended September 30,
	2014	2015	2016		2016	2017
Consolidated Statement of Operations	RMB	RMB	RMB	US$	RMB	RMB	US$
Data:
Net revenues:
Tutoring	68,203	54,888	47,985	6,911	37,748	46,510	6,991
K-12 schools	168,244	186,747	222,592	32,060	141,327	150,236	22,581
Better Schools net revenues	236,447	241,635	270,577	38,971	179,075	196,746	29,572
Career enhancement	175,551	154,080	141,439	20,372	101,846	94,323	14,176
Better Jobs net revenues	175,551	154,080	141,439	20,372	101,846	94,323	14,176
Others	-	-	-	-	-	8,656	1,301
Total revenues of reportable segments and the company	411,998	395,715	412,016	59,343	280,921	299,725	45,049

Cost of revenues:
Tutoring	(52,728)	(41,048)	(33,465)	(4,820)	(27,162)	(22,575)	(3,393)
K-12 schools	(115,416)	(116,819)	(137,833)	(19,852)	(90,208)	(102,117)	(15,348)
Better Schools net revenues	(168,144)	(157,867)	(171,298)	(24,672)	(117,370)	(124,692)	(18,741)
Career enhancement	(105,892)	(88,078)	(67,444)	(9,714)	(45,591)	(44,969)	(6,759)
Better Jobs net revenues	(105,892)	(88,078)	(67,444)	(9,714)	(45,591)	(44,969)	(6,759)
Others	-	-	-	-	-	(6,059)	(911)
Total cost of revenues of reportable segments and the company	(274,036)	(245,945)	(238,742)	(34,386)	(162,961)	(175,720)	(26,411)

Gross profit
Tutoring	15,475	13,840	14,520	2,091	10,586	23,935	3,597
K-12 schools	52,828	69,928	84,759	12,208	51,119	48,119	7,232
Better Schools gross profit	68,303	83,768	99,279	14,299	61,705	72,054	10,829
Career enhancement	69,659	66,002	73,995	10,658	56,255	49,354	7,419
Better Jobs gross profit	69,659	66,002	73,995	10,658	56,255	49,354	7,419
Others	-	-	-	-	-	2,597	390
Total gross profit of reportable segments and the company	137,962	149,770	173,274	24,957	117,960	124,005	18,638

Gross margin
Tutoring	22.7%	25.2%	30.3%	30.3%	28.0%	51.5%	51.5%
K-12 schools	31.4%	37.4%	38.1%	38.1%	36.2%	32.0%	32.0%
Better Schools gross margin	28.9%	34.7%	36.7%	36.7%	34.5%	36.6%	36.6%
Career enhancement	39.7%	42.8%	52.3%	52.3%	55.2%	52.3%	52.3%
Better Jobs gross margin	39.7%	42.8%	52.3%	52.3%	55.2%	52.3%	52.3%
Others	-	-	-	-	-	30.0%	30.0%
Total gross margin of reportable segments and the company	33.5%	37.8%	42.1%	42.1%	42.0%	41.3%	41.3%

69

Nine months ended September 30, 2017 compared with nine months ended September 30, 2016

Tutoring

Net revenues from our tutoring segment increased from RMB 37.7 million in the first nine months of 2016 to RMB 46.5 million (US$ 7.0 million) in the first nine months of 2017. The increase was primarily due to the recognition of tuition fee which the prior years’ courses were expired.

Cost of revenues from our tutoring segment decreased from RMB 27.2 million in first nine months of 2016 to RMB 22.6 million (US$ 3.4 million) in the first nine months of 2017. The decrease was mainly due to the improvement in operation efficiency.

Gross profit as a percentage of our net revenues from our tutoring segment was 28.0% in the first nine months of 2016 and 51.5% in the first nine months of 2017. The increase was mainly due to the recognition of tuition fee which the prior years’ courses were expired.

K-12 schools

Net revenues from our K-12 schools segment increased from RMB 141.3 million in the first nine months of 2016 to RMB 150.2 million (US$ 22.6 million) in the first nine months of 2017. The increase was primarily driven by higher student enrollment for the 2016-2017 academic year from the fall semester in 2016.

Cost of revenues from our K-12 schools segment increased from RMB 90.2 million in the first nine months of 2016 to RMB 102.1 million (US$ 15.3 million) in the first nine months of 2017. The increase was primarily due to more supporting direct cost related to the increase in student enrollment and an increase in performance-based compensation for teaching faculties in the first nine months of 2017.

Gross profit as a percentage of our net revenues from our K-12 schools segment was 36.2% in the first nine months of 2016 and 32.0% in the first nine months of 2017. The decrease in the gross profit margin was mainly due to an increase in performance-based compensation for teaching faculties in the first nine months of 2017.

Career enhancement

Net revenues from our career enhancement segment increased from RMB 101.8 million in the first nine months of 2016 to RMB 94.3 million (US$ 14.2 million) in the first nine months of 2017, which was insignificant.

Cost of revenues in our career enhancement segment decreased from RMB 45.6 million in the first nine months of 2016 to RMB 45.0 million (US$ 6.8 million) in the first nine months of 2017, which was insignificant

Gross profit as a percentage of our net revenues from our career enhancement segment was 55.2% in the first nine months of 2016 and 52.3% in the first nine months of 2017. There fluctuation in gross profit margin was mainly due to an increase in performance-based compensation for teaching faculties in the first nine months of 2017.

Others

Net revenues from our others segment was RMB 8.7 million (US$ 1.3 million) in the first nine months of 2017.

Cost of revenues in our others segment was RMB 6.1 million (US$ 0.9 million) in the first nine months of 2017.

Gross profit as a percentage of our net revenues from our others segment was 30.0% in the first nine months of 2017.

Year ended December 31, 2016 compared with year ended December 31, 2015

Tutoring

Net revenues from our tutoring segment decreased from RMB 54.9 million in 2015 to RMB 48.0 million (US$ 6.9 million) in 2016. The decrease was primarily due to our effort to re-establish a solid foundation for future growth by suspension of non-performing businesses.

Cost of revenues from our tutoring segment decreased from RMB 41.0 million in 2015 to RMB 33.5 million (US$ 4.8 million) in 2016. The decrease was in line with the decrease in revenue.

70

Gross profit as a percentage of our net revenues from our tutoring segment was 25.2 % in 2015 and 30.3 % in 2016. The increase was mainly driven by our effort to re-establish a solid foundation for future growth by suspension of non-performing businesses.

K-12 schools

Net revenues from our K-12 schools segment increased from RMB 186.7 million in 2015 to RMB 222.6 million (US$ 32.1 million) in 2016. The increase was primarily due to the increase in student enrolment and average tuition fees in some of our K-12 schools.

Cost of revenues from our K-12 schools segment increased from RMB 116.8 million in 2015 to RMB 137.8 million (US$ 19.9 million) in 2016. The increase was primarily due to more supporting direct cost related to the increase in student enrollment.

Gross profit as a percentage of our net revenues from our K-12 schools segment was 37.4% in 2015 and 38.1% in 2016. The increase in the gross profit margin was mainly due to the effective cost control.

Career enhancement

Net revenues from our career enhancement segment decreased from RMB 154.1 million in 2015 to RMB 141.4 million (US$ 20.4 million) in 2016. The decrease was primarily due to our effort to re-establish a solid foundation for future growth by suspension of non-performing businesses.

Cost of revenues in our career enhancement segment decreased from RMB 88.1 million in 2015 to RMB 67.4 million (US$ 9.7 million) in 2016, which was mainly caused by suspension of non-performing business and our effort in cost saving initiatives.

Gross profit as a percentage of our net revenues from our career enhancement segment was 42.8% in 2015 and 52.3% in 2016. The increase in gross margin was mainly driven by our effort to re-establish a solid foundation for future growth by closing down non-performing businesses.

Year ended December 31, 2015 compared with year ended December 31, 2014

Tutoring

Net revenues from our tutoring segment decreased from RMB 68.2 million in 2014 to RMB 54.9 million (US$ 8.5 million) in 2015. The decrease was primarily due to decreased student enrollments impacted by reduced sales force during the restructuring period.

Cost of revenues from our tutoring segment decreased from RMB 52.7million in 2014 to RMB 41.0 million (US$ 6.3 million) in 2015. The decrease was mainly achieved by the cost saving initiatives to improve operation efficiency.

Gross profit as a percentage of our net revenues from our tutoring segment was 22.7 % in 2014 and 25.2 % in 2015. The increase was mainly driven by lower employee cost due to reduction of headcounts and better expense control in 2015.

K-12 schools

Net revenues from our K-12 schools segment increased from RMB 168.2 million in 2014 to RMB 186.7 million (US$ 30.3 million) in 2015. The increase was primarily due to the different amortization days of revenue basis due to timing of public holidays in China. In long-term, our K-12 revenue is stable.

71

Cost of revenues from our K-12 schools segment increased from RMB 115.4 million in 2014 to RMB 116.8 million (US$ 18.0 million) in 2015. The increase was insignificant.

Gross profit as a percentage of our net revenues from our K-12 schools segment was 31.4% in 2014 and 37.4 % in 2015. The increase in the gross profit margin was mainly due to the increase of revenue.

Career enhancement

Net revenues from our career enhancement segment decreased from RMB 175.6 million in 2014 to RMB 154.1 million (US$ 23.8 million) in 2015. The decrease was primarily due to decreased student enrollments impacted by reduced sales force during the period.

Cost of revenues in our career enhancement segment decreased from RMB 105.9 million in 2014 to RMB 88.1 million (US$ 13.6 million) in 2015, which was mainly achieved by the cost saving initiatives to improve operation efficiency.

Gross profit as a percentage of our net revenues from our career enhancement segment was 39.7% in 2014 and 42.8 % in 2015. The increase in gross margin was mainly driven by improved operation efficiency.

Liquidity and Capital Resources

The Group’s consolidated current liabilities exceeded its consolidated current assets by approximately RMB 188.9 million as of September 30, 2017. The Group reported a net loss of RMB 276.4 million and RMB 37.0 million from continued operations for the years ended December 31, 2015 and 2016, respectively, which included a non-cash impairment charge of RMB 205.3 million related to provision of receivables, impairment loss of fixed assets, intangible assets, long term investment, other non-current assets and other current assets, and a non-cash expense of RMB 56.5 million related to the interest expense of convertible loan in 2015; and a non-cash impairment loss of intangible assets and goodwill of RMB 22.4 million and RMB 1.7 million provision of prepaid and other current assets in 2016. The Group’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Group will be able to reduce or eliminate its net losses for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses in line with revenue forecasts, the company may not be able to achieve profitability.

The Group’s principal sources of liquidity have been cash provided by operating activities. As of September 30, 2017, the Group had RMB 215.6 million in unrestricted cash and cash equivalents. The Group’s cash and cash equivalents consist of cash on hand and liquid investments that are unrestricted as to withdrawal or use, have maturities of three months or less and are placed with banks and other financial institutions. As of September 30, 2017, the Group had RMB 180.4 million in unrestricted cash and cash equivalents from VIEs. The Group’s consolidated net assets were amounting to RMB 143.2 million as of September 30, 2017. In addition the Group has lease commitment of RMB 113.9 million as of September 30, 2017, of which RMB 5.3 million was remained within the rest of 2017.

The Group had approximately RMB 132.0 million and RMB 95.0 million short term investments, available for sale and short term investments, held to maturity as of September 30, 2017, which was held as short-term investments to be liquid on the expiration date before September 30, 2018.

Historically, the Group has addressed liquidity requirements through a series of cost reduction initiatives, debt borrowings and the sale of subsidiaries and other non-performing assets. From the third quarter of 2017 and onwards, the Group has established intellectualized operational services as a new revenue driving business which would also bring in operating funds, and will continue to focus on developing core cash-generating business and products, improving operation efficiency and cost reduction, and enhancing marketing sales force. Actions include expanding Financial Share Service Centers across the Group wide and standardizing the Group’s Finance and Operation Policies throughout the Group; implementing enhanced vendor review and selection processes as well as implementing ERP systems to standardize operations, enhance internal controls, and create synergy of the Group’s resources.

The Group believes that available cash and cash equivalents, short term investments, available for sale and short term investments, held to maturity, cash provided by operating activities, together with cash available from the activities mentioned above, should enable the Group to meet presently anticipated cash needs for at least the next 12 months after the date that the financial statements are issued and the Group has prepared the consolidated financial statements on a going concern basis. However, the Group continues to have ongoing obligations and it expects that it will require additional capital in order to execute its longer-term business plan. If the Group encounters unforeseen circumstances that place constraints on its capital resources, management will be required to take various measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing the Group’s business development activities, suspending the pursuit of its business plan, controlling overhead expenses and seeking to further dispose of non-core assets. We cannot provide any assurance that the Group will raise additional capital if needed.

72

Condensed summary of our cash flows

(in thousands)	Fiscal Year Ended December 31,				Nine months Ended September 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$

Net cash (used in)/provided by operating activities	(160,367)	(40,119)	17,535	2,524	41,242	27,634	4,154
Net cash (used in)/provided by investing activities	110,221	58,214	(65,218)	(9,393)	(102,840)	(48,718)	(7,323)
Net cash provided by/(used in) financing activities	87,003	12,830	(1,504)	(216)	(1,500)	39,821	5,985
Changes in cash, cash equivalents and restricted cash included in assets held for sale	43,870	38,063	-	-	-	-	-
Effects of exchange rate changes on cash, cash equivalents and restricted cash	404	(2,968)	84	12	-	-	-
Net change in cash, cash equivalents and restricted cash	81,131	66,020	(49,103)	(7,073)	(63,098)	18,737	2,816
Cash, cash equivalents and restricted cash at beginning of year	101,202	182,333	248,353	35,770	248,353	199,250	29,948
Cash, cash equivalents and restricted cash at end of year	182,333	248,353	199,250	28,697	185,255	217,987	32,764

Operating activities

Net cash provided by operating activities amounted to RMB 27.6 million (US$ 4.2 million) in the nine months ended September 30, 2017, as compared to net cash provided by operating activities of RMB 41.2 million in the nine months ended September 30, 2016. Net cash provided by operating activities amounted to RMB 17.5 million (US$ 2.5 million) in the year ended December 31, 2016, as compared to net cash used in operating activities of RMB 40.1 million in the year ended December 31, 2015 and net cash used in operating activities of RMB 160.4 million in the year ended December 31, 2014.

Net cash provided by operating activities in the nine months ended September 30, 2017 was primarily attributable to net profit of RMB 24.7 million (US$ 3.6 million), depreciation and amortization of RMB 16.8 million (US$ 2.5 million), a share compensation expense of RMB 4.0 million (US$ 0.6 million), a bad debt provision of RMB 4.0 million (US$ 0.6 million), an increase in income tax payable of RMB 8.8 million (US$ 1.3 million), a decrease in prepaid and other current assets of RMB 23.2 million (US$ 3.5 million), and an increase in deferred revenue of RMB 59.6 million (US$ 9.0 million), partially offset by the disposal of subsidiaries of RMB 38.1 million (US$ 5.7 million), increase in accounts receivable of RMB 30.3 million (US$ 4.5 million), a decrease in accrued and other liabilities of RMB 38.5 million (US$ 5.8 million), a decrease in amounts due to related parties of RMB 4.2 million (US$ 0.6 million), and an increase in other non-current assets of RMB 7.4 million (US$ 1.1 million).

Net cash provided by operating activities in the nine months ended September 30, 2016 was primarily attributable to depreciation and amortization of RMB 20.5 million, a share based compensation of RMB 5.8 million, an increase in income tax payable of RMB 6.3 million, an increase in accrual and other liabilities of RMB 4.0 million, and an increase in deferred revenue of RMB 40.0 million, partially offset by net loss of RMB 18.3 million, an increase in accounts receivable of RMB 12.2 million, a decrease in accounts payable of RMB 2.2 million, an increase in other non-current assets of RMB 0.5 million and an increase in prepaid and other current assets of RMB 2.2 million.

Net cash provided by operating activities in the year ended December 31, 2016 was primarily attributable to depreciation and amortization of RMB 25.0 million (US$ 3.6 million), share-based compensation expense of RMB 7.8 million (US$ 1.1 million), impairment losses of RMB 22.4 million (US$ 3.2 million), an increase in accrued and other liabilities of RMB 2.6 million (US$ 0.4 million) and an increase in income tax payable of RMB 3.5 million (US$ 0.5 million), partially offset by net loss of RMB 37.0 million (US$ 5.3 million), an decrease deferred revenue of RMB 6.4 million (US$ 0.9 million), an increase in accounts receivable of RMB 2.3 million (US$ 0.3 million) and a decrease in accounts payable of RMB 1.7 million (US$ 0.2 million).

73

Net cash used in operating activities in the year ended December 31, 2015 was primarily attributable to net income of RMB 64.4 million (US$ 9.9 million), a disposal gain from subsidiaries of RMB 343.9 million (US$ 53.1 million), an increase in prepaid and other current assets of RMB 18.2 million (US$ 2.8 million), an income on reconsolidate de-consolidate entities of RMB 14.1 million (US$ 2.2 million), an increase in amount of income tax payable of RMB 6.9 million (US$ 1.1 million), and an decrease in amount of deferred tax of RMB 128.8 million (US$ 19.9 million), partially offset by depreciation and amortization of RMB 45.7 million (US$ 7.1 million), an increase in interest expense of RMB 56.5 million (US$ 8.7 million), an increase in share-based compensation of RMB 50.1 million (US$ 7.7 million), an increase in impairment loss of RMB 162.4 million (US$ 25.1 million), an increase in amount of bad debt provision of RMB 43.0 million (US$ 6.6 million), an increase in accrued and other liabilities of RMB 34.4 million (US$ 5.3 million) and an increase in deferred revenue of RMB 8.8 million (USD$ 1.4 million).

Net cash used in operating activities in the year ended December 31, 2014 was primarily attributable to net loss of RMB 1,082.6 million (US$174.5 million), an increase in prepaid and other current assets of RMB 65.0 million (US$10.5 million), an decrease in amount of accrued and other liabilities of RMB 18.5 million (US$3.0 million), and deferred tax of RMB 28.1 million (US$4.5 million), partially offset by depreciation and amortization of RMB 86.6 million (US$14.0 million), a loss in extinguishment of debt of RMB 143.9 million (US$23.2 million), an increase in interest expense of RMB 121.8 million (US$19.6 million), an increase in share-based compensation of RMB 157.4 million (US$25.4 million), an increase in impairment loss of RMB 292.6 million (US$47.2 million), an increase in amount of bad debt provision of RMB 151.1 million (US$24.4 million), an decrease in other non-current assets of RMB 10.2 million (US$1.6 million), an increase of deferred revenue of RMB 39.8 million (USD$6.4 million) and an decrease in accounts receivable of RMB 25.3 million (USD$4.1 million), due to the allowance for doubtful accounts.

Investing activities

Net cash used by investing activities amounted to RMB 48.7 million (US$ 7.3 million) in the nine months ended September 30, 2017, as compared to net cash used in investing activities of RMB 102.8 million in the nine months ended September 30, 2016. Net cash used in investing activities amounted to RMB 65.2 million (US$ 9.4 million) in the year ended December 31, 2016 as compared to RMB 58.2 million net cash inflow in the year ended December 31, 2015 and RMB 110.2 million net cash inflow in the year ended December 31, 2014.

Net cash used by investing activities in the nine months ended September 30, 2017 was primarily attributable to purchase of available-for-sale investments of RMB 111.2 million (US$ 16.7 million), purchase of held-to-maturity investments of RMB 452.7 million (US$ 68.0 million), increase in leasehold improvement of RMB 3.5 million (US$ 0.5 million), purchase of property and equipment of RMB 6.2 million (US$ 0.9 million), increase in loan receivables of RMB 42.7 million (US$ 6.4 million), purchase of intangible assets of RMB 1.1 million (US$ 0.2 million), and the cash balance of disposed entities of RMB 4.3 million (US$ 0.6 million), partially offset by redemption from available-for-sale investments of RMB 152.4 million (US$22.9 million), and maturity and redemption from held-to-maturity investments of RMB 422.4 million (US$ 63.5 million).

Net cash used by investing activities in the nine months ended September 30, 2016 was primarily attributable to purchase of available-for-sale investments of RMB 333.3 million, purchase of held-to-maturity investments of RMB 486.0 million, increase in leasehold improvement of RMB 3.6 million and purchase of property and equipment of RMB 4.2 million, partially offset by redemption from available-for-sale investments of RMB 182.1 million and redemption from held-to-maturity investments of RMB 542.2 million.

Net cash used in investing activities in the year ended December 31, 2016 was mainly attributable to purchase of available-for-sale investments of RMB 442.8 million (US$ 63.8 million), purchase of held-to-maturity investments of RMB 651.5 million (US$ 93.8 million), prepayment of acquisition of property of RMB 71.0 million (US$ 10.2 million), purchase of property and equipment of RMB 7.4 million (US$ 1.1 million) and prepayment for leasehold improvement of RMB 3.9 million (US$ 0.6 million), partially offset by redemption from available-for-sale investments of RMB 373.9 million (US$ 53.9 million), redemption from held-to-maturity investments of RMB 738.6 million (US$ 106.4 million) and fund from maturity of term deposits of RMB 1.2 million (US$ 0.2 million).

Net cash provided by investing activities in the year ended December 31, 2015 was mainly from disposal of subsidiaries of RMB 287.4 million (US$ 44.4 million), net of the cash balance at disposed entities, maturity and redemption from held-to-maturity investments of RMB 376.1 million (US$ 58.1 million), redemption from available-for-sale investments of RMB 114.6 million (US$ 17.7 million), proceed from transferring financial assets of RMB 40 million (US$ 6.2 million) and the withdrawal of term deposit of RMB 9.9 million (US$ 1.5 million), partially offset by the payments for available-for-sale investments of RMB 216.9 million (US$ 33.5 million), payments for held-to-maturity investments of RMB 527.9 million (US$ 81.5 million), purchase of properties and equipment of RMB 7.6 million (US$ 1.2 million), purchase of subsidiaries of RMB 14 million (US$ 2.2 million) and prepayment of leasehold improvement of RMB 4.3 million (US$ 0.7 million).

74

Net cash provided by investing activities in the year ended December 31, 2014 was mainly from disposal of subsidiaries of RMB 135.0 million, partially offset by the purchase of property and equipment of RMB 6.5 million, placement of term deposits of RMB 10.2 million, and prepayment of leasehold improvement of RMB 8.1 million.

Financing activities

Our financing activities consist primarily of short-term and long-term borrowings. Net cash provided by financing activities amounted to RMB 39.8 million (US$ 6.0 million) in the nine months ended September 30, 2017, as compared to net cash used by financing activities of RMB 1.5 million in the nine months ended September 30, 2016. Net cash used in financing activities amounted to RMB 1.5 million (US$ 0.2 million) in the year ended December 31, 2016, as compared to net cash provided amounted to RMB 12.8 million in the year ended December 31, 2015 and RMB 87.0 million in the year ended December 31, 2014.

Net cash provided by financing activities in the nine months ended September 30, 2017 was primarily attributable to the proceeds from short-term borrowings amounted to RMB 39.8 million (US$ 6.0 million).

Net cash used by financing activities in the nine months ended September 30, 2016 was primarily attributable to the repayments of short-term borrowings amounted to RMB 2.3 million, offset by proceeds from minority shareholder capital injection amounted to RMB 0.8 million.

Net cash used in financing activities in the year ended December 31, 2016 was attributable to repayments of short-term borrowings amounted to RMB 2.3 million (US$ 0.3 million), offset by proceeds from minority shareholder capital injection of RMB 0.8 million (US$ 0.1 million).

Net cash provided by financing activities in the year ended December 31, 2015 was attributable to repayment of short-term borrowings of RMB 39.6 million (US$ 6.1 million), partially offset by proceeds from short-term borrowings of RMB 2.3 million (US$ 0.4 million) and proceeds from issuing convertible loan of RMB 50 million (US$ 7.7 million).

Net cash provided by financing activities in the year ended December 31, 2014 was attributable to proceeds from convertible loan of RMB 109.3 million, and proceeds from short-term borrowings of RMB 54.4 million, partially offset by repayments on short-term borrowings of RMB 77 million.

Changes in cash, cash equivalents and restricted cash included in assets held for sale

Changes in cash, cash equivalents and restricted cash included in assets held for sale was nil in the year ended December 31, 2016 and for the nine months ended September 30, 2016 and 2017.

Changes in cash, cash equivalents and restricted cash included in assets held for sale in the year ended December 31, 2015 was attributable to an increase of RMB 38.1 million, which are the cash balance of Jinghan Group. The disposal of Jinghan Group was completed by April 8, 2015.

Changes in cash and cash equivalents included in assets held for sale in the year ended December 31, 2014 was attributable to an increase of RMB 42.3 million.

Short-term borrowings

During 2014, 2015, 2016 and the nine months ended September 30, 2016 and 2017, we and our affiliated entities entered into various short-term loan agreements in the aggregate amount of RMB 39.6 million, RMB 2.3 million, nil, nil and RMB 39.8 million, respectively, with terms less than one year.

The weighted average interest rate of short-term borrowings outstanding was 10.0%, nil and nil per annum as of December 31, 2015, December 31, 2016 and for the nine months ended September 30, 2017. The fair values of the short-term borrowings approximate their carrying amounts. The weighted average short-term borrowings for the years ended December 31, 2015, December 31, 2016 and nine months ended September 30, 2017 was RMB 11.0 million, RMB 1.1 million and RMB 26.7 million, respectively.

75

The short-term borrowings incurred interest expenses for the years ended December 31, 2014, 2015 and 2016, and nine months ended September 30, 2016 and September 30, 2017 amounting to RMB 25.1 million, RMB 4.3 million, RMB 0.1 million, RMB 0.1 million and nil respectively. There was neither capitalization as additions to construction in progress nor guarantee fees for the years ended December 31, 2014, 2015 and 2016 and each of the three-month periods ended June 30, 2016 and 2017.

Convertible Loans

On June 12, 2012 and October 24, 2012, the Group finalized a loan agreement amounting to RMB 125.7 million (US$ 20 million) (“Loan Agreement”) with IFC, in which IFC granted the Group a convertible loan (“IFC C Loan”). IFC may at its option convert a minimum of US$ 1.0 million or its integral multiple of IFC C Loan in whole or in part, at any time prior to the fifth anniversary of the date of the first disbursement of the IFC C Loan, into Class A Ordinary Shares at the conversion price of $300 per ADS ($150 per ordinary share), subject to dilution protection adjustment and registration or an exemption from registration under the Securities Act.

The IFC C Loan was disbursed to the Group on October 22, 2012. The IFC C Loan does not have a provision allowing for pre-payment in advance of the payment schedule.

On April 29, 2013, the company signed an Amendment Agreement with IFC (the “First Amendment”), pursuant to which, the disbursed IFC C Loan will be repaid based on an agreed schedule before September 30, 2013.

On March 9, 2014, the Group executed an exclusivity agreement with China Education Investment Holding Limited (“CEIHL”), the secured creditor of the company. In return for continued forbearance under the loan facility between the company and IFC, which was transferred ultimately to the benefit of CEIHL (“the Loan Facility”), the company granted CEIHL a period of exclusivity to negotiate and implement a restructuring plan designed to, inter alia, return the company to solvency and to allow for the discharge of the JPLs by the Grand Court of the Cayman Islands. A non-binding term sheet was subsequently executed by the JPLs with CEIHL on March 30, 2014.

On May 5, 2014, the company entered into Restructuring Agreement with CEIHL, according to which, CEIHL, will provide for funding for the company approximately RMB 290.6 million (US$ 48 million) in total, comprising the amounts paid, or procured to be paid, by CEIHL or its nominee in satisfaction of and/or discharge of and/or to purchase certain onshore debt with estimated pay off value of approximately RMB 80 million; and the remaining as defined in USD Facility Loan Agreement, which was agreed by both parties in Second Amendment and Restated Loan Agreement. To the extent that the onshore debt is less than the expected pay off value, CEIHL shall lend a corresponding additional amount of funds to the Group offshore and the total amount paid under this Restructuring Agreements thus equals US$ 48 million (and no less), in exchange for a right to convert the principal outstanding under the USD Facility Agreement (as may be increased in accordance with this clause, but not taking into account any principal that relates to capitalized interest) into an aggregate of not more than an 85% economic interest in the company, with 50.1% of the voting rights in the company.

In connection with the restructuring plan, on May 13, 2014, the Group signed Amendment and Restatement Agreement to the Loan Agreement (“the Loan Agreement”) with CEIHL. The parties to the Loan Agreement have agreed to amend and restate the terms and conditions of the IFC C Loan as set out in this Agreement. Pursuant to the Loan Agreement, 1) the Registration Rights Agreement under IFC C Loan was terminated; 2) CEIHL agrees that it shall advance by way of an IFC D Loan to the Group, which was defined in the Second Amendment and Restated Loan Agreement signed by the same parties on the same day with the Loan Agreement.

Subject to the Second Amendment and Restated Loan Agreement, the IFC C Loan consisting of a principal amount of RMB 104.0 million (US$ 17.0 million); and the IFC D Loan consisting of a principal amount of approximately RMB 85.6 million (US$ 14.0 million); and the other loans consisting of a principal amount of approximately RMB 104.1 million (US$ 17.0 million). The entire amount of the Convertible Loan (consisting of an aggregate principal amount of US$ 48 million which is convertible into an aggregate of 32,426,090 Class A Ordinary Shares. Accordingly, the conversion rate is US$ 1.480 per share.

76

The Maturity Date of these loans is 3 years after the date of the Effective Date, which is defined as the date of the discharge of the JPLs in accordance with the Restructuring Agreement. The interest rate is 3% per annum for any interest period and applied to the both loans. Under the Second Amendment and related financing documents, and under the IFC D Loan Facility, CEIHL assigned approximately RMB 30.6 million (US$ 5 million) each of its commitments to Baring Private Equity Asia V Holding (4) limited (“Baring”) and SummitView Investment Limited (“SummitView”).

According to the Second Amendment, the IFC C Loan was substantially amended by decreasing the conversion rate from US$ 150 per share to US$ 1.479 per share. As a result, the fair value of the embedded conversion option (calculated as the difference between the fair value of the embedded conversion option immediately before and after the modification or exchange) was substantially changed. According to ASC Topic 470, if it is determined that the original and new debt instruments are substantially different, and the new debt instrument shall be initially recorded at fair value, and that amount shall be used to determine the debt extinguishment gain or loss to be recognized and the effective rate of the new instrument. Therefore, the amended IFC C loan was initially recorded at fair value, amounting to RMB 254.2 million (US$ 41.5 million) as of May 13, 2014. As comparing to the carrying value of original IFC C Loan consisting of a principal amount of RMB 104.0 million (US$ 17.0 million) and accrued interest payable amounting to RMB 6.9 million (US$ 1.1 million), a loss from extinguishment of debt with amounting to RMB 143.9 million (US$ 23.4 million) was recognized in 2014.

On August 31, 2014, CEIHL entered a Share Interest Assignment Agreement (“Assignment Agreement”) with New Flourish Holding Limited (“New Flourish”), an entity control by CEO of the company. Pursuant to the Assignment Agreement, CEIHL agreed to sell 5,678,963 shares at a favorable consideration of US$ 5.8 million with payment schedule of 3 equal annual installments starting on August 31, 2016. The company recorded it as share-based compensation expenses in the year 2014 amounting to RMB 94.4 million.

On September 5, 2014, RMB 224.5 million (US$ 36.7 million) of the Convertible Loan was converted into ordinary shares by CEIHL and SummitView, and the total 25,182,076 converted shares were issued. At the same date, CEIHL transferred 5,678,963 shares to New Flourish according to the Assignment Agreement. After that, CEIHL became the registered holder of 16,716,954 Class A Ordinary Shares, and SummitView became the registered holder of 2,786,159 Class A Ordinary Shares, while New Flourish became the registered holder of 5,678,963 Class A Ordinary Shares. At the conversion date, the converted portion of the remaining unamortized loan discount (loan premium) was recognized as interest expense, and the loan discount (loan premium) of the unconverted portion will continue to be amortized after the conversion. Nominal interest accrued but not paid was credited to the company’s equity at the time of the conversion. The interest expenses from Convertible Loan, including the amortization of BCF, amounting to RMB 98.7 million were recorded in the year ended December 31, 2014.

On March 5, 2015, CEIHL converted US$ 6.3 million of the Convertible Loan and became the registered holder of 4,457,854 Class A Ordinary Shares. On the same date, Baring converted US$ 5 million of the Convertible Loan and became the registered holder of 2,786,159 Class A Ordinary Shares. The interest expense from Convertible Loan, including the amortization of BCF, amounting to RMB 56.5 million were recorded in the year ended December 31, 2015.

There were no convertible loans as of December 31, 2015, 2016 and September 30, 2017.

Capital expenditures

Our capital expenditures were RMB 6.5 million, RMB 7.6 million, RMB 78.4 million, RMB 4.2 million and RMB 6.2 million in the fiscal years ended December 31, 2014, 2015 and 2016 and in the nine months ended September 30, 2016 and 2017, respectively. These capital expenditures were incurred primarily for investments in facilities, equipment and technology. We had made a prepayment of RMB 71.0 million (US$ 10.2 million) for an office property in 2016.

77

Holding company structure

We conduct our operations primarily through our wholly-owned subsidiary in China, Ambow Shengying, Ambow Chuangying, IValley Beijing and their affiliated PRC entities, which we collectively refer to as our VIEs and their respective subsidiaries.

As a result, our ability to pay dividends and to finance any debt we may incur depends primarily upon dividends paid by Ambow Shengying, Ambow Chuangying, Ambow Education Management and fees paid by Ambow Sihua Education and Technology Co., Ltd. (“Ambow Sihua”), Shanghai Ambow Education Information Consulting Co., Ltd. (“Ambow Shanghai”), Ambow Shida, Beijing Ambow Rongye Education and Technology Co., Ltd. (“Ambow Rongye”), IValley and Ambow Zhixin Education and Technology Co., Ltd. (“Ambow Zhixin”) and their subsidiaries to Ambow Shengying, Ambow Chuangying and Ambow Education Management for sales of services. Fees paid by VIEs and subsidiaries are mainly for sales of services. The aggregate amount that VIEs and subsidiaries had paid to Ambow Shengying, Ambow Chuangying and Ambow Education Management were insignificant for the reporting periods, and the aggregate amount of fees payable from the VIE and subsidiaries to Ambow Shengying, Ambow Chuangying and Ambow Education Management were insignificant for the reporting periods.

If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries incorporated as companies may only distribute dividends after they have made allowances to fund certain statutory reserves. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of the companies.

Ambow Sihua, Ambow Shanghai, Ambow Shida, Ambow Rongye and Ambow Zhixin own and/or operate private schools, tutoring and career enhancement centers in China. At the end of each fiscal year, every private school in China is required to allocate a certain amount to its development fund for the construction or maintenance of the school or procurement or upgrade of educational equipment. In the case of a private school that requires reasonable returns, this amount shall be no less than 25% of the annual net income of the school, while in the case of four of our private schools that do not require reasonable returns, this amount shall be equivalent to no less than 25% of the annual increase in the net assets of the school (as determined under the generally accepted accounting principles of the PRC), if any. Pursuant to an amendment to The Law for Promoting Private Education on November 7, 2016, which will go into effect on September 1, 2017, sponsors of for-profit private schools are entitled to retain the profits from their schools and the operating surplus may be allocated to the sponsors pursuant to the PRC company law and other relevant laws and regulations.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. Although we were not materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Recent accounting pronouncements

See Note 3 of Notes to unaudited condensed consolidated financial statements for recent accounting pronouncements that could have an effect on us.

Research and Development, Patents and Licenses

We have an in-house research and development team with 28 full-time software and educational professionals as of September 30, 2017 help to develop and update our educational content based on the latest official local government curriculum of each of our specific subjects. We integrate the best content from our acquired schools, tutoring centers and career enhancement centers into our qualified content database and then introduce it to our nationwide student user base. In 2014, 2015, 2016 and the nine months ended September 30, 2016 and 2017, we spent RMB 12.3 million, RMB 7.3 million, RMB 7.6 million, 5.7 million and RMB 4.7 million (US$ 0.7 million), respectively, on research and development expenses.

78

Off-balance sheet arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

On October 26, 2011, Dr. Jin Huang, chief executive officer of the company, and holder of more than 10% interest in the voting power of the company, entered into a participation agreement with, among others, The Baring Asia Private Equity Fund V., L.P. (the “Participation Agreement”). Pursuant to this agreement, Campus Holdings Limited (“Campus”), an affiliate to The Baring Asia Private Equity Fund V., L.P., agreed to invest up to US$ 50.0 million to purchase Class A Ordinary Shares of the company through a series of private transactions and on the open market through purchases of American Depositary Shares

On August 31, 2014, CEIHL and New Flourish Holdings Limited (“New Flourish”), a British Virgin Islands company, entered into a Share Interest Assignment Agreement (“Agreement”). According to the agreement, CEIHL agrees to sell 5,678,963 shares to New Flourish at a total consideration of US$ 5.8 million.

There were no new off-balance sheet arrangements as of December 31, 2016 and September 30, 2017.

Contractual Obligations

The following table presents a summary of our contractual obligations and payments, by period, as of September 30, 2017.

	Payments Due by Period
(in millions)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	RMB	RMB	RMB	RMB	RMB

Operating lease obligations	113.9	5.3	33.1	22.1	53.4

As of December 31, 2015, 2016 and September 30, 2017, there were RMB 2.3 million, nil and nil consideration obligations related to our acquisitions, respectively.

79

BUSINESS

Overview

Our business addresses three critical demands in China’s education market: the desire for students to be admitted into top secondary and post-secondary schools, the desire for graduates of those schools to obtain more attractive jobs, and the need for schools and corporate clients to optimizing their teaching and operating environment. We offer high quality, individualized services and products through our combined online and offline delivery model powered by our proprietary technologies and infrastructure.

We have three business divisions, “Better Schools”, “Better Jobs” and "Others", and four operating segments, which are K-12 schools, tutoring, career enhancement and others. Our K-12 schools and tutoring segments are within our Better Schools division and career enhancement segment is within our Better Jobs division. The segment of Others represents the intellectualized operational services provided, and is classified under the Others division.

We currently deliver our wide range of educational and career enhancement services and products through integrated offline and online channels in an interactive learning environment, powered by our proprietary technology platform that has enabled us to provide individualized content and learning solutions tailored to each of our students’ needs, and to develop standards-based and individualized curricula with consistent and high-quality across our schools, tutoring centers, career enhancement centers, training offices and campus.

As of September 30, 2017, we had a total of 37 learning centers and schools, including:

•	3 directly-operated K-12 schools

•	9 tutoring centers

•	18 training offices

•	6 career enhancement centers

•	1 career enhancement campus

The following map sets forth the service coverage and the geographic coverage of our K-12 schools and tutoring centers (included under Better Schools), and our career enhancement centers, career enhancement campus and training offices (included under Better Jobs) as of September 30, 2017:

80

* The chart above does not include the schools/centers whose legal status will be cancelled as part of the group’s effort to re-establish a solid foundation for future growth.

Revenues from continuing operations from our Better Schools division accounted for 57.4%, 61.1%, 65.7%, 63.8% and 65.6% of our total net revenues from continuing operations in the fiscal years of 2014, 2015 and 2016 and in the nine months ended September 30, 2016 and 2017, respectively. Revenues from our Better Jobs division accounted for 42.6%, 38.9%, 34.3%, 36.2% and 31.5% of our total net revenues from continuing operations in 2014, 2015 and 2016 and in the nine months ended September 30, 2016 and 2017, respectively. Revenue from our Others division accounted for 2.9% of our total revenues from continuing operations in the nine months ended September 30, 2017, which consisted of the intellectualized operational services provided by IValley Beijing. We recorded revenue from continuing operations of RMB 412.0 million, RMB 395.7 million, RMB 412.0 million, RMB 280.9 million and RMB 299.7 million (US$ 45.0 million) in 2014, 2015, 2016 and the nine months ended September 30, 2016 and 2017, respectively.

Our services and products

We offer a variety of educational and career enhancement services and products to students, recent graduates, corporate employees and management in China. Our educational services cover K-12 programs and tutoring services that provide test preparation and tutoring programs, which are offered in our tutoring centers as part of our primary educational services and product offerings to help students enroll in better schools. Our K-12 schools also help to support our tutoring programs by providing strong local brand names and reputations, local educational content expertise and potential student customers. In addition, we offer international education programs, which are designed to prepare students to study abroad while specifically addressing the study needs in terms of both language and academics. Our career enhancement services designed to assist students and graduates in obtaining better jobs are offered through our dedicated career enhancement centers and training offices on campus, as well as through our online programs. Our corporate training services are designed to improve employees and management’s soft skills are typically offered in our training offices, the corporate clients’ offices or hotel conference centers. Furthermore, in order to support our educational and career enhancement services and products, we also provide a cloud-based learning engine to accommodate our students’ individual learning habits and enrich their learning experience.

81

Better Schools

Our Better Schools division provides educational services covering K-12 programs and tutoring services that provide test preparation programs. We provide results-oriented services and products customized to regional curriculum requirements and individual student’s needs to help students enhance their academic results, including ZhongKao and GaoKao scores, which are the primary factor in determining admission into top high school and university programs in China. We also offer international education programs that provide curricula mandated by the PRC regulatory authorities, as well as curricula with a focus on preparing students to study abroad. We have designed our international education programs to specifically address the study needs of students in terms of both language and academics.

We have three directly-operated K-12 schools located in the following locations: one in the Hunan province in central China; one in the Liaoning province in northeast China; and, one in the Jiangsu province in eastern China, all of which are accredited by the Chinese Ministry of Education. As of September 30, 2017, there were approximately 1,200 full-time teaching faculty and support staff supporting over 16,000 students.

Our K-12 schools provide full-subject national curricula, including mathematics, language, history, sciences and arts. Students are required to take our admission tests to enroll in our K-12 schools. To graduate from our K-12 schools, students must pass the exams required by the local MOE, upon which, they will earn a certificate recognized by the local public school system. Our international education programs provide curricula mandated by the PRC regulatory authorities and in addition, curricula with a focus on preparing students to study abroad. We intend to enhance our international education programs to capitalize on students’ growing demand to study abroad, while addressing the study needs of students in terms of both language and academics.

Our tutoring centers are designed to help students perform better in school and prepare for important tests, specifically high school and university entrance exams, namely ZhongKao and GaoKao. In addition to our classroom-based teaching services, we offer educational curriculum on our web-based applications to provide our students access to our tutoring services from anywhere at any time. Combined with our proprietary cloud-based “learning engine”, our web-based applications feature functions such as online video classes, practice questions, discussion forums and prior actual tests. Our educational software products include eBoPo (meaning “energy and impact” in Chinese), which offers full subjects, online practice tests and instruction for K-12 level students. Our web-based applications complement our in-person classes and offer individualized services and tailored content based on each student’s specific needs. Our tutoring centers offer the classroom instruction, small class and one-on-one tutoring.

Our strategy for our educational services is to establish a service network that provides services in populated and economically-developed cities in China. We intend to continue to improve the education quality and brands of our schools, which we leverage to support our Better Schools division.

Better Jobs

Our Better Jobs division provides career enhancement services targeting students at universities and colleges, recent graduates of these institutions and employees and management in businesses and corporations. We are the premium brand in China’s educational and career enhancement services market, known for helping university level students and graduates enhance their practical skills and improve their competitive positioning. Our Better Jobs programs are mainly offered through our career enhancement service networks, which are strategically located in key economic centers across China where there is a high concentration of companies in high-growth industries.

Our Genesis Career Enhancement (“Genesis”) business provides outbound and in-house management trainings for corporate clients. These corporate training programs are jointly designed with our corporate partners to specifically tailor the training for their employees. We had provided training services to approximately 5,000 corporate clients, Genesis has 14 branches located in 17 training centers across China and more than 200 professional trainers.

82

We operate three-year polytechnic joint programs and four-year degree joint programs with universities to provide career enhancement services to students, primarily focusing on majors related to computer software outsourcing management. Under the joint programs, we provide and update courseware content, recruit and provide highly qualified teachers, as well as offer job placement channels, while our partner universities ensure student enrollment, provide teaching facilities, and offer program degrees. As such, the joint programs will bring us a large base of customers to whom we can offer our services and products. Certain courses or classes of the joint programs will take place at our career enhancement centers and campus, and our students can also earn credits towards the degree programs from these courses or classes.

Our career enhancement centers currently focus on IT majors, including software engineering, graphic design, digital media, communication technology and Internet technology. The curriculum provides students with hands-on training in professional skills, including case studies, job environment simulation and specific technical skills needed to succeed in jobs, as well as “soft skills” training, including courses on time management, presentation, leadership and interview techniques. We design our career enhancement curriculum based on the understanding of the target industries and the actual recruiting needs of the employers. In addition, we intend to partner with universities and establish joint colleges to offer educational and training programs to extend our current career enhancement curriculum to additional subject areas.

We currently operate one career enhancement campus, namely Kunshan Ambow Service Outsourcing Industrial Park, or Kunshan Park, which is located in the Yangtze River Delta. Students of partner universities will receive career-oriented training in Kunshan Park during their last year of study for the three-year polytechnic joint programs or four-year degree joint programs. Kunshan Park offers teaching facilities, laboratories, dormitories, grocery stores and other community infrastructure in order to accommodate students’ educational and recreational activities. These facilities are able to hold up to an aggregate of 5,000 people for training at the same time. In addition, Kunshan Park cooperates with CISCO Certified Network Associate (“CCNA”) certification system to provide convenient registration access and study materials for students of the joint programs. Built by the local government and with a layout of office park, the career enhancement campus focuses on providing training programs for information technology outsourcing and business process outsourcing.

In early 2015, we signed a strategic agreement with Synopsys, Inc., the world’s largest integrated circuit design software provider, and formed an exclusive partnership to establish the Synopsys-Ambow School. We intend to continue the partnership with Synopsys to provide a guideline for the development of China’s electronics industry while grooming talent in this field.

In the second quarter of 2016, we organized the Application-Oriented University Development and Presidents’ Forum, hosted by China’s Ministry of Education Science and Technology Development Center. This event attracted over 200 participants including university deans and presidents. Participants shared past experiences of cooperation and programs. The Forum discussed an Application-Oriented Education System and Innovative Model, which was created by Ambow. The presentations and discussions enlightened university deans and presidents and opened-up a new field for educational institutions of how to utilize existing market resources to enhance application-oriented education through curriculum design, faculty structuring, and industry cooperation.

Others

Ambow initiated a new business to provide intellectualized operational services to corporate clients, colleges and universities. Our intellectualized operational services integrate electronic equipment and devices with software applications, data analytics and wireless technology to transform operational networks enhancing efficiency, lower costs and improving experiences.  The services consist of advisory services such as design and architecture, implementation services such as hardware deployment and application development, as well as optimization services. The services aim to leverage smart technologies to enhance the management experience for facilities, lighting, security, and staff. We developed mobile applications for users to punch time clocks, open and close lockers, turn on and off office gates, lights, air conditioners, set up remote visual conferences and manage other office administrative services through the applications.

Intelligent technology is changing education as students are no longer restricted by the traditional learning environment. Intelligent campuses and classes are becoming the trend leading to increased efficiency, cost savings, and improved experiences for students and staff. We will proactively introduce our intellectualized operational services to more universities and colleges to provide students access to educational resources regardless of the location or device, increasing the potential for learning and teaching through cooperation with peers and experts worldwide and optimizing facilities to create a sustainable campus.

Student recruitment and retention

We employ a variety of marketing and recruiting methods to attract students and increase student enrollment in our learning centers and schools. We recruit students to our tutoring centers and K-12 schools from the local areas near these centers and schools while recruiting students to our career enhancement centers nationally throughout China. We recruit returning students from our tutoring centers and K-12 schools to our career enhancement programs by leveraging our vast student and corporate resources. We believe prospective students are attracted to our learning centers and schools due to our strong brand name, innovative teaching and learning practices, and high-quality, individualized services. Our proprietary cloud-based learning engine technology combined with offline teacher instruction ensures that students to receive individualized orientation, instruction and progress assessment in a student-centered environment. By analyzing the accumulated data stored in each student’s learning records, our learning engine optimizes learning strategies and methods, and provides personalized educational content for each student. The longer and more frequently a student uses our services and products, the more effective and efficient services and content we are able to provide, thus enhancing the students’ stickiness to utilize our services throughout their learning cycle. Students in our tutoring centers and K-12 schools have significantly improved their results in ZhongKao and GaoKao exams and we believe this has enhanced our reputation and increased our word-of-mouth referrals in the markets that we participate in. Our career enhancement centers help students to identify their career goals early in their life, and provide them with project-based training to improve their employment opportunities.

83

Our technology infrastructure

We believe our proprietary technologies are one of our major strengths and we have devoted significant resources to the development of technologies for the delivery of our educational and career enhancement services. These include our educational services platform, operational management platform and development and deployment platform. The educational services platform is the backbone that supports our educational and career enhancement services and product offerings to our students. The operational management platform supports our internal management and administrative applications for tutoring centers, K-12 schools, career enhancement centers and joint college programs. The development and deployment platform supports our educational services platform and operational management platform, and standardizes the development of and communication among our IT products and applications.

Educational services platform

Our educational services platform is built around and driven by our core proprietary technology, the “Learning Engine.” Utilizing advanced Internet and multi-media technologies, the cloud-based learning engine enables us to embed educational materials and cognitive theories, including memory curve and competency model theories, into our interactive learning products and services, such as the “eBoPo” series for educational services and “Career GPS System” for career enhancement services. Our learning engine creates an environment in which personalized courses and instructions can be customized based on each student’s knowledge level, goals and learning needs. Our platform provides video streaming, PowerPoint and interactive testing functions, via an open interface and multi-language channels. We have received a patent for our innovative Adaptive Computer-Assisted Learning System and Method platform from the United States Patent and Trademark Office, making us the first China-based education company to receive a U.S. patent in the field of adaptive learning methods.

84

Continued tracking

As part of the cloud-based learning engine, our learning tracking system comprehensively records a student’s progress and achievements throughout the learning cycle. The system assesses a student’s knowledge and competency level at the beginning of the learning cycle, and continually monitors the interactions between the student and our system, keeping on file the student’s learning process and progress. The system is able to capture and memorize the way a student learns and creates a unique learning profile, which we refer to as each student’s “Learning Passport.” The system is also able to compare the student’s current performance with past achievements, both at an individual and at a peer group level, which gives the student a clear understanding of his or her current learning status, and helps them to adapt accordingly with course materials and feedback.

Individualized learning experience to students

Our interactive learning engine customizes each student’s learning experience, then tracks and evaluates the learning performance as it happens. By leveraging our learning tracking system and analyzing the cumulated data stored in the Learning Passports, the learning engine can optimize learning strategies and methods and provide personalized education content, recursive exercise and study guidance for each student. The learning engine can set learning targets based on personal goals and requirements and adjust individual learning profiles and learning paths as it learns and perceives more about the student, delivering the appropriate learning materials to optimize the student’s education outcome.

High quality

Our personalized educational framework ensures that students receive high-quality educational experiences tailored to their individual needs. Our educational content and services are not linked to one teacher, but rather to many highly qualified and experienced educational experts, who work closely with us to ensure that materials are of the highest quality and relevance for students. This means that wherever students live, in urban centers or rural villages across China, they can be ensured to receive the same high standard of resources and support at all times.

85

Operational management platform

We have built up an operational management platform to integrate our key management and administrative functions. We are developing additional functionality within our operational management platform to allow us to track revenues and expenses across each of our schools and learning centers through sub-segments within our operating segments. This will allow us to have better period-to-period insights into the underlying drivers of our business within our distinct operating segments.

In 2016, we established an integrated service center to support the operation team by sharing resources across finance, human resources and IT departments. We also built up an Enterprise Resource Planning (ERP) system to standardize operating procedures. The establishment of the service center and the on-going integration of our Company-wide ERP system and continued enhancements to our Standard Operating Procedure and transparent Vendor Evaluation System will provide an efficient platform to maximize internal resources, lower costs and integrate Standard Operating Procedures, while unifying the Ambow brand and corporate culture. In addition, we have integrated Internet of Things (IoTs) technology into our facility modernization and development programs. This supports our intelligent classroom concept, boosts resource utilization efficiency and promotes greener energy usage.

Development and deployment platform

Our research, development and deployment efforts are greatly facilitated by our Enterprise Service Bus, or ESB. As a widely-used software architecture, an ESB acts as a message broker between different business applications, reducing the number of point-to-point connections required to allow applications to communicate, which makes it easier to adapt a system to changes in one or more of its components. Through our standards-based ESB, our technology platform allows the rapid development and deployment of highly reliable, scalable and stable Internet-based cross-platform applications. We have also adopted the Model-View-Controller design pattern for our platform, which allows the layering of the data, presentation and control modules, thereby making the system more nimble, robust and manageable. The adaptor between the data and control layers easily allows for the integration of our services and products with third-party systems.

Intellectual property

We have developed our proprietary technology over the past decade. Our trademarks, copyrights, trade secrets and other intellectual property rights distinguish our services and products from those of our competitors, and contribute to our competitive advantage in our target markets. To protect our brand and other intellectual property, we rely on a combination of trademark, copyright and trade secret laws as well as confidentiality agreements with our employees, contractors and others.

We have been awarded by the United States Patent and Trademark Office a patent (with No. US 8838016B2) for our innovative Adaptive Computer-Assisted Learning System and Method platform for enhancing learning outcomes.

Our main website is www.ambow.com. In addition, we have registered certain domain names, including www.ambow.net. In addition to building “Ambow” as a stand-alone brand, we intend to continue to co-brand “Ambow” with the brands of our acquired schools and programs for the foreseeable future in order to fully leverage their established local presence and reputation.

We cannot be certain that our efforts to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate these rights. In addition, there can be no assurance that competitors will not independently develop similar intellectual properties. If others are able to copy and use our programs and services, we may not be able to maintain our competitive position. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving and could involve substantial risk to us. If litigation is necessary to enforce our intellectual property rights or determine the scope of the proprietary rights of others, we may have to incur substantial costs or divert other resources, which could harm our business.

86

Selling and marketing

To promote our brands in the fragmented domestic education market, we selectively and systematically market our products and build our brand names through a number of different marketing programs. By doing so, we intend to continue to create and implement a standard corporate identity across all Ambow schools, tutoring centers, career enhancement centers and campus. Our marketing efforts, which include national marketing by our corporate headquarters and local marketing by individual schools, tutoring centers, career enhancement centers and campus, focus primarily on:

•	Sponsoring charity and social events and forums around key educational events to build up our corporate image as the most trustworthy, life-long education and career enhancement partner in China;

•	Buying airtime on national and local media programs as well as advertising space on billboards and buses to raise the awareness of our educational and career enhancement services and programs;

•	Hosting industry summits with key corporate partners;

•	Partnering with local governments to provide positive support for local schools and the local job market; and

•	Further enhancing the promotion through Internet search engines and mobile social media like Wechat, Weibo and QQ to keep close interactions with potential users.

Partner schools and corporate entities

We have business relationships with colleges and universities not directly owned or operated by us. Our direct partnerships are primarily with colleges and universities, which send their students to our career enhancement centers. These colleges and universities that we have direct partnerships with are under no contractual obligation to recommend our services or products. We also partner with corporate clients, including Fortune 500 enterprises, which send their employees to our career enhancement centers for training purposes.

Deconsolidation and reconsolidation

The Group has deconsolidated Tianjin Tutoring, Guangzhou ZS Career Enhancement, Guangzhou DP Tutoring, and Jilin Tutoring effective as of September 30, 2013, December 31, 2013, December 31, 2013, and September 30, 2014, respectively. These four entities were 100% owned by the VIEs of the company and their operations have completely ceased.

By December 31, 2015, a legal team was sent to resolve the issues with the ex-owners. The company regained control over the deconsolidated subsidiaries, including Tianjin Tutoring, Guangzhou DP Tutoring, Guangzhou ZS Career Enhancement and Jilin Tutoring, in the second half of 2015. As a result, the financials of these entities have been reconsolidated into 2015 and 2016 financials. However, all the operations of these deconsolidated subsidiaries have ceased.

In the year of 2016, the management took measures to gradually restore operation of these entities, which include reinstating their business licenses. The management estimates one year or more would be needed due to procedural requirements.

Competition

The educational and career enhancement services market in China is rapidly evolving, highly fragmented and competitive, and we expect competition in this sector to persist and intensify. We face direct competition in each geographic market and each business segment in which we operate, though no single competitor operates in all of our business segments. The competition in our tutoring programs is from other education companies, and in our K-12 schools is from both public and private schools. To date, we have not faced significant, direct competition in our career enhancement centers, but we expect this to change as companies have begun to enter this market. We believe that the principal competitive factors in our markets include the following:

87

•	Alignment of individualized programs, services and products to specific needs of students, parents, educators and employers;

•	Overall customer experience;

•	Scope and quality of program, service and product offerings;

•	Proximity of services to the customers;

•	Brand recognition and reputation of service providers; and

•	Ability to effectively market programs, services and products to a broad base of prospective students.

We believe that our primary competitive advantages are our well-known “Ambow” brand in K-12 education and career enhancement services in China. Our core proprietary technology, “Learning Engine” is unique to the industry. Having received a patent for our innovative Adaptive Computer-Assisted Learning System and Method platform from the United States Patent and Trademark Office, we are the first China-based education company to receive a U.S. patent in the field of adaptive learning methods. We are also recognized by our ability to deliver standards-based, individualized curriculum with consistently high quality across our schools, tutoring centers, training offices, career enhancement centers and campus. However, some of our existing and potential competitors may have more resources than we do. These competitors may be able to devote greater resources than we can to the development, promotion and sale of their programs, services and products and respond more quickly than we can to changes in customer demands, market needs or new technologies. In addition, we face competition from many different organizations that focus on some of our targeted markets, which may be more responsive to changes in student preferences in these markets.

In addition, the spread of the Internet and advancement in Internet and computer-related technologies are eliminating geographic and cost-entry barriers to providing private educational and career enhancement services. Many smaller companies are able to use the Internet to quickly and cost-effectively offer their programs, services and products to a large number of students with less capital expenditure than was previously required.

Seasonality

 Our business is subject to seasonal variations. Historically, service days consumed in our K-12 schools are lower during the first quarter due to school closures in January or February for Chinese New Year and winter break, and during the third quarter due to summer break. Our tutoring and our career enhancement segments are affected by seasonal variations in the first quarter due to Chinese New Year and winter break, although this seasonal impact is to a lesser extent than the impact on our K-12 schools.

Regulations

We operate our business in China under a legal regime consisting of the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the MOE, the MIIT, the SAIC, the Ministry of Civil Affairs (“MCA”), the MOFCOM, the SAFE, and their respective authorized local counterparts. This section summarizes the principal PRC regulations relating to our business.

Regulations on private education

The principal regulations governing private education in China consist of the Education Law of the PRC, the Law for Promoting Private Education and The Implementing Rules for the Law for Promoting Private Education and the Regulations on Chinese-Foreign Cooperation in Operating Schools. Below is a summary of relevant provisions of these regulations.

88

Education Law of the PRC

On March 18, 1995, the National People’s Congress (“NPC”) enacted the Education Law of the PRC, or the Education Law. The Education Law sets forth provisions relating to the fundamental education systems of the PRC, including a school system of pre-school education, primary education, secondary education and higher education, a system of nine-year compulsory education and a system of education certificates. The Education Law stipulates that the government formulates plans for the development of education and establishes and operates schools and other institutions of education and, in principle, enterprises, social organizations and individuals are encouraged to operate schools and other types of education organizations in accordance with PRC laws and regulations. According to the revision of the Education Law on December 27, 2015, schools and other educational institutions which are founded totally or partly by the government’s appropriation or donated assets shall not be established as profit-making organizations. However, according to the Law for Promoting Private Education revised on November 7, 2016, private schools may be operated as nonprofit schools or profit-making schools, but the nine-year compulsory education schools cannot be operated as profit-making schools.

The Law for Promoting Private Education and the Implementing Rules for the Law for Promoting Private Education

The Law for Promoting Private Education (“the Amendment”) became effective on September 1, 2003 and was revised on November 7, 2016, effective on September 1, 2017 and the Implementing Rules for the Law for Promoting Private Education became effective on April 1, 2004. Under this law and these regulations, “private schools” are defined as schools established by social organizations or individuals using non-government funds. In addition, private schools providing certifications, pre-school education, education for self-study aid and other academic education shall be subject to approval by the education authorities, while private schools engaging in occupational qualification training and occupational skill training shall be subject to approvals from the authorities in charge of labor and social welfare. A duly approved private school will be granted a Private School Operation License by local or provincial-level counterparts of the MOE for operating a private school, and shall be registered with the local or provincial-level counterparts of the MCA as a privately run non-enterprise institution and be issued a Private Non-enterprise Organization Registration Certificate. The durations of our Private School Operation Licenses vary from one year to five years and the durations of our Private Non-enterprise Organization Registration Certificates vary from one year to seven years, depending on the location of our private schools with permission for renewal upon expiration.

Under the law and regulations discussed above, private schools have the same status as public schools, though private schools are prohibited from providing military, police, political and other kinds of education which are of a special nature. Government-run schools that provide compulsory education are not permitted to be converted into private schools. In addition, the operation of a private school is highly regulated. For example, the items and criteria of fees charged by a private school on those students need to be approved by the governmental pricing authority and are required to be publicly disclosed.

 Private schools are divided into three categories: private schools established with donated funds; profit-making private schools and nonprofit private schools. Investors of profit-making schools may require profit from the annual net balance of the school according to the Company Law of PRC and other regulations.

The establishment and operation of profit-making private schools shall be in accordance with the Rules for the implementation of supervision and administration of profit-making private schools promulgated and became effective on December 30, 2016.

According to the Company Law of PRC, where a profit-making school distributes its annual net balance for the current financial year, it shall draw 10% of its annual net balance as the school's statutory common reserve, provided that a school with an aggregate common reserve of more than 50% of the school's registered capital may elect not to draw any statutory common reserve any more. Where the aggregate balance of the school's statutory common reserve is insufficient to cover any loss the school made in the previous financial year, the current financial year's annual net balance shall first be used to cover the loss before any statutory common reserve is drawn therefrom in accordance with the provisions of the preceding paragraph. Where losses have been covered and the statutory and discretionary common reserves have been drawn, any remaining annual net balance shall be distributed to investors.

89

Nonprofit private schools shall be entitled to the same preferential tax treatment as public schools, while the preferential tax treatment policies applicable to profit-making private schools shall be formulated by the relevant PRC authorities. However, ever since then, no such regulations in respect of tax preferential policy for profit-making private schools have been promulgated.

As of September 30, 2017, we had, across our four reportable segments, a total of 32 schools that are registered as private schools as opposed to companies, of which four schools are registered as schools not requiring reasonable returns, while all other schools are registered as schools requiring reasonable returns.

A.	K-12 schools

According to the Amendment, the term “reasonable return” is no longer used and sponsors of private schools may choose to establish non-profit or for-profit private schools at their own discretion. School sponsors are not allowed to establish for-profit private schools that are engaged in compulsory education. We have three K-12 schools, consisting of kindergarten, primary schools, middle schools and high schools education. Currently all of the three schools are requiring reasonable returns.

i.	Primary and middle schools’ education is considered compulsory education, which will be transitioned to be operated as non-profit schools to comply with the Amendment.

ii.	The kindergarten and high schools are not compulsory education and we will elect for those schools to be for-profit schools.

The detailed implementation methods for transitioning of K-12 schools to non-profit schools have not been issued by local government authorities. We are communicating with local authorities regarding the impact on the operation and registration of the schools. Since we can still maintain control over the daily operation of the schools and have the right to appoint key management, we believe there will not be any significant impact on the operation of these schools before any official reply is issued by local authorities. Although turning into non-profit schools will prohibit the distribution of retained earnings as dividends from these schools, we can still control and allocate the financial resources of the schools in its daily operation. Therefore we believe there will be no significant financial impact to us as of the date of this prospectus.

B.	Tutoring and career enhancement centers

Our tutoring and career enhancement centers including training offices are not compulsory education, the Company intends to elect those currently requiring reasonable returns to be for-profit for the schools; and to elect those currently not requiring reasonable returns to be non-profit.

Generally, if a private school chooses to register as a non-profit school, it shall amend its articles of association, continue its operation and complete the new registration process. If a private school chooses to register as a for-profit school, it shall conduct a financial liquidation process, have the property rights of its assets such as land, school buildings authenticated by relevant government authorities, they shall pay up relevant taxes, apply for a new Permit for Operating a Private School, re-register as a for-profit school and continue operation. Specific provisions related to this process have not yet been introduced by the people’s governments at the provincial level. The Company does not expect its operations to be impacted materially if all the registration requirements are met and the procedures are fully performed.

Foreign investment in education service industry

According to the Foreign Investment Industries Guidance Catalog, or Foreign Investment Catalog, which was amended and promulgated by the NDRC, and the MOFCOM on March 10, 2015 and became effective on April 10, 2015, foreign investment is encouraged to participate in vocational training services beyond educational services. The foreign investment in higher education, ordinary senior high school education and pre-school education has to take the form of a Sino-foreign cooperative joint venture led by Chinese parties. Foreign investment is banned from compulsory education, which means grades 1-9. Foreign investment is allowed to invest in after-school tutoring services, which do not grant diplomas. However, many local government authorities do not allow foreign-invested entities to establish private schools to engage in tutoring services, other than in the forms of Sino-foreign cooperative schools or international schools. Under current PRC laws, the foreign contributors of Sino-foreign cooperative schools shall be foreign educational institutions such as universities or colleges instead of foreign companies. As of September 30, 2017, we had a total of 37 centers and schools, comprised of 9 tutoring centers, 3 K-12 schools, 6 career enhancement centers, 18 training offices and 1 career enhancement campus. We conduct our education business in China primarily through contractual arrangements among our subsidiaries in China and VIEs. The majority of our VIEs and their respective subsidiaries, as PRC domestic entities, hold the requisite licenses and permits necessary to conduct our education business in China and operate our tutoring centers, K-12 schools and career enhancement centers.

Regulations on Chinese-foreign cooperation in operating schools

Chinese-foreign cooperation in operating schools or training programs is specifically governed by the Regulations on Operating Chinese-foreign Schools, promulgated in 2003 and revised in 2013 by the State Council and the Implementing Rules for the Regulations on Operating Chinese-foreign Schools, or the Implementing Rules, which were issued by the MOE in 2004.

The regulations on Operating Chinese-foreign Schools and its Implementing Rules encourage substantive cooperation between overseas educational organizations with relevant qualifications and experience in providing high-quality education and Chinese educational organizations to jointly operate various types of schools in the PRC, with such cooperation in the areas of higher education and occupational education being encouraged. Chinese-foreign cooperative schools are not permitted, however, to engage in compulsory education and military, police, political and other kinds of education that are of a special nature in the PRC.

Permits for Chinese-foreign Cooperation in Operating Schools or Chinese-foreign Cooperation Project shall be obtained from the relevant education authorities or from the authorities that regulate labor and social welfare in the PRC.

Regulations on online and distance education

Pursuant to the Administrative Regulations on Educational Websites and Online and Distance Education Schools issued by MOE in 2000, or the Online Education Regulations, educational websites and online education schools may provide education services in relation to higher education, elementary education, pre-school education, teacher education, occupational education, adult education and other educational services. Under the Online Education Regulations, “educational websites” refers to education websites providing education or education-related information services to website visitors by means of a database or an online education platform connected to the Internet or an educational television station through an Internet service provider, or ISP. Under the Online Education Regulations, “online education schools” refer to organizations providing academic education services or training services online and issuing various certificates.

90

According to the Administrative License Law promulgated by the Standing Committee of NPC, on August 27, 2003 and effective as of July 1, 2004, only laws promulgated by the NPC and regulations and decisions promulgated by the State Council may establish administrative license requirements. On February 3, 2016, the State Council promulgated the Decision of the State Council on Cancelling the Second Group of 152 Administrative Approval Items Designated by the Central Government for Implementation by Local Governments, which has cancelled the approvals of the education administrative department for online education schools and the educational websites.

Regulation of the software industry

Policies to Encourage the Development of Software

On June 24, 2000, the State Council issued Certain Policies to Encourage the Development of Software and Integrated Circuit Industries, or the Policies, to encourage the development of the software and integrated circuit industries in China and to enhance the competitiveness of the PRC information technology industry in the international market. The Policies encourage the development of the software and integrated circuit industries in China through various methods, including:

•	Encouraging venture capital investment in the software industry and providing capital to software enterprises or assisting such software enterprises to raise capital overseas;

•	Providing tax incentives, including an immediate tax rebate for taxpayers who sell self-developed software products, before 2010, of the amount of the statutory value-added tax that exceeds 3% and a number of exemptions and reduced corporate income tax rates;

91

•	Providing government support, such as government funding in the development of software technology;

•	Providing preferential treatments, such as credit facilities with low interest rates to enterprises that export software products;

•	Taking various strategies to ensure that the software industry has sufficient expertise; and

•	Implementing measures to enhance intellectual property protection in China.

Software products administration

On October 27, 2000, the MIIT issued and enforced the Measures Concerning Software Products Administration to regulate and administer software products and promote the development of the software industry in China. Pursuant to the Measures Concerning Software Products Administration, all software products operated or sold in China must be duly registered with and recorded by the relevant authorities, and no entity or individual is allowed to sell or distribute any unregistered and unrecorded software products.

On March 1, 2009, the MIIT promulgated the new Measures Concerning Software Products Administration, or the New Measures, which became effective on April 10, 2009. Under the New Measures, software products operated or sold in China are not required to be registered or recorded by relevant authorities, and software products developed in China (including those developed in China on the basis of imported software) can enjoy certain favorable policies when they have been registered and recorded. The New Measures was repealed in May 26, 2016 by the MITT. As such, from May 26, 2016, all software products operated or sold in China are not required to be registered or recorded by the relevant authorities.

Software copyright

The State Council promulgated the Regulations on the Protection of Computer Software, or the Software Protection Regulations, on December 20, 2001, which became effective on January 1, 2002. The Software Protection Regulations were promulgated, among other things, to protect the copyright of computer software in China. According to the Software Protection Regulations, computer software that is independently developed is attached to physical goods will be protected. However, such protection does not apply to any ideas, mathematical concepts, processing and operation methods used in the development of software solutions. Under the Software Protection Regulations, PRC citizens, legal persons and organizations will enjoy copyright protection for computer software that they have developed, regardless of whether the software has been published. Foreigners or any person without a nationality shall enjoy copyright protection over computer software that they have developed, as long as such computer software was first distributed in China. Software of foreigners or any person without a nationality will enjoy copyright protection in China under these regulations in accordance with a bilateral agreement, if any, executed by and between China and the country to which the developer is a citizen of or in which the developer habitually resides, or in accordance with an international treaty to which China is a party. Under the Software Protection Regulations, owners of software copyright will enjoy the rights of publication, authorship, modification, duplication, issuance, lease, transmission on the information network, translation, licensing and transfer. Software copyright protection takes effect on the day of completion of the software’s development. The protection period for software developed by legal persons and other organizations is 50 years and ends on December 31 of the fiftieth year from the date the software solution was first published. However, the Software Protection Regulations will not protect the software if it is not published within 50 years from the date of the completion of its development. Civil remedies available under the Software Protection Regulations against infringements of copyright include cessation of the infringement, elimination of the effects, apology and compensation for losses. The copyright administrative authorities will order the infringer of software copyright to stop all infringing acts, confiscate illegal gains, confiscate and destroy infringing copies, and may impose a fine on the offender under certain circumstances.

92

Software copyright registration

On February 20, 2002, the State Copyright Administration of the PRC promulgated and enforced the Measures Concerning Registration of Computer Software Copyright Procedures, or the Registration Procedures, to implement the Software Protection Regulations and to promote the development of China’s software industry. The Registration Procedures apply to the registration of software copyrights and software copyright exclusive licensing contracts and assignment contracts. The registrant of a software copyright will either be the copyright owner or another person (whether a natural person, legal person or an organization) in whom the software copyright becomes vested through succession, assignment or inheritance. Upon registration, the registrant shall be granted a registration certificate by the China Copyright Protection Center. As of September 30, 2017, we have been issued 71 registration certificates for computer software copyrights, of which we use 36 of such registration certificates to operate our business.

Regulations on Internet information services

Subsequent to the State Council’s promulgation of the Telecom Regulations and the Internet Information Services Administrative Measures on September 25, 2000, or the Internet Information Measures, the MIIT and other regulatory authorities formulated and implemented a number of Internet-related regulations, including but not limited to the Internet Electronic Bulletin Board Service Administrative Measures, or the BBS Measures.

The Internet Information Measures require that commercial Internet content providers, or ICP providers, obtain a license for Internet information services, or ICP license, from the appropriate telecommunications regulatory authorities in order to provide any commercial Internet information services in the PRC. ICP providers are required to display their ICP license number in a conspicuous location on their home page. In addition, the Internet Information Measures also provide that ICP providers that operate in sensitive and strategic sectors, including news, publishing, education, health care, medicine and medical devices, must also obtain additional approvals from the relevant authorities in charge of those sectors. The BBS Measures provide that any ICP provider engaged in providing online bulletin board services, or BBS, is subject to a special approval and filing process with the relevant telecommunications regulatory authorities.

In July 2006, the MIIT posted on its website the “Notice on Strengthening Management of Foreign Investment in Operating Value-Added Telecom Services.” The notice prohibits PRC ICP providers from leasing, transferring or selling their ICP licenses or providing facilities or other resources to any foreign investors. The notice states that PRC ICP providers or their shareholders should directly own the trademarks and domain names for websites operated by them, as well as servers and other infrastructure used to support these websites.

Regulations on broadcasting audio-video programs through the Internet or other information network

The State Administration of Radio, Film and Television (“SARFT”), promulgated the Rules for Administration of Broadcasting of Audio-Video Programs through the Internet and Other Information Networks, or the Broadcasting Rules, in 2004, which became effective on October 11, 2004. The Broadcasting Rules apply to the activities of broadcasting, integrating, transmitting and downloading of audio-video programs with computers, televisions or mobile phones and through various types of information networks. Pursuant to the Broadcasting Rules, a Permit for Broadcasting Audio-Video Programs via Information Network is required to engage in these Internet broadcasting activities. On April 13, 2005, the State Council announced a policy on private investments in businesses in China relating to cultural matters that prohibits private investments in businesses relating to the dissemination of audio-video programs through information networks.

On December 20, 2007, SARFT and MIIT issued the Internet Audio-Video Program Measures, which became effective on January 31, 2008. Among other things, the Internet Audio-Video Program Measures stipulate that no entities or individuals may provide Internet audio-video program services without a License for Disseminating Audio-Video Programs through Information Network issued by SARFT or its local counterparts or completing the relevant registration with SARFT or its local counterparts; and only entities wholly owned or controlled by the PRC government may engage in the production, editing, integration or consolidation, and transfer to the public through the Internet, of audio-video programs, and the provision of audio-video program uploading and transmission services. On February 3, 2008, SARFT and MIIT jointly held a press conference in response to inquiries related to the Internet Audio-Video Program Measures, during which SARFT and MIIT officials indicated that providers of audio-video program services established prior to the promulgation date of the Internet Audio-Video Program Measures that do not have any regulatory non-compliance records can re-register with the relevant government authorities to continue their current business operations. After the conference, the two authorities published a press release that confirms the above guidelines. There remain significant uncertainties relating to the interpretation and implementation of both the Internet Audio-Video Program Measures and the press release, in particularly with respect to the scope of “Internet Audio-Video Programs.” On April 1, 2010, SARFT promulgated the Tentative Categories of Internet Audio-Visual Program Service (“Categories”), which clarified the scope of Internet Audio-Video Programs. According to the Categories, there are four categories of Internet audio-visual program service which in turn are divided into seventeen sub-categories. The third sub-category of the second category covers the making and broadcasting of certain specialized audio-visual programs concerning art, culture, technology, entertainment, finance, sports and education.

93

We do not believe that we are required to apply for a License for Disseminating Audio-Video Programs through Information Network as an enterprise providing online education and test preparation courses. As an online education services provider, we transmit our audio-video educational courses and programs through the Internet only to enrolled course participants, not to the general public. The limited scope of our audience distinguishes us from general online audio-video broadcasting companies, such as companies operating user-generated content websites. In addition, we do not provide audio-video program uploading and transmission services. As a result, we believe that we are not one of those providers of audio-video program services covered under the Internet Audio-Video Program Measures. In the event that we are deemed to be a provider of audio-video program services covered under the Internet Audio-Video Program Measures, we believe that pursuant to the press release it is possible that we may be allowed to continue our current operations and re-register with SARFT or MIIT in accordance with the published guidelines, as we were established prior to the promulgation of the Internet Audio-Video Program Measures and have not had any regulatory non-compliance records. We and our PRC legal counsel are closely monitoring the regulatory developments relating to the Internet Audio-Video Program Measures and we will register with the relevant governmental authorities and obtain the necessary license if required. However, if the governmental authorities decide that our provision of online education services fall within the Internet Audio-Video Program Measures and we are unable to register or obtain the necessary license timely, or at all, due to reasons beyond our control, our equity ownership structure may require significant restructuring, or we may become subject to significant penalties, fines, legal sanctions or an order to suspend our use of audio-video content.

Regulations on information security

Internet content in China is regulated by the PRC government to protect state security. The NPC has enacted a law that may subject to criminal punishment in China any person who: (i) gains improper entry into a computer or system of strategic importance; (ii) disseminates politically disruptive information; (iii) leaks state secrets; (iv) spreads false commercial information; or (v) infringes intellectual property rights.

The Ministry of Public Security has promulgated measures that prohibit use of the Internet in ways that, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. The Ministry of Public Security has supervision and inspection rights in this regard, and we are subject to the jurisdiction of the local security bureaus. If an ICP license holder violates these measures, the PRC government may revoke its ICP license and shut down its websites.

Regulations on Protection of the Right of Dissemination through Information Networks

On May 18, 2006, the State Council promulgated the Regulations on Protection of the Right of Dissemination through Information Networks, or the Dissemination Protection Regulations, which became effective on July 1, 2006. The Dissemination Protection Regulations require that every organization or individual who disseminates a third-party’s work, performance, audio or visual recording products to the public through information networks shall obtain permission from, and pay compensation to, the copyright owner of such products, unless otherwise provided under relevant laws and regulations. The copyright owner may take technical measures to protect his or her right of dissemination through information networks and any organization or individual shall not intentionally evade, circumvent or otherwise assist others in evading such protective measures unless permissible under law. The Dissemination Protection Regulations also provide that permission from the copyright owners and compensation for the copyright-protected works is not required in the event of limited dissemination to teaching or research staff for the purpose of school teaching or scientific research only. We hold copyrights for all of the course materials on our websites.

94

Regulation of domain names and website names

PRC law requires owners of Internet domain names to register their domain names with qualified domain name registration agencies approved by MIIT and obtain registration certificates from such registration agencies. A registered domain name owner has an exclusive use right over its domain name. Unregistered domain names may not receive proper legal protections and may be misappropriated by unauthorized third parties. As of September 30, 2017, we have registered 19 domain names with the Internet Corporation for Assigned Names and Numbers and the China Internet Network Information Center.

PRC law requires entities operating commercial websites to register their website names with the SAIC or its local offices and obtain commercial website name registration certificates. If any entity operates a commercial website without obtaining such a certificate, it may be charged a fine or imposed other penalties by the SAIC or its local offices. On November 5, 2004, the MIIT amended the Measures for Administration of Domain Names for the Chinese Internet, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the first tier domain name “.cn”. In February 2006, China Internet Network Information Center (“CNNIC”), issued the Implementing Rules for Domain Name Registration and the Measures on Domain Name Disputes Resolution, pursuant to which CNNIC can authorize a domain name dispute resolution institution to decide disputes. As of September 30, 2017, we have registered 6 website names which are used in connection with our education business with Beijing Municipal Bureau of Industry and Commerce.

Regulation of privacy protection

PRC law does not prohibit Internet content providers from collecting and analyzing personal information from their users. PRC law prohibits Internet content providers from disclosing to any third parties any personal information it collects via Internet or transmitted by users through their networks unless otherwise permitted by law. If an Internet content provider violates these regulations, MIIT or its local offices may impose penalties and the Internet content provider may be liable for damages caused to its users. We believe we are in compliance with these regulations.

Regulation of copyright and trademark protection

China has adopted legislation governing intellectual property rights, including copyrights and trademarks. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

Copyright. NPC amended the Copyright Law in 2001 to widen the scope of works and rights that are eligible for copyright protection which extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. In February 2010, the NPC further amended the Copyright Law to regulate the registration of pledge of copyright, which became effective on April 1, 2010.

To address the problem of copyright infringement related to the content posted or transmitted over the Internet, the National Copyright Administration and MIIT jointly promulgated the Administrative Measures for Copyright Protection Related to the Internet on April 29, 2005. These measures became effective on May 30, 2005.

Trademark. The PRC Trademark Law, adopted in 1982 and revised in 2001 and 2013, protects the proprietary rights to registered trademarks. The Trademark Office under the SAIC handles trademark registrations and grants a term of ten years to registered trademarks and another ten years to trademarks as requested upon expiry of the prior term. Trademark license agreements must be filed with the Trademark Office for record. “Ambow”, “ ”, “ ”, “ ”, “”, “”, “”, “”, “”, “” , “” , “” ,“”, “”, “”, “”, “”, “” , “” , “ ” , “ ” , “” , “” , “” and “” are our registered trademarks with the Trademark Office of the SAIC in China.

95

Regulation of foreign exchange

The PRC government imposes restrictions on the convertibility of the RMB and on the collection and use of foreign currency by PRC entities. Under current regulations, the RMB is convertible for current account transactions, which include dividend distributions, and the import and export of goods and services. Conversion of RMB into foreign currency and foreign currency into RMB for capital account transactions, such as direct investment, portfolio investment and loans, however, is still generally subject to the prior approval of or registration with SAFE.

Under current PRC regulations, foreign-invested enterprises such as our PRC subsidiaries are required to apply to SAFE for a Foreign Exchange Registration Certificate for Foreign-Invested Enterprise. With such a certificate (which is subject to review and renewal by SAFE on an annual basis), a foreign-invested enterprise may open foreign exchange bank accounts at banks authorized to conduct foreign exchange business by SAFE and may buy, sell and remit foreign exchange through such banks, subject to documentation and approval requirements. Foreign-invested enterprises are required to open and maintain separate foreign exchange accounts for capital account transactions and current account transactions. In addition, there are restrictions on the amount of foreign currency that foreign-invested enterprises may retain in such accounts.

Regulation of foreign exchange in certain onshore and offshore transactions

In October 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Circular 75, which became effective as of November 1, 2005. In July 2014, SAFE issued a new notice to replace Circular 75, Circular of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles. According to SAFE Circular 75 and Circular 37, prior to establishing or assuming control of an offshore company for the purpose of financing that offshore company with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete certain overseas investment foreign exchange registration procedures with the relevant local SAFE branch. An amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (i) the injection of equity interests or assets of an onshore enterprise to the offshore company or (ii) the completion of any overseas fund-raising by such offshore company. An amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change involving a change in the capital of the offshore company, such as (i) an increase or decrease in its capital, (ii) a transfer or swap of shares, (iii) a merger or division, (iv) a long-term equity or debt investment or (v) the creation of any security interests.

SAFE Circular 37 applies retroactively. As a result, PRC residents who established or acquired control of offshore companies that made onshore investments in the PRC in the past were required to apply for supplementary registration. Under SAFE Circular 37, failure to comply with the registration procedures may result in restrictions on the relevant onshore entity, including restrictions on the payment of dividends and other distributions to its offshore parent or affiliate and restrictions on the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under the PRC foreign exchange administration regulations.

As a Cayman Islands exempted company, we are considered a foreign entity in China. If we purchase the assets or equity interests of a PRC company owned by PRC residents in exchange for our equity interests, such PRC residents will be subject to the registration procedures described in SAFE Circular 37. Moreover, PRC residents who are beneficial holders of our shares are required to register with SAFE in connection with their investment in us.

96

Regulations on dividend distribution

The principal regulations governing dividend distributions by wholly foreign-owned enterprises and Sino-foreign equity joint ventures include:

•	Wholly Foreign-Owned Enterprise Law (1986), as amended;

•	Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended;

•	Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•	Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends.

Regulation of overseas listings

On August 8, 2006, six PRC regulatory agencies, including CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006 and was amended by the MOFCOM on June 22, 2009. This regulation, among other things, has certain provisions that require offshore special purpose vehicles, or SPVs, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

We believe that CSRC’s approval was not applicable to us in connection with our IPO and listing on a national securities exchange because we established our PRC subsidiaries by means of direct investment rather than merger or acquisition of PRC domestic companies.

SAFE regulations on employee share options

On March 28, 2007, SAFE promulgated the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Share Holding Plan or Share Option Plan of Overseas Listed Company, or the Share Option Rule. On February 15, 2012, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Issues Related to Foreign Exchange Administration in Domestic Individuals’ Participation in Equity Incentive Plans of Companies Listed Abroad, or the No. 7 Notice, which supersedes the Share Option Rule in its entirety and immediately became effective upon circulation. According to the No. 7 Notice, domestic individuals, which include any directors, supervisors, senior managerial personnel or other employees of a domestic company who are Chinese citizens (including citizens of Hong Kong, Macao and Taiwan) or foreign individuals who consecutively reside in the territory of PRC for one year, who participate in the same equity incentive plan of an overseas listed company shall, through the domestic companies they serve, collectively entrust a domestic agency to handle issues like foreign exchange registration, account opening, funds transfer and remittance, and entrust an overseas institution to handle issues like exercise of options, purchasing and sale of related stocks or equity, and funds transfer. Where a domestic agency needs to remit funds out of China as required for individuals’ participation in an equity incentive plan, the domestic agency shall apply with the local office of the SAFE for a foreign exchange payment quota on a yearly basis. A domestic agency shall open a domestic special foreign exchange account in the bank. After repatriation of foreign currency income earned by individuals from participation in an equity incentive plan, the domestic agency shall request the bank to transfer the funds from its special foreign currency account to respective personal foreign currency deposit accounts. In the case of any significant change to the equity incentive plan of a company listed abroad (such as amendment to any major terms of the original plan, addition of a new plan, or other changes to the original plan due to merger, acquisition or reorganization of the overseas listed company or the domestic company or other major events), the domestic agency or the overseas trustee shall, within three months of the occurrence of such changes, go through procedures for change of foreign exchange registration with the local office of the SAFE. The SAFE and its branches shall supervise, administer and inspect foreign exchange operations related to individuals’ participation in equity incentive plans of companies listed abroad, and may take regulatory measures and impose administrative sanctions on individuals, domestic companies, domestic agencies and banks violating the provisions of this Notice.

97

We and our employees who have been granted applicable equity awards shall be subject to the No.7 Notice. If we fail to comply with the No. 7 Notice, we and/or our employees who are subject to the No.7 Notice may face sanctions imposed by foreign exchange authority or any other PRC government authorities.

In addition, the State Administration of Taxation has recently issued a few circulars concerning employee share options. Under these circulars, our employees working in China who exercise share options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents relating to employee share options with relevant tax authorities and withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or other PRC government authorities.

Property

Our headquarters are located in Beijing, China, where we lease approximately 16,146 square feet of office space. We own an aggregate of approximately 75,200 square meters for K-12 schools. In addition, we lease certain properties for our tutoring centers, K-12 schools and career enhancement centers.

Employees

As of September 30, 2017, we and our subsidiaries had 1,689 full-time employees, and 1,694 part-time employees, respectively. As of September 30, 2017, we had the following numbers of full-time employees by department: 242 in selling and marketing, 401 in general and administrative functions, 28 in research and development, and 1,018 teachers. We consider our relations with our employees to be good.

Legal Proceedings

From time to time, we are subject to legal proceedings, investigations and claims incidental to the conduct of our business.

There are two pending actions to which we are the plaintiff and one action to which we are the defendant as of the date of this prospectus. In June 2017, Shanghai Ambow Education Information Consulting Co., Ltd. and Shanghai Hero Further Education Institute brought an action against Suzhou Huayuan Education Service Consulting Co., Ltd for the breach of contract, which was accepted by the People’s Court of Shanghai Xuhui District on June 15, 2017. The first trial was held on September 15, 2017. As of September 30, 2017, The company is still waiting for the court rule of the trial and it was too early to make an estimate of result.

In March, 2015, Shenyang Xiangyu School brought an action against Shenyang Hanwen Classic Book Publishing Co., Ltd, Liaoning Hanwen Culture Service Co., Ltd and Wu Kuidou for the collection of a loan agreement amounted RMB 47.9 million. We won the lawsuit but the judgment has not been enforced yet.

98

CORPORATE HISTORY

Our founder, Dr. Jin Huang, established Ambow Corporation, a California company, in 2000. From 2000 through January 2005, our business was conducted through (1) Beijing Ambow Online Software Co., Ltd., or Ambow Online, which was established as a wholly foreign owned enterprise under the laws of the PRC in 2000 by Ambow Corporation, and (2) Beijing Shida Ambow Education Technology Co., Ltd., or Ambow Shida, a limited liability company established under the laws of the PRC in 2004, which was initially operated as a joint venture among Ambow Technology Company Limited, or Ambow Technology, Jianguo Xue, Xiaogang Feng, Xuejun Xie and Beijing Normal University Tech-Zone Technology Development Co., Ltd.

In May 2005, our prior holding company, AMBOW EDUCATION CO., LTD., or AECL, which was formed in January 2005 as an exempted company incorporated with limited liability under the laws of the Cayman Islands, acquired 100% of the outstanding equity interests in Ambow Online from Ambow Corporation. In April 2010, AECL transferred the 100% outstanding equity interest in Ambow Online to Ambow Education Management.

Through a series of transfers in May 2005 and December 2008, Ambow Technology, Xiaogang Feng and Beijing Normal University Tech-Zone Technology Development Co., Ltd. transferred all their equity interest in Ambow Shida to Xuejun Xie so that Xuejun Xie and Jianguo Xue currently own 100% of the equity interest in Ambow Shida.

Our current holding company, Ambow, an exempted company incorporated with limited liability under the laws of the Cayman Islands, was established in June 2007. On July 18, 2007, Ambow entered into a share exchange agreement with AECL and its shareholders. Pursuant to this share exchange agreement, (1) all shareholders of AECL exchanged their shares in AECL for shares in Ambow, and (2) AECL became a wholly-owned subsidiary of Ambow.

Following the share exchange described above, we also established certain wholly-owned subsidiaries in Hong Kong, including Ambow Education Management and Ambow Education (Hong Kong) Limited. In furtherance of our business development in China, a number of PRC domestic companies were also incorporated in a number of cities. From January 2005 until now, we have conducted our education business in China primarily through contractual arrangements among our subsidiaries in China and our VIEs.

From 2008 to 2012, we made a total of 31 separate acquisitions through business combinations and one acquisition of long-term operating rights.

We and certain selling shareholders of our company completed an initial public offering of 355,907 ADSs in August 2010. On August 5, 2010, we listed our ADSs on the New York Stock Exchange, or the NYSE, under the symbol “AMBO”.

Joint Provisional Liquidators (“JPLs”) appointment and dismissal

In 2012, two former employees of the company made allegations of financial impropriety and wrongful conduct in connection with the company’s prior year acquisitions of training schools. The Audit Committee of the Board of Directors of the company determined that it would conduct an internal investigation to thoroughly review these allegations. This investigation was conducted with the assistance of independent outside counsel.

On June 7, 2013, JPLs were appointed as provisional liquidators of the company by the Cayman Court following the filing of a winding up petition by GL Asia Mauritius II Cayman Limited (the “Petitioner”).

On September 23, 2013, the JPLs formed a committee comprising creditors and shareholders of the company (the “Stakeholder Committee”). On November 13, 2013, the Cayman Court sanctioned the recommencement of the Audit Committee Investigation following an application, which was brought by the JPLs with the support of the members of the Stakeholder Committee. Engagement letters were subsequently finalized with DLA Piper LLP (“DLA”) and Deloitte Financial Advisory Services LLP (“Deloitte”) to complete the Audit Committee Investigation, with the assistance of third party funding which the JPLs negotiated on the company’s behalf.

99

On February 20, 2014, the JPLs received the report on the Audit Committee Investigation from DLA. In summary, this report concluded that there was insufficient evidence to substantiate the allegations as to questionable or inappropriate conduct, which had been made against the directors, officers and employees of the company. However, the report advised that the company’s corporate governance structure needed improvement. Shortly after receiving this report, the JPLs re-commenced negotiations with parties who had previously expressed an interest in providing long term funding to the company.

Upon the satisfaction of conditions and deliverables under the restructuring agreement and associated agreements to implement the core parts of the restructuring plan sanctioned by the Cayman Court pursuant to its order dated May 7, 2014 (the “Restructuring Plan”), the Court approved the return of management to our Board of Directors (as reconstituted pursuant to the Restructuring Plan).

As of the date hereof, our Board consists of six members: Dr. Jin Huang, Mr. Justin Chen, Mr. Ping Wu, Mr. John Porter, Mr. Ralph Parks and Dr. Yanhui Ma.

100

CORPORATE STRUCTURE

The diagrams below illustrate our corporate structure with respect to each of our significant subsidiaries and VIEs and the place of incorporation of each named entity as of the issuance of this report.

Sponsorship interest under the Law of Promoting Private Education is substantially similar to equity interest under the PRC Company Law. Minor differences are illustrated in the following perspectives:

(1) Right to receive return on investment. Shareholders of companies are entitled to dividends for their investment, while not all sponsors of private schools can claim returns on their investment in the private schools. Under the Law of Promoting Private Education, the sponsors of a private school may decide whether to require reasonable returns or not on their contributions to the private school, and accordingly private schools can be classified into schools whose sponsors require reasonable returns and schools whose sponsors do not require reasonable returns. Sponsors of schools whose sponsors require reasonable returns are entitled to receive profit distribution from the school while sponsors of schools whose sponsors do not require reasonable returns cannot.

(2) The portion of after-tax profits available for distribution. The proportion of after-tax profits that can be distributed by a company to its shareholders is different from that can be distributed by a schools whose sponsors require reasonable returns to its sponsors. Under the PRC Company Law, a company is required to allocate 10% of its after-tax profits to statutory reserve funds before making dividends to its shareholders while, under the Law for Promoting Private Education, a schools whose sponsors require reasonable returns is required to allocate no less than 25% of its annual net profit to its development fund and make allocation for mandatory expenses as required by applicable laws and regulations. Pursuant to an amendment to The Law for Promoting Private Education on November 7, 2016, which will go into effect on September 1, 2017, sponsors of for-profit private schools are entitled to retain the profits from their schools and the operating surplus may be allocated to the sponsors pursuant to the PRC company law and other relevant laws and regulations.

101

Notes:

(1)          Registered shareholders of Ambow Shida are Xuejun Xie, one of our officers, and Jianguo Xue, one of our officers, who own 90% and 10% of Ambow Shida, respectively.

(2)          Registered shareholders of Ambow Sihua are Xuejun Xie and Gang Huang, one of our employees, who own 57.38% and 42.62% of Ambow Sihua, respectively.

(3)          Registered shareholders of Ambow Shanghai are Xuejun Xie and Gang Huang, who own 64% and 36% of Ambow Shanghai, respectively.

(4)          Registered Shareholders of Ambow Zhixin are Xuejun Xie and Gang Huang, one of our employees, who own 60% and 40% of Ambow Zhixin, respectively.

(5)          Registered Shareholders of Ambow Rongye are Xuejun Xie and Gang Huang, one of our employees, who own 60% and 40% of Ambow Rongye, respectively.

(6)          Registered Shareholders of IValley are Chiao-ling Hsu, one of our officers, and Shu Hui Cai, one of our employees, who own 60% and 40% of IValley, respectively.

(7)         Certain non-performing entities’ legal status included in the table above are to be cancelled which do not have significant business.

102

Table 1: Entities owned by Shanghai Ambow Education Information Consulting Co., Ltd. (36)

103

Table 2: Entities owned by Beijing Ambow Shida Education Technology Co., Ltd. (8)

104

Table 3: Entities owned by Ambow Sihua Education and Technology Co., Ltd. (16)

105

Table 4: Entities owned by Ambow Rongye Education and Technology Co., Ltd. (3)

Ambow Zhixin Education and Technology Co., Ltd. (4)

Ambow Shengying, Ambow Chuangying, IValley Beijing and the acquired schools and learning centers are the principal operating entities for our business operations within China. Their functional currency is RMB. Ambow, our investment holding company, is the principal operating entity for operations relating to non-Chinese partners. Its functional currency is US$.

Ambow Shengying, Ambow Chuangying and Ambow Education Management have entered into a series of contractual arrangements with each of the above domestic PRC companies that enable us to:

106

•	Exercise effective control over our VIEs and their respective subsidiaries by having such VIEs’ shareholders pledge their respective equity interests in these VIEs to Ambow Chuangying, Ambow Shengying and Ambow Education Management and, through powers of attorney, entrust all the rights to exercise their voting power over these VIEs to Ambow Chuangying, Ambow Shengying and Ambow Education Management. There is no limitation on Ambow Chuangying, and Ambow Shengying’s rights to exercise the voting power over the VIEs or to obtain and dispose of the pledged equity interests in the VIEs holding the tutoring centers and career enhancement centers by exercise of its call option or share pledge. Ambow Chuangying and Ambow Shengying’s rights to obtain and dispose of the pledged equity interests in the VIEs holding the K-12 schools by exercise of its call option or share pledge are subject to Ambow Chuangying and Ambow Shengying’s designating other PRC persons or entities to acquire the pledged equity interests in order not to violate PRC laws that prohibit or restrict foreign ownership in K-12 schools;

•	Receive economic benefits from the pre-tax profits of our VIEs and their respective subsidiaries in consideration for technical support, marketing and management consulting services provided by Ambow Chuangying, Ambow Shengying and Ambow Education Management to our VIEs and their respective subsidiaries. Such economic benefits earned by Ambow Chuangying, Ambow Shengying and Ambow Education Management were insignificant for the reporting period (which have been eliminated upon consolidation) in consideration of the services provided to our VIEs’ subsidiaries; and

•	Have an exclusive option to purchase all or part of the equity interests in our VIEs and all or part of the equity interest in its subsidiaries, as well as all or part of the assets of our VIEs, in each case when and to the extent permitted by applicable PRC law.

Accordingly, we treat these domestic PRC companies as variable interest entities and have consolidated their historical financial results in our financial statements in accordance with U.S. GAAP. Majority of these domestic PRC companies and their subsidiaries hold the requisite licenses and permits necessary to conduct our education business in China.

Each of Ambow Shanghai, Ambow Sihua, Ambow Rongye and Ambow Zhixin has executed a series of control agreements with Ambow Shengying. Ambow Shida has executed a series of control agreements with Ambow Chuangying. They are described in more detail below through which agreements Ambow Shengying and Ambow Chuangying exercise effective contractual control over Ambow Shida, Ambow Shanghai, Ambow Sihua, Ambow Rongye and Ambow Zhixin. IValley has executed a series of control agreements with Ambow Education Management.

Ambow Shida, Ambow Sihua, Ambow Shanghai, Ambow Rongye and Ambow Zhixin each is a controlling entity operating one of our business lines, including tutoring centers, K-12 schools, career enhancement service centers and campus and each owns certain interest in a number of schools and entities. Below is the detailed description of their interests as of the issuance of this report:

1.	Tutoring Centers

(1)	Ambow Sihua owns the 100% equity interest in (a) Tianjin Ambow Huaying Education Technology Co., Ltd., which owns the 100% equity interest in (b) Tianjin Tutoring and (c) Tianjin Ambow Huaying School. The three entities of (a), (b) and (c) are together known as “Tianjin Tutoring”, which has been deconsolidated in the year of 2013 due to loss of control. By December 31, 2015, the company regained control of Tianjin Tutoring and reconsolidated the entities in its 2015 and 2016 consolidated financial statements;

(2)	Ambow Sihua owns the 100% equity interest in Jilin Clever Technology Consulting Co., Ltd., which owns the 100% equity interest in Jilin Tutoring, which has been deconsolidated in the year of 2014 due to loss of control. By December 31, 2015, the company regained control of Jilin Tutoring and reconsolidated the entity in its 2015 and 2016 consolidated financial statements;

107

(3)	Ambow Shida owns the 100% equity interest in Zhenjiang Ambow Education Training Center, which operates one tutoring center currently and is in the process of having its legal status cancelled;

(4)	Ambow Sihua owns the 100% equity interest in Zhengzhou Tutoring, which operates one tutoring center;

(5)	Ambow Sihua owns the 100% equity interest in Changsha Tutoring, which operates four tutoring centers;

(6)	Ambow Sihua owns the 100% equity interest in Guangzhou DP Tutoring, which has been deconsolidated in the year of 2013 due to loss of control. By December 31, 2015, the company regained control of Guangzhou DP Tutoring and reconsolidated the entity in its 2015 and 2016 consolidated financial statements;

(7)	Ambow Rongye and Ambow Zhixin own the 100% equity interest in Beijing Xin Gan Xian Tutoring, which operates one tutoring centers;

(8)	Ambow Sihua owns the 100% equity interest in Lanzhou Anning Ambow English Training School, which operates one tutoring center; and

108

(9)	Ambow Sihua owns the 100% equity interest in Lanzhou Chengguan Ambow English Training School, which operates one tutoring center.

2.	Career Enhancement Centers and Campus

(1)	Ambow Shanghai owns the 100% equity interest in Kunshan Ambow Education Technology Co., Ltd, which owns the 60% equity interest in Shanghai Huanyu Liren Education Training Co., Ltd, which operates 3 career enhancement service centers;

(2)	Ambow Shanghai owns the 100% equity interest in Kunshan Ambow Education Technology Co., Ltd., or Ambow Kunshan, which operates one career enhancement campus;

(3)	Ambow Shanghai owns the 100% equity interest in Jinan WR Career Enhancement, which operates one career enhancement service center;

(4)	Ambow Shanghai owns the 100% equity interest in Hebei YL Career Enhancement, which operates one career enhancement service center and is in the process of having its legal status cancelled;

(5)	Ambow Shanghai owns the 100% equity interest in Chongqing XT Career Enhancement, which operates one career enhancement service center;

(6)	Ambow Shanghai owns the 100% equity interest in Guangzhou ZS Career Enhancement, which has been deconsolidated in the year of 2013 due to loss of control. By December 31, 2015, the company regained control of Guangzhou ZS Career Enhancement and reconsolidated the entity in its 2015 and 2016 consolidated financial statements; and

In addition, Ambow Shanghai also owns 100% equity interest in Genesis Career Enhancement (Shanghai Renzhongren), a group of three companies which provide outbound and in-house management trainings tailored for employees and management teams through their 18 subsidiaries.

3.	Schools

(1)	K-12 Schools

•	Ambow Shida owns the 100% equity interest in Zhenjiang Ambow International School, which is in the process of having its legal status cancelled;

•	Ambow Shida owns the 100% equity interest in Shuyang K-12 School;

•	Ambow Shida owns a 70% equity interest and Changsha Yaxing Property Development Company Limited, an entity unrelated to us, owns a 30% equity interest in Changsha K-12 Experimental School and Changsha Kindergarten (Ambow Shida will receive the remaining 30% equity interest in 2029 and Ambow Shida may either rent or purchase, at the then current fair market value, from Changsha Yaxing Property Development Company Limited, which owns the real properties at Changsha K-12 Experimental School and Changsha Kindergarten, such real properties for the continuing use of these properties by the two schools. Ambow Shida’s receipt of the remaining equity interest in 2029 is not conditional upon the rent or purchase of the schools’ real properties). The land and premises are leased to Changsha K-12 Experimental School and Changsha Kindergarten for 20 years, from October 1, 2009 to September 30, 2029, and free of charge for the first six years, i.e, from October 1, 2009 to September 30, 2015; and

•	Ambow Shida owns a 90% equity interest and Shenyang Hanwen Classic Books Publishing Co., Ltd., an entity unrelated to us, owns a 10% equity interest in Shenyang K-12 school.

109

In addition to the operational entities described above, we have also formed an RMB fund, Wenjian Gongying, which is owned by us, our Hong Kong subsidiary, Ambow Education Ltd., and Ambow Shengying.

Agreements that provide effective control over our VIEs and their respective subsidiaries

Agreements that provide effective control over Ambow Shida and its subsidiaries

We have entered into a series of agreements with Ambow Shida and its shareholders. These agreements provide us substantial ability to control Ambow Shida and its shareholders, and we have obtained an option to purchase all of the equity interests of Ambow Shida. We have no agreements that pledge the assets of our VIEs for the benefit of Ambow Online or Ambow Chuangying. These agreements include:

Share Pledge Agreement. Ambow Online, Xuejun Xie and Jianguo Xue, each a shareholder of Ambow Shida, entered into a share pledge agreement on January 31, 2005. AECL, Ambow Online, Xuejun Xie and Jianguo Xue entered into a supplementary agreement on January 4, 2009, pursuant to which each of Xuejun Xie and Jianguo Xue pledged all of her or his equity interest in Ambow Shida to Ambow Online to secure the performance of Ambow Shida under an exclusive cooperation agreement, dated January 31, 2005, between Ambow Online and Ambow Shida. The share pledge was registered with the local SAIC and then was cancelled. AECL, Ambow Online, Xuejun Xie and Jianguo Xue terminated the abovementioned share pledge agreement and the supplementary agreement by entering into a termination agreement on June 29, 2017. Ambow Chuangying, Xuejun Xie and Jianguo Xue entered into a new share pledge agreement on June 29, 2017, pursuant to which each of Xuejun Xie and Jianguo Xue pledged all of her or his equity interest in Ambow Shida to Ambow Chuangying to secure the performance of Ambow Shida under the technology service agreement dated June 29, 2017 between Ambow Shida and Ambow Chuangying as described below. If Ambow Shida and its subsidiaries fail to fulfill their obligations under the technology service agreement, or Ambow Shida and its subsidiaries breach their duties or obligations hereunder, Ambow Chuangying shall have the right to exercise the pledge in any manner at any time to the extent permitted by applicable laws during the term of pledge. Each of Xuejun Xie and Jianguo Xue also agreed not to transfer, dispose of or otherwise directly or indirectly create any encumbrance over her or his equity interest in Ambow Shida, or take any actions that may reduce the value of her or his equity interest in Ambow Shida without the prior written consent of Ambow Chuangying. The pledge shall be terminated automatically upon termination of the technology service agreement and full discharge of the secured debt. Without Ambow Chuangying’s prior consent, the pledgors shall not be entitled to grant or assign their rights and obligations under the agreement. Ambow Chuangying may assign at any time all or any of its rights and obligations hereunder and other agreements contemplated hereby to any person (either a natural person or a legal person) it designates. In such case, the assignee shall assume Ambow Chuangying’s rights and obligations under this agreement. This agreement shall be binding upon the parties and their respective successors and permitted assigns. The parties shall negotiate in good faith to resolve any disputes arising out of or in connection with this agreement. If the parties cannot reach an agreement on the resolution of such disputes within sixty days after one party receives the notice of the other party requesting the beginning of discussions or as otherwise agreed, either party shall submit such disputes to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The award of the arbitration shall be final and binding upon the parties.

110

Call Option Agreement. Xuejun Xie and Jianguo Xue, each a shareholder of Ambow Shida, entered into a call option agreement on January 31, 2005, which was amended by the termination agreement dated April 26, 2007 and further amended by the supplementary agreement dated January 4, 2009 entered into by and among AECL, Ambow Online, Xuejun Xie and Jianguo Xue. AECL, Ambow Online, Xuejun Xie and Jianguo Xue terminated the abovementioned call option agreement and supplementary agreement by entering into a termination agreement on June 29, 2017. Ambow Chuangying, Xuejun Xie and Jianguo Xue entered into a new call option agreement on June 29, 2017, pursuant to which Ambow Chuangying or its designee has an option to purchase from each of Xuejun Xie and Jianguo Xue, to the extent permitted under PRC laws, all or part of his or her equity interest in Ambow Shida at any time during the term of the agreement. Ambow Chuangying or its designee shall have sole discretion to decide when to exercise the option, whether in part or in full. Xuejun Xie and Jianguo Xue agreed not to dispose of the equity interest or exercise any related rights in any form without Ambow Chuangying or its designee’s written consent. Xuejun Xie and Jianguo Xue agreed that before Ambow Chuangying or its designee exercises the option to obtain all the equity interest and assets, Xuejun Xie and Jianguo Xue (i) shall not create or allow any option, call option, pledge, or other equity interest or security interest on equity in Ambow Shida without Ambow Chuangying’s written consent, (ii) shall irrevocably waive the preemptive right to purchase the equity in Ambow Shida to which it is entitled under the Chinese laws and the bylaws of Ambow Shida , (iii) shall not transfer the equity in Ambow Shida to any third party without Ambow Chuangying’s written consent, (iv) shall neither supplement, alter or modify the Articles of Association of Ambow Shida in any form, nor increase or decrease its registered capital, or otherwise change the structure of its registered capital without Ambow Chuangying’s written consent, (v) during the term of this agreement, have not engaged in and shall not engage in any act or omission that may cause any losses to Ambow Chuangying or cause any reduction in value of the equity in Ambow Shida , (vi) without Ambow Chuangying’s written consent, shall not incur, assume, guarantee or allow the existence of any debt other than the debt that (a) arises in the normal or routine course of business rather than out of borrowing, and (b) has been disclosed to and approved in writing by Ambow Chuangying. Ambow Shida has the right to operate all business activities within the approved business scope which it is operating or it expects to operate in the future. To the fullest extent permitted by the Chinese laws, the transfer price of the equity in Ambow Shida (or any part thereof) shall be equal to each of Xuejun Xie and Jianguo Xue’s initial contribution to the registered capital of Ambow Shida in exchange for such Equity in Ambow Shida (or any part thereof). Should we decide to exercise such option, we or our designee would affect such purchase through the cancellation of loans owed to us by Xuejun Xie and/or Jianguo Xue unless the then applicable laws require the purchase price to be determined by a valuation or otherwise provided, in which case the transfer price shall be the minimum amount provided by applicable law and we will effect such purchase through, to the extent necessary, a combination of cash and cancellation of loans owed to us by each of Xuejun Xie and Jianguo Xue. This call option is not subject to any time limit and has been effective upon execution by the parties. This agreement shall not terminate until the termination of the loan agreement. Ambow Chuangying shall have the right to early terminate this agreement. If any dispute arises out of the interpretation or performance of this agreement, the parties shall negotiate in good faith to resolve such dispute; if such dispute cannot be resolved within thirty days of the beginning of such negotiations, either party may submit such dispute to CIETAC in Beijing for arbitration in accordance with its then effective arbitration rules.

Powers of Attorney. Pursuant to the powers of attorney, each dated April 26, 2007, each of Xuejun Xie and Jianguo Xue irrevocably entrusted all the rights to exercise her or his voting power of Ambow Shida to Ambow Online. Xuejun Xie and Jianguo Xue terminated the powers of attorney and entered into new powers of attorney on June 19, 2017, pursuant to which each of Xuejun Xie and Jianguo Xue irrevocably entrusted all the rights to exercise her or his voting power of Ambow Shida to Ambow Chuangying for an indefinite period of time, including without limitation, proposing to convene a shareholders’ meeting, attending a shareholders’ meeting and exercising the voting rights at a shareholders’ meeting.

Loan Agreements. AECL, Xuejun Xie and Jianguo Xue, each a shareholder of Ambow Shida, respectively, entered into loan agreements on January 31, 2005, which were amended by amendment agreements, dated April 26, 2007, among Ambow Online, AECL and Xuejun Xie and Jianguo Xue, respectively, and further amended by the supplementary agreement dated January 4, 2009 entered into by and among AECL, Ambow Online, Xuejun Xie and Jianguo Xue or renewed by a loan agreement between Ambow Online and Jianguo Xue dated February 1, 2008. AECL, Ambow Online, Xuejun Xie and Jianguo Xue terminated the abovementioned loan agreements by entering into a termination agreement on June 29, 2017. Ambow Chuangying, Xuejun Xie and Jianguo Xue entered into a new loan agreement on June 29, 2017, pursuant to which Ambow Chuangying loaned RMB 2.7 million and RMB 0.3 million to Xuejun Xie and Jianguo Xue, respectively. To the extent permitted by PRC laws, each loan shall be deemed to have been repaid upon the transfer of the equity interest in Ambow Shida held by Xuejun Xie and Jianguo Xue, as applicable, to Ambow Chuangying or its designee. This loan agreement shall remain in effect until the loans thereunder are fully repaid. To the extent permitted by the relevant PRC laws, Ambow Chuangying shall determine at its sole discretion the timing and method of the repayment of the loans thereunder and notify the borrowers in writing of such arrangements seven days in advance. The borrowers shall not repay the loans to Ambow Chuangying early unless Ambow Chuangying notifies the borrowers in writing that the loan thereunder has expired or as otherwise provided therein. Any disputes arising in connection with the interpretation or execution of this agreement shall be resolved by the parties through friendly consultations; if such disputes cannot be resolved within thirty days of the beginning of the consultations, either party may submit such disputes to CIETAC in Beijing for arbitration in accordance with its then effective arbitration rules.

111

Agreements that provide effective control over Ambow Shanghai and its subsidiaries

We have entered into a series of agreements with Ambow Shanghai and its shareholders. These agreements provide us substantial ability to control Ambow Shanghai and its shareholders, and we have obtained an exclusive option to purchase all of the equity interests of Ambow Shanghai. These agreements include:

Share Pledge Agreement. Ambow Online, Xuejun Xie and Xiaogang Feng, each a shareholder of Ambow Shanghai, entered into a share pledge agreement on October 31, 2009 and a supplementary agreement on January 4, 2010. The share pledge was registered with the local SAIC and then was cancelled. Whereas Wenjian Fund and Xiaogang Feng transferred their shares to Gang Huang in June 2017. Ambow Online, Xuejun Xie and Xiaogang Feng terminated the abovementioned share pledge agreement and the supplementary agreement by entering into a termination agreement on June 29, 2017. Ambow Shengying, Xuejun Xie and Gang Huang entered into a share pledge agreement on June 29, 2017 to secure the performance of Ambow Shanghai or its subsidiaries’ obligations under a new technology service agreement dated June 29, 2017 between Ambow Shanghai and Ambow Shengying. If Ambow Shanghai and its subsidiaries fail to fulfill their obligations under the technology service agreement, or Ambow Shanghai and its subsidiaries breach their duties or obligations hereunder, Ambow Shengying shall have the right to exercise the pledge in any manner at any time to the extent permitted by applicable laws during the term of pledge. Ambow Shengying may dispose of the pledged equity in accordance with the provisions of the Security Law of the People’s Republic of China and relevant laws and regulations, and shall have the right to be indemnified for the secured debt and any other relevant expenses out of the proceeds from the disposal of the pledged equity. Without Ambow Shengying’s prior written consent, pledgors shall not (i) make a proposal to amend the articles of association of Ambow Shanghai or cause the making of such proposal, or increase or reduce Ambow Shanghai’s registered capital, or otherwise change the structure of its registered capital, (ii) create any further security, encumbrances and any third party’s rights on the pledged equity in addition to the pledge created under the share pledge agreement, (iii)perform any act that may prejudice any rights of Ambow Shengying under the share pledge agreement, or any act that may materially affect the assets, business and/or operations of Ambow Shanghai, (iv) distribute dividends to the shareholders in any form (however, upon Ambow Shengying’s request, pledgors shall immediately distribute all of their distributable profits to the shareholders), or (v) transfer or dispose of the pledged equity in any way. The share pledge agreements have been in effect since the date when the authorized representatives of the parties duly execute this agreement and shall remain in effect until the technology service agreement is terminated and the secured debt is fully repaid. The share pledge agreements may be unilaterally terminated by Ambow Shengying. Neither of pledgors is entitled to unilaterally terminate the share pledge agreements. Without Ambow Shengying’s prior written consent, pledgors shall not transfer any of their rights or obligations under the share pledge agreement to any other party. Ambow Shengying shall have the right to transfer to any third party any of its rights or obligations under the share pledge agreement and any of its rights or obligations under other agreements contemplated by the share pledge agreement without pledgor’s prior consent. If any dispute arises between the parties in connection with the interpretation and performance of the provisions thereunder, the parties shall resolve such dispute in good faith through discussions. If no agreement can be reached within sixty days after one party receives the notice of the other party requesting the beginning of discussions or as otherwise agreed, either party shall have the right to submit such dispute to CIETAC for arbitration in accordance with its then-effective rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding upon the parties.

Call Option Agreement. Ambow Online, Xuejun Xie and Xiaogang Feng entered into a call option agreement on October 31, 2009 and a supplementary agreement on January 4, 2010. Gang Huang, as the new shareholder, and Xuejun Xie entered into a new call option agreement with Ambow Shengying on June 29, 2017, which irrevocably granted Ambow Shengying or its designee an exclusive option to purchase, to the extent permitted under PRC laws, all or part of their equity interest in Ambow Shanghai. The exercise price of such option shall be all or part, as applicable, of the initial amount of the registered capital contributed by such shareholder to acquire such equity interest in Ambow Shanghai and may be paid by the cancellation of indebtedness owed by such shareholder to Ambow Shengying, or the minimum amount of consideration permitted by applicable PRC law at the time when such transfer occurs, in which case we will pay the exercise price through, to the extent necessary, a combination of cash and cancellation of indebtedness owed by such shareholder to Ambow Shengying. Ambow Shengying or its designee shall have sole discretion to decide when to exercise the option, whether in part or in full. Currently, we do not expect to exercise such option in the foreseeable future. Without Ambow Shengying’s written consent, each of Xuejun Xie and Gang Huang shall not (i) transfer the equity interest in Ambow Shanghai to any third party, (ii) supplement, alter or modify the articles of association of Ambow Shanghai in any form, or increase or decrease Ambow Shanghai’s registered capital, or otherwise change the structure of its registered capital, or (iii) incur, assume, guarantee or allow the existence of any debt other than the debt that (x) arises in the normal or routine course of business rather than out of borrowing or (y) has been disclosed to and approved in writing by Ambow Shengying. This agreement shall remain effective until the termination of the loan agreement. Ambow Shengying has the right to early terminate this agreement upon twenty days’ prior notice, but neither Xuejun Xie nor Gang Huang may early terminate the agreement without Ambow Shengying’s written consent. All disputes arising out of or in connection with this agreement shall be settled by the parties through good faith consultations. If no agreement can be reached through consultations within sixty days after one party receives a notice from other party requesting the beginning of such consultations or as otherwise agreed by the parties, either party shall have the right to submit relevant disputes to CIETAC for arbitration in accordance with its then-effective arbitration rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding on both parties.

112

Powers of Attorney. Each of Xuejun Xie and Xiaogang Feng entered into a powers of attorney on October 31, 2009. Each of Gang Huang, as the new shareholder, and Xuejun Xie entered into a new powers of attorney on June 29, 2017, to irrevocably entrust all the rights to exercise his voting power to Ambow Shengying, including without limitation, the power to sell, transfer or pledge, in whole or in part, such shareholder’s equity interests in Ambow Shanghai and to nominate and appoint the legal representative, directors, supervisors, general managers and other senior management of Ambow Shanghai during the term of the share pledge. The powers of attorney have been in effect since the date of execution. Unless terminated as agreed by the shareholders of Ambow Shanghai and Ambow Shengying, the powers of attorney shall be irrevocable and remain effective during the term of pledge.

Loan Agreement. Pursuant to the loan agreement, dated October 31, 2009, and amended by a supplementary agreement dated January 4, 2010, among Ambow Online, Xuejun Xie and Xiaogang Feng, Ambow Online loaned RMB 0.8 million to Xuejun Xie and RMB 0.2 million to Xiaogang Feng to fund the registered capital requirements of Ambow Shanghai. Ambow Online, Xuejun Xie and Xiaogang Feng terminated the abovementioned loan agreement by entering into a termination agreement on June 29, 2017. Ambow Shengying, Xuejun Xie and Gang Huang entered into a new loan agreement on June 29, 2017, where Ambow Shengying loaned RMB 0.8 million to Xuejun Xie and RMB 0.45 million to Gang Huang. To the extent permitted by PRC laws, each loan shall be deemed to have been repaid upon the transfer of the equity interest in Ambow Shanghai held by each of Xuejun Xie and Gang Huang, as applicable, to Ambow Shengying or its designee. To the extent permitted by the relevant PRC laws, Ambow Shengying shall determine at its sole discretion the timing and method of the repayment of the loans under the loan agreement and notify the borrowers in writing of such arrangements seven days in advance. The borrowers shall not repay the loans to Ambow Shengying early unless Ambow Shengying notifies the borrowers in writing that the loans have expired or as otherwise provided under the loan agreement. The borrowers shall not assign their rights and obligations under the loan agreement to any third party without Ambow Shengying’s prior written consent. The loan agreement has been in effect since the date of execution by the parties and shall remain effective until the borrowers fully repay the loans under the agreement. If any dispute arises between the parties in connection with the interpretation and performance of the terms, the parties shall negotiate in good faith to resolve such dispute. If no agreement can be reached, either party may submit such dispute to CIETAC for arbitration in accordance with its then-effective arbitration rules. The arbitration shall be held in Chinese in Beijing. The award of the arbitration shall be final and binding on both parties.

Agreements that provide effective control over Ambow Sihua and its subsidiaries

We have entered into a series of agreements with Ambow Sihua and its shareholders. These agreements provide us substantial ability to control Ambow Sihua and its shareholders, and we have obtained an exclusive option to purchase all of the equity interests of Ambow Sihua. These agreements include:

113

Share Pledge Agreements. Ambow Online and Xuejun Xie, a shareholder of Ambow Sihua, entered into a share pledge agreement on October 31, 2009, which was amended by a supplementary agreement dated March 4, 2010 between Ambow Online and Xiaogang Feng, a shareholder of Ambow Sihua. The share pledge was registered with the local SAIC and then was cancelled. Ambow Online, Xuejun Xie and Xiaogang Feng terminated the abovementioned share pledge agreement and the supplementary agreement by entering into a termination agreement on June 29, 2017. Whereas Xiaogang Feng transferred his shares to Gang Huang in June 2017, Ambow Shengying, Xuejun Xie and Gang Huang entered into a new share pledge agreement on June 29, 2017, pursuant to which each of Xuejun Xie and Gang Huang pledged all of her or his equity interest in Ambow Sihua to Ambow Shengying to secure the performance of Ambow Sihua under the technology service agreement dated June 29, 2017 between Ambow Sihua and Ambow Shengying as described below. If Ambow Sihua and its subsidiaries fail to fulfill their obligations under the technology service agreement, or Ambow Sihua and its subsidiaries breach their duties or obligations hereunder, Ambow Shengying shall have the right to exercise the pledge in any manner at any time to the extent permitted by applicable laws during the term of pledge. Without Ambow Shengying’s prior written consent, each of Xuejun Xie and Gang Huang shall not (i) make a proposal to amend the articles of association of Ambow Sihua or cause the making of such proposal, or increase or reduce Ambow Sihua’s registered capital, or otherwise change the structure of its registered capital, (ii) create any further security, encumbrances and any third party’s rights on the pledged equity in addition to the pledge created under the share pledge agreements, (iii) perform any act that may prejudice any rights of Ambow Shengying under the share pledge agreements, or any act that may materially affect the assets, business and/or operations of Ambow Sihua, (iv) distribute dividends to the shareholders in any form (however, upon Ambow Shengying’s request, pledgors shall immediately distribute all of their distributable profits to the shareholders), or (v) transfer or dispose of the pledged equity in any way. The share pledge agreements shall remain in effect until the technology service agreement is terminated and the secured debt is fully repaid. The share pledge agreements may be unilaterally terminated by Ambow Shengying. Neither of Xuejun Xie and Gang Huang is entitled to unilaterally terminate the share pledge agreements. Without Ambow Shengying’s prior written consent, pledgors shall not transfer any of their rights or obligations under the share pledge agreements to any other party. Ambow Shengying shall have the right to transfer to any third party any of its rights or obligations under the share pledge agreements and any of its rights or obligations under other agreements contemplated by the share pledge agreements without pledgor’s prior consent. If any dispute arises between the parties in connection with the interpretation and performance of the provisions thereunder, the parties shall resolve such dispute in good faith through discussions. If no agreement can be reached within sixty days after one party receives the notice of the other party requesting the beginning of discussions or as otherwise agreed, either party shall have the right to submit such dispute to the CIETAC for arbitration in accordance with its then-effective rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding upon the parties.

Call Option Agreements. Pursuant to the call option agreement, dated October 31, 2009 and further amended by a supplementary agreement dated March 4, 2010, between Ambow Online and Xuejun Xie, a shareholder of Ambow Sihua, and the call option agreement, dated March 4, 2010, between Ambow Online and Xiaogang Feng, a shareholder of Ambow Sihua, each of Xuejun Xie and Xiaogang Feng irrevocably granted Ambow Online or its designee an exclusive option to purchase, to the extent permitted under PRC laws, all or part of her or his equity interest in Ambow Sihua. Ambow Online, Xuejun Xie and Xiaogang Feng terminated the abovementioned call option agreements and supplementary agreements by entering into a termination agreement on June 29, 2017. Ambow Shengying, Xuejun Xie and Gang Huang entered into a new call option agreement on June 29, 2017, pursuant to which Ambow Shengying or its designee has an option to purchase from each of Xuejun Xie and Gang Huang, to the extent permitted under PRC laws, all or part of his or her equity interest in Ambow Sihua at any time during the term of the agreement. The exercise price of such option shall be all or part, as applicable, of the initial amount of the registered capital contributed by such shareholder to acquire such equity interest in Ambow Sihua and may be paid by the cancellation of indebtedness owed by such shareholder to Ambow Shengying, or the minimum amount of consideration permitted by applicable PRC law at the time when such transfer occurs, in which case we will pay the exercise price through, to the extent necessary, a combination of cash and cancellation of indebtedness owed by such shareholder to Ambow Shengying. Ambow Shengying or its designee shall have sole discretion to decide when to exercise the option, whether in part or in full. Currently, we do not expect to exercise such option in the foreseeable future. Without Ambow Shengying’s written consent, each of Xuejun Xie and Gang Huang shall not (i) transfer the equity interest in Ambow Sihua to any third party, (ii) supplement, alter or modify the articles of association of Ambow Sihua in any form, or increase or decrease Ambow Sihua’s registered capital, or otherwise change the structure of its registered capital, or (iii) incur, assume, guarantee or allow the existence of any debt other than the debt that (x) arises in the normal or routine course of business rather than out of borrowing or (y) has been disclosed to and approved in writing by Ambow Shengying. Xuejun Xie and Gang Huang represent and warrant that during the term of the call option agreements, Xuejun Xie, Gang Huang and Ambow Sihua have not engaged in and shall not engage in any act or omission that may cause any losses to Ambow Shengying and may cause any reduction in value of the equity interests in Ambow Sihua held by Xuejun Xie and Gang Huang. This agreement has been in effect as of the date when the authorized representatives of the parties duly execute the agreement, and shall remain effective until the termination of the loan agreement. Unless otherwise provided therein, Ambow Shengying shall have the right to terminate this agreement early upon twenty days’ prior notice, but neither of Xuejun Xie and Gang Huang shall terminate this agreement early. Ambow Shengying shall have the right to transfer its rights under the call option agreements and other agreements contemplated by the call option agreements at its sole discretion to any third party without Xuejun Xie and Gang Huang’s consent. All disputes arising out of or in connection with this agreement shall be settled by the parties through good faith consultations. If no agreement can be reached through consultations within sixty days after one party receives a notice from other party requesting the beginning of such consultations or as otherwise agreed by the parties, either party shall have the right to submit relevant disputes to CIETAC for arbitration in accordance with its then-effective arbitration rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding on both parties.

114

Powers of Attorney. Pursuant to the powers of attorney, dated October 31, 2009 and March 4, 2010, respectively, each of Xuejun Xie and Xiaogang Feng irrevocably entrusted all the rights to exercise her or his voting power to Ambow Online. Xuejun Xie and Xiaogang Feng terminated these powers of attorney on June 29, 2017. Xuejun Xie and Gang Huang entered into new powers of attorney on June 29, 2017, pursuant to which each of Xuejun Xie and Gang Huang irrevocably entrusted all the rights to exercise her or his voting power to Ambow Shengying, including without limitation, the power to sell, transfer or pledge, in whole or in part, her or his equity interest in Ambow Sihua and nominate and appoint the legal representative, directors, supervisors, general managers and other senior management of Ambow Sihua during the term of the share pledge. The powers of attorney have been in effect since the date of execution. Unless terminated as agreed by the shareholders of Ambow Sihua and Ambow Shengying, the powers of attorney shall be irrevocable and remain effective during the term of pledge.

Loan Agreement. Ambow Online and Xiaogang Feng entered into a loan agreement on March 4, 2010, in which Ambow Online loaned RMB 40.0 million to Xiaogang Feng to fund the registered capital requirements of Ambow Sihua. Ambow Online and Xiaogang Feng terminated the abovementioned loan agreement by entering into a termination agreement on June 29, 2017. Ambow Shengying, Gang Huang entered into a new loan agreement on June 29, 2017, pursuant to which Ambow Shengying loaned RMB 40 million to Gang Huang. To the extent permitted by PRC laws, such loan shall be deemed to have been repaid upon the transfer of the equity interest in Ambow Sihua held by Gang Huang to Ambow Shengying or its designee. To the extent permitted by the PRC laws, Ambow Shengying shall determine at its sole discretion the timing and method of the repayment of the loan under the loan agreement and notify the borrower in writing of such arrangements seven days in advance. The borrower shall not repay the loan early to Ambow Shengying unless Ambow Shengying notifies the borrower in writing that the loan has expired or as otherwise provided under the loan agreement. The borrower shall not assign his or her rights and obligations under the loan agreement to any third party without Ambow Shengying’s prior written consent. The loan agreement has been in effect since the date of execution by the parties and shall remain effective until the borrower fully repays the loan under the agreement. If any dispute arises between the parties in connection with the interpretation and performance of the terms, the parties shall negotiate in good faith to resolve such dispute. If no agreement can be reached, either party may submit such dispute to CIETAC for arbitration in accordance with its then-effective arbitration rules. The arbitration shall be held in Chinese in Beijing. The award of the arbitration shall be final and binding on both parties.

115

Agreements that provide effective control over Ambow Rongye

We have entered into a series of agreements with Ambow Rongye and its shareholders. These agreements provide us with the ability to control Ambow Rongye and grant us the exclusive option to purchase all of the equity interests of Ambow Rongye. These agreements include:

Share Pledge Agreement. Pursuant to the share pledge agreement, dated September 8, 2015, among Ambow Shengying, Xuejun Xie and Gang Huang, each a shareholder of Ambow Rongye, each of Xuejun Xie and Gang Huang pledged all of their equity interest in Ambow Rongye to Ambow Shengying to secure the performance of Ambow Rongye under a technology service agreement between Ambow Shengying and Ambow Rongye dated September 8, 2015. If (a) Ambow Rongye fails to fulfill its payment obligation or other related obligations to pledgee in accordance with the provisions of technology service agreement, or (b) the pledgors breach their duties or obligations thereunder, the pledgee shall have the right to exercise the pledge in any manner at any time it deems appropriate to the extent permitted by applicable law during the term of pledge, including without limitation: (a) to negotiate with the pledgors to discharge the secured debt with the pledged equity at a discount rate; (b) to sell off the pledged equity and use the proceeds thereof to discharge the secured debt; (c) to retain a relevant agency to auction all or part of the pledged equity; and/or (d) to otherwise dispose of the pledged equity appropriately to the extent permitted by applicable law. Each shareholder of Ambow Rongye also agreed that, without Ambow Shengying’s prior written consent, each of Xuejun Xie and Gang Huang shall not (i) make a proposal to amend the articles of association of Ambow Rongye or cause the making of such proposal, or increase or reduce Ambow Rongye’s registered capital, or otherwise change the structure of its registered capital, (ii) create any further security, encumbrances and any third party’s rights on the pledged equity in addition to the pledge created under the share pledge agreements, (iii) perform any act that may prejudice any rights of Ambow Shengying under the share pledge agreements, or any act that may materially affect the assets, business and/or operations of Ambow Rongye, (iv) distribute dividends to the shareholders in any form (however, upon Ambow Shengying’s request, the pledgors shall immediately distribute all of their distributable profits to the shareholders), or (v) transfer or dispose of the pledged equity in any way. The share pledge agreements shall remain in effect until the technology service agreement is terminated and the secured debt is fully repaid. Without Ambow Shengying’s prior written consent, the pledgors shall not transfer any of their rights or obligations under the share pledge agreement to any other party. Ambow Shengying shall have the right to transfer to any third party any of its rights or obligations under the share pledge agreement and any of its rights or obligations under other agreements contemplated by the share pledge agreement without the pledgor’s prior consent. The share pledge agreement shall remain in effect until the secured debt is fully repaid. The share pledge agreement may be unilaterally terminated by Ambow Shengying. None of Xuejun Xie or Gang Huang is entitled to unilaterally terminate the share pledge agreement. If any dispute arises between the parties in connection with the interpretation and performance of the provisions thereunder, the parties shall resolve such dispute in good faith through discussions. If no agreement can be reached within sixty days after one party receives the notice of the other party requesting the beginning of discussions or as otherwise agreed, either party shall have the right to submit such dispute to CIETAC for arbitration in accordance with its then-effective rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding upon the parties. The share pledge has been registered with the local SAIC.

116

Call Option Agreement. Pursuant to the call option agreement, dated September 8, 2015, among Ambow Shengying, Xuejun Xie, and Gang Huang, each a shareholder of Ambow Rongye, each of Xuejun Xie and Gang Huang irrevocably granted Ambow Shengying or its designee an exclusive option to purchase, to the extent permitted under PRC laws, all or part of his or her equity interest in Ambow Rongye. The exercise price of such option shall be all or part, as applicable, of the initial amount of the registered capital contributed by such shareholder to acquire such equity interest in Ambow Rongye and may be paid by the cancellation of indebtedness owed by such shareholder to Ambow Shengying, or the minimum amount of consideration permitted by applicable PRC law at the time when such transfer occurs, in which case we will pay the exercise price through, to the extent necessary, a combination of cash and cancellation of indebtedness owed by such shareholder to Ambow Shengying. Ambow Shengying or its designee shall have sole discretion to decide when to exercise the option, whether in part or in full. Currently, we do not expect to exercise such option in the foreseeable future. Without Ambow Shengying’s written consent, each of Xuejun Xie and Gang Huang shall not transfer his or her equity interest in Ambow Rongye to any third party. Xuejun Xie and Gang Huang represent and warrant that (i) except for the pledge granted under the share pledge agreement, they have not created or allowed any option, call option, pledge, or other equity interest or security interest on their equity interests in Ambow Rongye without Ambow Shengying’s written consent, and (ii) during the term of the call option agreement, Xuejun Xie, Gang Huang and Ambow Rongye have not engaged in and shall not engage in any act or omission that may cause any losses to Ambow Shengying and may cause any reduction in value of the equity interests in Ambow Rongye held by Xuejun Xie and Gang Huang. This agreement has been in effect since the date when the authorized representatives of the parties duly execute the agreement, and shall remain effective until the termination of the loan agreement. Unless otherwise provided therein, Ambow Shengying shall have the right to terminate this agreement early upon twenty days’ prior notice, but Xuejun Xie and Gang Huang shall not terminate this agreement early. Ambow Shengying shall have the right to transfer its rights under the agreement and other agreements contemplated by the agreement at its sole discretion to any third party without Xuejun Xie and Gang Huang’s consent. All disputes arising out of or in connection with this agreement shall be settled by the parties through good faith consultations. If no agreement can be reached through consultations within sixty days after one party receives a notice from other party requesting the beginning of such consultations or as otherwise agreed by the parties, either party shall have the right to submit relevant disputes to CIETAC for arbitration in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding on both parties.

Powers of Attorney. Under powers of attorney, each dated September 8, 2015, each of Xuejun Xie and Gang Huang granted to Ambow Shengying the power to exercise all of his or her voting rights of Ambow Rongye during the term of the share pledge. The powers of attorney shall come into effect upon the date of execution. Unless terminated as agreed by the shareholders of Ambow Rongye and Ambow Shengying, the powers of attorney shall remain effective during the term of pledge.

Loan Agreement. Pursuant to the loan agreement among Ambow Shengying, Xuejun Xie and Gang Huang dated September 8, 2015, Ambow Shengying loaned RMB 6 million to Xuejun Xie and RMB 4 million to Gang Huang to fund the registered capital requirements of a domestic PRC company. Ambow later formed Ambow Rongye to serve as this domestic PRC company. To the extent permitted by the relevant PRC laws, Ambow Shengying shall determine at its sole discretion the timing and method of the repayment of the loans and notify borrowers in writing of such arrangements seven days in advance. Borrowers and Ambow Shengying further agree that borrowers shall not repay the loan to Ambow Shengying early unless Ambow Shengying notifies borrowers in writing that the loans thereunder have expired or as otherwise provided therein. To the extent permitted by PRC laws, each loan shall be deemed to have been repaid upon the transfer of the equity interest held by each of Xuejun Xie and Gang Huang in Ambow Rongye to Ambow Shengying. This agreement has been in effect since the date of execution by the parties and shall remain effective until the borrowers fully repay the loans under this agreement. If any dispute arises between the parties in connection with the interpretation and performance of the terms thereof, the parties shall negotiate in good faith to resolve such dispute. If no agreement can be reached, either party may submit such dispute to CIETAC for arbitration in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Chinese in Beijing. The award of the arbitration shall be final and binding upon the disputing parties.

Agreements that provide effective control over Ambow Zhixin

We have entered into a series of agreements with Ambow Zhixin and its shareholders. These agreements provide us with the ability to control Ambow Zhixin and grant us the exclusive option to purchase all of the equity interests of Ambow Zhixin. These agreements include:

117

Share Pledge Agreement. Pursuant to the share pledge agreement, dated October 14, 2015, among Ambow Shengying, Xuejun Xie and Gang Huang, each a shareholder of Ambow Zhixin, each of Xuejun Xie and Gang Huang pledged all of their equity interest in Ambow Zhixin to Ambow Shengying to secure the performance of Ambow Zhixin under a technology service agreement between Ambow Shengying and Ambow Zhixin dated October 14, 2015. If (a) Ambow Zhixin fails to fulfill its payment obligation or other related obligations to the pledgee in accordance with the provisions of technology service agreement, or (b) the pledgors breach their duties or obligations thereunder, the pledgee shall have the right to exercise the pledge in any manner at any time it deems appropriate to the extent permitted by applicable law during the term of pledge, including without limitation: (a) to negotiate with the pledgors to discharge the secured debt with the pledged equity at a discount rate; (b) to sell off the pledged equity and use the proceeds thereof to discharge the secured debt; (c) to retain a relevant agency to auction all or part of the pledged equity; and/or (d) to otherwise dispose of the pledged equity appropriately to the extent permitted by applicable law. Each shareholder of Ambow Zhixin also agreed that, without Ambow Shengying’s prior written consent, each of Xuejun Xie and Gang Huang shall not (i) make a proposal to amend the articles of association of Ambow Zhixin or cause the making of such proposal, or increase or reduce Ambow Zhixin’s registered capital, or otherwise change the structure of its registered capital, (ii) create any further security, encumbrances and any third party’s rights on the pledged equity in addition to the pledge created under the share pledge agreements, (iii) perform any act that may prejudice any rights of Ambow Shengying under the share pledge agreements, or any act that may materially affect the assets, business and/or operations of Ambow Zhixin, (iv) distribute dividends to the shareholders in any form (however, upon Ambow Shengying’s request, the pledgors shall immediately distribute all of their distributable profits to the shareholders), or (v) transfer or dispose of the pledged equity in any way. The share pledge agreements shall remain in effect until the technology service agreement is terminated and the secured debt is fully repaid. Without Ambow Shengying’s prior written consent, the pledgors shall not transfer any of their rights or obligations under the share pledge agreement to any other party. Ambow Shengying shall have the right to transfer to any third party any of its rights or obligations under the share pledge agreement and any of its rights or obligations under other agreements contemplated by the share pledge agreement without the pledgor’s prior consent. The share pledge agreement shall remain in effect until the secured debt is fully repaid. The share pledge agreement may be unilaterally terminated by Ambow Shengying. None of Xuejun Xie or Gang Huang is entitled to unilaterally terminate the share pledge agreement. If any dispute arises between the parties in connection with the interpretation and performance of the provisions thereunder, the parties shall resolve such dispute in good faith through discussions. If no agreement can be reached within sixty days after one party receives the notice of the other party requesting the beginning of discussions or as otherwise agreed, either party shall have the right to submit such dispute to CIETAC for arbitration in accordance with its then-effective rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding upon the parties. The share pledge has been registered with the local SAIC.

Call Option Agreement. Pursuant to the call option agreement, dated October 14, 2015, among Ambow Shengying, Xuejun Xie and Gang Huang, each a shareholder of Ambow Zhixin, each of Xuejun Xie and Gang Huang irrevocably granted Ambow Shengying or its designee an exclusive option to purchase, to the extent permitted under PRC laws, all or part of his or her equity interest in Ambow Zhixin. The exercise price of such option shall be all or part, as applicable, of the initial amount of the registered capital contributed by such shareholder to acquire such equity interest in Ambow Zhixin and may be paid by the cancellation of indebtedness owed by such shareholder to Ambow Shengying, or the minimum amount of consideration permitted by applicable PRC law at the time when such transfer occurs, in which case we will pay the exercise price through, to the extent necessary, a combination of cash and cancellation of indebtedness owed by such shareholder to Ambow Shengying. Ambow Shengying or its designee shall have sole discretion to decide when to exercise the option, whether in part or in full. Currently, we do not expect to exercise such option in the foreseeable future. Without Ambow Shengying’s written consent, each of Xuejun Xie and Gang Huang shall not transfer his or her equity interest in Ambow Zhixin to any third party. Xuejun Xie and Gang Huang represent and warrant that (i) except for the pledge granted under the share pledge agreement, they have not created or allowed any option, call option, pledge, or other equity interest or security interest on their equity interests in Ambow Zhixin without Ambow Shengying’s written consent, and (ii) during the term of the call option agreement, Xuejun Xie, Gang Huang and Ambow Zhixin have not engaged in and shall not engage in any act or omission that may cause any losses to Ambow Shengying and may cause any reduction in value of the equity interests in Ambow Zhixin held by Xuejun Xie and Gang Huang. This agreement has been in effect since the date when the authorized representatives of the parties duly execute the agreement, and shall remain effective until the termination of the loan agreement. Unless otherwise provided therein, Ambow Shengying shall have the right to terminate this agreement early upon twenty days’ prior notice, but Xuejun Xie and Gang Huang shall not terminate this agreement early. Ambow Shengying shall have the right to transfer its rights under the agreement and other agreements contemplated by the agreement at its sole discretion to any third party without Xuejun Xie and Gang Huang’s consent. All disputes arising out of or in connection with this agreement shall be settled by the parties through good faith consultations. If no agreement can be reached through consultations within sixty days after one party receives a notice from other party requesting the beginning of such consultations or as otherwise agreed by the parties, either party shall have the right to submit relevant disputes to CIETAC for arbitration in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding on both parties.

118

Powers of Attorney. Under powers of attorney, each dated October 14, 2015, each of Xuejun Xie and Gang Huang granted to Ambow Shengying the power to exercise all of his or her voting rights of Ambow Zhixin during the term of the share pledge. The powers of attorney shall come into effect upon the date of execution. Unless terminated as agreed by the shareholders of Ambow Zhixin and Ambow Shengying, the powers of attorney shall remain effective during the term of pledge.

Loan Agreement. Pursuant to the loan agreement among Ambow Shengying, Xuejun Xie and Gang Huang dated October 14, 2015, Ambow Shengying loaned RMB 6 million to Xuejun Xie and RMB 4 million to Gang Huang to fund the registered capital requirements of a domestic PRC company. Ambow later formed Ambow Zhixin to serve as this domestic PRC company. To the extent permitted by the relevant PRC laws, Ambow Shengying shall determine at its sole discretion the timing and method of the repayment of the loans and notify borrowers in writing of such arrangements seven days in advance. Borrowers and Ambow Shengying further agree that borrowers shall not repay the loan to Ambow Shengying early unless Ambow Shengying notifies borrowers in writing that the loans thereunder have expired or as otherwise provided therein. To the extent permitted by PRC laws, each loan shall be deemed to have been repaid upon the transfer of the equity interest held by each of Xuejun Xie and Gang Huang in Ambow Zhixin to Ambow Shengying. This agreement has been in effect since the date of execution by the parties and shall remain effective until the borrowers fully repay the loans under this agreement. If any dispute arises between the parties in connection with the interpretation and performance of the terms thereof, the parties shall negotiate in good faith to resolve such dispute. If no agreement can be reached, either party may submit such dispute to CIETAC for arbitration in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Chinese in Beijing. The award of the arbitration shall be final and binding upon the disputing parties.

Agreements that provide effective control over IValley

We have entered into a series of agreements with IValley and its shareholders. These agreements provide us with the ability to control IValley and grant us the exclusive option to purchase all of the equity interests of IValley. These agreements include:

Share Pledge Agreement. Pursuant to the share pledge agreement, dated March 20, 2017, among Ambow Education Management, Chiao-Ling Hsu and Shu Hui Cai, each a shareholder of IValley, each of Chiao-Ling Hsu and Shu Hui Cai pledged all of their equity interest in IValley to Ambow Education Management to secure the performance of IValley under a technology service agreement between Ambow Education Management and IValley dated March 20, 2017. If (a) IValley and its subsidiaries fails to perform their payment obligation or other related obligations to the pledgee in accordance with the provisions of technology service agreement, or (b) the pledgors breach their duties or obligations thereunder, the pledgee shall have the right to exercise the pledge in any manner at any time it deems appropriate to the extent permitted by applicable law during the term of pledge, including without limitation: (a) to negotiate with the pledgors to discharge the secured debt with the pledged equity at a discount rate; (b) to sell off the pledged equity and use the proceeds thereof to discharge the secured debt; (c) to retain a relevant agency to auction all or part of the pledged equity; and/or (d) to otherwise dispose of the pledged equity appropriately to the extent permitted by applicable law. Each shareholder of IValley also agreed that, without Ambow Education Management’s prior written consent, each of Chiao-Ling Hsu and Shu Hui Cai shall not (i) make a proposal to amend the articles of association of IValley or cause the making of such proposal, (ii) increase or reduce IValley’s registered capital, or otherwise change the structure of its registered capital, (iii) create any further security, encumbrances and any third party’s rights on the pledged equity in addition to the pledge created under the share pledge agreements, (iv) perform any act that may prejudice any rights of Ambow Education Management under the share pledge agreements, or any act that may materially affect the assets, business and/or operations of IValley, (v) distribute dividends to the shareholders in any form (however, upon Ambow Education Management’s request, the pledgors shall immediately distribute all of their distributable profits to the shareholders), (vi) change the director or supervisor of IValley, or (vii) transfer or dispose of the pledged equity in any way. The share pledge agreements shall remain in effect until the technology service agreement is terminated and the secured debt is fully repaid. Without Ambow Education Management’s prior written consent, the pledgors shall not transfer any of their rights or obligations under the share pledge agreement to any other party. Ambow Education Management shall have the right to transfer to any third party any of its rights or obligations under the share pledge agreement and any of its rights or obligations under other agreements contemplated by the share pledge agreement without the pledgor’s prior consent. The share pledge agreement shall remain in effect until the secured debt is fully repaid. The share pledge agreement may be terminated by the consent of Ambow Education Management or by mutual agreement of Chiao-Ling Hsu, Shu Hui Cai and Ambow Education Management. If any dispute arises between the parties in connection with the interpretation and performance of the provisions thereunder, the parties shall resolve such dispute in good faith through discussions. If no agreement can be reached within sixty days after one party receives the notice of the other party requesting the beginning of discussions or as otherwise agreed, either party shall have the right to submit such dispute to The Republic of China Arbitration Association for arbitration in accordance with its then-effective rules. The arbitration shall be held in Taipei. The award of the arbitration shall be final and binding upon the parties.

119

Call Option Agreement. Pursuant to the call option agreement, dated March 20, 2017, among Ambow Education Management, Chiao-Ling Hsu and Shu Hui Cai, each a shareholder of IValley, each of Chiao-Ling Hsu and Shu Hui Cai irrevocably granted Ambow Education Management or its designee an option to purchase, to the extent permitted by laws, all or part of his or her equity interest in IValley. The exercise price of such option shall be equal to the initial amount of the registered capital contributed by such shareholder in exchange for such equity interest in IValley and may be paid by the cancellation of indebtedness owed by such shareholder to Ambow Education Management. Ambow Education Management or its designee shall have the right to exercise the call option in any way permitted by law at any time within the term of the option upon effectiveness of the agreement. Currently, we do not expect to exercise such option in the foreseeable future. Without Ambow Education Management’s written consent, each of Chiao-Ling Hsu and Shu Hui Cai shall not transfer his or her equity interest in IValley to any third party. Chiao-Ling Hsu and Shu Hui Cai represent and warrant that (i) except for the pledge granted under the share pledge agreement, they have not created or allowed any option, call option, pledge, or other equity interest or security interest on their equity interests in IValley without Ambow Education Management’s written consent, and (ii) during the term of the call option agreement, Chiao-Ling Hsu, Shu Hui Cai and IValley have not engaged in and shall not engage in any act or omission that may cause any losses to Ambow Education Management and may cause any reduction in value of the equity interests in IValley held by Chiao-Ling Hsu and Shu Hui Cai. This agreement has been in effect since the date when the authorized representatives of the parties duly execute the agreement, and shall remain effective until the termination of the loan agreement. Unless otherwise provided therein, Ambow Education Management shall have the right to terminate this agreement early upon twenty days’ prior notice, but Chiao-Ling Hsu and Shu Hui Cai shall not terminate this agreement early. All disputes arising out of or in connection with this agreement shall be settled by the parties through good faith consultations. If no agreement can be reached through consultations within sixty days after one party receives a notice from other party requesting the beginning of such consultations or as otherwise agreed by the parties, either party shall have the right to submit relevant disputes to The Republic of China Arbitration Association for arbitration in accordance with its then effective arbitration rules. The arbitration shall be held in Taipei. The award of the arbitration shall be final and binding on both parties.

 Powers of Attorney. Under powers of attorney, each dated March 20, 2017, each of Chiao-Ling Hsu and Shu Hui Cai granted to Ambow Education Management the power to exercise all of his or her voting rights of IValley during the term of the share pledge. The powers of attorney shall come into effect upon the date of execution. Unless terminated as agreed by the shareholders of IValley and Ambow Education Management, the powers of attorney shall remain effective during the term of pledge.

Loan Agreement. Pursuant to the loan agreement among Ambow Education Management, Chiao-Ling Hsu and Shu Hui Cai dated February 10, 2017, Ambow Education Management loaned TWD 3.0 million to Chiao-Ling Hsu and TWD 2.0 million to Shu Hui Cai to fund the registered capital requirements of IValley. Ambow Education Management, Chiao-Ling Hsu and Shu Hui Cai mutually agree and confirm that the period of the loan is 10 months from the date of activiation. The loan period cannot be extended without the consent from Ambow Education Management, and the way of return is determined by Ambow Education Management. To the extent permitted by Taiwan laws, each loan shall be deemed to have been repaid in the amount to the price of the transferred equity interest upon the transfer of the equity interest held by each of Chiao-Ling Hsu and Shu Hui Cai in IValley to Ambow Education Management. This agreement has been in effect since the date of execution by the parties and shall remain effective until the borrowers fully repay the loans under this agreement. If any dispute arises between the parties in connection with the interpretation and performance of the terms thereof, the parties shall negotiate in good faith to resolve such dispute. If no agreement can be reached, either party may submit such dispute to The Republic of China Arbitration Association for arbitration in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Taipei.

Agreements that transfer economic benefits to us

Agreements that transfer economic benefits to us from Ambow Shida and its subsidiaries

Exclusive Cooperation Agreement or technology service agreement. Ambow Online and Ambow Shida entered into an exclusive cooperation agreement on January 31, 2005, which was revised on May 13, 2010. Ambow Online and Ambow Shida terminated this exclusive cooperation agreement on June 29, 2017. Ambow Chuangying and Ambow Shida entered into a technology service agreement on June 29, 2017, pursuant to which Ambow Chuangying has the exclusive right to provide to Ambow Shida technical support and marketing consulting services. Without Ambow Chuangying’s written consent, Ambow Shida shall not transfer, pledge or assign to any third party the rights and obligations under this agreement. The agreement can be terminated by mutual agreement, by written notice from Ambow Chuangying to Ambow Shida. In the event of any dispute with respect to the interpretation and implementation of this agreement, the parties shall negotiate in good faith to resolve the dispute. In the event the parties fail to reach an agreement on the resolution of such dispute within 60 days after on party receives the notice of the other party requesting the beginning of discussion or any longer period agreed upon separately by the parties, either party may submit such dispute to CIETAC for arbitration in accordance with its then-effective arbitration rules. We have not received any payment of service fees contemplated by this agreement.

Ambow Chuangying has the unilateral right to adjust the level of service fee to be charged to Ambow Shida under this technology service agreement unless there is any significant error. At the time the exclusive cooperation agreement was originally entered into on January 31, 2005, we set the service fee that could be charged at 65% of Ambow Shida’s profits in order to retain sufficient cash in Ambow Shida to fund its operating needs and manage liquidity. We subsequently determined that in the short to medium term we would not charge the service fee available to us in the agreement but on May 13, 2010 we updated the agreement to increase the service fee percentage that could be charged by Ambow Online to Ambow Shida to 100% of profits so as to provide us with more flexibility in the future.

We have not yet received any payment of service fees contemplated by this agreement but retain the flexibility to charge these service fees in the future.

120

No distributions have been made to the shareholders of Ambow Shida and so no subsequent distributions have been made to us, Ambow Online or Ambow Chuangying. As described above, at our discretion we have decided to retain all of Ambow Shida’s profits to date for the purpose of managing its liquidity.

Agreement that transfers economic benefits to us from Ambow Shanghai and its subsidiaries

Technology Service Agreement. Ambow Online and Ambow Shanghai entered into a technology service agreement on October 31, 2009, which was terminated on June 29, 2017. Ambow Shengying and Ambow Shanghai entered into a technology service agreement on June 29, 2017, pursuant to which Ambow Shengying has the exclusive right to provide to Ambow Shanghai (i) education or training solutions; (ii) employee training and technical support; and (iii) management and consulting services related to Ambow Shanghai’s operations, in exchange for certain service fees to be agreed to by the parties from time to time. Ambow Shanghai shall not engage any other third party as its technology service provider without Ambow Shengying’s prior written consent during the term of this agreement, while Ambow Shengying shall have the right to provide other entities or individuals with the technology service equivalent or similar to that under this agreement and to appoint other entities or individuals to provide the technology service under this agreement. The term of this agreement is indefinite and the agreement may be terminated by Ambow Shengying upon either 15 days’ notice or Ambow Shanghai’s failure to cure its breach of the agreement or by mutual written agreement at any time. Ambow Shanghai shall not assign its rights and obligations under this agreement to any third party without Ambow Shengying’s prior written consent, while Ambow Shengying may assign its rights and obligations under this agreement to any third party at its sole discretion. If any dispute arises in connection with the interpretation and performance of this agreement, the parties shall first resolve such dispute in good faith through discussions. If no agreement can be reached within sixty days after one party receives the notice of the other party requesting the beginning of discussions or any longer period agreed upon separately by the parties, either party shall have the right to submit such dispute to CIETAC for arbitration in accordance with its then-effective rules. The award of the arbitration shall be final and binding upon the parties. We have not received any payment of service fees contemplated by this agreement.

Agreement that transfers economic benefits to us from Ambow Sihua and its subsidiaries

Technology Service Agreement. Ambow Online and Ambow Sihua entered into a technology service agreement on October 31, 2009, which was terminated on June 29, 2017. Ambow Shengying and Ambow Sihua entered into a technology service agreement on June 29, 2017, pursuant to which Ambow Shengying has the exclusive right to provide to Ambow Sihua (i) education or training solutions; (ii) employee training and technical support; and (iii) management and consulting services related to Ambow Sihua’s operations, in exchange for certain service fees to be agreed to by the parties from time to time. Ambow Sihua shall not engage any other third party as its technology service provider without Ambow Shengying’s prior written consent during the term of this agreement, while Ambow Shengying shall have the right to provide other entities or individuals with the technology service equivalent or similar to that under this agreement and to appoint other entities or individuals to provide the technology service under this agreement. The term of this agreement is indefinite and the agreement may be terminated by Ambow Shengying e upon either 15 days’ notice or Ambow Sihua’s failure to cure its breach of the agreement or by mutual written agreement at any time. Ambow Sihua shall not assign its rights and obligations under this agreement to any third party without Ambow Shengying’s prior written consent, while Ambow Shengying may assign its rights and obligations under this agreement to any third party at its sole discretion. If any dispute arises in connection with the interpretation and performance of this agreement, the parties shall first resolve such dispute in good faith through discussions. If no agreement can be reached within sixty days after one party receives the notice of the other party requesting the beginning of discussions or any longer period agreed upon separately by the parties, either party shall have the right to submit such dispute to CIETAC for arbitration in accordance with its then-effective rules. The award of the arbitration shall be final and binding upon the parties. We have not received any payment of service fees contemplated by this agreement.

121

Agreement that transfers economic benefits to us from Ambow Rongye and its subsidiaries

Technology Service Agreement. Pursuant to the technology service agreement, dated September 8, 2015, by and between Ambow Shengying and Ambow Rongye, Ambow Shengying has the exclusive right to provide to Ambow Rongye (i) education or training solutions; (ii) employee training and technical support; (iii) management and consulting services related to Ambow Rongye’s operations; and (iv) other service arrangements under the consents from both Ambow Shengying and Ambow Rongye, in exchange for certain service fees to be agreed to by the parties from time to time. Ambow Rongye shall not engage any other third party as its technology service provider without Ambow Shengying’s prior written consent during the term of this agreement, while Ambow Shengying shall have the right to provide other entities or individuals with the technology service equivalent or similar to that under this agreement and to appoint other entities or individuals to provide the technology service under this agreement. The term of this agreement is indefinite and the agreement may be terminated by Ambow Shengying upon either 15 days’ notice or Ambow Rongye’s failure to cure its breach of the agreement or by mutual written agreement at any time. Ambow Rongye shall not assign its rights and obligations under this agreement to any third party without Ambow Shengying’s prior written consent, while Ambow Shengying may assign its rights and obligations under this agreement to any third party at its sole discretion. If any dispute arises in connection with the interpretation and performance of this agreement, the parties shall first resolve such dispute in good faith through discussions. If no agreement can be reached within sixty days after one party receives the notice of the other party requesting the beginning of discussions or any longer period agreed upon separately by the parties, either party shall have the right to submit such dispute to CIETAC for arbitration in accordance with its then-effective rules. The award of the arbitration shall be final and binding upon the parties. We have not received any payment of service fees contemplated by this agreement.

Agreement that transfers economic benefits to us from Ambow Zhixin and its subsidiaries

Technology Service Agreement. Pursuant to the technology service agreement, dated October 14, 2015, by and between Ambow Shengying and Ambow Zhixin, Ambow Shengying has the exclusive right to provide to Ambow Zhixin (i) education or training solutions; (ii) employee training and technical support; (iii) management and consulting services related to Ambow Zhixin’s operations; and (iv) other service arrangements under the consents from both Ambow Shengying and Ambow Zhixin, in exchange for certain service fees to be agreed to by the parties from time to time. Ambow Zhixin shall not engage any other third party as its technology service provider without Ambow Shengying’s prior written consent during the term of this agreement, while Ambow Shengying shall have the right to provide other entities or individuals with the technology service equivalent or similar to that under this agreement and to appoint other entities or individuals to provide the technology service under this agreement. The term of this agreement is indefinite and the agreement may be terminated by Ambow Shengying upon either 15 days’ notice or Ambow Zhixin’s failure to cure its breach of the agreement or by mutual written agreement at any time. Ambow Zhixin shall not assign its rights and obligations under this agreement to any third party without Ambow Shengying’s prior written consent, while Ambow Shengying may assign its rights and obligations under this agreement to any third party at its sole discretion. If any dispute arises in connection with the interpretation and performance of this agreement, the parties shall first resolve such dispute in good faith through discussions. If no agreement can be reached within sixty days after one party receives the notice of the other party requesting the beginning of discussions or any longer period agreed upon separately by the parties, either party shall have the right to submit such dispute to CIETAC for arbitration in accordance with its then-effective rules. The award of the arbitration shall be final and binding upon the parties. We have not received any payment of service fees contemplated by this agreement.

122

Agreement that transfers economic benefits to us from IValley and its subsidiaries

Technology Service Agreement. Pursuant to the technology service agreement, dated March 20, 2017, by and between Ambow Education Management and IValley, Ambow Education Management has the exclusive right to provide to IValley (i) education or training solutions; (ii) employee training and technical support; (iii) administration and consulting services related to IValley’s business operations; and (iv) other technical service arrangements under the consents from both Ambow Education Management and IValley. IValley shall not engage any other third party as its technology service provider without Ambow Education Management’s prior written consent during the term of this agreement, while Ambow Education Management shall have the right to provide other entities or individuals with the technology service equivalent or similar to that under this agreement and to appoint other entities or individuals to provide the technology service under this agreement. The term of this agreement is indefinite and the agreement may be terminated by Ambow Education Management upon either 15 days’ notice or IValley’s failure to cure its breach of the agreement or by mutual written agreement at any time. If any dispute arises in connection with the interpretation and performance of this agreement, the parties shall first resolve such dispute in good faith through discussions. If no agreement can be reached within sixty days after one party receives the notice of the other party requesting the beginning of discussions or any longer period agreed upon separately by the parties, either party shall have the right to submit such dispute to The Republic of China Arbitration Association for arbitration in accordance with its then-effective rules. The arbitration shall be held in Taipei. We have not received any payment of service fees contemplated by this agreement.

MANAGEMENT

Directors and Executive Officers

The following discussion sets forth information regarding our executive officers and directors as of the date of this prospectus. We have a staggered board. The Directors are divided into Class I, Class II and Class III, respectively, and are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.

Provided below is a brief description of our executive officers’ and directors’ business experience as of September 30, 2017.

Name	Age	Position	Class	Nationality	Residence
Jin Huang	51	President, Chief Executive Officer and Chairman of the Board	Class III	United States	China
Kia Jing Tan	44	Chief Financial Officer	N/A	Malaysia	China
Xuejun Xie	51	Vice President, Public Relationship and legal affairs	N/A	China	China
Jianguo Xue	51	Vice President, Sales	N/A	China	China
Chiao-Ling Hsu	47	Chief Operating Officer	N/A	Taiwan	China
Yanhui Ma(1)(2)	57	Director	Class III	United States	United States
Yigong Justin Chen (1)	47	Director	Class I	China	China
Ping Wu (1)(2)	52	Director	Class II	China	China
John Robert Porter	64	Director	Class II	United Kingdom	United Kingdom
R. Ralph Parks	73	Director	Class I	United States	Hong Kong

(1)  Member of the audit committee

 (2)  Member of the compensation committee

Jin Huang has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in August 2000. Dr. Huang has over 15 years of academic and industry experience in Silicon Valley. Prior to founding Ambow, Dr. Huang was a founding engineer at Avant!, where she was responsible for product design and engineering management. Dr. Huang holds a bachelor’s degree in Computer Science, a master’s degree in Computer Science and a Ph.D. in Electronic Engineering from the University of Electronic Science & Technology of China. From 1990 to 1993, Dr. Huang was doing research and completed her Ph.D. dissertation at the University of California, Berkeley.

123

Kia Jing Tan, FCPA(Aust.), FCA (Singapore) joined Ambow as its Corporate Controller in December 2008. In March 2011, Kia Jing Tan was promoted to the position of Vice President, Finance. In July 2012, Kia Jing Tan was further promoted to the position of Acting Chief Financial Officer. In May 2015, Kia Jing Tan has started to serve as our Chief Finance Officer of Ambow Education Group. Kia Jing Tan has more than ten years’ working experience with Big Four accounting firms in both China and Singapore. He was with KPMG Shanghai from December 2002 to September 2005 and with PricewaterhouseCoopers Shanghai from October 2005 to November 2008. Prior to joining Ambow, he worked as a Senior Audit Manager in PricewaterhouseCoopers’ Shanghai office. Kia Jing Tan holds a Bachelor of Commerce degree in accounting from Deakin University, Australia. Kia Jing Tan is a Fellow Certified Practicing Accountant (FCPA) with CPA Australia and Fellow Chartered Accountant of Singapore (FCA).

Xuejun Xie has served as our Vice President, Human Resources and Administration since 2000. Prior to joining Ambow, Ms. Xie taught biology at Sichuan Normal University from July 1988 to October 1999. Ms. Xie holds a bachelor’s degree in biology from East China Normal University.

Jianguo Xue has served as our Vice President, Sales in charge of degree schools since December 2003. Prior to joining Ambow, Mr. Xue served as a Managing Director of Clever Software Group and Executive President of Heilongjiang Clever Networks Co., Ltd., a software company listed in China, from July 1993 to November 2003. Mr. Xue holds a bachelor’s degree in English Language and Literature from Beijing Foreign Studies University and a master’s certificate in English linguistics from Beijing Normal University.

Chiao-Ling Hsu has served as our Chief Operating Officer in June 2015. Ms. Hsu has over 15 years of operating and management experience in the education industry. Since 2011, she has served as Chief Executive Officer of Hwa Kang Foundation, and as Executive Director of the Innovative Biz Group in the School of Continuing Education (SCE) at Chinese Culture University in Taipei. From 2012 to 2014, Ms. Hsu also was Vice Chairperson at the Center For Credentialing & Education in Greensboro, North Carolina in the United States. Previously, Ms. Hsu held several positions in the SCE at Chinese Culture University, including Chief Operating Office, Director of the Customer Contact Center, and Director of the E-learning Development Center. Ms. Hsu is a graduate of Chinese Culture University, and also holds a Master of Business Education from New York University.

Yanhui Ma joined the board of directors in May 2014. Dr. Ma is an independent non-executive director of the company. Dr. Ma has been involved in the creation, funding and development of several healthcare companies, especially joint venture corporations between China and the United States. Dr. Ma also served on the board of directors of several healthcare related corporations he founded or co-founded in the US and China, including Sinocare and SinoMed. Dr. Ma organized and co-founded the International Drug Delivery Society and served as Vice Chairman of the Society previously. He also served as the Vice President of US Silicon Valley Chinese Business Association.

Justin Chen has served as a member of our board of directors since March, 2013. Mr. Justin Chen is a counsel at PacGate Law Group. He is a California licensed attorney and is qualified to practice before the United States Patent and Trademark Office. Justin Chen graduated from the University of Iowa, College of Law in 1998, with a Juris Doctor degree and graduated from Peking University, Department of Biochemistry with a bachelor’s degree in 1992 and obtained his Master of Biochemistry and Juris Doctor degrees, both from University of Iowa in 1995 and 1998, respectively.

Ping Wu has served as a member of our board of directors since June, 2013. Dr. Ping Wu is the co-founder of SummitView Capital China Venture Capital Funds and has invested in more than 30 start-up companies since 2010. Prior to co-founding SummitView Capital, he was the co-founder and has served as President, Chief Executive Officer and Chairman of board of directors of Spreadtrum Communications Inc., a Nasdaq listed leading fables semiconductor provider in China with Advanced technology in 2G, 3G and 4G wireless communications standards, since its inception in April 2001. Dr. Ping Wu served as Senior Director at Mobilink Telecon Inc. from 1997 until 2001. Prior to 1997, Dr. Wu served as Sr. Design Manager of Trident Microsystems, Inc. Dr. Wu holds a Bachelor of Science degree in electrical engineering from Tsinghua University and a master degree and Ph.D. degree in electrical engineering from the China Academy of Aerospace Aerodynamics.

124

John Robert Porter has served as a member of our board of directors since May 2014. Mr. Porter is a non-executive director of the company. Mr. Porter is also a director of China Education Investment Holding Limited (“CEIHL”). Mr. Porter is an English businessman and philanthropist, best known as the grandson of Sir Jack Cohen, Founder of Tesco and son of Dame Shirley Porter. Mr. Porter obtained degrees from Oxford, the Institute d’Etudes Politiques in Paris, and Stanford University Business, where he is also on the advisory council.

R. Ralph Parks has served as a member of our board of directors since May 2014. Mr. Parks is a former managing director of Merrill Lynch and general partner of Goldman Sachs. Mr. Parks is an independent non-executive director of the company. Mr. Parks is currently a managing director and Co-Founder of Gobi Capital, and a non-executive director of Siam Commercial Bank, Thailand, and Asia American Gas Limited, PRC.

The business address of each of our executive officers and directors is Ambow Education Holding Ltd., 12th Floor, Tower 1, Financial Street, Chang’an Center, Shijingshan District, Beijing, PRC.

There are no family relationships among any of our directors and executive officers.

None of our non-executive directors has any employment or service contract with our company.

Terms of executive officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Employment Agreements

Service agreement with Dr. Jin Huang

We entered into a service agreement dated August 28, 2007 with Dr. Jin Huang, our Chief Executive Officer. The initial employment term under this service agreement is two years, which will automatically be extended by successive periods of twelve months, unless we or Dr. Huang gives the other party a written notice three months prior to the commencement of the next twelve month period indicating that the notifying party does not wish to extend the employment term, in which case the employment term will expire at the end of such three month notice period.

In the event that we terminate Dr. Huang’s employment for cause, or if Dr. Huang voluntarily resigns (other than a resignation for good cause following a change of control), Dr. Huang will not be entitled to receive any severance benefits; provided, that Dr. Huang will be able to exercise any vested and unexercised awards under our equity incentive plans in accordance with the terms set forth therein.

In the event that we terminate Dr. Huang’s employment under circumstances other than a change of control and for any reason other than for cause or voluntary termination, or if within 24 months after a change of control Dr. Huang is involuntarily terminated (other than for cause) or voluntarily resigns for good cause, Dr. Huang will be entitled to certain severance benefits, including:

•	A lump sum payment consisting of: (i) an amount equal to one-time Dr. Huang’s then annual salary; (ii) a prorated bonus based on target opportunity for the year; and (iii) an amount equal to 12 months’ housing allowance;
•	The right to exercise any and all unexercised stock options granted under our equity incentive plans in accordance with their terms, as if all such unexercised stock options were fully vested, within one year of the effective date of such termination; and
•	Any other bonus amounts or benefits to which Dr. Huang may be entitled under any of our benefit plans.

Pursuant to the service contract, Dr. Huang also has agreed to certain non-competition undertakings during the term of her employment and for a period of one-year following any termination of her employment. These non-competition undertakings include that Dr. Huang may not, during the one-year period following any termination of her employment, (i) solicit or entice away any of our clients or prospective clients, (ii) have any business dealings with any of our clients or prospective clients, (iii) solicit or entice away any individual who is employed by us as a director or in a managerial, executive or technical capacity, or employ or engage any such individual, or (iv) carry on, set up, be employed, engaged or interested in a business anywhere in the PRC which is in competition with our business as of the termination date. These non-competition undertakings will not prohibit Dr. Huang from seeking or doing any business that is not in direct or indirect competition with our business, nor will they prevent Dr. Huang from holding shares or other capital not amounting to more than 5% of the total issued share capital of any company which is listed on a regulated market. Dr. Huang is entitled to receive one-half her annual base salary over the post-termination non-competition period as consideration for her non-competition undertakings, which are subject to our making such payments.

125

“Cause” means that Dr. Huang habitually neglects her duties to us or engages in gross misconduct during the term of the service agreement and “gross misconduct” means her misappropriation of funds, securities fraud, insider trading, unauthorized possession of corporate property, the sale, distribution, possession or use of a controlled substance, conviction of any criminal offense or entry of a plea of nolo contendere (or similar plea) to a charge of such an offense or a breach of the service agreement and failure to cure such breach within ten days after written notice thereof.

“Good cause” means, without Dr. Huang’s express prior written consent, (i) she is assigned duties materially inconsistent with her position, duties, responsibilities, or status with the company which substantially vary from that which existed immediately prior to the change of control, and such reassignment is not directly related to her incapacity, disability or any “cause”; (ii) she experiences a change in her reporting levels, titles, or business location (more than 50 miles from her current business location or residence, whichever is closer to the new business location) which substantially varies from that which existed immediately prior to the change of control, and such change is not directly related to her incapacity, disability or any “cause”; (iii) she is removed from any position held immediately prior to the change of control, or if she fails to obtain reelection to any position held immediately prior to the change of control, which removal or failure to reelect is not directly related to her incapacity or disability, “cause” or death; (iv) she experiences a reduction in salary of more than ten percent below that which existed immediately prior to the change of control, and such reduction is not directly related to her incapacity, disability or any “cause”; (v) she experiences an elimination or reduction of any employee benefit, business expenses, reimbursement or allotment, incentive bonus program, or any other manner or form of compensation available to her immediately prior to the change of control and such change is not otherwise applied to others in the company with her position or title and is not directly related to her incapacity, disability or any “cause”; or (vi) we fail to obtain from any successor, before the succession takes place, a written commitment obligating the successor to perform the service agreement in accordance with all of its terms and conditions.

“Change in control” means (i) any merger, consolidation, or sale of the company such that any individual, entity or group acquires beneficial ownership of 50 percent or more of our voting capital stock, (ii) any transaction in which we sell substantially all of our material assets, (iii) our dissolution or liquidation, (iv) any change in the control of the composition of our board of directors such that the shareholders who as of the date of the service agreement controlled the composition of our board of directors shall cease to have such control, or (v) there has occurred a “change of control”, as such term (or any term of like import) is defined in any of the following documents which is in effect with respect to us at the time in question: any note, evidence of indebtedness or agreement to lend funds to us, any option, incentive or employee benefit plan of us or any employment, severance, termination or similar agreement with any person who is then our employee.

Employment Agreements with our other Executive Officers

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period subject to renewal. We may terminate employment with or without cause in accordance with the Labor Contract Law of the PRC and the applicable PRC regulations. As stipulated under the applicable laws, we may be required to provide severance compensation as expressly required by applicable law. In certain cases, in the event of termination without cause, we are also required to provide severance compensation in accordance with the terms of the applicable employment agreement.

126

Confidential information and invention assignment agreements

We have also entered into a confidential information and invention assignment agreement with each of our executive officers. We require all of our employees to execute the same confidential information and invention assignment agreement or an agreement on substantially similar terms. Under the terms of the agreement, each executive officer has agreed to hold, both during and after such executive officer’s term of employment, in strictest confidence and not to use, except for our benefit, or to disclose to any person, firm or corporation without written authorization, any confidential information. Confidential information does not include any information which has become publicly known and made generally available through no wrongful act of our executive officers. Each executive officer has also agreed during such officer’s term of employment not to improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity unless consented to in writing by such employer, person or entity. In addition, each executive officer has agreed to disclose to us, hold in trust for the sole right and benefit of us and assign to us, all right, title and interest in and to, any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which such executive officer may solely or jointly conceive, develop or reduce to practice or cause to be conceived, developed or reduced to practice, during the period of employment. Furthermore, each executive officer has agreed to not directly or indirectly solicit, induce, recruit or encourage any employees to leave their employment during the 12 month period immediately following such executive officer’s termination of employment.

Equity-based compensation plans

2010 Equity Incentive Plan

Our board of directors adopted our 2010 Equity Incentive Plan in March 2010 and our shareholders approved such plan in June 2010.

Our 2010 Equity Incentive Plan provides for the grant of ISOs to our employees and any parent and subsidiary corporations’ employees, and for the grant of NSOs, restricted shares, restricted share units, share appreciation rights, performance units and performance shares to our employees, directors and consultants and any of our parent and subsidiary corporations’ employees and consultants.

Share reserve. The maximum aggregate number of our ordinary shares that may be issued under our 2010 Equity Incentive Plan is 633,333 Class A Ordinary Shares plus (i) any shares that, as of the completion of our IPO, have been reserved but not issued pursuant to awards granted under our 2005 Stock Plan and are not subject to any awards granted thereunder, and (ii) any shares subject to awards granted under the 2005 Stock Plan that expire or otherwise terminate without having been exercised in full, and shares issued pursuant to awards granted under the 2005 Stock Plan that are forfeited to or repurchased by the company, with the maximum number of shares to be added to the 2010 Equity Incentive Plan pursuant to clauses (i) and (ii) above equal to 333,333 Class A Ordinary Shares. In addition, our 2010 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our 2011 fiscal year, equal to the least of:

•	5% of our outstanding ordinary shares on the last day of the immediately preceding fiscal year;

•	833,333 Class A Ordinary Shares; or

•	Such lesser number as our board of directors may determine.

Shares issued pursuant to awards under the 2010 Equity Incentive Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the 2010 Equity Incentive Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2010 Equity Incentive Plan. As of September 30, 2017, the Group granted up to 957,257 Class A Ordinary Shares of the company to its employees, outside directors and consultants.

Administration. Our board of directors or a committee of our board of directors administers our 2010 Equity Incentive Plan. Different committees with respect to different groups of service providers may administer our 2010 Equity Incentive Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Code Section 162(m), the committee will consist of two or more “outside directors” within the meaning of Code Section 162(m). Subject to the provisions of our 2010 Equity Incentive Plan, the administrator has the power to determine the terms of the awards, including the recipients, the exercise price, the number of shares subject to each such award, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration payable upon exercise. The administrator also has the authority to modify or amend awards, to prescribe rules and to construe and interpret the 2010 Equity Incentive Plan and to institute an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered in exchange for awards with a higher or lower exercise price, or outstanding awards may be transferred to a third party.

127

Options. The administrator may grant ISOs or NSOs under our 2010 Equity Incentive Plan. The exercise price of options granted under our 2010 Equity Incentive Plan must at least be equal to the fair market value of our ordinary shares on the date of grant and its term may not exceed ten years, except that with respect to any participant who owns more than 10% of the total combined voting power of all classes of our outstanding shares, or of certain of our parent or subsidiary corporations, the term of an ISO must not exceed five years and the exercise price of such ISO must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

After termination of an employee, director or consultant, he or she may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in the option agreement. In the absence of a specified period of time in the option agreement, the option will remain exercisable for a period of three months following termination (or twelve months in the event of a termination due to death or disability). However, in no event may an option be exercised later than the expiration of its term.

Share appreciation rights. Share appreciation rights may be granted under our 2010 Equity Incentive Plan. Share appreciation rights allow the recipient to receive the appreciation in the fair market value of our ordinary shares between the exercise date and the date of grant. The exercise price of share appreciation rights granted under our 2010 Equity Incentive Plan must at least be equal to the fair market value of our ordinary shares on the date of grant. The administrator determines the terms of share appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with our ordinary shares, or a combination thereof. Share appreciation rights expire under the same rules that apply to options.

Restricted shares. Restricted shares may be granted under our 2010 Equity Incentive Plan. Restricted share awards are ordinary shares that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Restricted shares will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. The administrator will determine the number of restricted shares granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals and/or continued service to us. Recipients of restricted share awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Restricted shares that do not vest for any reason will be forfeited by the recipient and will revert to us.

Restricted share units. Restricted share units may be granted under our 2010 Equity Incentive Plan. Each restricted share unit granted is a bookkeeping entry representing an amount equal to the fair market value of an ordinary share. Restricted share units are similar to awards of restricted shares, but are not settled unless the award vests. The awards may be settled in shares, cash, or a combination of both, as the administrator may determine. The administrator determines the terms and conditions of restricted share units including the vesting criteria and the form and timing of payment.

Performance units and performance shares. Performance units and performance shares may be granted under our 2010 Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units will have an initial dollar value established by the administrator on or prior to the grant date. Performance shares will have an initial value equal to the fair market value of our ordinary shares on the grant date. Payment for performance units and performance shares may be made in cash or in our ordinary shares with equivalent value, or in some combination, as determined by the administrator.

128

Transferability. Unless the administrator provides otherwise, our 2010 Equity Incentive Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution and only the recipient of an award may exercise an award during his or her lifetime.

Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2010 Equity Incentive Plan, the administrator will make adjustments to one or more of the number and class of shares that may be delivered under the plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Change in control transactions. Our 2010 Equity Incentive Plan provides that in the event of our merger or change in control, as defined in the 2010 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, except that if the successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for each outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Amendment and Termination. Our 2010 Equity Incentive Plan will automatically terminate in 2020, unless we terminate it sooner. Our board of directors has the authority to amend, suspend or terminate the 2010 Equity Incentive Plan provided such action does not impair the rights of any participant with respect to any outstanding awards.

On June 26, 2015, we made an exchange offer to our employees to exchange all outstanding options to purchase shares of Ambow’s Class A Ordinary Shares granted under our 2005 Stock Plan and granted on or prior to November 19, 2011 under our 2010 Equity Incentive Plan, that have an exercise price per share greater than $0.4749 (“Eligible Options”), which price is based upon the 30 days’ average trading price of the company’s Class A Ordinary Shares as of May 11, 2015, as approved by the company’s board members, for new options to be issued under our 2010 Equity Incentive plan with following terms:

•	Each Eligible Options would be exchanged, on a one-for-one basis, for the grant of a new option to purchase shares of Ambow’s Class A Ordinary Shares under the 2010 Equity Incentive Plan (“New Option”);

•	Each New Option would be issued under the 2010 Equity Incentive Plan and would have an exercise price equal to $0.4749, which price is based upon the 30 days’ average trading price of the company’s Class A Ordinary Shares as of May 11, 2015; and

•	Each New Option would have a vesting schedule that was the same as the Eligible Option. Any Eligible Options that have already vested would be exchanged for New Options that were immediately vested. Vesting of New Options is conditioned on the continued employment of the employees with us through each applicable vesting date.

The following table summarizes, as of September 30, 2017, the share options and other equity awards granted to our executive officers under our 2010 Equity Incentive Plan or pursuant to other arrangements approved by our board of directors, after the reverse share split on August 17, 2015:

129

Name	Ordinary Shares Underlying Options Granted & Restricted Shares		Exercise Price (US$/Share)		Date of Grant (original)	Date of Grant (New)	Date of Expiration
Dr. Jin Huang	(1)	*	US$	0.4749	02/25/10	06/26/15	02/24/20

Tan Kia Jing	(1)	*	US$	0.4749	02/10/09	06/26/15	02/09/19
	(1)	*	US$	0.4749	02/25/10	06/26/15	02/24/20
	(1)	*	US$	0.4749	02/25/11	06/26/15	02/24/21

Xuejun Xie	(1)	*	US$	0.4749	08/26/08	06/26/15	08/25/18
	(1)	*	US$	0.4749	02/25/10	06/26/15	02/24/20
	(2)	*	US$	—	—	05/18/15	—

Jianguo Xue	(1)	*	US$	0.4749	08/26/08	06/26/15	08/25/18
	(1)	*	US$	0.4749	02/25/10	06/26/15	02/24/20
	(2)	*	US$	—	—	05/18/15	—

Chiao-Ling Hsu	(2)	*	US$	—	—	05/18/15	—

*	Less than 1% of the outstanding ordinary shares

(1)	Share options

(2)	Restricted shares

Our non-employee directors have received share options.

Restricted Stock Awards

On October 14, 2014, the Board of Directors granted the restricted stock to each member of the Board who is not employee of the company. The number of shares of restricted stock subject to each award shall be determined by dividing US$ 200,000 by the Cayman Court approved price US$ 1.480 per share of the Group’s ordinary shares on May 14, 2014. The awards shall vest at a rate of 1/36 per month on the 14th day of each month during the first three anniversaries of May 14, 2014, subject to continued service on the Board. After the reverse share split on August 17, 2015, the number of restricted stock granted was 811,359 shares. During the year ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, 270,453, 225,377 and 93,907 shares of restricted stock were vested, respectively, with 424,459, 225,377 and 93,907 of the vested shares separately issued to the board members in 2015, 2016 and nine months ended September 30, 2017.

On May 18, 2015, the Board of Directors granted 86,473 shares of the restricted stock to existing employees whose old options have expired by their terms. All restricted stock subject to this award shall fully vest as of May 18, 2015. During the year of 2015 and 2016 and the nine months ended September 30, 2017, 59,872, 6,666 and nil of the vested shares were issued respectively to existing employees whose old options have been expired.

On May 18, 2015, the Board of Directors granted 510,000 shares of the restricted stock to employees and new hires. Twenty-five percent of the awards shall vest on the one year anniversary of the grant date, and the remainder shall vest in equal and continuous monthly installments over the following thirty-six months thereafter, subject to participant's continuing service through each vesting date. During the year of 2015 and 2016 and the nine months ended September 30, 2017, nil, 201,875 and 91,875 shares of the restricted stock were vested and issued respectively.

Board Committees and Practices

Our board of directors consists of six directors:

Dr. Jin Huang, Mr. Justin Chen, Mr. Ping Wu, Mr. John Porter, Mr. Ralph Parks and Dr. Yanhui Ma.

We believe that each of the non-executive members of our board of directors, other than Mr. Porter, is an “independent director” as that term is used in the NYSE corporate governance rules.

No shareholder has the contractual right to designate persons to be elected to our board of directors, and our Sixth Amended and Restated Memorandum and Articles of Association provides that directors will be elected upon a resolution passed at a duly convened shareholders meeting by holders of a majority of our outstanding shares being entitled to vote in person or by proxy at such meeting, to hold office until the expiration of their respective terms. There is no minimum shareholding or age limit requirement for qualification to serve as a member of our board of directors.

130

We have a staggered board. The Directors are divided into Class I, Class II and Class III, respectively and are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.

•        At the first annual general meeting of Members (a person whose name is entered in the Register of Members as the holder of a share or shares) following the initial meeting, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three years.

•        At the second annual general meeting of Members following the initial meeting, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three years.

•        At the third annual general meeting of Members following the initial meeting, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three years.

•        At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three years to succeed the Directors of the class whose terms expire at such annual general meeting.

After the restructuring of the company that occurred in May 2014, we elected directors for three year terms.

131

The following table sets forth the names and classes of our directors as of the date of this prospectus:

Class I	Class II	Class III

R. Ralph Parks	Ping Wu	Jin Huang
Yigong Justin Chen	John Robert Porter	Yanhui Ma

A director may be removed for negligence or other reasonable cause at any time before the expiration of his or her term by a special resolution passed at a duly convened shareholder meeting by the holders of at least two-thirds of our outstanding shares being entitled to vote in person or by proxy at such meeting or by a unanimous written consent of our shareholders. Vacancies on our board of directors created by such a removal or by resignation may be filled by resolution passed at a duly convened shareholder meeting by the holders of a majority of our outstanding shares entitled to vote in person or by proxy at such meeting or by a majority vote of the remaining directors in office. A director so elected or appointed shall hold office until the next succeeding annual shareholder meeting and may be nominated for reelection at that time.

A director may vote on a proposal, arrangement or contract in which the director is interested, provided that such director has disclosed his interest in such matter to the board of directors at a meeting of the board of directors.

In addition, our board of directors may exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and issue debentures, debenture stock and other securities whenever money is borrowed or as a security for any debt, liability or obligation of the company or of any third party.

Duties of directors

In general, under Cayman Islands law, our directors have a duty of loyalty to act honestly, in good faith and in our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our Sixth Amended and Restated Memorandum and Articles of Association then in effect. In certain limited circumstances, our shareholders have the right to seek damages through a derivative action in the name of the company if a duty owed by our directors is breached.

Committees of our board of directors

We have established an audit committee and a compensation committee. We have adopted a charter for each of these committees. These committees’ members and functions are briefly described below. As a Cayman Islands exempted company, we are not required to have a separate nominating and corporate governance committee of the board. Our full board of directors will perform the functions performed by such committee.

Audit committee

Our audit committee consists of Yigong Justin Chen, Ping Wu and Yanhui Ma, each of whom meets the independence standards of the NYSE and the SEC. Yigong Justin Chen is the Chairperson of our audit committee. Mr. Yanhui Ma serves as our audit committee financial expert. The responsibilities of our audit committee include, among other things:

•	Appointing, and overseeing the work of our independent auditors, approving the compensation of our independent auditors, and, if appropriate, discharging our independent auditors;

•	Pre-approving engagements of our independent auditors to render audit services and/or establishing pre-approval policies and procedures for such engagements and pre-approving any non-audit services proposed to be provided to us by our independent auditors;

•	Discussing with management and our independent auditors significant financial reporting issues raised and judgments made in connection with the preparation of our financial statements;

132

•	Reviewing and discussing reports from our independent auditors on (1) the major critical accounting policies to be used, (2) significant alternative treatments of financial information within the U.S. generally accepted accounting principles, or GAAP, that have been discussed with management, (3) ramifications of the use of such alternative disclosures and treatments, and (4) other material written communications between our independent auditors and management;

•	Resolving any disagreements between management and our independent auditors regarding financial reporting;

•	Establishing procedures for receiving, retaining and treating any complaints we receive regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	Reporting regularly to the full board of directors.

Compensation committee

Our compensation committee consists of Dr. Yanhui Ma and Dr. Ping Wu, each of whom is an “independent director” as that term is used in the NYSE corporate governance rules. Ping Wu is the Chairperson of our compensation committee. Our compensation committee assists the board of directors in reviewing and approving the compensation structure of our directors and officers, including all forms of compensation to be provided to our directors and officers. The responsibilities of our compensation committee include, among other things:

•	Reviewing and recommending to our board of directors with respect to the total compensation package for our executive officers;

•	Reviewing and recommending to our board of directors with respect to director compensation, including equity-based compensation; and

•	Reviewing periodically and recommending to the board of directors with respect to any long term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Code of Ethics

We adopted a Code of Business Conduct and Ethics in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K, which is applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A printed copy of the Code of Business Conduct and Ethics may be obtained free of charge by writing to 12th Floor, Tower 1, Financial Street, Chang’an Center, Shijingshan District, Beijing, PRC and is available on our website.

133

RELATED PARTY TRANSACTIONS

Contractual arrangements with our VIEs and their respective subsidiaries and shareholders

PRC laws and regulations prohibit foreign ownership of primary and middle schools for students in grades one to nine and foreign ownership of Internet content business in China.

We conduct our education business in China primarily through contractual arrangements among our subsidiaries in China and VIEs. The majority of our VIEs and their respective subsidiaries hold the requisite licenses and permits necessary to conduct our education business in China and operate our tutoring and training centers, K-12 schools and career enhancement training centers. These contractual arrangements enable us to:

•	Exercise effective control over our VIEs and their respective subsidiaries;

•	Receive a substantial portion of the economic benefits from our VIEs and their respective subsidiaries in consideration for products sold and technical support, marketing and management consulting services provided by Ambow Education Management, Ambow Shengying and Ambow Chuangying to our VIEs and their respective subsidiaries; and

•	Have an exclusive option to purchase all or part of the equity interests in our VIEs, in each case when and to the extent permitted by applicable PRC law.

Our subsidiaries and VIEs’ subsidiaries have engaged, during the ordinary course of business, in a number of customary transactions with each other. All of these inter-company balances have been eliminated in consolidation.

As of September 30, 2017, we had RMB 0.8 million due from certain related parties and owed RMB 3.4 million to certain related parties. For a list of these transactions we have entered into with and the outstanding balances to and from such related parties, please refer to Note 17 to the unaudited condensed consolidated financial statements for details. We do not believe that such transactions with the related parties require approval from the government.

Indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers that provide our directors and executive officers with additional protection regarding the scope of the indemnification set forth in our Sixth Amended and Restated Memorandum and Articles of Association. Pursuant to these agreements, we indemnify each of our directors and executive officers (to the fullest extent permitted by Cayman Islands law) against all costs and expenses, including expense advances, incurred in connection with any claim by reason or arising out of any event or occurrence relating to the fact that such person is our director or executive officer or is serving at our request at another corporation or entity, or by reason of any activity or inactivity while serving in such capacity. We are not, however, obligated to indemnify any such person:

•	For expenses resulting from matters for which such person is prohibited from being indemnified under our Sixth Amended and Restated Memorandum and Articles of Association then in effect or applicable laws;

•	In respect of any claim initiated or brought voluntarily by such person (other than in limited specified circumstances); or

•	For expenses incurred in relation to any proceedings to enforce the agreement in which material assertions in such proceedings made by such person are finally determined by a court to be not made in good faith or to be frivolous.

Registration rights

We entered into a registration rights agreement with Campus, Dr. Huang and Spin-Rich Ltd., which entitles them certain registration rights, including demand registration rights, Form F-3 registration rights, and piggyback registration.

134

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of January 15, 2018 with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares prior to the offering and after the offering, for:

•	each person known to us to own beneficially more than 5% of our ordinary shares;
•	each of our directors and executive officers who beneficially own our ordinary shares; and
•	all of our directors and executive officers as a group.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have or share the voting and investment power with respect to all shares shown as beneficially owned by them. The number of our shares used in calculating the percentage for each listed person includes any options exercisable by such person within 60 days after the date of this prospectus, but excludes unvested restricted shares that will not vest within 60 days after the date of this prospectus.

As of January 15, 2018, the percentage of beneficial ownership for holders of Class A ordinary shares is based on 34,206,939 Class A ordinary shares issued and outstanding and the percentage of beneficial ownership for holders of Class C ordinary shares is based on 4,708,415 Class C ordinary shares issued and outstanding, both of which classes of ordinary shares exclude unvested restricted shares. On all matters subject to vote at general meetings of the company, the holders of Class A ordinary shares are entitled to one vote per share and the holders of Class C ordinary shares are entitled to ten votes per share.

		Shares beneficially owned prior to the offering					Percentage of votes held prior to the offering
Name	Number of Class A ordinary shares	Percentage of Class A ordinary shares (%)	Number of Class C ordinary shares	Percentage of Class C ordinary shares (%)	Number of total ordinary shares	Percentage of total ordinary shares (%)	Based on Class A ordinary shares beneficially owned (%)	Based on Class C ordinary shares beneficially owned (%)	Based on total ordinary shares beneficially owned (%)
Directors and Executive Officers
Jin Huang (2)(7)	638,012	1.87%	4,708,415	100%	5,346,427	13.77%	1.87%	100%	58.77%
Kia Jing Tan	-	-	-	-	-	-	-	-	-
Xuejun Xie	-	-	-	-	-	-	-	-	-
Jianguo Xue	-	-	-	-	-	-	-	-	-
Yigong Justin Chen	-	-	-	-	-	-	-	-	-
Ping Wu (3)	960,383	2.82%	-	-	960,383	2.48%	2.82%	-	1.18%
John Porter (4)	999,205	2.94%	-	-	999,205	2.58%	2.94%	-	1.23%
Ralph Parks	-	-	-	-	-	-	-	-	-
Yanhui Ma	-	-	-	-	-	-	-	-	-
Chiao-Ling Hsu	-	-	-	-	-	-	-	-	-

All executive officers and directors of the company as a group (10 persons)(5)	4,028,802	11.84%	4,708,415	100%	8,737,217	22.53%	11.84%	100%	62.95%

5% and Greater Shareholder
Investment entities affiliated with Baring Private Equity (6)	3,280,449	9.64%	-	-	3,280,449	8.47%	9.64%	-	4.05%
New Summit Global Limited	2,786,159	8.19%	-	-	2,786,159	7.20%	8.19%	-	3.44%
CEIHL Partners (I) Limited	3,420,375	10.06%	-	-	3,420,375	8.83%	10.06%	-	4.22%
CEIHL Partners (II) Limited	11,144,636	32.76%	-	-	11,144,636	28.78%	32.76%	-	13.74%
New Flourish Holdings Limited (8)	1,227,865	3.61%	4,288,415	91.08%	5,516,280	14.25%	3.61%	91.08%	54.39%
Spin-Rich Ltd. (9)	-	-	420,000	8.92%	420,000	1.08%	-	8.92%	5.18%

Note: Shares less than 1% of outstanding shares were not shown.

135

(1)	In computing the number of Shares beneficially owned by a person and the percentage ownership of a person, Shares subject to options, warrants or other derivative securities held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such Shares, however, are not deemed outstanding for purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares.

(2)	Of the 638,012 Class A Ordinary Shares (i) 475,348 of the Class A Ordinary Shares are owned by New Flourish Holdings Limited for the benefit of certain officers of the company, and (ii) 162,664 of the Class A Ordinary Shares are owned directly by Dr. Huang. Dr. Huang as the sole director of New Flourish has voting control and investment power over the Class A Ordinary Shares held by New Flourish, but disclaims beneficial ownership over such shares.

(3)	The Class A Ordinary Shares are held by SummitView Investment Fund I, L.P. and Changzhou SummitView Venture Fund, LLP. Mr. Wu disclaims beneficial ownership of all shares held by SummitView Investment Fund I, L.P. and Changzhou SummitView Venture Fund LLP., except to the extent of his pecuniary interest therein. The business address of Mr. Wu is Room 1101, Block E of Poly Plaza, No. 18 Dongfang Road, Shanghai 200120, China.

(4)	Mr. Porter is the sole director of China Education Investment Holding Limited (“CEIHL”). As the sole director, he has sole voting and dispositive power over the Class A Ordinary Shares held by CEIHL. In addition, CEIHL Partners (I) Limited holds 3,420,375 Class A Ordinary Shares and CEIHL Partners (II) Limited holds 11,144,636 Class A Ordinary Shares. Mr. Porter disclaims beneficial ownership over the shares held by these two entities, except to the extent of his pecuniary interest therein. Mr. Porter, individually owns 135,226 Class A Ordinary Shares that are subject to vesting in his capacity as a Board member of the company.

(5)	Includes Class A Ordinary Shares, Class C Ordinary Shares and options to purchase Class A Ordinary Shares held by all of our directors and executive officers as a group.

(6)	Consists of 2,899,881 Class A Ordinary Shares held by Baring Private Equity Asia V Holding (4) Limited, and 380,568 Class A Ordinary Shares held by Campus Holdings Limited. Baring Private Equity Asia V Holding (4) Limited and Campus Holdings Limited each has its principal office at Columbus Center, 2nd Floor, Suite 210, Road Town, Tortola, British Virgin Islands. The Baring Asia Private Equity Fund V, L.P. and The Baring Asia Private Equity Fund V Co-Investment L.P. as the joint shareholders of Baring Private Equity Asia V Holding (4) Limited and Campus Holdings Limited, may be deemed to have acquired beneficial ownership of an aggregate of 3,280,449 Class A Ordinary Shares. Baring Private Equity Asia GP V Limited, as the general partner of Baring Private Equity Asia GP V, L.P., and Baring Private Equity Asia GP V, L.P., which in turn acts as the general partner of The Baring Private Asia Private Equity Fund V, L.P. and The Baring Asia Private Equity Fund V Co-Investment L.P., each may be deemed to have acquired beneficial ownership of an aggregate of 3,280,449 Class A Ordinary Shares. The Baring Asia Private Equity Fund V, L.P., The Baring Asia Private Equity Fund V Co-Investment L.P., Baring Private Equity Asia GP V, L.P. and Baring Private Equity Asia GP V Limited each has its principal office at P.O. Box 309, Ugland House Grand Cayman, KY 1-1104, Cayman Islands. Jean Eric Salata, as the sole shareholder of Baring Private Equity Asia GP V Limited, may be deemed to have acquired beneficial ownership of an aggregate of 3,280,449 Class A Ordinary Shares. Mr. Salata disclaims beneficial ownership of such shares except to the extent of his economic interest. Mr. Salata’s principal office is at 3801 Two International Finance Center, 8 Finance Street, Central, Hong Kong.

(7)	Of the 4,708,415 Class C Ordinary Shares (i) 4,288,415 of the Class C Ordinary Shares are owned by New Flourish Holdings Limited for the benefit of Dr. Jin Huang, and (ii) 420,000 of the Class C Ordinary Shares are owned directly by Dr. Huang. Dr. Huang as the sole director of New Flourish has voting control and investment power over the Class C Ordinary Shares held by New Flourish.

(8)	Dr. Jin Huang, as the sole director of New Flourish has voting control and investment power over the Class A Ordinary Shares and the Class C Ordinary Shares owned by New Flourish. Dr. Huang disclaims beneficial ownership over the Class A Ordinary Shares, which are held for the benefit of certain officers of the company.

(9)	Dr. Jin Huang has sole voting control and investment power over Class C Ordinary Shares owned by Spin Rich Ltd.

136

Three shareholders of the VIEs, namely Xuejun Xie, Gang Huang and Jianguo Xue are also beneficial owners of the company. As of January 15, 2018, the aggregated beneficial ownership of the three individuals was less than 2% of the company.

Except as disclosed in this prospectus, including contractual control arrangements and VIE shareholders’ beneficial ownership in us and equity interest in VIEs, there are no relationships between the parties. Other than the voting proxies given to Dr. Jin Huang, and the contractual control arrangements disclosed herein, our officers, directors or shareholders do not have any written or oral agreement with the VIE shareholders. We are not aware of any relationship or arrangement between or among any shareholders that would enable any of them to control, in substance or contractually, any other shareholder’s vote.

We believe that under our current corporate structure, where the shareholders of the VIEs are also our shareholders and officers, the interests of the VIEs and their shareholders largely are aligned with us and our shareholders as a practical matter. In addition, each shareholder of the VIEs has signed a power of attorney for Ambow Chuangying and Ambow Shengying to exercise his or her voting power. If shareholders of VIEs attempt to revoke the powers of attorney, the company will instruct AECL, one of our subsidiaries, to exercise its exclusive option to designate other PRC persons to acquire the equity interests in such VIE from its current shareholders pursuant to call option agreements. Before the current shareholders transfer the equity interests of the VIE to other PRC persons designated by AECL, it is prohibited from transferring the equity interests of the VIE to anyone else without the AECL’ prior written consent under the equity pledge agreements. Moreover, pursuant to call option agreements, VIEs’ shareholders agree not to, and shall cause VIEs not to, sell, assign, mortgage or otherwise dispose of any assets, lawful income and business revenues of VIEs, or enter into any transactions that may substantially affect the company’s assets, liabilities, operations, equity and other legitimate interests (other than those made in the ordinary course of business or have been disclosed to and approved by AECL in writing) before AECL or an entity designated by AECL in writing exercises call option to obtain all the equity interest and assets. As a cumulative result of the foregoing, we are of the view that shareholders of VIEs are unable to effectively revoke the powers of attorney under the VIE agreements. For the risk relating to potential conflicts of interests between shareholders of VIE with us, please also refer to the risk factor captioned. The shareholders of our VIEs may have potential conflicts of interest with us, which may harm our business and financial condition.

As of January 15, 2018, approximately 34,206,939 of our Class A ordinary shares and 4,708,415 of our Class C ordinary shares were issued and outstanding. Citibank, N.A., the depositary, has advised us that, as of January 15, 2018, 2,660,941 ADRs, representing 5,321,882 underlying Class A ordinary shares were outstanding.

137

DESCRIPTION OF SHARES AND GOVERNING DOCUMENTS

General

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands and our affairs are governed by:

•	Sixth Amended and Restated Memorandum and Articles of Association;

•	The Companies Law (as amended) of the Caymans Islands, which is referred to as the Companies Law below; and

•	Common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$ 230,000 divided into 66,666,667 Class A ordinary shares with a par value of US$0.003 per Class A ordinary share, 8,333,333 Class C ordinary shares with a par value of US$0.003 per Class C ordinary share, and 1,666,667 undesignated preferred shares with a par value of US$0.003 per preferred share. As of January 15, 2018, we have 34,206,939 of our Class A ordinary shares and 4,708,415 of our Class C ordinary shares issued and outstanding and no preferred shares issued and outstanding.

In connection with the proposal to adopt the Sixth Amended and Restated Memorandum and Articles of Association, in our Form 6-K filed on June 4, 2015, we sought approval to, among other things, create a new class of ordinary shares entitled Class C ordinary shares (“Class C Shares”), which were in addition to the Class A ordinary shares which had already been designated. The Class C Shares would be entitled to ten (10) votes on all matters subject to vote at our general meetings. On November 8, 2015, 4,708,415 of the Class A Ordinary shares held by Dr. Jin Huang were exchanged for 4,708,415 Class C Shares. This exchange was approved by all disinterested members of the Board of Directors. The Class C shares were created with the intention to issue such shares to our management. The main effect of the dual-class voting structure is to vest our management team, especially Dr. Jin Huang, with significant control over Ambow’s decisions, allowing management the freedom to focus on the long term by ensuring that it retained control over Ambow. The structure would also prevent outside parties from taking over or unduly influencing management decisions. As such, investors would fully share in our long term economic future, but would have less ability to influence strategic decisions through their voting rights.

The following are summaries of material provisions of our Sixth Amended and Restated Memorandum and Articles of Association and the Companies Law insofar as they relate to the material terms of our share capital.

Sixth Amended and Restated Memorandum and Articles of Association

Subject to other provisions in the Articles, including certain protective provisions set forth in Schedule A thereto, the shareholders may by ordinary resolution increase, or by special resolution decrease, our authorized share capital and may also by special resolution amend our Sixth Amended and Restated Memorandum and Articles of Association.

Ordinary shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. The ordinary shares are not entitled to any preemptive conversion, subscription or redemption rights. Our shareholders may freely hold and vote their shares.

Voting rights

Each Class A ordinary share is entitled to one vote and each Class C ordinary share is entitled to ten votes on all matters upon which the ordinary shares are entitled to vote, including the election of directors. Voting at any meeting of shareholders is by a poll. Subject to the Schedule A attached to the Sixth Amended and Restated Memorandum and Articles, other than an action that requires a special resolution, shareholders may approve corporate matters without a meeting being held by way of written resolution signed by or on behalf of shareholders holding more than 85% of all of our issued and outstanding shares on an as-converted basis. If any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders or holders of shares in the relevant class no consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more shareholders or persons.

A quorum required for a meeting of shareholders consists of at least a number of shareholders present in person or by proxy and entitled to vote representing the holders of not less than one-third of all of our issued voting share capital. Shareholders’ meetings are held annually and may otherwise be convened by the board of directors or its chairperson on its or his/her own initiative. Advance notice of at least ten calendar days (but not more than sixty calendar days) is required for the convening of any meeting of shareholders.

138

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in person or by proxy at a meeting of our shareholders. A special resolution requires the affirmative vote of not less than two-thirds of the votes cast in person, by a duly authorized representative in the case of a shareholder who is a corporation, or by proxy at a meeting of our shareholders or a unanimous written resolution of all our shareholders. A special resolution is required for matters such as removing an independent director for cause, changing our name, amending our Sixth Amended and Restated Memorandum and Articles of Association and reducing our authorized share capital.

Conversion rights attaching to shares

Each Class C ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible under any circumstances. If at any time Jin Huang, our Chairman and Chief Executive Officer, and her affiliates collectively own less than 5% of the total number of the issued and outstanding Class C ordinary shares, each issued and outstanding Class C ordinary share shall be automatically and immediately converted into one share of Class A ordinary shares without payment of additional consideration and no Class C ordinary shares shall thereafter be issuable by us.

Difference between Class A and Class C ordinary shares

The difference between the Class A ordinary shares and Class C ordinary shares are the special voting rights attached to the Class C ordinary shares as disclosed above.

Dividends

The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our Sixth Amended and Restated Memorandum and Articles of Association and the Companies Law. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business and we have funds lawfully available for such purpose. Any such dividends will be paid to Citibank, N.A., as the custodian of the ADSs being issued in this offering, and shall be subject to further distribution to you as a shareholder by the custodian. See “Description of American Depositary Shares – Dividends and Distributions”.

Liquidation

If we were to be liquidated and the assets available for distribution among the shareholders are insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the ordinary shares held by them. If in a winding up the assets available for distribution among the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the liquidation, the surplus shall be distributed among the shareholders in proportion to the par value of the ordinary shares held by them at the commencement of the liquidation, subject to a deduction from those ordinary shares in respect of which there are monies due, of all monies payable to us, without prejudice to the rights of the holders of ordinary shares issued upon special terms and conditions.

If we were to be liquidated the liquidator may, with the approval by an ordinary resolution of the shareholders, divide among the shareholders in species or in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he/she deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the approval by an ordinary resolution of the shareholders, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the approval by an ordinary resolution of the shareholders shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

139

Miscellaneous

Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register and, if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

Transfer of shares

Subject to the restrictions of Sixth Amended and Restated Memorandum and Articles of Association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its sole discretion, (except with respect to a transfer from an ordinary shareholder to its Affiliate(s)), decline to register any transfer of any ordinary shares which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; (c) the instrument of transfer is duly and properly signed; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or (e) a fee of such maximum sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our board of directors refuses to register a transfer, it shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Variation of rights of shares

Subject to Schedule A of the Sixth Amended and Restated Memorandum and Articles and except as otherwise provided therein, all or any of the special rights attached to any class of our shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time be varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class, or a resolution by holders of two-thirds of the shares of that class present in person or by proxy at a separate meeting of the holders of the shares of that class.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where you can find more information.”

Preferred shares

Pursuant to our Sixth Amended and Restated Memorandum and Articles of Association, our board of directors has the authority, without further action by the shareholders, to issue up to 1,666,667 preferred shares in one or more series and determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, redemption rights and liquidation preferences, any or all of which may be greater than the rights of the ordinary shares. Subject to the directors’ duty of acting for a proper purpose, preferred shares can be issued quickly with terms calculated to delay or prevent a change of control of our company or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our ordinary shares and may adversely affect the voting and other rights of the holders of ordinary shares. No such preferred shares have been issued, and we have no present plans to issue any such preferred shares.

140

Differences in corporate law

Cayman Islands corporate law is modeled on English corporate law, but does not follow recent English law statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. Cayman Islands corporate law differs from laws relating to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to our company and the laws applicable to Delaware corporations and their shareholders.

Mergers and similar arrangements

In certain circumstances the Cayman Islands Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution of the shareholders of each company or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that he holds otherwise give him voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign constituent company, and where the surviving company is a Cayman Islands exempted company, the procedure is similar, save that with respect to the foreign constituent company, the director of the surviving or consolidated company is required to make a declaration to the effect that, having made due inquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted; (v) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (vi) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (vii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (viii) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

141

Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree on the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not to be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        We are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•        The shareholders have been fairly represented at the meeting in question;

•        The arrangement is such as a businessman would reasonably approve; and

•        The arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out provisions.    When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

142

Shareholders’ lawsuits

We are not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed their availability (although, the reported cases were unsuccessful for technical reasons). In principle, we will normally be the proper plaintiff and a claim against (for example) our officers or directors usually may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	A company is acting or proposing to act illegally or beyond the scope of its authority;
•	The act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
•	Those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification. The Companies Law of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Sixth Amended and Restated Memorandum and Articles of Association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty is generally viewed to have two main components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands exempted company is in the position of a fiduciary with respect to the company, and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands exempted company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards a dual objective/subjective standard with regard to the required skill and care to the effect that a director must exercise the skill and care of a reasonably intelligent person having both (a) the general knowledge, skill and experience that may be expected of a person carrying out the same actions as are carried out by that director in relation to the company and (b) the general knowledge, skill and experience that particular director has. These authorities are likely to be followed in the Cayman Islands.

143

Shareholder action by written resolution

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Sixth Amended and Restated Memorandum and Articles of Association provide that subject to the Schedule A attached to the Sixth Amended and Restated Memorandum and Articles, other than an action that requires a special resolution, shareholders may approve corporate matters without a meeting being held by way of written resolution signed by or on behalf of shareholders holding more than 85% of all of our issued and outstanding shares on an as-converted basis. If any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders or holders of shares in the relevant class no consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more shareholders or persons.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put a proposal before the annual meeting of shareholders, provided it complies with the DGCL and the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands’ law and our- Sixth Amended and Restated Memorandum and Articles of Association allow our shareholders to make proposals for consideration and determination by all shareholders at annual shareholder meetings, subject to compliance with the specified notice provisions, and our Sixth Amended and Restated Memorandum and Articles of Association provides that, subject to certain procedure prescribed therein being satisfied, the shareholders holding not less than ten percent (10%) of the paid up capital of the company (the "Requisitionists"), or any of the Requisitionists representing not less than a majority of the aggregate voting rights of all of them, may themselves convene a general meeting. The general meeting convened by the Requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the directors.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Sixth Amended and Restated Memorandum and Articles of Association specifically do not allow cumulative voting. As a result, our shareholders are not afforded any less favorable protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Sixth Amended and Restated Memorandum and Articles of Association, an independent director may be removed for negligence or other reasonable cause at any time before the expiration of his or her term by a special resolution passed at a duly convened shareholders meeting by the holders of at least two-thirds of our outstanding shares being entitled to vote in person or by proxy at such a meeting or by a unanimous written consent of our shareholders. A director, other than an independent director, may be removed from office by ordinary resolutions passed at a duly convened shareholders meeting by a simple majority or by a unanimous written consent of our shareholders at any time before the expiration of his term notwithstanding anything in the Sixth Amended and Restated Memorandum and Articles or in any agreement between the company and such director (but without prejudice to any claim for damages under such agreement).

144

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution; winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under Cayman Islands law, our company may be voluntarily dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or by the unanimous written consent of all shareholders.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Sixth Amended and Restated Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote of holders of a majority of the shares of such class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Our Sixth Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution passed at a duly convened shareholders meeting by the holders of at least two-thirds of our outstanding shares being entitled to vote in person or by proxy at such meeting or by a unanimous written consent of all our shareholders.

Inspection of books and records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover provisions in our Sixth Amended and Restated Memorandum and Articles of Association

Some provisions of our Sixth Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	Authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders;

•	Prohibit cumulative voting;

145

•	Do not permit shareholders to call meetings of shareholders;
•	Create a classified board of directors pursuant to which our directors are elected for staggered terms, which means that shareholders can only elect, or remove, a limited number of directors in any given year; and
•	Establish advance notice requirements for nominating board of directors’ nominees or for proposing matters that can be acted on by shareholders at annual shareholder meetings.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Sixth Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of non-resident or foreign shareholders

There are no limitations imposed by foreign law or by our Sixth Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in Sixth Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-money laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering we may adopt and maintain anti-money laundering procedures, and we may require shareholders to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a shareholder, unless in the particular case we are satisfied that an exemption applies under the Money Laundering Regulations (2015 Revision) of the Cayman Islands, as amended and revised from time to time, or the Regulations. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•	The shareholder makes the payment for their investment from an account held in the applicant’s name at a recognized financial institution;
•	The shareholder is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or
•	The purchase of shares is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited. We also reserve the right to refuse to make any redemption payment to a shareholder if our directors suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure the compliance by us with any such laws or regulations in any applicable jurisdiction.

146

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law of the Cayman Islands (2017 Revision) if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher pursuant to the Terrorism Law of the Cayman Islands (2017 Revision) if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Listing

We intend to apply to have our ADSs listed on the NYSE American under the symbol “AMBO”.

147

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Citibank, N.A. has agreed to act as the depositary bank for our American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 10/F, Harbour Front (II), 22 Tak Fung Street, Hong Hum, Kowloon, Hong Kong.

We have appointed Citibank as the depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov).

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive two Class A ordinary shares, par value $0.003 per share, on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may hold your ADSs either by means of an American depositary receipt, or ADR, registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

148

Dividends and distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of the ADSs held as of a specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars, if the funds are not initially in U.S. dollars, and for the distribution of the U.S. dollars to the holders, subject to the applicable laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

149

The depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable. The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable. If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you;

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders. The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

150

Changes affecting Class A ordinary shares

The Class A ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets. If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon deposit of ordinary shares

Upon completion of this offering, the ordinary shares being offered pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in this prospectus.

After the closing of this offer, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S., Cayman Islands and any other legal considerations applicable at the time of deposit. The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers. When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•	You are duly authorized to deposit the ordinary shares;

•	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, combination and split up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	Ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	Provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	Provide any transfer stamps required by the State of New York or the United States; and

•	Pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

151

Withdrawal of shares upon cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represents a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	Obligations to pay fees, taxes and similar charges; or

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A ordinary shares represented by your ADSs. See “Description of shares and governing documents—Ordinary shares—Voting rights” for a description of the voting rights of holders of ordinary shares.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

Voting at our shareholder meetings is by poll. If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees

Issuance of ADSs	up to U.S. 5¢ per ADS issued
Cancellation of ADSs	up to U.S. 5¢ per ADS canceled
Distribution of cash dividends or other cash distributions	up to U.S. 5¢ per ADS held
Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights	up to U.S. 5¢ per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs	up to U.S. 5¢ per ADS held
Depositary Services	up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary

152

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares);

•	Expenses incurred for converting foreign currency into U.S. dollars;

•	Expenses for cable, telex and fax transmissions and for delivery of securities;

•	Fees and expenses incurred in connection with compliance and exchange control regulations and other applicable regulatory requirements;

•	Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit); and

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary and by the brokers (on behalf of their clients) delivering the ADSs to the depositary for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositaries.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement upon such terms and conditions as we and the depositary may agree from time to time.

Amendments and termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

153

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement. The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on obligations and liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Sixth Amended and Restated Memorandum and Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our Sixth Amended and Restated Memorandum and Articles of Association or in any provisions of or governing the securities on deposit.

•	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

154

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Pre-release transactions

Subject to the terms and conditions of the deposit agreement, the depositary may, in certain circumstances, issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions” and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due. The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign currency conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements. If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical; or

•	Hold the foreign currency (without liability for interest) for the applicable holders.

155

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding            ADSs representing approximately           % of our Class A ordinary shares in issue. In addition, we have outstanding 4,708,415 Class C ordinary shares not represented by ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could have a material adverse effect on the prevailing market prices of our ADSs.

Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while application has been made for the ADSs to be listed on the New York Stock Exchange, we cannot assure you that an active trading market for our ADSs will develop. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up agreements

We have agreed with the underwriters that we will not, without the prior consent of the sole book-runner and representative of the underwriters (the “Representative”), for a period of 180 days following the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to any of the ADSs or any securities that are convertible into or exercisable or exchangeable for the ADSs, or otherwise transfer or dispose of (including entering into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership interest): (1) the ADSs and depositary shares representing our ordinary shares; (2) shares of our subsidiaries or controlled affiliates and depositary shares representing those shares; and (3) securities that are substantially similar to such ADSs or depositary shares. We have also agreed to cause our subsidiaries and controlled affiliates to abide by the restrictions of the lock-up agreement. In addition, each of our directors and executive officers and each beneficial owner of 5% or more of the ADSs or ordinary shares will abide by similar 180-day lock-up agreement with respect to the ADSs, depositary shares representing the ADSs and securities that are substantially similar to the ADSs or depositary shares representing our ordinary shares, subject to customary exceptions for transfers among affiliates. The restrictions of our lock-up agreement do not apply to: (1) the issuance of securities pursuant to our employee share incentive plan outstanding on the date of this prospectus of which the underwriters have been advised in writing and which is described in this prospectus, and (2) a transfer by us to our affiliate, provided that such transfer is not a disposition for value and that such affiliate agrees to be bound in writing by the restrictions set forth in the lock-up agreement to which we are subject. The restrictions in the lock-up agreement described above may be waived at any time at the discretion of the Representative.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned our “restricted securities” within the meaning of Rule 144 for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•	1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately shares immediately after this offering, or approximately shares if the underwriters exercise their option to purchase additional ADSs in full; and

•	The average weekly trading volume of our ADSs on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by persons who are deemed our affiliates are subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

156

In addition, in each case, any shares that are subject to lock-up arrangements would only become eligible for sale when the lock-up period expires.

Registration Rights

We entered into a registration rights agreement with Campus, Dr. Huang and Spin-Rich Ltd., which entitles them certain registration rights, including demand registration rights, Form F-3 registration rights, and piggyback registration.

157

TAXATION

Cayman Islands taxation

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any ADSs or ordinary shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the ADSs or ordinary shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

No stamp duty, capital duty, registration or other issue or documentary taxes are payable in the Cayman Islands on the creation, issuance or delivery of the ADSs or ordinary shares. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. There are currently no Cayman Islands’ taxes or duties of any nature on gains realized on a sale, exchange, conversion, transfer or redemption of the ADSs or ordinary shares. Payments of dividends and capital in respect of the ADSs or ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the ADSs or ordinary shares, nor will gains derived from the disposal of the ADSs or ordinary shares be subject to Cayman Islands income or corporation tax as the Cayman Islands currently have no form of income or corporation taxes.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have applied for and obtained an undertaking from the Governor of the Cayman Islands that no law enacted in the Cayman Islands during the period of 20 years from the date of the undertaking imposing any tax to be levied on profits, income, gains or appreciation shall apply to us or our operations and no such tax or any tax in the nature of estate duty or inheritance tax shall be payable (directly or by way of withholding) on the ADSs or ordinary shares, debentures or other obligations of ours.

People’s Republic of China taxation

The China EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% corporate income tax rate as to their worldwide income. Under the implementation regulations for the EIT Law issued by the PRC State Council, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. Currently no interpretation or application of the EIT Law and its implementing rules is available for non-Chinese enterprise or group enterprise controlled entity. Therefore, it is unclear whether PRC tax authorities would require (or permit) us to be treated as a PRC resident enterprise.

Under the EIT Law and implementation regulations issued by the State Council, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of ADSs or shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC. However, under a PRC tax law that became effective in January 2008 and the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, or the Double Taxation Arrangement, which became effective on January 1, 2007, dividends from our PRC subsidiaries paid to us through our Hong Kong subsidiary may be subject to a withholding tax at a rate of 5%. If we are considered a PRC “resident enterprise,” it is unclear whether dividends we pay with respect to our ordinary shares or ADSs, or the gain you may realize from the transfer of our ordinary shares or ADSs, may be treated as income derived from sources within the PRC and would be subject to PRC tax. It is unclear whether, if we are considered a PRC “resident enterprise,” holders of our ordinary shares or ADSs might be able to claim the benefit of income tax treaties entered into between China and other countries.

158

U.S. Federal Income Taxation

General

The following are the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the ADSs or ordinary shares covered by this prospectus. As used in this discussion, references to “we,” “us” or “our” refer to Ambow Education Holding Ltd.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the ADSs or ordinary shares that is for U.S. federal income tax purposes:

•            an individual citizen or resident of the United States;

•            a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•            an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•            a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of the ADSs or ordinary shares that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of the ADSs or ordinary shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that purchase ADSs pursuant to this offering and own and hold the ADSs or ordinary shares as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

159

•              real estate investment trusts;

•              certain expatriates or former long term residents of the United States;

•              persons that actually or constructively own 5% or more of our voting shares (including as a result of ownership of the ADSs);

•              persons that acquired the ADSs or ordinary shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•              persons that hold the ADSs or ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•              persons whose functional currency is not the U.S. dollar;

•              passive foreign investment companies; or

•              controlled foreign corporations.

The discussion below assumes that the representations contained in the Deposit Agreement are true and that the obligations in the Deposit Agreement and any related agreement will be complied with in accordance with their terms. This discussion also assumes that the ADSs will represent only ordinary shares in us and will not represent cash or any other type of property. For U.S. federal income tax purposes, a holder of the ADSs will be treated as the beneficial owner of the underlying ordinary shares represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to U.S. federal income tax.

The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming, by U.S. Holders of ADSs, of foreign tax credits for U.S. federal income tax purposes. Such actions also would be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. Holders, as described below. Accordingly, the availability of foreign tax credits or the reduced tax rate for dividends received by certain non-corporate U.S. Holders could be affected by actions that may be taken by parties to whom ADSs are pre-released, or by future actions of the U.S. Treasury Department.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of the ADSs or ordinary shares. This discussion also does not address the tax treatment of any taxes, fees or expenses that may be payable by an ADS holder pursuant to the Deposit Agreement. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold the ADSs or ordinary shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the ADSs or ordinary shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) to a holder in respect of the ADSs or ordinary shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of the ADSs or ordinary shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service, (the “IRS”), or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

EACH PROSPECTIVE INVESTOR IN OUR ADSs OR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ADSs OR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

160

U.S. Holders

Taxation of Cash Distributions Paid on ADSs or Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the ADSs or ordinary shares. A cash distribution on the ADSs or ordinary shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The portion of such cash distribution, if any, in excess of such earnings and profits will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such ADSs or ordinary shares.

With respect to non-corporate U.S. Holders, any such cash dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “—Taxation on the Disposition of ADSs or Ordinary Shares” below) provided that (a) the ADSs or ordinary shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a PRC “resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “U.S.-PRC Tax Treaty”), (b) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. Therefore, if the ADSs or ordinary shares are not readily tradable on an established securities market in the United States, and we are not eligible for the benefits of the U.S. – PRC Tax Treaty, then cash dividends paid by us to non-corporate U.S. Holders will not be subject to U.S. federal income tax at the lower regular long term capital gains tax rate. Under published IRS authority, shares (including ADSs) are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the NYSE American. Although we intend to apply to have the ADSs listed and traded on the NYSE American, we cannot guarantee that our application will be approved or, if approved, that the ADSs will continue to be listed and traded on the NYSE American. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to the ADSs or ordinary shares.

If a PRC income tax applies to any cash dividends paid to a U.S. Holder on the ADSs or ordinary shares, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any such dividends, such U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty, if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of ADSs or Ordinary Shares

Upon a sale or other taxable disposition of the ADSs or ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long term capital gain or loss if the U.S. Holder’s holding period for the ADSs or ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

161

If a PRC income tax applies to any gain from the disposition of the ADSs or ordinary shares by a U.S. Holder, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any such gain, such U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty, if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, the ADSs or ordinary shares, subject to certain limitations and exceptions. Under applicable regulations, in the absence of a special election, such unearned income generally would not include income inclusions under the qualified electing fund (“QEF”), rules discussed below under “Passive Foreign Investment Company Rules,” but would include distributions of earnings and profits from a QEF. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of the ADSs or ordinary shares.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (b) at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries, we do not expect to be treated as a PFIC for the current taxable year. However, our actual PFIC status for our current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of the ADSs or ordinary shares, and the U.S. Holder did not make a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) the ADSs or ordinary shares, a QEF election along with a purging election, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•              any gain recognized by the U.S. Holder on the sale or other disposition of its ADSs or ordinary shares; and

•              any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ADSs or ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ADSs or ordinary shares).

Under these rules,

•              the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

162

•              the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income;

•              the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•              the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to the ADSs or ordinary shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gains (as long term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to the ADSs or ordinary shares, and the special tax and interest charge rules do not apply to such ADSs or ordinary shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such ADSs or ordinary shares or a QEF election, along with a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of such ADSs or ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF generally are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s ADSs or ordinary shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning ADSs or ordinary shares in a QEF.

163

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held the ADSs or ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) the ADSs or ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above with respect to such ADSs or ordinary shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such ADSs or ordinary shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) the ADSs or ordinary shares, the PFIC rules discussed above will continue to apply to such ADSs or ordinary shares unless the holder files on a timely filed U.S. federal income tax return (including extensions) a QEF election and a “purging election” to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold the ADSs or ordinary shares for their fair market value on the “qualification” date. The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held the ADSs or ordinary shares on the qualification date. A purging election generally creates a deemed sale of such ADSs or ordinary shares at their fair market value. The gain recognized by the purging election generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder generally will increase the adjusted tax basis in its ADSs or ordinary shares by the amount of gain recognized and will also have a new holding period in its ADSs or ordinary shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns ADSs or ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such ADSs or ordinary shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) the ADSs or ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above with respect to its ADSs or ordinary shares as long as such ADSs or ordinary shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income each year that we are treated as a PFIC the excess, if any, of the fair market value of its ADSs or ordinary shares at the end of its taxable year over the adjusted tax basis in its ADSs or ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its ADSs or ordinary shares over the fair market value of its ADSs or ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ADSs or ordinary shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) the ADSs or ordinary shares and for which we are treated as a PFIC.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE American, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we intend to apply to have the ADSs listed and traded on the NYSE American, we cannot guarantee that our application will be approved or, if approved, that the ADSs or ordinary shares will continue to be listed and traded on the NYSE American. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the ADSs or ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of the ADSs or ordinary shares generally should be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or that we will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) ADSs or ordinary shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

164

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the ADSs or ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to the ADSs or ordinary shares under their particular circumstances.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to the ADSs or ordinary shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of the ADSs or ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to cash distributions made on the ADSs or ordinary shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of the ADSs or ordinary shares by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its ADSs or ordinary shares and adjustments to that tax basis and whether any gain or loss with respect to such ADSs or ordinary shares is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in the ADSs or ordinary shares.

Moreover, backup withholding of U.S. federal income tax, at a rate of 28%, generally will apply to cash dividends paid on the ADSs or ordinary shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of the ADSs or ordinary shares by a U.S. Holder (other than an exempt recipient), in each case who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

165

UNDERWRITING

Subject to the terms and conditions in an underwriting agreement by and between us and The Benchmark Company, LLC who is acting as the sole book-running manager and representative of the underwriters of this offering, each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of ADSs set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of ADSs
The Benchmark Company, LLC	[●]

Total	[●]

The underwriters have agreed to purchase all of the ADSs offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase the ADSs, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters.

The ADSs should be ready for delivery on or about           , 2018, against payment in immediately available funds. The underwriters may reject all or part of any order.

Neither the underwriters nor any of their respective affiliates have provided any services to us or our affiliates in the past.

Commissions and Discounts

The underwriting discount is equal to the public offering price per ADS, less the amount paid by the underwriters to us per ADS. We estimate expenses payable by us in connection with this offering, other than the underwriting discounts referred to above, will be approximately $               The underwriting discount was determined through an arms’ length negotiation between us and the underwriters.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Total
	Per ADS	With Over- Allotment	Without Over- Allotment
Public offering price	$	$	$

Underwriting discount	$	$	$

Non-accountable expense allowance

Proceeds, before expenses, to us	$	$	$

166

The Representative may offer some of the ADSs to other securities dealers at the public offering price less a concession of $      per share. The underwriters may also allow, and such dealers may re-allow, a concession not in excess of $      per share to other dealers. After the ADSs are released for sale to the public, the Representative may change the offering price and other selling terms at various times.

We have paid an expense deposit of $75,000 to the Representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, the $75,000 out-of-pocket expense deposit paid to the representative will be returned to the extent such expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all filing fees and expenses relating to the registration of the ADSs and ordinary shares with the SEC; (b) all FINRA Public Offering filing fees; (c) all fees and expenses relating to the listing of the ADSs on a U.S. national securities exchange; (d) all fees, expenses and disbursements relating to background checks of the company’s officers and directors; (e) all fees, expenses and disbursements relating to the registration or qualification of the ADSs under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of “blue sky” counsel, which will be the Representative’s counsel) (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of the Securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (g) transfer and/or stamp taxes, if any, payable upon the transfer of ADSs or ordinary shares from the company to the underwriters; and (h) the Representative’s legal and additional diligence expenses not to exceed $75,000 in the aggregate.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and expense reimbursement, will be approximately $       . We estimate that the due diligence expenses will not exceed $2,500.

Determination of Offering Price

The Representative has advised us that the underwriters propose to offer the ADSs directly to the public at the estimated public offering price range set forth on the cover page of this preliminary prospectus. That price range and the public offering price are subject to change as a result of market conditions and other factors.

Prior to this offering, our ADSs were thinly traded on the OTC Bulletin Board. Although our ADSs are quoted in the OTC Markets, those quotations were not considered particularly relevant in determining the public offering price because the trading market for the ADSs has been generally inactive and illiquid. See “Market Information.” The public offering price of the ADSs was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the ADSs included:

●	the information in this prospectus and otherwise available to the underwriters, including our financial information;

●	the history and the prospects for the industry in which we compete;

●	the ability of our management;

●	the prospects for our future earnings;

●	the present state of our development and our current financial condition;

●	the general condition of the economy and the securities markets in the United States at the time of this offering;

●	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

●	other factors as were deemed relevant.

We cannot be sure that the public offering price will correspond to the price at which the ADSs will trade in the public market following this offering or that an active trading market for the ADSs will develop or continue after this offering.

Over-allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to           days after the date of this prospectus, permits the underwriters to purchase a maximum of           additional ADSs from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase the ADSs covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $          million and the total proceeds to us will be $          million, based on the assumed public offering price of US$          per ADS (the mid-point of the estimated offering price range set forth in the front cover of this prospectus) and assuming the number of ADSs issued in this offering does not change. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional ADSs proportionate to the underwriters’ initial amount reflected in the table above.

167

Lock-up Agreements

We have agreed with the underwriters that we will not, without the prior consent of the Representative, for a period of 180 days following the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to any of the ADSs or any securities that are convertible into or exercisable or exchangeable for the ADSs, or otherwise transfer or dispose of (including entering into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership interest): (1) the ADSs and depositary shares representing our ordinary shares; (2) shares of our subsidiaries or controlled affiliates and depositary shares representing those shares; and (3) securities that are substantially similar to such ADSs or depositary shares. We have also agreed to cause our subsidiaries and controlled affiliates to abide by the restrictions of the lock-up agreement. In addition, each of our directors and executive officers and each beneficial owner of 5% or more of the ADSs or ordinary shares will abide by similar 180-day lock-up agreement with respect to the ADSs, depositary shares representing the ADSs and securities that are substantially similar to the ADSs or depositary shares representing our ordinary shares, subject to customary exceptions for transfers among affiliates. The restrictions of our lock-up agreement do not apply to: (1) the issuance of securities pursuant to our employee share incentive plan outstanding on the date of this prospectus of which the underwriters have been advised in writing and which is described in this prospectus, and (2) a transfer by us to our affiliate, provided that such transfer is not a disposition for value and that such affiliate agrees to be bound in writing by the restrictions set forth in the lock-up agreement to which we are subject. The restrictions in the lock-up agreement described above may be waived at any time at the discretion of the Representative.

Indemnification and Contribution

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our ordinary shares or ADSs during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

Short sales. Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase shares or purchasing shares or ADSs in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares or ADSs available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any short sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing shares or ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing transactions. The underwriters may make bids for or purchases of the shares or ADSs for the purpose of pegging, fixing, or maintaining the price of the shares or ADSs, so long as stabilizing bids do not exceed a specified maximum.

168

Penalty bids. If the underwriters purchase shares or ADSs in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares or ADSs as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares or ADSs to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares or ADSs if it discourages resale of the shares or ADSs.

The transactions above may occur on the NYSE American or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our shares or ADSs. If these transactions are commenced, they may be discontinued without notice at any time.

Miscellaneous

A prospectus in electronic format may be made available on a website maintained by the Representative and may also be made available on a website maintained by other underwriters. These websites and the information contained on these websites, or connected to these websites, are not incorporated into and are not a part of this prospectus. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of ADSs offered by this prospectus to accounts over which they exercise discretionary authority.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

This prospectus is not and under no circumstances is to be construed as a prospectus, advertisement or a public offering of the ADSs or ordinary shares under Canadian securities laws. Neither the ADSs nor the ordinary shares have been or will be qualified by a prospectus for the offer or sale to the public in Canada under applicable Canadian securities laws. No securities commission or similar regulatory authority in Canada has reviewed this prospectus or in any way passed upon the merits of the ADSs or ordinary shares and any representation to the contrary is an offence.

Cayman Islands.

This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. ADSs or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

European Economic Area.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of the ADSs or the ordinary shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs or the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs or the ordinary shares may be made to the public in that Relevant Member State at any time:

169

•	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression "an offer of the ADSs or the ordinary shares to the public" in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs or the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ADSs or the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Hong Kong.

Neither the ADSs nor the ordinary shares may be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs or the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the ADSs or the ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

People's Republic of China.

This prospectus may not be circulated or distributed in the PRC, and neither the ADSs nor the ordinary shares may be offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Neither the ADSs nor the ordinary shares have been or will be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations, and they may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs or the ordinary shares in Taiwan.

United Kingdom.

This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as "relevant persons"). The ADSs and the ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

170

LEGAL MATTERS

Certain legal matters as to United States federal and New York law in connection with this offering will be passed upon for us by Loeb & Loeb LLP, New York, New York. Certain legal matters as to United States federal and New York law in connection with this offering will be passed upon for the underwriters by Ortoli Rosenstadt LLP. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Walkers. Certain legal matters as to PRC law will be passed upon for us by Beijing DeHeng Law Offices, Beijing, China and for the underwriters by _______. Loeb & Loeb LLP may rely upon Walkers with respect to matters governed by Cayman Islands law and Beijing DeHeng Law Offices, with respect to matters governed by PRC law. Ortoli Rosenstadt LLP may rely upon _______ with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Ambow Education Holding Ltd. as of December 31, 2015 and 2016, and for each of the years in the three-year period ended December 31, 2016 included in the Registration Statement have been so included in reliance upon the report of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, appearing elsewhere in the Registration Statement, and on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ADSs offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and about the ADSs, you should refer to our registration statement and its exhibits. This prospectus summarizes the content of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that is important to you, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

171

Upon the completion of this offering, we will become subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers and will file reports, including annual reports on Form 20 F, and other information with the SEC. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

172

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discounts and commissions, which we will be required to pay:

US$
U.S. Securities and Exchange Commission registration fee	716
Financial Industry Regulatory Authority filing fee	1,250
NYSE American listing fee
Legal fees and expenses
Accounting fees and expenses
Printing fees
Other fees and expenses
Total

All amounts are estimated, except the U.S. Securities and Exchange Commission registration fee, the NYSE American listing fee and the FINRA filing fee.

173

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017

Unaudited Condensed Consolidated Balance Sheet	F-59
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2016 and 2017	F-62
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2016 and 2017	F-63
Notes to Unaudited Condensed Consolidated Financial Statements for the nine months ended September 30, 2016 and 2017	F-64

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Shareholders

of Ambow Education Holding Ltd.

We have audited the accompanying consolidated balance sheets of Ambow Education Holding Ltd. (the “Company”) as of December 31, 2015 and 2016, and the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit) and cash flows for the years ended December 31, 2014, 2015 and 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ambow Education Holding Ltd., as of December 31, 2015 and 2016, and the consolidated results of its operations and its cash flows for the years ended December 31, 2014, 2015 and 2016 in conformity with accounting principles generally accepted in the United States of America.

/s/Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York
March 23, 2017

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York 10001 • Phone 646.442.4845 • Fax 646.349.5200 • marcumbp.com

F-2

AMBOW EDUCATION HOLDING LTD.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

		As of December 31,
	Note	2015	2016	2016
		RMB	RMB	US$
				Note 3(a)
ASSETS
Current assets:
Cash and cash equivalents	4	246,303	196,900	28,359
Restricted cash	4	2,050	2,350	338
Term deposits		1,150	-	-
Short term investments, available for sale	5	103,602	174,811	25,178
Short term investments, held to maturity	5	151,790	64,700	9,319
Accounts receivable, net	6	11,278	13,576	1,955
Amounts due from related parties	23	1,847	1,823	263
Prepaid and other current assets, net	7	156,104	153,867	22,161
Consideration receivable, net	8	8,500	8,500	1,224
Total current assets		682,624	616,527	88,797
Non-current assets:
Property and equipment, net	9	94,982	88,007	12,676
Land use rights, net		1,937	1,892	273
Intangible assets, net	10	103,394	94,708	13,641
Goodwill	11	85,988	67,954	9,787
Prepayment for acquisition of property	12	-	71,024	10,230
Deferred tax assets, net	18	33,903	29,726	4,281
Other non-current assets, net		5,097	6,357	916

Total non-current assets		325,301	359,668	51,804

Total assets		1,007,925	976,195	140,601

F-3

AMBOW EDUCATION HOLDING LTD.

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,
	Note	2015	2016	2016
		RMB	RMB	US$
				Note 3(a)
LIABILITIES
Current liabilities:
Short-term borrowings (including consolidated VIE amount without recourse to the Company of RMB 2,300 and RMB nil as of December 31, 2015 and 2016, respectively)	14	2,300	-	-
Deferred revenue (including consolidated VIE amount without recourse to the Company of RMB 105,559 and RMB 99,298 as of December 31, 2015 and 2016, respectively)		115,886	109,484	15,769
Accounts payable (including consolidated VIE amount without recourse to the Company of RMB 17,663 and RMB 16,009 as of December 31, 2015 and 2016, respectively)		28,391	26,738	3,851
Accrued and other liabilities (including consolidated VIE amount without recourse to the Company of RMB 210,413 and RMB 200,230 as of December 31, 2015 and 2016, respectively)	13	367,357	372,821	53,697
Income taxes payable (including consolidated VIE amount without recourse to the Company of RMB 196,500 and RMB 198,176 as of December 31, 2015 and 2016, respectively)		317,785	321,297	46,276
Amounts due to related parties (including consolidated VIE amount without recourse to the Company of RMB 7,662 and RMB 7,662 as of December 31, 2015 and 2016, respectively)	23	7,662	7,662	1,104
Total current liabilities		839,381	838,002	120,697
Non-current liabilities:
Deferred tax liabilities (including consolidated VIE amount without recourse to the Company of RMB 25,721 and RMB 23,172 as of December 31, 2015 and 2016, respectively)	18	25,721	23,172	3,337

Total liabilities		865,102	861,174	124,034

The accompanying notes are an integral part of these consolidated financial statements.

F-4

AMBOW EDUCATION HOLDING LTD.

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,
	Note	2015	2016	2016
		RMB	RMB	US$
				Note 3(a)
Commitments and contingencies	20

EQUITY
Preferred shares
(US$ 0.003 par value; 1,666,667 shares authorized, nil issued and outstanding as of December 31, 2015 and 2016)		-	-	-
Class A Ordinary shares
(US$ 0.003 par value; 66,666,667 and 66,666,667 shares authorized; 33,556,762 and 33,990,680 shares issued and outstanding as of December 31, 2015 and 2016, respectively)	16	627	636	92
Class C Ordinary shares
(US$ 0.003 par value; 8,333,333 and 8,333,333 shares authorized; 4,708,415 and 4,708,415 shares issued and outstanding as of December 31, 2015 and 2016, respectively)	16	90	90	13
Additional paid-in capital		3,445,408	3,453,227	497,368
Statutory reserve	22	81,005	81,007	11,667
Accumulated deficit		(3,388,447)	(3,424,149)	(493,180)
Accumulated other comprehensive income		5,113	5,705	822
Total Ambow Education Holding Ltd.’s equity		143,796	116,516	16,782
Non-controlling interests	27	(973)	(1,495)	(215)
Total equity		142,823	115,021	16,567
Total liabilities and equity		1,007,925	976,195	140,601

The accompanying notes are an integral part of these consolidated financial statements.

F-5

AMBOW EDUCATION HOLDING LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(All amounts in thousands, except for share and per share data)

		Years ended December 31,
	Note	2014	2015	2016	2016
		RMB	RMB	RMB	US$

NET REVENUES
- Educational program and services	21	411,998	395,715	412,016	59,343
COST OF REVENUES
- Educational program and services	21	(274,036)	(245,945)	(238,742)	(34,386)

GROSS PROFIT		137,962	149,770	173,274	24,957
OPERATING EXPENSES
Selling and marketing		(80,377)	(55,511)	(41,818)	(6,023)
General and administrative		(508,544)	(280,634)	(145,513)	(20,958)
Research and development		(12,259)	(7,308)	(7,572)	(1,091)
Impairment loss	7,9,10,11,25	(292,577)	(162,351)	(22,402)	(3,227)
Total operating expenses		(893,757)	(505,804)	(217,305)	(31,299)

OPERATING LOSS		(755,795)	(356,034)	(44,031)	(6,342)

OTHER INCOME (EXPENSE)
Interest income (expense), net	5,14,15	(121,794)	(51,015)	5,941	856
Loss from extinguishment of debt	15	(143,901)	-	-	-
Foreign exchange gain (loss), net		(580)	(183)	84	12
Other income (loss), net		(8,989)	486	2,570	370
Income on reconsolidation of previously deconsolidated entities	26	-	14,127	-	-
Gain on disposal of subsidiary	25	7,403	-	-	-
(Loss) gain on sale of investment available for sale	5	-	(2,786)	4,329	624
Total other (expenses) income		(267,861)	(39,371)	12,924	1,862

LOSS BEFORE INCOME TAX, NON-CONTROLLING INTERESTS, AND DISCONTINUED OPERATIONS		(1,023,656)	(395,405)	(31,107)	(4,480)
Income tax (expense) benefit	18	(1,135)	118,963	(5,911)	(851)

LOSS FROM CONTINUING OPERATIONS		(1,024,791)	(276,442)	(37,018)	(5,331)
(Loss) income on and from sale of discontinued operations, net of income tax	24	(57,764)	340,798	-	-

NET (LOSS) INCOME		(1,082,555)	64,356	(37,018)	(5,331)
Less: Net (loss) income attributable to non-controlling interests from continuing operations		(6,244)	606	(1,318)	(190)
Less: Net income attributable to non-controlling interests from discontinued operations		502	11	-	-

NET (LOSS) INCOME ATTRIBUTABLE TO AMBOW EDUCATION HOLDING LTD.		(1,076,813)	63,739	(35,700)	(5,141)

NET (LOSS) INCOME		(1,082,555)	64,356	(37,018)	(5,331)

OTHER COMPREHENSIVE INCOME, NET OF TAX
Foreign translation adjustments		12,137	7,869	(1,160)	(167)
Unrealized gains on short term investments available for sale, net of tax effect of RMB nil, RMB 328 and RMB 584 for years ended December 31, 2014, 2015 and 2016, respectively		-	984	1,752	252
Other comprehensive income		12,137	8,853	592	85
TOTAL COMPREHENSIVE (LOSS) INCOME		(1,070,418)	73,209	(36,426)	(5,246)

Net loss from continuing operations per share - basic and diluted (1)	19	(73.13)	(7.52)	(0.93)	(0.13)

Net (loss) income from discontinued operations per share - basic and diluted (1)	19	(4.18)	9.25	-	-

Weighted average shares used in calculating basic and diluted net income (loss) per share (1)	19	13,928,048	36,848,816	38,469,234	38,469,234
Share-based compensation expense included in:
- Selling and marketing		351	457	-	-
- General and administrative		156,870	49,371	7,828	1,127
- Research and development		144	289	-	-

The accompanying notes are an integral part of these consolidated financial statements.

(1) All per share amounts and shares outstanding for all periods have been retroactively restated to reflect Ambow Education Holding Ltd.’s 1 for 30 reverse stock split, which was effective on September 4, 2015.

F-6

AMBOW EDUCATION HOLDING LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(All amounts in thousands, except for share and per share data)

		Attributable to Ambow Education Holding Ltd.’s Equity
		Class A Ordinary		Class B Ordinary		Class C Ordinary				Retained	Accumulated
		shares		Shares		shares		Additional		Earnings	other	Non-
		(Note 16)		(Note 16)		(Note 16)		paid-in	Statutory	(Accumulated	comprehensive	controlling	Total
		Shares (1)	Amount	Shares (1)	Amount	Shares (1)	Amount	capital	reserves	deficit)	income(deficit)	Interest	Equity (deficit)
	Note		RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2014		2,907,779	35	2,984,775	87	-	-	2,706,621	80,731	(2,375,099)	(15,877)	1,225	397,723
Beneficial conversion feature related to convertible loans	15	-	-	-	-	-	-	302,765	-	-	-	-	302,765
Conversion of convertible loans to ordinary shares	15	25,182,076	462	-	-	-	-	225,836	-	-	-	-	226,298
Shares surrendered by SummitView	16	(537,797)	(10)	-	-	-	-	(67,299)	-	-	-	-	(67,309)
Share-based compensation	17	-	-	-	-	-	-	8,694	-	-	-	-	8,694
Share-based compensation to Huang for Baring transactions	23(c)	-	-	-	-	-	-	54,311	-	-	-	-	54,311
Share-based compensation to management for shares issued to New Flourish	23(d)	-	-	-	-	-	-	94,360	-	-	-	-	94,360
Appropriation to statutory reserves	22	-	-	-	-	-	-	-	418	(418)	-	-	-
Foreign currency translation adjustment		-	-	-	-	-	-	-	-	-	(379)	-	(379)
Deconsolidation of subsidiary	26(a)	-	-	-	-	-	-	-	(372)	372	10,507	-	10,507
Disposal of subsidiary	25	-	-	-	-	-	-	-	-	-	2,009	-	2,009
Non-controlling interests from new established subsidiaries	27	-	-	-	-	-	-	-	-	-	-	270	270
Net loss		-	-	-	-	-	-	-	-	(1,076,813)	-	(5,742)	(1,082,555)
Balance as of December 31, 2014		27,552,058	487	2,984,775	87	-	-	3,325,288	80,777	(3,451,958)	(3,740)	(4,247)	(53,306)

The accompanying notes are an integral part of these consolidated financial statements.

(1) All per share amounts and shares outstanding for all periods have been retroactively restated to reflect Ambow Education Holding Ltd.’s 1 for 30 reverse stock split, which was effective on September 4, 2015.

F-7

AMBOW EDUCATION HOLDING LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT) (CONTINUED)

(All amounts in thousands, except for share and per share data)

		Attributable to Ambow Education Holding Ltd.’s Equity
		Class A Ordinary		Class B Ordinary		Class C Ordinary				Retained	Accumulated
		Shares		Shares		shares		Additional		Earnings	other	Non-
		(Note 16)		(Note 16)		(Note 16)		paid-in	Statutory	(Accumulated	comprehensive	controlling	Total
		Shares	Amount	Shares	Amount	Shares	Amount	capital	reserves	deficit)	income(deficit)	Interest	Equity (deficit)
	Note		RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2015		27,552,058	487	2,984,775	87	-	-	3,325,288	80,777	(3,451,958)	(3,740)	(4,247)	(53,306)
Conversion of Class B ordinary shares to Class A ordinary shares		2,984,775	87	(2,984,775)	(87)	-	-	-	-	-	-	-	-
Exchange of Class A ordinary shares for Class C ordinary shares		(4,708,415)	(90)	-	-	4,708,415	90	-	-	-	-	-	-
Conversion of convertible loans to ordinary shares	15	7,244,013	134	-	-	-	-	70,012	-	-	-	-	70,146
Share-based compensation	17, 23(c)	-	-	-	-	-	-	50,117	-	-	-	-	50,117
Issuance of ordinary shares for restricted stock award	17	484,331	9	-	-	-	-	(9)	-	-	-	-	-
Appropriation to statutory reserves	22	-	-	-	-	-	-	-	228	(228)	-	-	-
Foreign currency translation adjustment		-	-	-	-	-	-	-	-	-	(1,215)	-	(1,215)
Disposal of subsidiaries		-	-	-	-	-	-	-	-	-	9,084	5,845	14,929
Capital injection from minority shareholders	27	-	-	-	-	-	-	-	-	-	-	163	163
Unrealized gain on investment, net of income taxes	5	-	-	-	-	-	-	-	-	-	984	-	984
Non-controlling interests from reconsolidation of previously deconsolidated entities	26(b)	-	-	-	-	-	-	-	-	-	-	(3,351)	(3,351)
Net income		-	-	-	-	-	-	-	-	63,739	-	617	64,356
Balance as of December 31, 2015		33,556,762	627	-	-	4,708,415	90	3,445,408	81,005	(3,388,447)	5,113	(973)	142,823

The accompanying notes are an integral part of these consolidated financial statements.

F-8

AMBOW EDUCATION HOLDING LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT) (CONTINUED)

(All amounts in thousands, except for share and per share data)

		Attributable to Ambow Education Holding Ltd.’s Equity
		Class A Ordinary		Class B Ordinary		Class C Ordinary				Retained	Accumulated
		shares		shares		shares		Additional		Earnings	other	Non-
		(Note 16)		(Note 16)		(Note 16)		paid-in	Statutory	(Accumulated	comprehensive	controlling	Total
		Shares	Amount	Shares	Amount	Shares	Amount	capital	reserves	deficit)	income(deficit)	Interest	Equity (deficit)
	Note		RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2016		33,556,762	627	-	-	4,708,415	90	3,445,408	81,005	(3,388,447)	5,113	(973)	142,823
Share-based compensation	17	-	-	-	-	-	-	7,828	-	-	-	-	7,828
Issuance of ordinary shares for restricted stock award	17	433,918	9	-	-	-	-	(9)	-	-	-	-	-
Foreign currency translation adjustment		-	-	-	-	-	-	-	-	-	(1,160)	-	(1,160)
Appropriation to statutory reserves	22	-	-	-	-	-	-	-	2	(2)	-	-	-
Unrealized gain on investment, net of income taxes	5	-	-	-	-	-	-	-	-	-	1,752	-	1,752
Capital injection from minority shareholders	27	-	-	-	-	-	-	-	-	-	-	796	796
Net loss		-	-	-	-	-	-	-	-	(35,700)	-	(1,318)	(37,018)
Balance as of December 31, 2016		33,990,680	636	-	-	4,708,415	90	3,453,227	81,007	(3,424,149)	5,705	(1,495)	115,021

The accompanying notes are an integral part of these consolidated financial statements.

F-9

AMBOW EDUCATION HOLDING LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data)

	Years ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
				Note 3(a)
Cash flows from operating activities
Net (loss) income	(1,082,555)	64,356	(37,018)	(5,331)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	86,599	45,690	24,997	3,599
Share-based compensation expense	157,365	50,117	7,828	1,127
Bad debt provision	151,080	42,960	1,727	249
Foreign exchange loss (gain), net	580	183	(84)	(12)
Impairment loss	292,577	162,351	22,402	3,227
Deferred income tax	(28,132)	(128,818)	1,030	148
Disposal gain from subsidiaries	(7,403)	(343,912)	-	-
Disposal loss from property and equipment	1,347	536	534	77
Loss in extinguishment of debt	143,901	-	-	-
Interest expense	121,794	56,549	-	-
Loss from equity method investment	-	-	10	1
Income on reconsolidation of previously deconsolidated entities	-	(14,127)	-	-
Changes in operating assets and liabilities:
Accounts receivable	25,326	(3,513)	(2,298)	(331)
Prepaid and other current assets	(64,976)	(18,203)	510	73
Amounts due from related parties	(2,780)	933	24	3
Other non-current assets	10,201	(625)	(189)	(27)
Accounts payable	393	(1,925)	(1,653)	(238)
Accrued and other liabilities	(18,472)	34,400	2,605	375
Income tax payable	11,159	6,902	3,512	506
Deferred revenue	39,799	8,800	(6,402)	(922)
Amounts due to related parties	1,830	(2,773)	-	-
Net cash (used in) provided by operating activities	(160,367)	(40,119)	17,535	2,524
Cash flows from investing activities
Purchase of available-for-sale investments	-	(216,860)	(442,790)	(63,775)
Redemption from available-for-sale investments	-	114,570	373,917	53,855
Purchase of held-to-maturity investments	-	(527,870)	(651,470)	(93,831)
Maturity and redemption from held-to-maturity investments	-	376,080	738,560	106,375
Placement of term deposits	(10,223)	-	-	-
Maturity of term deposits	-	9,850	1,150	166
Prepayment for acquisition of property	-	-	(71,024)	(10,230)
Purchase of property and equipment	(6,453)	(7,612)	(7,442)	(1,072)
Prepayment for leasehold improvement	(8,127)	(4,265)	(3,854)	(555)
Proceeds from disposal of property and equipment	555	943	-	-
Purchase of intangible assets	-	-	(1,225)	(176)
Purchase of subsidiaries (including cash payment in relation to prior acquisitions), net of cash acquired	-	(14,000)	-	-
Payment for equity method investment	-	-	(1,040)	(150)
Cash balance of deconsolidated entities	(531)	-	-	-
Proceed from disposal of subsidiaries, net of cash balance at disposed entities	135,000	287,378	-	-
Proceed from transferring financial assets	-	40,000	-	-
Net cash provided by (used in) investing activities	110,221	58,214	(65,218)	(9,393)

The accompanying notes are an integral part of these consolidated financial statements.

F-10

AMBOW EDUCATION HOLDING LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(All amounts in thousands, except for share and per share data)

	Years ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
				Note 3(a)
Cash flows from financing activities
Proceeds from minority shareholder capital injection	-	163	796	115
Proceeds from issuing convertible loan	109,330	50,000	-	-
Proceeds from short-term borrowings	54,403	2,300	-	-
Repayments of short-term borrowings	(77,000)	(39,633)	(2,300)	(331)
Proceeds from issuance of shares upon of exercise of share options	270	-	-	-
Net cash provided by (used in) financing activities	87,003	12,830	(1,504)	(216)

Changes in cash, cash equivalents and restricted cash included in assets held for sale	43,870	38,063	-	-

Effects of exchange rate changes on cash, cash equivalents and restricted cash	404	(2,968)	84	12

Net change in cash, cash equivalents and restricted cash	81,131	66,020	(49,103)	(7,073)
Cash, cash equivalents and restricted cash at beginning of year	101,202	182,333	248,353	35,770

Cash, cash equivalents and restricted cash at end of year	182,333	248,353	199,250	28,697
Supplemental disclosure of cash flow information
Income tax paid	(2,379)	(1,659)	(1,369)	(197)
Interest paid	(11,864)	(14,316)	(115)	(17)
Supplemental disclosure of non-cash investing and financing activities:
Conversion of convertible loan to ordinary shares and waiver of related accrued interest expenses	226,298	70,146	-	-
Shares surrendered by SummitView	67,309	-	-	-
Receipt of convertible loan by settlement of debt	80,000	-	-	-
Purchase of property and equipment financed by accounts payable and other payables	13,037	-	-	-
Waiver of payables in connection with disposal of subsidiaries	4,483	-	-	-
Waiver of receivables in connection with disposal of subsidiaries	-	18,195	-	-
Outstanding receivables in connection with disposal of subsidiaries	70,000	-	-	-

The accompanying notes are an integral part of these consolidated financial statements.

F-11

AMBOW EDUCATION HOLDING LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

a.	Background

The accompanying consolidated financial statements include the financial statements of Ambow Education Holding Ltd. (the “Company”), its subsidiaries and variable interest entities (“VIEs”) for which the Company or its subsidiaries are the primary beneficiaries. The Company, its subsidiaries and VIEs are hereinafter collectively referred to as the “Group”.

The Company was incorporated in the Cayman Islands on June 26, 2007. Pursuant to group reorganization in February 2005 and a share exchange agreement in July 2007, the Company became the ultimate parent company of the Group.

On August 5, 2010, the Company and certain selling shareholders of the Company (the “Selling Shareholders”) completed its initial public offering of 355,907 American Depositary Shares (“ADSs”) at US$ 300.0 per ADS. Each ADS comprises two Class A Ordinary Shares of the Company. Immediately prior to the completion of the initial public offering (“IPO”), all of the Company’s then outstanding preferred shares automatically converted into an equal number of ordinary shares; and all the 6,558 Series B warrants were exercised at US22.5 per share to purchase 19,673 ordinary shares on a 1 for 3 share exchange basis. The fair value of the exercised warrants was approximately US$ 362.

In 2008, 2009, 2011 and 2012, the Group acquired different entities, and by the end of 2013, 22 operational entities remained.

The Group conducted a restructuring that occurred in May 2014 by taking a loan facility from China Education Investment Holding Limited (“CEIHL”) which converted principal outstanding into economic interest in the Company. Please refer to Note 15 Second Amendment for details.

The Group deconsolidated Jilin Clever Training School (“Jilin Tutoring”) on September 2014. Please refer to Note 26 for details.

On September 5, 2014, US$ 31,692 of the convertible loan was converted into ordinary shares, and CEIHL became the registered holder of 16,716,954 Class A Ordinary Shares. And according to the Share Interest Assignment Agreement between CEIHL and New Flourish Holding Limited (“New Flourish”), New Flourish became the registered holder of 5,678,963 Class A Ordinary Shares. On that same date, SummitView Investment Limited and SummitView Investment Fund I, L.P. (collectively “SummitView”) became the registered holder of 2,786,159 Class A Ordinary Shares by converting US$ 5,000 convertible loan. On March 5, 2015, CEIHL and Baring Private Equity Asia V Holding (4) limited (“Baring”) converted US$ 6,308 and US$ 5,000 of the convertible loan and became the registered holder of 4,457,854 and 2,786,159 Class A Ordinary Shares, respectively. Please refer to Note 15 and Note 23 for details.

On April 8, 2015, the Group disposed all of the 100% interest in Beijing Jinghan Education and Technology Co., Ltd. (“Beijing JH Tutoring”) and Beijing Jinghan Taihe Education Technology Co., Ltd. (“Beijing JT Tutoring”), and all of the 64% interest in Ambow Jingxue (Beijing) Technology Co., Ltd, which are hereinafter collectively referred to as the “Jinghan Group”. Please refer to Note 24 for details.

On September 4, 2015, the Company effected a 1-for-30 reverse stock split (the “Reverse Spilt”). The principal effect of the Reverse Split was to decrease the number of outstanding shares of each of the Company’s common shares. All per share amounts and shares outstanding for all the periods presented in notes of the consolidated financial statements have been retroactively restated to reflect the Reverse Split.

The Company established Ambow Rongye Education and Technology Co., Ltd. (“Ambow Rongye”) and Ambow Zhixin Education and Technology Co., Ltd. (“Ambow Zhixin”) on September 8, 2015 and October 14, 2015, respectively. Ambow Rongye and Ambow Zhixin were VIEs of Beijing Ambow Shengying Education and Technology Co., Ltd. (“Ambow Shengying”). On October 31, 2015, 100% equity interests of Beijing Intelligent Training School (“Beijing YZ Tutoring’), Beijing Huairou Xinganxian Training School and Beijing Century Passion Consulting Co., Ltd. (“Beijing Century Tutoring”) were transferred from Ambow Sihua Education and Technology Co., Ltd. (“Ambow Sihua”) to Ambow Rongye and Ambow Zhixin.

By December 31, 2015, the Company regained control over the previously deconsolidated subsidiaries, Tianjin Ambow Huaying Education Technology Co., Ltd., which owns the 100% equity interest in Tianjin Heping Huaying School and Tianjin Ambow Huaying School (collectively “Tianjin Tutoring”), Guangzhou Zhi Shan Education Technology Co., Ltd. (“Guangzhou ZS Career Enhancement”), Guangzhou Tianhe Depushi Education Training Center (“Guangzhou DP Tutoring”) and Jilin Tutoring, and reconsolidated these entities in its 2015 consolidated financial statements. Please refer to Note 26 for details.

The Company established Suzhou Ambow Jiaxue Education and Investment Co., Ltd. (“Suzhou Jiaxue”) on January 21, 2016. Ambow Zhixin holds 60% equity interest of Suzhou Jiaxue. The Company established Shanghai Huanyu Liren Education Training Co., Ltd. (“Huanyu Liren”) on April 27, 2016. Kunshan Ambow Education Technology Co., Ltd. (“Kunshan Ambow”) holds 60% equity interest of Huanyu Liren. The Company established Ambow University Inc. on July 5, 2016. Ambow Education Management (Hong Kong) Ltd. holds 100% equity interest of Ambow University Inc.

b.	Nature of operations

The Group is a national provider of educational and career enhancement services in the People’s Republic of China (“PRC”). The Group offers a wide range of educational and career enhancement services and products focusing on improving educational opportunities for primary and advanced degree school students and employment opportunities for university graduates.

c.	Major subsidiaries and VIEs

As of December 31, 2016, the Company’s major subsidiaries and VIEs include the following entities:

Name	Date of incorporation or establishment	Place of Incorporation (or establishment) /operation	Principal activity

Subsidiaries

Beijing Ambow Online Software Co., Ltd. (“Ambow Online”)	August 24, 2000	PRC	Software product and Investment holding

Ambow Education Co., Ltd.	January 25, 2005	Cayman Islands	Investment holding

Ambow Education Ltd.	June 6, 2007	Cayman Islands	Investment holding

Ambow Education (Hong Kong) Ltd.	December 17, 2007	Hong Kong	Investment holding

Beijing Ambow Chuangying Education and Technology Co., Ltd.	January 18, 2008	PRC	Investment holding

Wenjian Gongying Venture Investment Enterprise	July 20, 2009	PRC	Investment holding

Ambow (Dalian) Education and Technology Co., Ltd.	March 10, 2009	PRC	Career enhancement and Investment holding

Ambow Education Management (Hong Kong ) Ltd.	November 9, 2009	Hong Kong	Investment holding

F-12

Name	Date of incorporation or establishment	Place of Incorporation (or establishment) /operation	Principal activity

Ambow Education Management Ltd.	June 6, 2007	Cayman Islands	Investment holding

Ambow Shengying	October 13, 2008	PRC	Investment holding

Tianjin Ambow Yuhua Software Information Co., Ltd. (“Ambow Yuhua”)	March 31, 2010	PRC	Software product and Investment holding

Ambow University Inc.	July 5, 2016	United States	Investment holding

Variable interest entities (“VIEs”)

Beijing Normal University Ambow Education Technology Co., Ltd. (“Ambow Shida”)	July 30, 2004	PRC	Investment holding

Shanghai Ambow Education Information Consulting Co., Ltd. (“Ambow Shanghai”)	May 16, 2006	PRC	Investment holding

Ambow Sihua	April 17, 2007	PRC	Investment holding

Suzhou Wenjian Venture Investment Management Consulting Co., Ltd. (“Suzhou Wenjian”)	February 25, 2009	PRC	Investment holding

Ambow Rongye	September 8, 2015	PRC	Investment holding

Ambow Zhixin	October 14, 2015	PRC	Investment holding

Name	Date of incorporation or establishment	Place of Incorporation (or establishment) /operation	Principal activity
Subsidiaries of VIEs

Jinan Wangrong Investment Consulting Co., Ltd.	May 21,2010	PRC	Career Enhancement

Hebei Yuanlong Corporate Management Co., Ltd. (“Hebei YL Career Enhancement”)	January 13, 2011	PRC	Career Enhancement

Beijing Genesis Education Group (“Genesis Career Enhancement”)	May 1, 2011	PRC	Career Enhancement

Changsha Newer Education Consulting Co., Ltd. (“Changsha Career Enhancement”)	September 16, 2002	PRC	Career Enhancement

Kunshan Ambow	August 28, 2008	PRC	Career Enhancement

Shanghai Hero Further Education Institute	January 9, 2009	PRC	Career Enhancement

Beijing Century Tutoring	April 1, 2002	PRC	Tutoring

Beijing Ambow Dacheng Education and Technology Co., Ltd.	December 2, 2013	PRC	Career Enhancement

Shanghai Tongguo Education Technology Co., Ltd (“Shanghai Tongguo”)	June 1, 2014	PRC	Career Enhancement

Suzhou Jiaxue	January 21, 2016	PRC	Career Enhancement

Huanyu Liren	April 27, 2016	PRC	Career Enhancement

F-13

Name	Date of incorporation or establishment	Place of Incorporation (or establishment) /operation	Principal activity

Schools of VIEs

Changsha Study School (“Changsha Tutoring”)	June 1, 1984	PRC	Tutoring

Beijing YZ Tutoring	December 30, 1994	PRC	Tutoring

Hunan Changsha Tongsheng Lake Experimental School (“Changsha K-12”)	June 18, 1999	PRC	K-12 School

Shenyang Universe High School (“Shenyang K-12”)	December 8, 2003	PRC	K-12 School

Shuyang Galaxy School (“Shuyang K-12”)	November 1, 2008	PRC	K-12 School

Beijing Haidian Ambow Xinganxian Training School	March 28, 2005	PRC	Tutoring

Beijing Huairou Xinganxian Training School	March 10, 2011	PRC	Tutoring

The names of certain schools or companies referred to above represent management’s best effort in translating the Chinese names of these entities as no English names for these entities have been registered.

d.	VIE arrangements

VIEs of the Company

PRC regulations restrict foreign owned companies from directly investing in certain businesses providing educational services in PRC. In order to comply with these regulations the Company, through its PRC subsidiaries, the Company has entered into exclusive technical consulting and service agreements (the “Service Agreements”) with a number of VIEs in PRC, which are able to provide such educational services.

The shareholders of the VIEs, through share pledge agreements, have pledged all of their rights and interests in the VIEs, including voting rights and dividend rights, to the Company or its subsidiaries as collateral for their obligation to perform in accordance with the Service Agreements. Further, the shareholders of the VIEs, through exclusive call option agreements, granted to the Company or its subsidiaries an exclusive, irrevocable and unconditional right to purchase part or all of the equity interests in the VIEs for an amount equal to the original cost of their investment should the purchase become permissible under the relevant PRC law.

Through the contractual agreements described above, the following companies: Ambow Shida, Ambow Shanghai, Ambow Sihua, Suzhou Wenjian, Ambow Rongye and Ambow Zhixin are considered to be VIEs in accordance with US GAAP for the following reasons:

•	Shareholders of the VIEs lack the right to receive any expected residual returns from the VIEs;

•	Shareholders of VIEs lack the ability to make decisions about the activities of the VIEs that have a significant effect on their operation; and

•	Substantially all of the VIEs’ businesses are conducted on behalf of the Company or its subsidiaries.

Through the equity pledge arrangements, call option agreements and powers of attorney with the shareholders of VIEs, the Company controls decisions in relation to the operations of the VIEs, VIE’s subsidiaries and schools controlled. Specifically, the Company can make the following decisions which most significantly affect the economic performance of the VIEs:

•	The Company has the power to appoint the members of the VIE’s board of directors and senior management as a result of the powers of attorney;

•	The Company is closely involved in the daily operation of the VIE via appointing management personnel such as VP and other staff to oversee the operation of the VIEs;

•	Generally, the VIE’s board of directors and senior management may (1) modify the articles of the schools / centers; (2) approve the department structure of the schools / centers, and (3) approve the division, combination, termination of the schools / centers;

F-14

•	The principals of the schools are involved in curriculum design, course delivery, hiring teachers, student recruitment, and approving school budgets and monthly spending plan; and

•	The principals sign significant contracts on behalf of the schools / training centers such as service arrangement, leasing contract etc.

Further, the Company is also able to make the following decisions that enable it to receive substantially all of the economic returns from the VIEs:

•	The Company has the exclusive right to provide management / consulting services to VIEs. Given the Company controls the VIE’s board of directors, the Company has the discretion to set the service fees which enable the Company to extract the majority of the profits from the Company;

•	The Company has the right to renew the service contracts indefinitely, which ensures the Company will be able to extract profits on a perpetual basis; and

The Company, either directly or through its subsidiaries, is the primary beneficiary of the VIEs because it holds all the variable interests in the VIEs. As a result, the accounts and operations of the VIEs and their subsidiaries are included in the accompanying consolidated financial statements.

Other than the contractual control arrangements as disclosed, the Group’s officers, directors or shareholders do not have any written or oral agreement with the VIE shareholders.

Subsidiaries of the VIEs

The Company conducts education business in PRC primarily through contractual arrangements among the Group’s subsidiaries in PRC and VIEs.

The Group’s VIEs have power over the activities of subsidiaries (mainly including schools and centers) through their role as the registered sponsors of schools or controlling shareholders of corporate centers. The VIEs control the equity in these schools and are also entitled to the economic benefits from the schools.

The schools and centers, which are controlled by the VIEs, hold the necessary business and education licenses or permits to perform education activities. The schools and centers also sign all significant contracts, including leases, relating to the performance of these activities.

In addition, the responsibilities of the schools and centers, under the direction of the VIEs and Company’s management (through the power invested in them by the VIEs) include the following:

•	Providing suitable facilities to house staff and deliver courses to students;

•	Designing an appropriate curriculum for the delivery of courses, in accordance with the Ministry of Education (“MOE”), or the MOE stipulations, where applicable;

•	Hiring, training and terminating the employment of teachers and other support staff to run the schools and centers; and

•	Selecting and recruiting students, in accordance with the Company’s entry requirements and to maximize the usage of capacity.

Based on the nature of schools, the Company has categorized the schools into two categories, and applies the voting interest model when consolidating the schools requiring reasonable returns and applies the VIE model when consolidating the schools not requiring reasonable returns.

For the schools requiring reasonable returns, the VIEs have a 100% equity interest in the schools, which allows them to make key operating decisions on behalf of the schools. Therefore, the Company through the VIEs consolidates the schools applying voting interest model.

According to the Private Education Promotion Law, which regulates the education industry in China, schools not requiring reasonable returns are prohibited from distributing annual dividends. The Company through the VIEs has the power to direct the schools’ most significant activities for as long as the VIEs remain the equity holders of the schools and has the obligation to absorb operating losses and the rights to receive the schools’ expected residual returns. The Company is able to extract profits through technical service agreements / software agreements. Therefore, the Company through the VIEs is the primary beneficiary of the schools not requiring reasonable returns and consolidates them under the VIE model.

F-15

Aggregation of VIEs

The Company identifies and aggregates its subsidiaries and VIEs with similar nature for consolidation and reporting purpose. The VIEs and their schools and centers have very similar characteristics and are facing similar kinds/levels of risks:

•	The principal business of the VIEs are sponsors of the schools and centers, or the controlling shareholders of the companies which are the sponsors of the schools and centers;

•	All the schools of the VIEs require licenses from MOE (or commercial and business regulators if they are registered as companies);

•	The schools and centers, in addition to holding the business/education licenses, have to operate by conducting all necessary activities, including but not limited to, acquiring and provisioning of appropriate facilities, hiring and management of teachers and supporting staff, recruitment of students and course/training delivery;

•	The schools and centers operated their business in the education industry and hence subject to the regulations and risks associated with the industry; and

•	The VIEs, schools and centers are all registered and located in PRC. As such, they are facing similar risks in related to governmental, economic and currency.

In addition, the Company enters into different contractual agreements with the six VIEs but these agreements are of similar format and structure. Therefore, the contract risk, if any, arising from the contractual relationship with the VIEs is also similar.

As a result, the Company considers it is appropriate to, according to ASC 810, aggregate all these VIEs together for reporting in the periodic financial statements.

Risk in relation to the VIE structure

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including those that govern the Group’s VIE contractual arrangements. If the Group’s ownership structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violation, including (i) revoking the business and operating licenses of the Company’s PRC subsidiaries and VIEs; (ii) discontinuing or restricting the operations of any related-party transactions among the Company’s PRC subsidiaries and VIEs; (iii) imposing fines or other requirements with which the Group or the Company’s PRC subsidiaries and VIEs may not be able to comply; (iv) revoking the preferential tax treatment enjoyed by the Company’s PRC subsidiaries and VIEs; (v) requiring the Group or the Company’s PRC subsidiaries and VIEs to restructure the ownership structure or operations. If any of the above penalties is imposed on the Group, the Group’s business operations and expansion, financial condition and results of operations will be materially and adversely affected. The new issued “The foreign investment law draft” as at January 19, 2015 will require the Group to apply access permit under the new foreign investment access system to ratify whether the Group’s subsidiaries and operations are already out of the fields of prohibited and restricted foreign investments. However, if not, the above draft law did not give any definite solution and the risk in revoking the current business and operating licenses would be low. Furthermore, “The foreign investment law” is to set up a new law not to revise any of the other laws, so it would spend more time from its consultation to final, so at least during this period, the Group’s VIE contractual arrangements will be legal.

The Company’s operations depend on the VIEs and their respective shareholders to honor their contractual agreements with the Company. All of these agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The management believes that the VIE agreements are in compliance with PRC law and are legally enforceable.

However, the interpretation and implementation of the laws and regulations in the PRC and their application to the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual agreements. Meanwhile, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Company to enforce the contractual arrangements should the VIEs or their shareholders fail to perform their obligation under those arrangements.

In addition, if the Company is unable to maintain effective control over its VIEs, the Company would not be able to continue to consolidate the Group’s VIEs’ financial results with its financial results. The Company’s ability to conduct its education business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, the Company may not be able to consolidate Ambow Shanghai, Ambow Shida, Ambow Sihua, Suzhou Wenjian, Ambow Rongye and Ambow Zhixin, their respective schools and subsidiaries in its consolidated financial statements as it may lose the ability to exert effective control over these entities and their respective schools and subsidiaries and their shareholders, and it may lose the ability to receive economic benefits from these respective entities, schools and subsidiaries. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, the subsidiaries or the VIEs, and believes that the risk of losing the ability to maintain effective control over its VIEs is remote.

F-16

Currently there are no contractual arrangements that could require the Company to provide additional financial support to the VIEs. As the Company is conducting its PRC educational and career enhancement services through the VIEs and their subsidiaries, the Company may provide such support on a discretional basis in the future, which could expose the Company to a loss.

Financial information of the VIEs and their subsidiaries/schools:

The combined financial information of the Group’s VIEs and, as applicable, subsidiaries/schools of the Group’s VIEs was included in the accompanying consolidated financial statements of the Group as follows:

	As of December 31,
	2015	2016
	RMB	RMB
Total assets	718,514	773,436
Total liabilities	565,818	544,547

	Years ended December 31,
	2014	2015	2016
	RMB	RMB	RMB
Net revenue	403,643	385,819	409,391
Net income (loss)	(550,911)	370,818	(12,805)

The following table sets forth cash and cash equivalents held by the Group’s VIEs and non-VIE in PRC by RMB currency as of December 31, 2015 and 2016:

	As of December 31,
	2015	2016
	RMB	RMB
VIEs in PRC	125,850	173,772
Non-VIEs in PRC	109,820	19,425
Total RMB	235,670	193,197

2. GOING CONCERN

Liquidity and Capital Resources

The Group reported a net loss of RMB 276,442 and RMB 37,018 from continued operations for the years ended December 31, 2015 and 2016, which included a non-cash impairment charge of RMB 205,311 related to provision of receivables, impairment loss of fixed assets, intangible assets, long term investment, other non-current assets and other current assets, and a non-cash expense of RMB 56,549 related to the interest expense of convertible loan in 2015; and a non-cash impairment loss of intangible assets and goodwill of RMB 22,402, and RMB 1,727 provision of prepaid and other current assets in 2016. The Group’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Group will be able to reduce or eliminate its net losses for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses in line with revenue forecasts, the company may not be able to achieve profitability.

The Group’s principal sources of liquidity have been cash provided by operating activities. As of December 31, 2016, the Group had RMB 196,900 in unrestricted cash and cash equivalents. The Group’s cash and cash equivalents consist of cash on hand and liquid investments that are unrestricted as to withdrawal or use, have maturities of three months or less and are placed with banks and other financial institutions.  As of December 31, 2016, the Group had RMB 173,772 in unrestricted cash and cash equivalents from VIEs. The Group’s consolidated current liabilities exceeded its consolidated current assets by approximately RMB 221,475 as of December 31, 2016. The Group’s consolidated net assets were amounting to RMB 115,021 as of December 31, 2016. In addition the Group has lease commitment of RMB 118,727 as of December 31, 2016, of which RMB 17,622 was within one year.

F-17

Management plan and actions

The Group had approximately RMB 174,811 and RMB 64,700 short term investments, available for sale and short term investments, held to maturity as of December 31, 2016, which was held as short-term investments to be liquid on the expiration date before the end of 2017.

Historically, the Group has addressed liquidity requirements through a series of cost reduction initiatives, debt borrowings and the sale of subsidiaries and other non-performing assets. From 2017 and onwards, the Group will focus on improving operation efficiency and cost reduction, developing core cash-generating business and enhancing marketing function. Actions include expanding Financial Share Service Centers across the Group wide and standardizing the Group’s Finance and Operation Policies throughout the Group; as well as implementing ERP systems to standardize operations, enhance internal controls, and create synergy of the Group’s resources.

Conclusion

The Group believes that available cash and cash equivalents, short term investments, available for sale and short term investments, held to maturity, cash provided by operating activities, together with cash available from the activities mentioned above, should enable the Group to meet presently anticipated cash needs for at least the next 12 months after the date that the financial statements are issued and the Group has prepared the consolidated financial statements on a going concern basis. However, the Group continues to have ongoing obligations and it expects that it will require additional capital in order to execute its longer-term business plan. If the Group encounters unforeseen circumstances that place constraints on its capital resources, management will be required to take various measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing the Group’s business development activities, suspending the pursuit of its business plan, controlling overhead expenses and seeking to further dispose of non-core assets. Management cannot provide any assurance that the Group will raise additional capital if needed.

3. SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). All amounts in the accompanying consolidated financial statements and notes are expressed in Renminbi (“RMB”). Amounts in United States dollars (“US$”) are presented solely for the convenience of readers and use an exchange rate of RMB 6.9430, representing the middle rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board as of December 31, 2016. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

As mentioned in Note 1 (a) and Note 24, Jinghan Group have been disposed in 2015 and its operations have been classified as discontinued operations for the years ended December 31, 2014 and 2015. The disposal of Jinghan Group has been completed by April 8, 2015.

b.	Comparability due to discontinued operations and reclassification adjustment

Certain accounts in the consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2014 and related notes have been retrospectively adjusted to reflect the effect of discontinued operations. See Note 24 for details of discontinued operations.  The results of discontinued operations in 2014 and 2015 have been reflected separately in the consolidated statement of operations as a single line item for all periods presented in accordance with U.S. GAAP.

Cash flows from discontinued operations for the years ended December 31, 2014 and 2015 were combined with the cash flows from continuing operations within each of the three categories.

c.	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. On an on-going basis, the Group evaluates its estimates, including those related to the useful lives of long-lived assets including property and equipment, stock-based compensation, impairment of goodwill and other intangible assets, income taxes, provision for doubtful accounts and contingencies. The Group bases its estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources. Actual results may differ from these estimates.

F-18

d.	Basis of consolidation

All significant inter-company transactions and balances have been eliminated upon consolidation. Non-controlling interests represent the equity interests in the Company’s subsidiaries and VIEs that are not attributable, either directly or indirectly, to the Company.

The consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIEs.

The Company deconsolidates a subsidiary or derecognizes a group of assets as of the date the Company ceases to have a controlling financial interest in that subsidiary or group of assets.

In 2013, the Group deconsolidated 3 schools, including Tianjin Tutoring, Guangzhou ZS Career Enhancement and Guangzhou DP Tutoring. In 2014, the Group deconsolidated Jilin Tutoring. In 2015, the Group reconsolidated these deconsolidated entities in its 2015 consolidated financial statements. Details see Note 26.

e.	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, cash in bank with no restrictions, as well as highly liquid investments which are unrestricted as to withdrawal or use, and which have remaining maturities of three months or less when initially purchased.

f.	Restricted cash

Restricted cash relates to special deposit accounts required by the Education Commission for the purpose of preventing abusive use of tuition and fees of educational and training institutions.

g.	Term deposits

Term deposits consist of bank deposits with an original maturity of between three to twelve months.

h.	Short term investments

Short term investments consist of held-to-maturity investments and available-for-sale investments.

The Group’s held-to-maturity investments consist of financial products purchased from banks. The Group’s short-term held-to-maturity investments are classified as short-term investments on the consolidated balance sheets based on their contractual maturity dates which are less than one year and are stated at their amortized costs.

Investments classified as available-for-sale investments are carried at their fair values and the unrealized gains or losses from the changes in fair values are reported net of tax in accumulated other comprehensive income until realized.

The Group reviews its investments for other-than-temporary impairment (“OTTI”) based on the specific identification method. The Group considers available quantitative and qualitative evidence in evaluating potential impairment of its investments. If the cost of an investment exceeds the investment’s fair value, the Group considers, among other factors, general market conditions, expected future performance of the investees, the duration and the extent to which the fair value of the investment is less than the cost, and the Group’s intent and ability to hold the investment. OTTI is recognized as a loss in the income statement.

i.	Accounts receivable

Accounts receivable mainly represent the amounts due from the customers or students of the Company’s various subsidiaries and VIEs.

j.	Allowance for doubtful accounts

An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Doubtful accounts balances are written off and deducted from allowance, when receivable are deemed uncollectible, after all collection efforts have been exhausted and the potential for recovery is considered remote.

k.	Land use rights

Land use rights are recorded at cost less accumulated amortization. Amortization is provided on straight-line basis over the useful life of land use right.

l.	Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Buildings	20-40 years
Motor vehicles	5 years
Office and computer equipment	3-5 years
Leasehold improvements	Shorter of the remaining lease terms or estimated useful lives

F-19

m.	Intangible assets

Intangible assets represent software, trade name, student population, corporative agreement, customer relationship, favorable lease, non-compete agreement. The software was initially recorded at historic acquisition costs or cost directly incurred to develop the software during the application development stage that can provide future benefits, and amortized on a straight-line basis over estimated useful lives.

Other finite lived intangible assets are initially recorded at fair value when acquired in a business combination, in which the finite intangible assets are amortized on a straight-line basis except student populations and customer relationships which are amortized using an accelerated method to reflect the expected departure rate over the remaining useful life of the asset. The Group reviews identifiable amortizable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from use of the asset and its eventual disposition. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair value. The intangible assets have original estimated useful lives as follows (See Note 10):

Software	2 years to 10 years
Student populations	1.8 years to 15 years
Customer relationships	5.7 years
Cooperative agreements	1.3 years to 10 years
Favorable leases	0.8 years to 20 years
Non-compete agreements	3 years to 4.5 years
Trade names	Indefinite

The Group has determined that trade names have the continued ability to generate cash flows indefinitely. There are no legal, regulatory, contractual, economic or other factors limiting the useful life of the respective trade names. Consequently, the carrying amounts of trade names are not amortized but are tested for impairment annually in the fourth quarter or more frequently if events or circumstances indicate that the assets may be impaired. Such impairment test consists of a comparison of the fair values of the trade names with their carrying amounts and an impairment loss is recognized if and when the carrying amounts of the trade names exceed their fair values.

The Group performed impairment testing of indefinite-lived intangible assets in accordance with ASC 350, which requires an entity to evaluate events and circumstances that may affect the significant inputs used to determine the fair value of the indefinite-lived intangible assets when performing qualitative assessment. When these events occur, the Group estimates the fair value of these trade names with the Relief from Royalty method (“RFR”), which is one of the income approaches. RFR method is generally applied for assets that frequently licensed in exchange for royalty payments. As the owner of the asset is relieved from paying such royalties to a third party for using the asset, economic benefit is reflected by notional royalty savings. An impairment loss is recognized for any excess in the carrying value over the fair value of trade names.

n.	Segments

The Group evaluates a reporting unit by first identifying its operating segments, and then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meets the definition of a business, the Group evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Group determines if the segments are economically similar and, if so, the operating segments are aggregated. The Group has three reportable segments in 2014, 2015 and 2016. For further details, see Note 21.

o.	Goodwill

Goodwill represents the future economic benefits arising from other assets acquired in a business combination or an acquisition by an entity that are not individually identified and separately recognized. Goodwill acquired in a business combination is tested for impairment at least annually or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. The Group performed impairment analysis on goodwill as of September 30 every year either beginning with a qualitative assessment, or starting with the quantitative two-step process instead. The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. A reporting unit constitutes a business for which discrete profit and loss financial information is available. The fair value of each reporting unit is established using a combination of expected present value of future cash flows. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

F-20

Determining when to test for impairment, the Group’s reporting units, the fair value of a reporting unit and the fair value of assets and liabilities within a reporting unit, requires judgment and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions and determination of appropriate market comparable. The Group bases fair value estimates on assumptions it believes to be reasonable but that are unpredictable and inherently uncertain.

Significant changes in the economic characteristics of components or reorganization of an entity’s reporting structure can sometimes result in a re-assessment of the affected operating segment and its components to determine whether reporting units need to be redefined where the components are no longer economically similar.

Future changes in the judgments and estimates underlying the Group’s analysis of goodwill for possible impairment, including expected future cash flows and discount rate, could result in a significantly different estimate of the fair value of the reporting units and could result in additional impairment of goodwill.

p.	Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows.

q.	Revenue recognition

The Group’s revenue is generated from delivering educational programs and services. The Group’s customers include mainly students attending classes at its own schools, training centers or college; students attending classes run by the Group’s cooperative partners; corporate clients attending the Group’s outbound and management training classes; and distributors whom the Group sells its services to.

Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, service is performed and collectability of the related fee is reasonably assured. Revenues presented in the consolidated financial statements represent revenues from educational programs and services. If any of the aforementioned criteria are not met, the Group defers the recognition of revenue until all criteria are met.

Educational programs and services

Educational programs and services primarily consist of primary and secondary curriculum education, tutoring programs that supplement primary and secondary curriculum education and career enhancement and other corporate training programs that are provided directly or indirectly to customers, where the Group is responsible for delivery of the programs and services. The Group normally collects tuition fee up front and the students consume the learning hours they bought along with a set courses schedule or upon their own decision. Tuition fees is generally paid in advance and is initially recorded as deferred revenue and is amortized and recognized as revenue along with the students consuming pace. For the curriculum education programs, the tuition revenue, including accommodation, is recognized on a straight-line basis over the length of the course, which is typically over a period of a semester. For tutoring programs, tuition revenue is recognized on a straight-line basis over the period during which tutoring services are provided to students. Educational materials revenue, which is immaterial and has not been disclosed separately, relates to the sales of books, course materials, course notes for which the Group recognizes revenue when the materials have been delivered to students.

Educational programs and services also include programs offered online which could be accessed through a username and password. Revenue of this service offering is recognized when programs are delivered online, and collected within one to three months.

F-21

Following are the deferred revenue balances by segments as of December 31, 2015 and 2016.

	As of December 31,
	2015	2016
	RMB	RMB

Career Enhancement	38,820	34,264
K-12	54,571	60,944
Tutoring	22,495	14,276
Total	115,886	109,484

r.	Cost of revenues

Cost of revenues for educational programs and services primarily consist of teaching fees and performance-linked bonuses paid to the teachers, rental payments for the schools and learning centers, depreciation and amortization of property, equipment and land use rights used in the provision of educational services, costs of educational materials.

s.	Leases

Operating lease

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Minimum lease payments, including scheduled rent increases, made under operating leases are charged to the consolidated statements of operations and other comprehensive income (loss) on a straight-line basis over the lease term. Contingent rentals are excluded from minimum lease payments, and are recognized as expense when the achievement of the specified target is considered probable.

Capital lease

When the lease term is equal to 75 percent or more of the estimated economic life of the leased property, the lease is classified as a capital lease, where the lessee assumes substantially all the benefits and risks of ownership. The depreciation is calculated on a straight-line basis over the lease term.

In a capital lease, assets and liabilities are recorded at the amount of the lesser of (a) the fair value of the leased asset at the inception of the lease or (b) the present value of the minimum lease payments (excluding executing costs) over the lease term. Recorded assets are depreciated over the lease terms. During the lease term, each minimum lease payment is allocated between a reduction of the obligation and interest expense to produce a constant periodic rate of interest on the remaining balance of the obligation.

F-22

t.	Research and development

Research and development expenses comprise of (a) payroll, employee benefits, and other headcount-related costs associated with the development of online education technology platforms and courseware, and (b) outsourced development costs. Except for costs related to internal use software and website development costs, the Group expenses all other research and development costs when incurred for the years presented.

For internal use software, the Group expenses all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated with repair or maintenance of the existing software. Direct costs incurred to develop the software during the application development stage that can provide future benefits are capitalized.

Capitalized internal use software and website development costs are included in intangible assets.

u.	Penalty charge on borrowings

The Group recognizes penalty charges on outstanding borrowings according to individual loan contracts and agreements, which are reported as a component of interest expense in the consolidated financial statements.

v.	Advertising costs

The Group expenses advertising costs as incurred. Total advertising expenses of continuing operations were RMB 4,435, RMB 1,858 and RMB 1,857 for the years ended December 31, 2014, 2015 and 2016, respectively, and have been included as part of selling and marketing expenses.

w.	Foreign currency translation and transactions

The Group uses RMB as its reporting currency. The functional currency of the Company and its subsidiaries incorporated in the Cayman Islands, Hong Kong and the British Virgin Islands is the US$, while the functional currency of the other entities in the Group is the RMB. In the consolidated financial statements, the financial information of the Company and its subsidiaries, which use US$ as their functional currency, has been translated into RMB. Assets and liabilities are translated from each subsidiary’s functional currency at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains, and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income or loss in the statement of shareholders’ equity and comprehensive income.

Foreign currency transactions denominated in currencies other than functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are remeasured at the applicable rates of exchange in effect at that date. Foreign exchange gains and losses resulting from the settlement of such transactions and from remeasurement at year-end are recognized in foreign currency exchange gain/loss, net on the consolidated statement of operations.

x.	Foreign currency risk

The RMB is regulated by the PRC government and is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of PRC, controls the conversion of RMB into foreign currencies. Limitations on foreign exchange transactions imposed by the PRC government could cause future exchange rates to vary significantly from current or historical exchange rates. Further, the value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the PRC Foreign Exchange Trading System market.

F-23

y.	Fair value of financial instruments

Financial instruments include cash and cash equivalents, short term investments, available for sale and short term investments, held to maturity, accounts receivable, accounts payable, borrowings and amounts due from and due to related parties. The carrying values of the financial instruments approximate their fair values due to their short-term maturities.

z.	Net income (loss) per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of the ordinary shares issuable upon the conversion of the convertible loans (using the if-converted method) and ordinary shares issuable upon the exercise of outstanding share options (using the treasury stock method). Ordinary equivalent shares are excluded from the computation of the diluted net income per share in years when their effect would be anti-dilutive. Ordinary equivalent shares are also excluded from the calculation in loss periods, as their effects would be anti-dilutive.

On September 4, 2015, the Company effected a one-for-thirty reverse stock split. The principal effect of the Reverse Split was to decrease the number of outstanding shares of each of the Company’s common shares. All per share amounts and shares outstanding for all the periods have been retroactively restated to reflect the Reverse Split.

aa.	Income taxes

Income taxes are provided for in accordance with the laws of the relevant taxing authorities. Income tax expense has been allocated between continued and discontinued operations in all periods to reflect the respective net operating results. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not some portion or all of the deferred tax assets will not be realized. All the deferred tax liabilities and assets have been classified as noncurrent in the consolidated balance sheets. The Group recognizes interest and penalties as income tax.

As of December 31, 2015, in order to simplify financial presentation, the Company adopted ASU 2015-17 Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes and applied this Update retrospectively. Deferred tax liabilities and assets were classified as noncurrent in the consolidated balance sheets as of December 31, 2015 and 2016, respectively. This reclassification of deferred tax assets had no impact on the consolidated statements of operations and comprehensive income (loss), consolidated statements of changes in equity (deficit) and consolidated statements of cash flows for the year ended 2014.

bb.	Uncertain tax positions

The Group adopted the guidance on accounting for uncertainty in income taxes, which prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on the de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Group’s uncertain tax positions and determining its provision for income taxes. The Group establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Group believes that certain positions might be challenged despite its belief that its tax return positions are in accordance with applicable tax laws. The Group adjusts these reserves in light of changing facts and circumstances, such as the closing of a tax audit, new tax legislation, or the change of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the effect of reserve provisions and changes to reserves that are considered appropriate, as well as the related net interest and penalties where applicable. See Note 18 (c) for additional information. In 2014, the Group received a document from the tax bureau cancelling Ambow Online’s preferential tax treatment. The Group had taken legal action to defend itself, also accrued the income tax and overdue fee for the year of 2014. In 2015, the Group lost the case and accrued the overdue fee by the end of 2015. In 2016, the Group accrued the overdue fee by the end of 2016. See Note 20 for detail. Also see Note 18 for details of the Group’s tax position as of December 31, 2016.

cc.	Comprehensive income

U.S. GAAP generally requires that recognized revenue, expenses, gains and losses be included in net income or loss. Although certain changes in assets and liabilities are reported as separate components of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income or loss. The components of other comprehensive income or loss consist of unrealized gain or loss on short term investments, available for sale and foreign currency translation adjustments.

dd.	Share-based compensation

The Group grants share options/restricted stock to its employees, directors and non-employees. The Group measures the cost of employee services received at the grant-date using the fair value of the equity instrument issued net of an estimated forfeiture rate, and therefore only recognizes compensation costs for those shares expected to vest over the service period of the award. The Group records stock-based compensation expense on a straight-line basis over the requisite service period, generally ranging from one year to four years.

F-24

Cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. To the extent the Group recognizes any cost of service prior to the time the non-employees complete their performance, any interim measurements that the Group makes during the performance period are made at the then current fair values of equity instruments at each of those interim financial reporting dates.

Forfeitures are estimated at the time of grant and revised in the subsequent periods if actual forfeitures differ from those estimates.

ee.	Discontinued Operations

A discontinued operation may include a component of an entity or a group of components of an entity, or a business or nonprofit activity. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when any of the following occurs: (1) the component of an entity or group of components of an entity meets the criteria to be classified as held for sale; (2) the component of an entity or group of components of an entity is disposed of by sale; (3) the component of an entity or group of components of an entity is disposed of other than by sale (for example, by abandonment or in a distribution to owners in a spinoff).

ff.	Extinguishment of debt

An exchange of debt instruments with substantially different terms is accounted for as a debt extinguishment. A debtor could achieve the same economic effect as an exchange of a debt instrument by making a substantial modification of terms of an existing debt instrument. A difference between the reacquisition price and the net carrying amount of the extinguished debt is recognized currently in income of the period of extinguishment as losses or gains and identified as a separate item. Gains and losses are not be amortized to future periods.

gg.	Loss contingencies

An estimated loss contingency is accrued and charged to the consolidated statements of operations and other comprehensive income (loss) if both of the following conditions are met: (1) Information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements. It is implicit in this condition that it must be probable that one or more future events will occur confirming the fact of the loss; (2) The amount of loss can be reasonably estimated.

The Group reviews its contingent issues on a timely basis to identify whether the above conditions are met.

F-25

hh.	Recently issued accounting pronouncements

In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers, or ASU 2014-09. This new standard (Topic 606) will replace all current U.S. GAAP guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to correlate with the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB voted to defer the effective date of ASU 2014-09 by one year, while allowing a company to adopt the new revenue standard early but not before the original effective date.

In March 2016, the FASB issued ASU 2016-08, which amends the principal-versus-agent implementation guidance and illustrations in the new revenue standard. ASU No. 2016-08 specifically provides clarification around performance obligations for goods or services provided by another entity, assisting in determining whether the entity is the provider of the goods or services, the principal, or whether the entity is providing for the arrangement of the goods or services, the agent.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. ASU No. 2016-10 provides guidance around identifying whether promised goods or services are distinct and separately identifiable, whether promised goods or services are material or immaterial to the contract, and whether shipping and handling is considered an activity to fulfill a promise or an additional promised service. ASU No. 2016-10 also provides guidance around an entity's promise to grant a license providing a customer with either a right to use or a right to access the license, which then determines whether the obligation is satisfied at a point in time or over time, respectively.

In May 2016, the FASB issued ASU No. 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting, which rescinds various standards codified as part of Topic 605, Revenue Recognition in relation to the future adoption of Topic 606. These rescissions include changes to topics pertaining to revenue and expense recognition including accounting for shipping and handling fees and costs and accounting for consideration given by a vendor to a customer.

The above standards will be effective for us on January 1, 2018 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption.

The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and disclosures. Based on its preliminary evaluation of ASU No. 2014-09, the Company expects no material impact on its results of operations or cash flows in the periods after adoption. The Company expects to complete its assessment of the effect of adopting ASU No. 2014-09 by the end of 2017, as well as the selection of a transition approach.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this Update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments in this Update require public business entities that are required to disclose fair value of financial instruments measured at amortized cost on the balance sheet to measure that fair value using the exit price notion consistent with Topic 820, Fair Value Measurement. The amendments in this Update require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option. The amendments in this Update require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or in the accompanying notes to the financial statements. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early application by public business entities to financial statements of fiscal years or interim periods that have not yet been issued or, by all other entities, that have not yet been made available for issuance of the following amendments in this Update are permitted as of the beginning of the fiscal year of adoption: an entity should present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk if the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The Company does not expect the adoption of ASU No. 2016-01 will have a significant effect on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard creates Topic 842, Leases, in the FASB Accounting Standards Codification (FASB ASC) and supersedes FASB ASC 840, Leases. ASU 2016-02 requires a lessee to recognize the assets and liabilities that arise from leases (operating and finance). However, for leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. For public business entities, the amendments in this update are effective for financial statements issued for annual periods beginning after December 15, 2018, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and disclosures. Based on its preliminary evaluation of ASU No. 2016-02, the Company expects the recognition of lease assets and lease liabilities for operating leases on its statements of financial position as of December 31, 2019 and 2018 after adoption. The Company expects no material impact on its results of operations or cash flows in the periods after adoption. The Company expects to complete its assessment of the effect of adopting ASU No. 2016-02 by the end of 2018.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The amendments require that all excess tax benefits and all tax deficiencies should be recognized as income tax expense or benefit in the income statement and that those benefits and deficiencies are discrete items in the reporting period in which they occur. Because excess tax benefits are no longer recognized in additional paid in capital, the assumed proceeds from applying the treasury stock method when computing earnings per share is amended to exclude the amount of excess tax benefits that would be recognized in additional paid-in capital. The amendments also require to no longer delay recognition of a tax benefit until the tax benefit is realized through a reduction to taxes payable. For public business entities, the amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted for any entity in any interim or annual period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company does not expect the adoption of ASU No. 2016-09 will have a significant effect on its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (230): Restricted Cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, and interim periods within those annual periods. Earlier adoption is permitted. The amendments in this Update should be applied using a retrospective transition method to each period presented. The Company elected to early adopt this guidance on a retrospective basis and have applied the changes to the consolidated statements of cash flows as of December 31, 2014, December 31, 2015 and December 31, 2016.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment. ASU 2017-04 eliminates Step 2 from the goodwill impairment test. Under the amendments in this update, an entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 also eliminates the requirement for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. ASU 2017-04 is effective for the Company beginning in the first quarter of fiscal 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company will early adopt ASU 2017-04 in the third quarter of fiscal 2017 with the annual goodwill impairment tests. The Company does not expect the adoption of ASU No. 2017-04 will have a significant effect on its consolidated financial statements.

Recently issued ASUs by the FASB, except for the ones mentioned above, are not expected to have a significant impact on the company’s consolidated results of operations or financial position.

F-26

4. CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows.

	Years ended December 31,
	2014	2015	2016
	RMB	RMB	RMB
Cash and cash equivalents	180,285	246,303	196,900
Restricted cash	2,048	2,050	2,350
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	182,333	248,353	199,250

The following table provides a reconciliation of changes in cash, cash equivalents, and restricted cash included in assets held for sale that sum to the total of the same such amounts shown in the consolidated statements of cash flows.

	Years ended December 31,
	2014	2015	2016
	RMB	RMB	RMB
Changes in cash and cash equivalents included in assets held for sale	42,270	36,063	-
Changes in restricted cash included in assets held for sale	1,600	2,000	-
Total changes in cash, cash equivalents, and restricted cash included in assets held for sale shown in the consolidated statements of cash flows	43,870	38,063	-

5. SHORT TERM INVESTMENTS

Short term investments consist of held-to-maturity investments and available-for-sale investments.

Held to maturity investments

Held-to-maturity investments consist of various fixed-income financial products purchased from Chinese commercial banks, which are classified as held-to-maturity investments as the Group has the positive intent and ability to hold the investments to maturity. The maturities of these financial products range from thirty to sixty-two days, with contractual maturity dates from January 5, 2017, to February 8, 2017 and annual interest rates ranging from 3.50% to 4.50%. They are classified as short term investments on the consolidated balance sheets as its contractual maturity dates are less than one year. The repayments of principal of the financial products are not guaranteed by the Chinese commercial banks from which the fixed income financial products were purchased. Historically, the Company has received the principal and the interest in full upon maturity of these investments.

While these fixed-income financial products are not publicly traded, the Company estimated that their fair value approximate their amortized costs considering their short term maturities and high credit quality. No OTTI loss was recognized for the year ended December 31 2016.

Available-for-sale investments

Investments other than held-to-maturity are classified as available-for-sale investments, which consist of various adjustable-income financial products purchased from Chinese commercial banks. All the available for sale investments did not have maturity date. They are classified as short-term investments on the consolidated balance sheets as management intend to hold them for a period less than one year.

Available-for-sale securities are carried at their fair values and the unrealized gains or losses from the changes in fair values are included in accumulated other comprehensive income. The aging of all the available-for-sale investments were less than 12 months as of December 31, 2016. No OTTI loss was recognized for the year ended December 31 2016.

Short-term investments consisted of the following:

	As of December 31,
	2015	2016
	RMB	RMB

Held-to-maturity investments	151,790	64,700
Available-for-sale investments	103,602	174,811
Total	255,392	239,511

The amortized cost, gross unrecognized holding gains and losses, gross unrealized gain in accumulated other comprehensive income, and estimated fair value of investments as of December 31, 2015 and 2016, are reflected in the tables below:

	As of December 31, 2015
	Amortized Cost	Gross unrecognized holding gains	Gross unrecognized holding loss	Gross unrealized gain in accumulated other comprehensive income	Estimated Fair value
	RMB	RMB	RMB	RMB	RMB
Short-term investments:
Held-to-maturity investments
Fixed-rate financial products	151,790	-	-	-	151,790

Available-for-sale investments
Adjustable-rate financial products	102,290	-	-	1,312	103,602

	As of December 31, 2016
	Amortized Cost	Gross unrecognized holding gains	Gross unrecognized holding loss	Gross unrealized gain in accumulated other comprehensive income	Estimated Fair value
	RMB	RMB	RMB	RMB	RMB
Short-term investments:
Held-to-maturity investments
Fixed-rate financial products	64,700	-	-	-	64,700

Available-for-sale investments
Adjustable-rate financial products	171,163	-	-	3,648	174,811

Gross realized gains and losses on available-for-sale investments for years ended December 31, 2014, 2015 and 2016 were as follows:

	Years ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	US$

Gross realized gains on sales	-	1,971	4,329	624
Gross realized loss on sales	-	(4,757)	-	-
(Losses) gains on sale of available-for-sale investments	-	(2,786)	4,329	624

Interest income recognized on held-to-maturity investments for years ended December 31, 2014, 2015 and 2016 were as follows:

	Year Ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	USD

Interest income recognized on held-to-maturity investments	-	7,027	4,078	587

F-27

6. ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	As of December 31,
	2015	2016
	RMB	RMB

Accounts receivable	127,893	13,576
Less: Allowance for doubtful accounts	(116,615)	-
Accounts receivable, net	11,278	13,576

Allowance for doubtful accounts:

	As of December 31,
	2015	2016
	RMB	RMB

Balance at beginning of year	(116,615)	(116,615)
Addition (Note i)	-	-
Written off (Note ii)	-	116,615
Balance at end of year	(116,615)	-

(Note i) No bad debt provision was provided for the years ended December 31, 2015 and 2016.

(Note ii) Bad debt provision of RMB 116,615 was written off in the year of 2016, after all collection efforts have been exhausted and the potential for recovery was remote.

7. PREPAID AND OTHER CURRENT ASSETS, NET

Prepaid and other current assets consisted of the following:

	As of December 31,
	2015	2016
	RMB	RMB

Amount due from minority shareholder (Note i)	54,023	54,023
Amount due from Xihua Group (Note ii)	49,800	49,800
Value added tax refundable (Note iii)	24,811	24,811
Due from former owners (Note iv)	14,910	5,743
Staff advances	6,389	6,008
Rental deposits	8,331	7,835
Prepaid professional services fees	2,457	3,045
Prepaid rental fees (Note v)	3,067	3,533
Receivable from Zhenjiang operating rights (Note vi)	35,000	35,000
Receivable from Jinghan Group (Note vii)	122,822	122,822
Others (Note viii)	29,748	20,302
Total before allowance for doubtful accounts	351,358	332,922
Less: allowance for doubtful accounts (Note ix)	(195,254)	(179,055)
Total	156,104	153,867

Allowance for doubtful accounts:

	As of December 31,
	2015	2016
	RMB	RMB

Balance at beginning of year	(90,731)	(195,254)
Addition (Note iv, vii and ix)	(122,718)	(1,727)
Written off (Note iv and vii)	18,195	17,926
Balance at end of year	(195,254)	(179,055)

(Note i) The balance represented Shenyang K-12’s amount due from its minority shareholder amounting to RMB 54,023, which were tuition fees that have been collected from students but were misappropriated by its minority shareholder. As of December 31, 2015 and 2016, full provision was provided as the collectability was remote.

(Note ii) A payable balance amounted to RMB 49,800 was recorded by a subsidiary prior to its acquisition by the Group, and such payable was indemnified by Xihua Investment Group (“Xihua Group). No provision was made for the indemnity. The indemnity balance was still outstanding as of the date of issuance of the financial statement.

(Note iii) Management considered the collectability of VAT refund was remote as a result of tax dispute between Ambow Online, Yuhua and the tax authority, as disclosed in Note 18(c), the Group provided a provision amounting to RMB 24,811 as of December 31, 2015 and 2016.

F-28

(Note iv) Provisions of RMB 7,808, 1,360 and nil were made against the amounts due from the former shareholders due to remote recoverability during the years ended December 31, 2014, 2015 and 2016 respectively. As of December 31, 2016, the receivable of RMB 9,168 was written off, after all collection efforts have been exhausted and the potential for recovery was remote.

(Note v) In 2015 an impairment loss of RMB 3,995 was made against the current portion of the prepaid long-term lease regarding the Career Enhancement Education Facility in Beijing (“Ambow Beijing Campus”), as the capital lease and prepaid long-term lease regarding Ambow Beijing Campus were not available for use (Note 9).

(Note vi) The balance represented the prepaid operating rights to the Zhenjiang Foreign Language School and Zhenjiang International School. The Group started a negotiation of returning the operating right back to the original owner Zhenjiang Education Investment Center in the third quarter of 2011. As a result, the prepaid operating rights have been reclassified as receivable since then. As of December 31, 2015 and 2016, the payable balance to Zhenjiang Foreign Language School amounted to RMB 36,770 and RMB 36,770, respectively (Note 13); therefore, no provision was made. As of the date of issuance of the financial statements, the negotiation was still in progress.

(Note vii) As of December 31, 2015 and 2016, the original receivable due from Jinghan Group was RMB 141,017. Along with the disposal of Jinghan Group, RMB 18,195 of the receivable was written off according to the waiver agreement and an additional allowance of RMB 96,863 was provided in 2015 (see Note 24(a)).

(Note viii) Others mainly included inventory, prepaid education supplies, prepaid outsourcing service fee, and other miscellaneous items with trivial amount.

(Note ix) Other addition of allowance during the year of 2016 and 2015 was mainly provided against third parties and former employees due to the remote recoverability.

8. CONSIDERATION RECEIVABLE, NET

Consideration receivables consisted of the following:

	As of December 31,
	2015	2016
	RMB	RMB

Receivables resulting from disposals (Note i)	14,000	14,000
Receivable resulting from disposal of Taishidian Holding (Note ii)	30,000	-
Sub-total	44,000	14,000
Less: allowance for doubtful accounts (Note i & ii)	(35,500)	(5,500)
Total	8,500	8,500

Allowance for doubtful accounts:

	As of December 31,
	2015	2016
	RMB	RMB

Balance at beginning of year	(164,700)	(35,500)
Addition (Note i & ii)	(35,300)	-
Written off (Note ii)	164,500	30,000
Balance at end of year	(35,500)	(5,500)

(Note i) In the fourth quarter of 2011, the Group decided to concentrate its resources and focus on the Group’s core businesses. On December 2, 2011, the Company sold Xi’an Dragon Continuation School, Shandong North Resource Information Technology Co., Ltd. and Jinan Prosperous Resource Technology Co., Ltd., Guangzhou Modern Olympic Training School, and Tianjin Yimatong Technology Development Co., Ltd. to Beijing Tongshengle Investment Co., Ltd., (“Tongshengle”) for cash consideration of RMB 35,000, and RMB 21,000 of which has been received by December 31, 2012. A bad debt allowance of RMB 200 was provided in 2012. In 2015, the Group provided an additional allowance of RMB 5,300 by reducing the net receivables, after netting of payable balance, from Tongshengle to zero after assessing the collectability.

(Note ii) On July 25, 2013, the Group entered in a letter for intent with Kunshan Venture Investment Limited (“Kunshan Venture”) to transfer the equity interest of Taishidian Holding, with consideration of RMB 234,500. The legal title of Taishidian Holding has been transferred to Kunshan Venture in July 2013, and the Group has no continuing involvement in Taishidian Holding since that. Management assessed the recoverable value with best estimation to be approximately RMB 110,000. Bad debt provision of RMB 124,500 was provided for the excessive portion and was included in the disposal loss in 2013. On February 6, 2015, the receivable balance of RMB 234,500 was transferred to Suzhou Hezhijia Investment Management Limited with a consideration of RMB 70,000. Therefore, the difference of RMB 40,000 between the carrying amount of RMB 110,000 and the consideration of RMB 70,000 was recognized as bad debt in 2014. Following the transfer, the gross balance of the receivable was reduced to RMB 70,000 from RMB 234,500. In February 2015, the Group received RMB 40,000 of the consideration. By the end of 2015, the Group had not collected the remaining balance. After assessing the collectability, management provided an allowance of RMB 30,000. As of December 31, 2016, the remaining balance of RMB 30,000 was written off, after all collection efforts have been exhausted and the potential for recovery was remote.

F-29

9. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of December 31,
	2015	2016
	RMB	RMB

Buildings	63,643	64,222
Capital lease of property	12,000	12,000
Motor vehicles	7,113	6,173
Office and computer equipment	87,067	87,121
Leasehold improvements	66,849	70,321
Sub-total	236,672	239,837
Less: accumulated depreciation	(141,690)	(151,830)
Total	94,982	88,007

For the years ended December 31, 2014, 2015 and 2016, depreciation expenses of continuing operations were RMB 35,461, RMB 25,048 and RMB 17,620, respectively, which were recorded in cost of revenues, selling and marketing expenses, general and administrative expenses and research and development expenses.

The capital leases of properties mainly represented prepaid long-term lease of Ambow Beijing campus and Shenyang K-12 School of which the original amounts were RMB 45,324 and RMB 12,000 respectively. The inception dates of the capital leases were March 1, 2012 and December 30, 2010 respectively. For the year ended December 31, 2015, the Group recorded an impairment loss of RMB 38,814 regarding the capital lease of properties of Ambow Beijing Campus as it was not available for use. The original cost with amounting to RMB 45,324 and the accumulated depreciation amounting to RMB 6,510 were fully written off as of December 31, 2015 and 2016. As at December 31, 2015 and 2016, the accumulated depreciation of Shenyang K-12 School’s capital lease of properties were RMB 3,150 and RMB 3,750 respectively. For the years ended December 31, 2014, 2015 and 2016, depreciation expenses were RMB 2,419, RMB 2,419 and RMB 600 respectively and recorded in cost of revenues.

As of December 31, 2016, the Group is in the process of applying for the building ownership certificates for certain buildings with a total net carrying value of approximately RMB 34,870.

F-30

10. INTANGIBLE ASSETS, NET

Intangible assets consisted of the following:

	As of December 31,
	2015	2016
	RMB	RMB
Gross carrying amount
Trade names	51,563	48,908
Student populations	38,380	38,380
Software	88,670	91,254
Customer relationships	5,270	5,270
Cooperative agreements	5,230	5,230
Favorable leases	63,237	63,237
Non-compete agreements	833	833
	253,183	253,112
Less: Accumulated amortization
Trade names	-	-
Student populations	(36,244)	(36,964)
Software	(87,145)	(89,138)
Customer relationships	(3,002)	(5,270)
Cooperative agreements	(2,537)	(3,046)
Favorable leases	(20,028)	(23,153)
Non-compete agreements	(833)	(833)
	(149,789)	(158,404)
Intangible assets, net
Trade names	51,563	48,908
Student populations	2,136	1,416
Software	1,525	2,116
Customer relationships	2,268	-
Cooperative agreements	2,693	2,184
Favorable leases	43,209	40,084
Non-compete agreements	-	-
	103,394	94,708

For the year ended December 31, 2014, the Group recorded an impairment loss of RMB 30,167 including RMB 26,028 for trade names, and RMB 4,139 of software, which was related to Zhenjiang School due to the taken and using of intangible assets by a third party. For the year ended December 31, 2015, the Group recorded an impairment loss of RMB 9,639 for trade names of a few entities of Tutoring and Career Enhancement segments, which were not fully recovered from continued ramifications of negative events in the year of 2015.

In 2016, the Group performed impairment test on the trade name, and as a result, for the year ended December 31, 2016, the Group recorded an impairment loss of RMB 2,655 for trade names of a few entities of Tutoring and Career Enhancement segments, which were due to suspension of non-performing business units to solidify the operational base and enhance future growth prospects.

Amortization expenses for intangible assets of continuing operations amounted to RMB 16,818, RMB 10,707 and RMB 6,786 for the years ended December 31, 2014, 2015 and 2016, respectively, of which RMB 3,118, RMB 3,061 and RMB 2,466 are included in cost of sales and the remaining is included in general and administrative expenses. Based on the current amount of intangible assets subject to amortization, the estimated amortization expenses for each of the future annual periods is as follows:

Amount
RMB

2017	4,921
2018	4,438
2019	4,293
2020	4,132
2021	3,784
Thereafter	24,232
Total	45,800

F-31

11. GOODWILL

The changes in the carrying amount of goodwill by reporting unit for the years ended December 31, 2015 and 2016 were as follows:

	Better Schools			Better Jobs
	K-12			Career
	Tutoring	Schools	Subtotal	Enhancement	Consolidated
	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2014	26,609	24,815	51,424	33,117	84,541
Foreign currency translation adjustments	417	410	827	620	1,447
Balance as of December 31, 2015	27,026	25,225	52,251	33,737	85,988
Foreign currency translation adjustments	493	485	978	735	1,713
Goodwill impairment	(19,747)	-	(19,747)	-	(19,747)
Balance as of December 31, 2016	7,772	25,710	33,482	34,472	67,954

In 2016, the Group elected to start with the quantitative two-step process in the impairment test for goodwill. The management determined that the Income Approach, specifically the Discounted Cash Flow (“DCF”) method, is appropriate. Considering the fact that the Tutoring segment has kept downward trends in business performance and operating results, the management decided to suspend those non-performing business units in the year of 2016, in order to solidify the operational base and enhance future growth prospects. Hence, lower projection of cash flows was used for Tutoring segment. For Career Enhancement segment, the management expected the revenues to gradually pick up in the following years. The management would continue to maintain and develop its business in following years. For K-12 segment, the management decided to use a flat and conservative growth rate. Other key assumptions besides cash flow projections included discount rates in the range from 16% to 17% and terminal growth rate of 3%. As a result of the above tests, the Group recorded an impairment loss for goodwill of Tutoring at amount of RMB 19,747 for the year ended December 31, 2016. Goodwill impairment loss recognized in 2014 and 2015 was RMB 229,914 and RMB nil respectively.

12. PREPAYMENT FOR ACQUISITION OF PROPERTY

Prepayment for acquisition of property as of December 31, 2016 consisted of the following:

	As of December 31
	2015	2016
	RMB	RMB

Prepayment for acquisition of property	-	71,024

On December 30, 2016, the Group prepaid RMB 71,024 to purchase a new office property in Beijing, China with gross floor area approximately 1,500 square meters. The ownership entitlement of the property was transferred to the Company on January 20, 2017.

F-32

13. ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities consisted of the following:

	As of December 31,
	2015	2016
	RMB	RMB

Business tax, VAT and others	75,354	75,444
Payable balance with indemnity by Xihua Group (Note 7(ii))	49,800	49,800
Accrual for rental	56,194	57,809
Payable to Zhenjiang Foreign Language School (Note 7(vi))	36,770	36,770
Accrued payroll and welfare	35,171	34,567
Payable to Jinghan Group (Note 24(a))	25,959	25,959
Professional service fees payable	30,022	28,368
Student tuition refund payable (i)	253	10,743
Receipt in advance	6,757	6,551
Amounts due to cooperating partners	5,491	4,215
Lawsuit penalty payable	-	2,176
Due to former owners	1,254	1,254
Accrued interest payable	349	209
Current portion of consideration payable for acquisitions	2,258	-
Collection in advance on behalf of students	5,589	8,413
Advance from others	11,931	4,656
Employee reimbursement payable	6,927	6,927
Others	17,278	18,960
Total	367,357	372,821

(Note i) The balance represented tuition collected from students in advance but respective services could not be provided anymore.

14. SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following:

		As of December 31
		2015	2016
	Maturities	RMB	RMB
Unsecured short-term borrowings from third party	September, 2015	2,300	-
Total Short-term borrowings		2,300	-

The weighted average interest rate of short-term loans outstanding was 10.0% and nil per annum as of December 31, 2015 and 2016. The fair values of the short-term loans approximate their carrying amounts. The weighted average short-term borrowings for the years ended December 31, 2015 and 2016 was RMB 11,031 and RMB 1,109, respectively.

The short-term borrowings incurred interest expenses for the years ended December 31, 2014, 2015 and 2016 amounting to RMB 25,057, RMB 4,292 and RMB 115, respectively. There was neither capitalization as additions to construction in progress nor guarantee fees for each of three years ended December 31, 2014, 2015 and 2016.

F-33

15. CONVERTIBLE LOAN

On June 12, 2012 and October 24, 2012, the Group finalized a loan agreement amounting to RMB 125,710 (US$ 20,000) (“Loan Agreement”) with International Finance Corporation (“IFC”), in which IFC granted the Group a convertible loan (“IFC C Loan”). IFC may at its option convert a minimum of $1,000 or its integral multiple of IFC C Loan in whole or in part, at any time prior to the fifth anniversary of the date of the first disbursement of the IFC C Loan, into Class A Ordinary Shares at the conversion price of $300 per ADS ($150 per ordinary share), subject to dilution protection adjustment and registration or an exemption from registration under the Securities Act.

IFC C Loan bears variable rate of 4.5% per annum above 6-month LIBOR, subject to step down provision as follow:

(i)	Within 12 months from the date of the Loan Agreement, 3.5% for future IFC C Loan interest payments if the Borrower’s ADSs trade at an average trading price of US$ 210.0 or above for any 3 consecutive months period; and

(ii)	At any time prior to the fifth anniversary of the date of the first disbursement of the IFC C Loan, 3% for future IFC C Loan interest payments if the Borrower’s ADSs trade at an average trading price of US$ 360.0 or above for any 4 consecutive months period.

The IFC C Loan was disbursed to the Group on October 22, 2012, with repayment schedule of 2 equal semi-annual installments starting on November 15, 2017. The IFC C Loan was not allowed to pay back in advance of the payment schedule.

Management has determined that the conversion feature embedded in the convertible loan should not be bifurcated and accounted for as a derivative, since the embedded conversion feature is indexed to the Company’s own stock and would have been classified in shareholders’ equity if it was a free-standing derivative instrument.

Since the conversion price of the IFC C Loan exceeds the market price of the Company’s ordinary shares on the date of issuance, no portion of the proceeds from the issuance was accounted for as the beneficial conversion feature, and was treated solely as a liability since the embedded conversion feature has no intrinsic value and accordingly does not meet the requirements of an equity component. Costs incurred by the Company that were directly attributable to the issuance of IFC C Loan amounting to approximately RMB 3,432(US$ 567), were deferred over loan period and being charged to the consolidated statements of operations and other comprehensive loss using the effective interest rate method. The issuance cost was fully charged as of December 31, 2014 as the IFC C loan was expired due to the Company triggering default event as mentioned below. The front fee paid to IFC amounting to RMB 4,924, were deferred over loan period and being treated as debt discount deducting the proceeds at inception and accretion during the loan period with effective interest method. The amortization of front fee was RMB nil, nil and nil for the years ended December 31, 2 014, 2015 and 2016, respectively.

Management further determined that the interest rate change feature (“IRCF”) embedded in the convertible loan is required to be bifurcated and accounted for as a derivative asset. The fair value of the IRCF as of issuance date was RMB 369 (US$ 61) and bifurcated from the Loan of RMB 121,074 (US$ 20,000) and included in debt discount, which is amortized over the loan period, using the effective interest rate method. The change in the fair value of the embedded derivative assets was recognized as interest expense from revaluation of embedded derivative in the consolidated statements of operations and comprehensive income (loss). By the end of December 31, 2013, the IRCF was cancelled due to the Company triggering default event as mentioned below.

In connection with the Loan Agreement, the Company signed a Registration Rights Agreement, which requires a liquidated damages in the amount of 0.5% of the aggregate outstanding principal amount of the IFC C Loan for each 30 day period subject to a liquidated damages cap of 6.0% of the aggregate outstanding principal amount of the IFC C Loan, should the Company fail to comply with the following significant terms:

(i)	Requires registration statement to be declared effective within 30 days of disbursement of the IFC C Loan in the event there are no SEC comments, and within 90 days of disbursement of the IFC C Loan in the event there are SEC comments (the “Effectiveness Deadline”).

(ii)	Requires the Company to maintain the effectiveness of the registration statement until the earlier of (a) the date when all registrable securities have been resold, (b) the date when all registrable securities may be resold under Rule 144 without regard to information, volume or manner of sale requirements or (c) the date one year after the IFC C Loan is converted into ordinary shares.

As stated below, the Registration Rights Agreement was terminated and that no party to the Registration Rights Agreement would have any liability in respect of any breach of that agreement on or before the effective date.

First Amendment

On April 29, 2013, the Company signed an Amendment Agreement with IFC (the “First Amendment”), pursuant to which, the disbursed IFC C Loan will be repaid based on an agreed schedule before September 30, 2013. Management determines that the First Amendment was not qualified as debt extinguishment, in accordance with ASC Topic 470, since the present value of the cash flows under the terms of the amended debt instrument was less than 10 percent different from the present value of the remaining cash flows under the terms of the original instrument.

F-34

On the third payment date, specified as at June 30, 2013, the Company failed to pay principal and interest, which triggered one of the Default Events defined in the Loan Agreement.

Subsequently, IFC transferred its participation in the loans to Sir Leslie Porter & Son Limited on August 20, 2013 and Sir Leslie Porter & Son Limited transferred its participation in the loans to the CEIHL on September 17, 2013. No amendment was made in these two transfers.

The Company accrued a penalty interest on the amount of the payment due and unpaid with 2% per annum above the interest rate. As of December 31, 2013, the penalty interest was RMB 1,082.

Second Amendment

On March 9, 2014, the Group executed an exclusivity agreement with CEIHL, the secured creditor of the Company. In return for continued forbearance under the loan facility between the Company and IFC, which was transferred ultimately to the benefit of CEIHL (“the Loan Facility”), the Company granted CEIHL a period of exclusivity to negotiate and implement a restructuring plan designed to, inter alia, return the Group to solvency and to allow for the discharge of the JPLs by the Grand Court of the Cayman Islands. A non-binding term sheet was subsequently executed by the JPLs with CEIHL on March 30, 2014.

On May 5, 2014, the Company entered into Restructuring Agreement with CEIHL, according to which, CEIHL, will provide for funding for the Company approximately RMB 290,600 (US$ 48,000) in total, comprising the amounts paid, or procured to be paid, by CEIHL or its nominee in satisfaction of and/or discharge of and/or to purchase certain onshore debt with estimated pay off value of approximately RMB 80,000; and the remaining as defined in USD Facility Agreement, which was agreed by both parties in Second Amendment and Restated Loan Agreement (the “Second Amendment”). To the extent that the onshore debt is less than the expected pay off value, CEIHL shall lend a corresponding additional amount of funds to the Group offshore and the total amount paid under this Restructuring Agreements thus equals US$ 48,000 (and no less), in exchange for a right to convert the principal outstanding under the USD Facility Agreement (as may be increased in accordance with this clause, but not taking into account any principal that relates to capitalized interest) into an aggregate of not more than an 85% economic interest in the Company, with 50.1% of the voting rights in the Company.

In connection with the restructuring plan, on May 13, 2014, the Group signed Amendment and Restatement Agreement to the Loan Agreement with CEIHL. The parties have agreed to amend and restate the terms and conditions of the IFC C Loan as set out in this Agreement. Pursuant to it, 1) the Registration Rights Agreement under IFC C Loan was terminated; 2) CEIHL agrees that it shall advance by way of an IFC D Loan to the Group, which was defined in the Second Amendment signed by the same parties on the same day with this agreement.

Subject to the Second Amendment, a convertible loan, was comprised of IFC C Loan consisting of a principal amount of RMB 104,023 (US$ 17,000); and IFC D Loan consisting of a principal amount of approximately RMB 85,550 (US$ 13,981); and the other loans consisting of a principal amount of approximately RMB 104,139 (US$ 17,019). The entire amount of the convertible loan consisting of an aggregate principal amount of US$ 48,000 is convertible into an aggregate of 32,426,090 Class A Ordinary Shares. Accordingly, the conversion rate is US$ 1.480 per share.

The Maturity Date of these loans is 3 years after the date of the Effective Date, which is defined as the date of the discharge of the JPLs in accordance with the Restructuring Agreement. The interest rate is 3% per annum for any interest period and applied to the both loans. Under the Second Amendment and related financing documents, and under the IFC D Loan Facility, CEIHL assigned approximately RMB 30,595 (US$ 5,000) each of its commitments to Baring Private Equity Asia V Holding (4) limited (“Baring”) and SummitView.

According to the Second Amendment, the IFC C Loan was substantially amended by decreasing the conversion rate from US$ 150 per share to US$ 1.479 per share. As a result, the fair value of the embedded conversion option (calculated as the difference between the fair value of the embedded conversion option immediately before and after the modification or exchange) was substantially changed. According to ASC Topic 470, if it is determined that the original and new debt instruments are substantially different, and the new debt instrument shall be initially recorded at fair value, and that amount shall be used to determine the debt extinguishment gain or loss to be recognized and the effective rate of the new instrument. Therefore, the amended IFC C loan was initially recorded at fair value, amounting to RMB 254,169 (US$ 41,538) as of May 13, 2014. As comparing to the carrying value of original IFC C Loan consisting of a principal amount of RMB 104,023 (US$ 17,000) and accrued interest payable amounting to RMB 6,862 (US$ 1,121), a loss from extinguishment of debt with amounting to RMB 143,901 (US$ 23,417) was recognized in 2014.

F-35

Due to the fact that the Company was under provisional liquidation at the time of restructuring, favorable convertible loans, which were reflected in a lower conversion price as compared to the fair value of the Company’s ordinary share at the commitment date, was granted to new investors for the purpose of obtaining necessary funding to solve the liquidity issues. As of the commitment date, the fair value of the Company’s ordinary share in a fully diluted basis was US$ 3.465, while the conversion price was US$ 1.479. Accordingly, it had a beneficial conversion feature (“BCF”) that is in the money at the commitment date. According to ASC Topic 470, the BCF was measured initially at its intrinsic value, which was calculated at the commitment date as the difference between the conversion price and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. The intrinsic value of the BCF was recorded as loan discount and credited to additional paid-in capital at the initial recognition and amortized as interest expense from the date of issuance to the earliest conversion date.

In addition, if the intrinsic value of the BCF is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the BCF shall be limited to the amount of the proceeds allocated to the convertible instrument. As a result, the discount of the convertible loan was limited to the proceeds of RMB 300,574 (US$ 49,121).

On August 31, 2014, CEIHL entered a Share Interest Assignment Agreement (“Assignment Agreement”) with New Flourish Holding Limited (“New Flourish”), an entity control by CEO of the Company. Pursuant to the Assignment Agreement, CEIHL agreed to sell 5,678,963 shares at a favorable consideration of US$ 5,779 with payment schedule of 3 equal annual installments starting on August 31, 2016. The Company recorded it as share-based compensation expenses in the year 2014 amounting to RMB 94,360 (see Note 23).

On September 5, 2014, RMB 224,517 (US$ 36,692) of the convertible loan was converted into ordinary shares by CEIHL and SummitView, and the total 25,182,076 converted shares were issued. At the same date, CEIHL transferred 5,678,963 shares to New Flourish according to the Assignment Agreement. After that, CEIHL became the registered holder of 16,716,954 Class A Ordinary Shares, and SummitView became the registered holder of 2,786,159 Class A Ordinary Shares, while New Flourish became the registered holder of 5,678,963 Class A Ordinary Shares. At the conversion date, the converted portion of the remaining unamortized loan discount (loan premium) was recognized as interest expense, and the loan discount (loan premium) of the unconverted portion will continue to be amortized after the conversion. Nominal interest accrued but not paid was credited to the Company’s equity at the time of the conversion. The interest expenses from convertible loan, including the amortization of BCF, amounting to RMB 98,705 were recorded in the year ended December 31, 2014.

The principal of convertible loan before and after conversion as of September 5, 2014 are summarized in the following table:

	Before conversion	After conversion
	US$	US$

CEIHL	38,000	6,308
SummitView	5,000	-
Baring	5,000	5,000
Total amount	48,000	11,308

On March 5, 2015, CEIHL and Baring converted US$ 6,308 and US$ 5,000 of the convertible loan and became the registered holder of 4,457,854 and 2,786,159 Class A Ordinary Shares, respectively. The interest expenses from convertible loan, including the amortization of BCF, amounting to RMB 56,549 were recorded in the year ended December 31, 2015.

The actual conversion rates of convertible loans from the lenders are summarized in the following table:

	Loan principal	Shares held through	Actual conversion rate
	US$	conversion	US$ per share

CEIHL	38,000	26,853,771	1.415
SummitView	5,000	2,786,159	1.795
Baring	5,000	2,786,159	1.795
Total convertible loan	48,000	32,426,089	1.480

There was no impact on the consolidated financial statements regarding the accounting of convertible loan per the above actual conversion rate changes among the lenders.

There were no convertible loans as of December 31, 2015 and 2016.

F-36

16. ORDINARY SHARES

Upon completion of the Company’s initial public offering (“IPO”) in August 2010, 250,000 American depositary shares (“ADSs”) were issued through the IPO, and the selling shareholders offered an additional 105,907 ADSs. Each ADS represents two Class A Ordinary Shares, par value US$ 0.003 per share. 2,691,863 Class B Ordinary Shares were issued upon conversion of all convertible preferred shares at a par value of US$ 0.003 per share.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for the following:

(i)	Each Class A Ordinary Share is entitled to one vote, and each Class B Ordinary Share is entitled to ten votes and is convertible to one Class A Ordinary Share at any time; and

(ii)	Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Upon any sale, pledge, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an affiliate of such holder or an affiliate of the Company, such Class B Ordinary Shares shall be automatically and immediately converted into an equal number of Class A Ordinary Shares without payment of additional consideration.

On June 3, 2013, the Company consummated the transactions provided for in a share purchase agreement dated April 28, 2013, an amendment to share purchase agreement as of May 24, 2013 and a supplementary agreement dated May 31, 2013 (collectively “SummitView SPA”), between the Company and SummitView, regarding the issuance and sale of 1,026,705 Class A Ordinary Shares of the Company to SummitView for a total purchase consideration of approximately RMB 128,035 (US$ 21,000) and the Company has received approximately RMB 60,969 (US$ 10,000) with RMB 67,066 (US$ 11,000) outstanding by the end of 2013.

On May 5, 2014, 537,797 Class A Ordinary Shares was surrendered to the Company by SummitView and the related consideration receivable amounting to RMB 67,066 (US$ 11,000) was reversed accordingly.

On September 5, 2014, RMB 224,517 (US$ 36,692) of the convertible loan was converted into ordinary shares by CEIHL and SummitView, and the total 25,182,076 converted shares were issued. At the same date, CEIHL transferred 5,678,963 shares to New Flourish according to the Assignment Agreement. After that, CEIHL became the registered holder of 16,716,954 Class A Ordinary Shares, and SummitView became the registered holder of 2,786,159 Class A Ordinary Shares, while New Flourish became the registered holder of 5,678,963 Class A Ordinary Shares.

As of December 31, 2014, there were 27,552,058 and 2,984,775 Class A and Class B Ordinary Shares issued and outstanding, respectively.

On October 14, 2014, the Board of Directors granted the restricted stock to each member of the Board who is not an employee of the Group. The number of shares of restricted stock subject to each award was 135,227, which was determined by dividing US$ 200 by the Cayman Court approved price US$ 1.480 per share of the Group’s ordinary shares on May 14, 2014. Total numbers of shares of restricted stock were 811,359. The awards shall vest at a rate of 1/36 per month on the 14th day of each month during the first three anniversaries of May 14, 2014, subject to continued service on the Board. During 2015 and 2016, 270,453 and 225,377 shares of restricted stock were vested respectively, with 424,459 and 225,377 of the vested shares separately issued to the board members in 2015 and 2016.

On January 21, 2015, Spin-Rich Ltd., a British Virgin Islands company that is wholly owned by Dr. Jin Huang, converted all of its 420,000 Class B Ordinary Shares into Class A Ordinary Shares on a one for one basis. Prior to the conversion, the holders of Class A Ordinary Shares and Class B Ordinary Shares voted together on all matters submitted to a vote and each Class B Ordinary Share was entitled to ten (10) votes. As an affiliate of Spin-Rich, Ltd., upon the conversion of Spin-Rich, Ltd.’s Class B Ordinary Shares, Dr. Huang’s ownership of Class B Ordinary Shares was reduced below 5%. As a result, in accordance with the Company’s Memorandum & Articles of Association, all of the outstanding Class B Ordinary Shares held by shareholders other than Spin-Rich, Ltd., were automatically converted into Class A Ordinary shares on a one-for-one basis. As a result, the Company only has Class A Ordinary Shares issued and outstanding.

On March 5, 2015, CEIHL and Baring converted US$ 6,308 and US$ 5,000 of the convertible loan and became the registered holder of 4,457,854 and 2,786,159 Class A Ordinary Shares, respectively.

On May 18, 2015, the Board of Directors granted the restricted stock 86,473 shares to existing employees whose old options have expired by their terms. All restricted stock subject to this award shall fully vest as of May 18, 2015. During 2015 and 2016, 59,872 and 6,666 of the vested shares were issued respectively to existing employees whose old options have been expired.

On May 18, 2015, the Board of Directors granted the restricted stock 510,000 shares to employees and new hires. Twenty-five percent of the awards shall vest on the one year anniversary of the vesting commence date, and the remainder shall vest in equal and continuous monthly installments over the following thirty-six months thereafter, subject to participant's continuing service through each vesting date. During 2015 and 2016, nil and 201,875 shares of restricted stock were vested and issued respectively.

On September 4, 2015, the Company completed a 1-for-30 Reverse Stock Split of its issued and outstanding Class A Ordinary Shares and ADSs. The ratio of ADS to Class A Ordinary Shares remained the same: one to two.

On November 8, 2015, 4,708,415 of the Company’s Class A Ordinary shares were converted to Class C Ordinary shares, which have super-majority voting rights. The Class C Shares are entitled to ten votes on all matters subject to vote at general meetings of the Company.

As of December 31, 2015, there were 33,556,762 and 4,708,415 Class A and Class C Ordinary Shares issued and outstanding, respectively.

All shares outstanding for all periods reflect the Company’s 1-for-30 reverse stock split, which was effective on September 4, 2015.

As of December 31, 2016, there were 33,990,680 and 4,708,415 Class A and Class C Ordinary Shares issued and outstanding, respectively.

F-37

17. SHARE BASED COMPENSATION

2005 Share Incentive Plan

On February 4, 2005, the Group adopted the 2005 Share Incentive Plan, or the “2005 Plan”, under which the Group may grant options to purchase up to 50,000 ordinary shares of the Company to its employees, outside directors and consultants. The Board of Directors subsequently raised the number of options to be granted to 676,078 shares on November 14, 2008. Following the Company’s IPO, the Company no longer grants any awards under the 2005 plan. However, the 2005 plan will continue to govern the terms and conditions of any outstanding awards previously granted there under. In the event that any outstanding option or other right for any reason expires, is cancelled, or otherwise terminated, the shares allocable to the unexercised portion of the 2005 Plan or other right shall again be available for the purposes of the 2005 Plan.

An individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any parent or subsidiary of the Company shall not be eligible for designation as an optionee or purchaser unless:

(i)	the per share exercise price shall be not less than 110% of the fair market value per share on the date of grant;

(ii)	the purchase price shall be not less than 100% of the fair market value per share on the date of grant; and

(iii)	in the case of an Incentive Shares Option (“ISO”), such ISO by its terms is not exercisable after the expiration of five years from the date of grant.

The 2005 Plan was approved and will terminate automatically 10 years after its adoption, unless terminated earlier at the Board of Directors’ discretion. Option awards are granted with an exercise price determined by the Board of Directors; those option awards generally vest based on 4 years of continuous service and expire in 10 years. As of December 31, 2016, all option awards of the 2005 Plan were expired.

2010 Equity Incentive Plan

On June 1, 2010, the Group adopted the 2010 Equity Incentive Plan, or the “2010 Plan”, which became effective upon the completion of the IPO on August 5, 2010. The 2010 Plan allows the Company to offer a variety of incentive awards to employees, outside directors and consultants. Under the plan, the Group may grant up to 633,333 Class A Ordinary Shares of the Company to its employees, outside directors and consultants, plus (i) any shares that, as of the completion of the IPO, have been reserved but not issued pursuant to awards granted under the 2005 Plan and are not subject to any awards granted there under, and (ii) any shares subject to awards granted under the 2005 Plan that expire or otherwise terminate without having been exercised in full, and shares issued pursuant to awards granted under the 2005 Plan that are forfeited to or repurchased by the Company, with the maximum number of shares to be added to the 2010 Plan pursuant to clauses (i) and (ii) above equal to 333,333 Class A Ordinary Shares; provided, however, that there shall be an annual increase on the first day of each fiscal year beginning with the 2011 Fiscal Year, in an amount equal to the least of (i) 833,333 Class A Ordinary Shares, (ii) 5% of the outstanding Class A Ordinary Shares on the last day of the immediately preceding fiscal year or (iii) such number of Class A Ordinary Shares determined by the Board of Directors. In the event that any outstanding option or other right for any reason expires, is cancelled, or otherwise terminated, the shares allocable to the unexercised portion of the 2010 Plan or other right shall again be available for the purposes of the 2010 Plan.

The 2010 Plan was approved by the Board of Directors and shareholders, and will terminate automatically 10 years after its adoption, unless terminated earlier at the Board of Directors’ discretion. The exercise price will not be less than the fair market value of the Company’s ordinary shares on the date of grant and the term may not exceed 10 years. In the case of an ISO granted to an employee of the Company or any parent or subsidiary of the Company who, at the time the ISO is granted, owns stock representing more than 10% of the voting power of all classes of shares of the Company or any parent or subsidiary, the exercise price shall be no less than 110% of the fair market value on the date of grant, and the term of the ISO shall be no less than 5 years from the date of grant.

Share options

As of December 31, 2015 and 2016, options granted to employees to purchase 319,229 and 226,696 ordinary shares and to non-employees to purchase 68,121 and 29,921 ordinary shares were outstanding, and options to purchase 808,445 and 939,177 ordinary shares were still available for future grants. It is the Company’s policy to issue new shares upon share option exercise.

A summary of the share option activity as of December 31, 2014, 2015 and 2016 is as follows:

	Year ended December 31, 2014				Year ended December 31, 2015				Year ended December 31, 2016
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		RMB		RMB		RMB		RMB		RMB		RMB

Outstanding at beginning of year	450,670	506.70	4.54	10,940	427,273	503.40	3.49	175	387,350	3.08	2.59	3,836
Granted	-	-	-	-	-	-	-	-	-	-	-	-
Exercised	-	-	-	-	-	-	-	-	-	-	-	-
Forfeited or expired	(23,397)	688.50	-	-	(39,923)	3.08	-	-	(130,733)	3.30	-	-
Outstanding at end of year	427,273	503.40	3.49	175	387,350	3.08	2.59	3,836	256,617	3.30	2.84	4,499
Exercisable at end of year	422,641	501.60	3.45	64	387,350	3.08	2.63	1,435	256,617	3.30	2.84	4,499
Expected to be vested	4,032	609.30	6.69	-	-	-	-	-	-	-	-	-

On June 26, 2015, the Company offered its employees (including officers) the opportunity to exchange all outstanding options to purchase shares of the Company’s Class A ordinary shares granted under our 2005 Plan and granted on or prior to November 19, 2011 under our 2010 Plan, that have an exercise price per share greater than $0.4749 (equals to RMB 3.08, the “Eligible Options”), which price is based upon the 30 days’ average trading price of the Company’s Class A ordinary shares as of May 11, 2015, as approved by the company’s board members, for new options to be issued under our 2010 Plan. Each Eligible Option would be exchanged on a one-for-one basis, for the grant of a new option to purchase shares of the Company’s Class A ordinary shares under the 2010 Plan. By December 31, 2015, all options outstanding were granted under 2010 Plan. Incremental share-based compensation expenses regarding exchange of share options recognized in 2015 was amounting to RMB 5,238.

F-38

Management of the Group is responsible for determining the fair value of options granted and have considered a number of factors when making this determination, including valuations. The Group has not granted options during the year of 2015 and 2016.

The Company recorded share-based compensation expenses (reversals) of RMB 5,110, RMB (3,645) and nil during the years ended December 31, 2014, 2015 and 2016, respectively, attributed based on a straight-line basis over the requisite service period for the entire award, adjusted by forfeiture rate. The Company did not capitalize any of the share-based compensation expenses as part of the cost of any assets during the years ended December 31, 2014, 2015 and 2016. Total fair values of option vested were RMB 4,787, RMB 83 and nil for employees and RMB 94, RMB 4 and nil for non-employees during the years ended December 31, 2014, 2015 and 2016, respectively.

As of December 31, 2015 and December 31, 2016, all share options were vested.

Restricted stock awards

On October 14, 2014, the Board of Directors granted the restricted stock to each member of the Board who is not an employee of the Group. The number of shares of restricted stock subject to each award shall be determined by dividing US$ 200 by the Cayman Court approved price US$ 1.480 per share of the Group’s ordinary shares on May 14, 2014. Total numbers of shares of restricted stock were 811,359. The awards shall vest at a rate of 1/36 per month on the 14th day of each month during the first three anniversaries of May 14, 2014, subject to continued service on the Board. As of December 31, 2015 and 2016, 270,453 and 225,377 shares were vested respectively. In 2015 and 2016, 424,459 and 225,377 shares were issued to the members of the Board respectively.

On May 18, 2015, the Board of Directors granted 86,473 shares of the restricted stock to existing employees whose old options have expired by their terms. All restricted stock subject to this award shall fully vest as of May 18, 2015. In 2015 and 2016, 59,872 and 6,666 of vested shares were issued respectively to existing employees whose old options were expired.

On May 18, 2015, the Board of Directors granted 510,000 shares of the restricted stock to employees and new hires. Twenty-five percent of the awards shall vest on the one year anniversary of the grant date, and the remainder shall vest in equal and continuous monthly installments over the following thirty-six months thereafter, subject to participant's continuing service through each vesting date. In 2015 and 2016, nil and 201,875 shares of restricted stock were vested and issued respectively.

A summary of the restricted stock awards as of December 31, 2015 and 2016 is as follows:

	Year ended December 31, 2015
	Shares	Grant-date fair value	Weighted Average Remaining Contractual Term
		RMB
Outstanding at beginning of year	811,359	21.20	2.63
Granted	596,473	20.32	4.00
Issued	(484,331)	-	-
Forfeited or expired	(61,979)	20.32	1.38
Outstanding at end of year	861,522	21.94	2.59
Shares vested but not issued at end of year	41,628	20.64	-

	Year ended December 31, 2016
	Shares	Grant-date fair value	Weighted Average Remaining Contractual Term
		RMB
Outstanding at beginning of year	861,522	21.94	2.59
Granted	-	-	-
Issued	(433,918)	22.94	-
Forfeited or expired	(12,083)	21.72	2.39
Outstanding at end of year	415,521	22.28	1.89
Shares vested but not issued at end of year	34,962	22.73	-

The Company recorded share-based compensation expenses of RMB 3,584, RMB 9,076 and RMB 7,828 for the restricted stock awards for the years ended December 31, 2014, 2015 and 2016, respectively, and the unrecognized share-based compensation expenses was amounting to RMB 15,725 and RMB 8,616 as of December 31, 2015 and 2016, respectively.

F-39

18. TAXATION

a.	Value added tax (“VAT”)

The PRC government implemented a value-added tax reform pilot program, which replaced the business tax with VAT on selected sectors including but not limited to education in Shanghai effective January 1, 2012, in Beijing effective September 1, 2012, in Tianjin effective December 1, 2012. In August 2013, the pilot program was expanded nationwide in certain industries. Since May 2016, the change from business tax to VAT are expanded to all other service sectors which used to be subject to business tax. The VAT rates applicable to the subsidiaries and consolidated variable interest entities of the Group ranged from 3% to 6% as compared to the 3%~5% business tax rate which was applicable prior to the reform.

As of December 31, 2015 and 2016, the payable balances for VAT were RMB 30,590 and RMB 31,314, respectively.

b.	Business tax

In PRC, business taxes are imposed by the government on the revenues arising from the provision of taxable services including but not limited to education, the transfer of intangible assets and the sale of immovable properties in PRC. The business tax rate varies depending on the nature of the revenues. Other than revenues generated from degree oriented educational activities provided by private schools that are accredited to issue diplomas or degree certificates recognized by the Ministry of Education of the PRC which are exempted from business tax, the applicable business tax rate for the Group’s revenues generally ranges from 3% to 5%. Business tax and related surcharges are deducted from revenues before arriving at net revenues.

From May 2016, as the final part of the VAT reform, VAT replaced business tax in all industries, on a nationwide basis. The VAT rates applicable to the subsidiaries and consolidated variable interest entities of the Group ranged from 3% to 6% as compared to the 3%~5% business tax rate which was applicable prior to the reform.

As of December 31, 2015 and 2016, the payable balances for business tax were RMB 27,168 and RMB 24,106, respectively.

c.	Income taxes

Cayman Islands

Under the current laws of Cayman Islands, the Company and its subsidiaries incorporated in the Cayman Islands are not subject to tax on income or capital gains. In addition, upon payment of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

The Company’s subsidiaries incorporated in the BVI are not subject to taxation.

Hong Kong

Entities incorporated in Hong Kong are subject to Hong Kong profit tax at a rate of 16.5%.

F-40

PRC

Significant components of the provision for income taxes on earnings for the years ended December 31, 2014, 2015 and 2016 are as follows:

	Years ended December 31,
	2014	2015	2016
	RMB	RMB	RMB
Current:
PRC	13,537	8,562	4,881
Deferred:
PRC	(12,402)	(127,525)	1,030
Provision for income tax expenses (benefits)	1,135	(118,963)	5,911

Corporate entities

The PRC Corporate Income Tax (“CIT”) is calculated based on the taxable income determined under the applicable CIT Law and its implementation rules, which became effective on January 1, 2008. CIT Law imposes a unified income tax rate of 25% for all resident enterprises in China, including both domestic and foreign invested enterprises.

CIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise, or FIE to its immediate holding company outside of PRC. A lower withholding income tax rate of 5% is applied if the FIE’s immediate holding company is registered in Hong Kong or other jurisdiction that have a tax treaty or arrangement with PRC and the FIE’s immediate holding company satisfies the criteria of beneficial owner as set out in Circular Guoshuihan [2009] No. 601. Such withholding income tax was exempted under the previous income tax laws and rules. On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued a circular which stated that FIEs that generate earnings in or after 2008 and distribute those earnings to foreign investors should pay the withholding tax. As stipulated in the CIT Law, if the earnings of a tax resident enterprise are distributed to another tax resident enterprise, the withholding tax can be exempted. According to CIT Law and CIT Implementing Regulations, a tax resident enterprise is an entity incorporated in the PRC, or incorporated outside the PRC but its “place of effective management” is in the PRC. The Company assessed and concluded that it does not satisfy the definition of a tax resident enterprise. The Company has further determined that its FIEs in PRC will not declare any dividend should the withholding tax on dividends be applied. Accordingly, the Company did not record any withholding tax on the retained earnings of its FIEs in PRC for the years ended December 31, 2014, 2015 and 2016.

Ambow Online was recognized as a “Software Enterprise” and a “High and New Technology Enterprises”, and was exempted from income tax on its profits for 2008 and 2009, and is subject to a 50% reduction in income tax rate from 2010 to 2012. Applicable tax rate for Ambow Online is 12.5% from 2010 to 2012. As a High and New Technology Enterprise, Ambow Online is eligible to enjoy a preferential tax rate of 15% since 2013, but such preferential tax treatment is subject to the tax authority’s annual inspection. The “High and New Technology Enterprises” certificate of Ambow Online has been expired in 2014, and the Company has no intention to renew the certificate, Ambow Online was subject to an income tax rate of 25% since 2014. In August 2014, the in charge tax bureau of Ambow Online issued Circular Haiguoshuibatong[2014]08004, canceling the preferential tax treatment of Ambow Online and wanted to claw back the income tax in 2011 in the amount of RMB 7,278 and the corresponding late payment interest in the amount of RMB 3,435 as of December 2014. In November 2014, Ambow Online filed an administrative lawsuit to Beijing Haidian District Court, with the Eighth Tax Office of National Tax Bureau in Beijing Haidian District as the defendant. The claim was to revoke the tax notice. On March 13, 2015, the court ruled that the lawsuit was rejected. If the plaintiff refuses to accept the ruling, appeal can be filed within 10 days of the receipt of the ruling. On March 20, 2015, the Company has filed an appeal on Beijing First Intermediate People's Court. In June 2015, the Court ruled that the lawsuit was rejected. Late payment interests of RMB 1,328 and RMB 1,332 has been recognized for the loss contingency as of December 31, 2015 and 2016 respectively.

F-41

Private schools and colleges

The Group’s companies providing education services are taxed as corporate enterprises as referred to above. Private schools or colleges operated for reasonable returns are subject to income taxes at 25% after January 1, 2008 but are sometimes subject to deemed rates of income tax to be determined by the relevant tax authorities. In certain cities, schools that were registered as requiring reasonable returns were subject to income tax of 1.5% to 2.5% on gross revenue.

CIT Law includes specific criteria that need to be met by an entity to qualify as a not-for-profit organization in order to be exempted from corporate income tax. In January 2014, the MOF and SAT jointly issued the “Circular on Management Issues Concerning Not-for-Profit Organizations’ Eligibility for Tax Exemption” in Circular Caishui [2014] No. 13. This circular set out further clarification of the requirements for not-for-profit organizations, and stipulated that only not-for-profit organizations certified jointly by finance and taxation authorities are entitled to tax exemption, and the circular shall be implemented as of January 1, 2013. However, as of December 31, 2016, the detailed implementation guidance has not been provided to local tax authorities on how to apply these changes to schools and colleges. The Group has recognized income tax payable for the above unrecognized tax benefits because the obligation was considered probable. Please see Note 18(d) for the movement of uncertain tax position.

The principal components of the Group’s deferred tax assets and liabilities were as follows:

	As of December 31
	2015	2016
	RMB	RMB
Deferred tax asset
Accrued expense	8,191	7,002
Allowance for doubtful accounts	73,475	73,907
Tax loss carried forward	436,586	445,263
Deferred advertising expense	13,579	11,519
Impairment of long-lived tangible assets	27,046	24,600
Others	5,384	4,273
	564,261	566,564
Valuation allowance	(530,358)	(536,838)
Deferred tax asset, net	33,903	29,726

Deferred tax liabilities
- Unrecognized valuation surplus and deficit -acquisition	77,825	77,825
- Unrecognized valuation surplus and deficit — Decrease due to amortization and impairment	(53,644)	(55,605)
- Unrealized profit of short-term investments	521	952
- Unrealized profit of foreign exchange transaction	1,019	-
Total deferred tax liabilities	25,721	23,172

The following represents the amounts and expiration dates of operating loss carried forwards for tax purpose:

Amount
RMB
2017	560,016
2018	340,224
2019	120,788
2020	96,696
2021 and thereafter	663,329
Total	1,781,053

The following represents a roll-forward of the valuation allowance for each of the years:

	As of December 31,
	2014	2015	2016
	RMB	RMB	RMB
Balance at beginning of the year	444,946	539,704	530,358
Allowance made during the year	128,002	30,873	6,480
Allowance resulting from the reconsolidation of previously deconsolidated entities	-	1,352	-
Reversals	(33,244)	(41,571)	-
Balance at end of the year	539,704	530,358	536,838

F-42

Reconciliation between total income tax expense and the amount computed by applying the weighted average statutory income tax rate to income before income taxes is as follows:

	Years ended December 31,
	2014	2015	2016
	%	%	%
Weighted average statuary tax rate	25%	25%	25%
Tax effect of non-deductible expenses	(1)%	0%	(1)%
Tax effect of non-taxable income	0%	0%	1%
Tax effect of tax-exempt entities	(12)%	(9)%	(10)%
Tax effect of deemed profit	0%	0%	(1)%
Tax effect of disposed entity	0%	13%	0%
Tax penalty	(1)%	0%	(4)%
Changes in valuation allowance	(13)%	2%	(29)%
Effective tax rate	(2)%	31%	(19)%

d.	Uncertain tax positions

A reconciliation of the beginning and ending amount of liabilities associated with uncertain tax positions is as follows:

	As of December 31,
	2014	2015	2016
	RMB	RMB	RMB
Unrecognized tax benefits, beginning of year	14,930	15,011	23,648
Increases related to current tax positions	565	4,948	1,675
Addition from the consolidation of previously deconsolidated subsidiaries	-	3,689	-
Decrease due to deconsolidation	(484)	-	-
Unrecognized tax benefits, end of year	15,011	23,648	25,323

The amounts of unrecognized tax benefits listed above are based on the recognition and measurement criteria of ASC Topic 740. However, due to the uncertain and complex application of tax regulations, it is possible that the ultimate resolution of uncertain tax positions may result in liabilities which could be materially different from these estimates. In such an event, the Group will record additional tax expense or tax benefit in the period in which such resolution occurs. For the years ended December 31, 2014, 2015 and 2016, there are RMB 565, RMB 4,948 and RMB 1,675 unrecognized tax benefits that if recognized would affect the annual effective tax rate. The Group does not expect that the position of unrecognized tax benefits will significantly increase or decrease within 12 months of December 31, 2016.

In accordance with PRC Tax Administration Law on the Levying and Collection of Taxes, the PRC tax authorities generally have up to five years to claw back underpaid tax plus penalties and interest for PRC entities’ tax filings. In the case of tax evasion, which is not clearly defined in the law, there is no limitation on the tax years open for investigation. Accordingly, the PRC entities remain subject to examination by the tax authorities based on the above.

F-43

19. NET INCOME/LOSS PER SHARE

The following table sets forth the computation of basic and diluted net income (loss) per share for the periods indicated:

	Years ended December 31,
	2014	2015	2016
	RMB	RMB	RMB

Numerator:
Numerator for basic and diluted loss from continuing operations per share	(1,018,547)	(277,048)	(35,700)
Numerator for basic and diluted (loss) income from discontinued operations per share	(58,266)	340,787	-
Denominator:
Denominator for basic and diluted (loss) income per share weighted average ordinary shares outstanding	13,928,048	36,848,816	38,469,234
Basic and diluted loss per share- continuing operations	(73.13)	(7.52)	(0.93)
Basic and diluted (loss) income per share- discontinued operations	(4.18)	9.25	-

Basic net income (loss) per share is computed using the weighted average number of the ordinary shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of ordinary shares and ordinary equivalent shares outstanding during the period. Due to the loss from continued operations for the periods, approximately 1,238,632, 1,248,873, and 672,138 share options and restricted shares were excluded from the calculation of diluted net income (loss) per share for the years ended December 31, 2014, 2015 and 2016, respectively, because the effect would be anti-dilutive.

F-44

20. COMMITMENTS AND CONTINGENCIES

Operating leases

The Group leases offices and classrooms under operating leases. The terms of substantially all of these leases are ten years or less. Future minimum lease payments under non-cancelable operating leases as of December 31, 2016 were as follows:

Amount
RMB

2017	17,622
2018	14,838
2019	12,888
2020	10,510
2021	8,628
Thereafter	54,241
Total	118,727

Rent expense for all cancelable and non-cancelable leases including continuing and discontinued operation were approximately RMB 143,499, RMB 54,939 and RMB 26,184 for years ended December 31, 2014, 2015 and 2016, respectively.

Contingencies

1)	Skillsoft

In April 2012, Skillsoft Asia Pacific Pty Ltd. (“Skillsoft”) filed a statement of claim (HCCL19/2013) against the Company in the High Court of the Hong Kong Special Administrative Region Court of First Instance alleging breach of contract. The complaint seeks a declaration that the contract between the Company and Skillsoft remains in full force and effect as well as monetary damages, interest and costs. On December 12, 2013, the Hong Kong court has ordered a summary judgment in favor of Skillsoft for US$ 0.6 million being the Quarterly Prepayment License Fee for the 4th quarter of 2011 with respect to HCCL 19/2013.In addition, Skillsoft filed two claims: a) HCCL20/2013 on June 6, 2013, seeking a payment of US$ 2.5 million for breach of the contract and US$ 2.0 million in respect of invoices for pre-paid licensing fees; b) HCCL31/2013 on October 21, 2013 seeking a payment of US$ 2.0 million for breach of the contract. A without prejudice offer for settlement was made on June 18, 2014: the Company pays to Skillsoft the sum of US$ 0.6 million with interest (US$ 0.1 million as at June 12, 2014) and costs (estimated at HK$0.4 million). Subsequently the offer of settlement was not accepted by Skillsoft prior to expiry on July 3, 2014 and has accordingly lapsed. On March 20, 2015, the Honorable Mr. Justice Anthony Chan ordered that HCCL19, 20 and 31/2013 be consolidated and proceed as a single action. The claim then was made by Skillsoft for a consolidated sum of US$ 7.3 million. As of December 31, 2014, the Company has paid US$ 0.8 million to settle the judgment of HCCL19/2013 made on December 12, 2013. On April 17, 2015 a Re-Amended Statement of Claim was served by Skillsoft in the consolidated action. Additionally, Skillsoft now seeks indemnity for breaches (1) that Ambow failed to use reasonable commercial efforts to market, demonstrate and distribute Skillsoft’s products (2)indemnity for the appointment, by Ambow of re-sellers, sub-distributors and agents without Skillsoft’s express prior permission and (3) an order for specific performance for Ambow to provide Sales Reports for each month in 2012 and 2013 and make available for inspection and audit all accounting, sales, and customer service books and records of Ambow from April 30, 2008 to the date of application (the “Inspection Claims”).

On January 12, 2016, the Company successfully resisted Skillsoft’s application for summary judgment for the Inspection Claims.

On April 28, 2016, the Company went through mediation with Skillsoft. As the result of mediation, the Company agreed to pay Skillsoft no later than June 11, 2016 a sum of US$0.45 million as full and final settlement of Skillsoft’s claims in the above consolidated action. Upon receipt of payment of the said sum of US$0.45 million by Skillsoft, Skillsoft’s claims in the above consolidated action shall stand dismissed.

The Company accrued the said sum of US$0.45 million as of March 31, 2016 and made the full payment in May 2016.

2)	Changsha K-12

In February 2013, Changsha K-12 Experimental School was involved in a civil lawsuit in Hunan Province High Court, a cooperation dispute on host right of Changsha K-12 Experimental School, amounting to RMB 167,990 as the plaintiff’s claim. On November 13, 2014, Hunan Province High Court made the decision that all the claims of the plaintiff were overruled. The case has been appealed to the Supreme Court of PRC in June 2015. On July 2, 2016, the Supreme Court of PRC gave final judgment to overrule all the claims of the plaintiff. Cost in respect of the lawsuit would be undertaken by the plaintiff.

3)	Ambow Online Administrative Lawsuit

In November 2014, Beijing Ambow Online Software Company Ltd. filed an administrative lawsuit to Beijing Haidian District Court, with the Eighth Tax Office of National Tax Bureau in Beijing Haidian District as the defendant. The Tax Bureau made a tax notice on August 18th, 2014 that the Company’s preferential tax qualification for the year 2011 was cancelled because of tax evasion in 2011 and the Company needed to pay the enterprise income tax already exempted, which was RMB 7,278. Until December 31, 2014, the overdue fee has been accrued to RMB 3,435 and the total amount to be paid has been accrued to RMB 10,713, the claim is to revoke the tax notice. On March 13, 2015, the court ruled that the lawsuit was rejected. If the plaintiff refuses to accept the ruling, appeal can be filed within 10 days of the receipt of the ruling. On March 20, 2015, the Company has filed an appeal on Beijing First Intermediate People's Court. On June 19, 2015, the court rejected the appeal and maintained the first instance ruling. The overdue fee in the amount RMB 1,328 and RMB 1,332 were accrued for the years ended December 31, 2015 and December 31, 2016 respectively. Income tax payable of RMB 12,041 and RMB 13,373 have been recognized for the loss contingency as of December 31, 2015 and December 31, 2016.

4)	Shenyang K-12

In March 2015, Shenyang K-12 filed a civil law suit to Shenyang First Intermediate People's Court of Liaoning Province, against its minority shareholders, as the co-defendants, to seek indemnification with interest and other related costs. The co-defendants have misappropriated of the tuition collected from students and the Company has provided bad debt allowance accordingly in 2014. On February 19, 2016, the trial was held on Shenyang First Intermediate People's Court of Liaoning Province. On March 29, 2016, Shenyang First Intermediate People's Court of Liaoning Province made a decision to support the claim of Shenyang K-12. On May 24, 2016, the minority shareholders of Shenyang K-12 appealed to Liaoning Provincial High Court. On November 8, 2016, the second trial was held on Liaoning Provincial High Court. On November 21, 2016, Liaoning Provincial High Court made a judgment to dismiss the appeal of the minority shareholders of Shenyang K-12 and ratify the original judgment. The Company did not accrue contingent income because the co-defendants showed no intent or ability to pay indemnification.

F-45

21. SEGMENT INFORMATION

The Group offers a wide range of educational and career enhancement services and products focusing on improving educational opportunities for primary and advanced degree school students and employment opportunities for university graduates.

The Group’s chief operating decision maker (“CODM”) has been identified as the CEO who reviews the financial information of separate operating segments when making decisions about allocating resources and assessing performance of the Group. Based on management’s assessment, the Group has determined that it has three operating segments which are Tutoring, K-12 Schools and Career Enhancement. These three operating segments are also identified as reportable segments. The reportable segments of tutoring and K-12 schools are grouped under the “Better Schools” division because the segments offer programs and education services using a standards-based curriculum that enables students to improve their academic results and educational opportunities. The reportable segments of career enhancement was classified under the “Better Jobs” division because the segments offer services and programs that facilitate post-secondary students to obtain more attractive employment opportunities.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The CODM evaluates performance based on each reporting segment’s revenues, cost of revenues, gross profit, operating expenses, other income (expense), (loss) income before income tax and non-controlling interests and total assets as follows. Discontinued operations have been excluded from the segment information for periods presented.

For the year ended December 31, 2014

	Better School			Better Job
	Tutoring	K-12	Subtotal	Career Enhancement	Consolidated
(RMB in thousands)	RMB	RMB	RMB	RMB	RMB

Net Revenues	68,203	168,244	236,447	175,551	411,998
Cost of revenues	(52,728)	(115,416)	(168,144)	(105,892)	(274,036)
GROSS PROFIT	15,475	52,828	68,303	69,659	137,962

OPERATING EXPENSES
Selling and marketing	(12,165)	(824)	(12,989)	(53,426)	(66,415)
General and administrative	(34,406)	(99,690)	(134,096)	(52,175)	(186,271)
Research and development	(2,114)	-	(2,114)	-	(2,114)
Impairment loss	(133,270)	(133,633)	(266,903)	(25,674)	(292,577)
Unallocated corporate expenses	-	-	-	-	(346,380)
Total operating expenses	(181,955)	(234,147)	(416,102)	(131,275)	(893,757)

OPERATING (LOSS) INCOME	(166,480)	(181,319)	(347,799)	(61,616)	(755,795)

OTHER INCOME (EXPENSE)
Interest (expenses) income, net	(1,561)	1,690	129	(8,070)	(7,941)
Foreign exchange (loss) gain, net	(81)	-	(81)	553	472
Other (loss) income, net	(6,647)	996	(5,651)	573	(5,078)
Gain (loss) on disposal of subsidiary	(21,635)	-	(21,635)	61,450	39,815
Unallocated corporate other expenses	-	-	-	-	(295,129)
Total other (expenses) income	(29,924)	2,686	(27,738)	54,506	(267,861)

LOSS BEFORE INCOME TAX, NON-CONTROLLING INTERESTS AND DISCONTINUED OPERATIONS	(196,404)	(178,633)	(375,037)	(7,110)	(1,023,656)

For the year ended December 31, 2015

	Better School			Better Job
	Tutoring	K-12	Subtotal	Career Enhancement	Consolidated
(RMB in thousands)	RMB	RMB	RMB	RMB	RMB

Net Revenues	54,888	186,747	241,635	154,080	395,715
Cost of revenues	(41,048)	(116,819)	(157,867)	(88,078)	(245,945)
GROSS PROFIT	13,840	69,928	83,768	66,002	149,770

OPERATING EXPENSES
Selling and marketing	(7,690)	(964)	(8,654)	(38,976)	(47,630)
General and administrative	(18,601)	(37,787)	(56,388)	(48,337)	(104,725)
Research and development	(1,773)	-	(1,773)	(321)	(2,094)
Impairment loss	(2,702)	-	(2,702)	(7,630)	(10,332)
Unallocated corporate expenses	-	-	-	-	(341,023)
Total operating expenses	(30,766)	(38,751)	(69,517)	(95,264)	(505,804)

OPERATING (LOSS) INCOME	(16,926)	31,177	14,251	(29,262)	(356,034)

OTHER INCOME (EXPENSE)
Interest (expenses) income, net	(307)	22	(285)	(2,100)	(2,385)
Foreign exchange gain, net	10	-	10	24	34
Other (loss) income, net	(7,966)	(237)	(8,203)	665	(7,538)
Loss (income) on reconsolidation of previously deconsolidated entities	(23,908)	-	(23,908)	6,439	(17,469)
Gain on sale of investment available for sale	-	1,971	1,971	-	1,971
Unallocated corporate other expenses	-	-	-	-	(13,984)
Total other (expenses) income	(32,171)	1,756	(30,415)	5,028	(39,371)

(LOSS) INCOME BEFORE INCOME TAX, NON-CONTROLLING INTERESTS AND DISCONTINUED OPERATIONS	(49,097)	32,933	(16,164)	(24,234)	(395,405)

Segment assets	139,905	331,127	471,032	175,056	646,088
Unallocated corporate assets	-	-	-	-	361,837
TOTAL ASSETS	139,905	331,127	471,032	175,056	1,007,925

For the year ended December 31, 2016

	Better School			Better Job
	Tutoring	K-12	Subtotal	Career Enhancement	Consolidated
(RMB in thousands)	RMB	RMB	RMB	RMB	RMB

Net Revenues	47,985	222,592	270,577	141,439	412,016
Cost of revenues	(33,465)	(137,833)	(171,298)	(67,444)	(238,742)
GROSS PROFIT	14,520	84,759	99,279	73,995	173,274

OPERATING EXPENSES
Selling and marketing	(5,516)	(1,065)	(6,581)	(30,810)	(37,391)
General and administrative	(21,929)	(42,205)	(64,134)	(34,023)	(98,157)
Research and development	(1,445)	-	(1,445)	(924)	(2,369)
Impairment loss	(21,779)	-	(21,779)	(623)	(22,402)
Unallocated corporate expenses	-	-	-	-	(56,986)
Total operating expenses	(50,669)	(43,270)	(93,939)	(66,380)	(217,305)

OPERATING (LOSS) INCOME	(36,149)	41,489	5,340	7,615	(44,031)

OTHER INCOME (EXPENSE)
Interest income, net	106	106	212	186	398
Foreign exchange gain, net	-	-	-	12	12
Other (loss) income, net	(2,514)	195	(2,319)	(1,714)	(4,033)
Gain on sale of investment available for sale	-	2,464	2,464	138	2,602
Unallocated corporate other income	-	-	-	-	13,945
Total other (expenses) income	(2,408)	2,765	357	(1,378)	12,924

(LOSS) INCOME BEFORE INCOME TAX AND NON-CONTROLLING INTERESTS	(38,557)	44,254	5,697	6,237	(31,107)

Segment assets	119,878	381,786	501,664	190,088	691,752
Unallocated corporate assets	-	-	-	-	284,443
TOTAL ASSETS	119,878	381,786	501,664	190,088	976,195

The Group primarily operates in the PRC. Substantially all the Group’s long-lived assets are located in the PRC.

F-46

22. PRC CONTRIBUTION AND PROFIT APPROPRIATION

Full time employees of the Group in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to qualified employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; hence, the Group has no further commitments beyond its monthly contributions. The total contributions for such employee benefits were RMB 31,896, RMB 28,085 and RMB 29,029 for the years ended December 31, 2014, 2015 and 2016, respectively.

In accordance with the Regulations on Enterprises with Foreign Investment of PRC and their articles of association, the Company’s subsidiaries in the PRC, being foreign invested enterprises established in PRC, are required to provide for certain statutory reserves, namely general reserve, enterprise expansion reserve and staff welfare and bonus reserve, all of which are appropriated from net profit as reported in the Group’s PRC statutory accounts. The Company’s subsidiaries in the PRC are required to allocate at least 10% of their after-tax profits to the general reserve fund until such fund has reached 50% of their respective registered capital. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors of the Company’s subsidiaries.

In accordance with the PRC Company Laws, the Group’s VIEs established in PRC make appropriations from their after-tax profits as reported in their PRC statutory accounts to non-distributable reserves, namely statutory surplus reserve, statutory public welfare reserve and discretionary surplus reserve. The Company’s or its non-school subsidiaries’ VIEs are required to allocate at least 10% of their after-tax profits to the statutory surplus reserve until the reserve reaches 50% of each entity’s registered capital. Appropriation to the statutory public welfare fund is 5% to 10% of their after-tax profits as reported in the PRC statutory accounts. Effective from January 1, 2006, under the revised PRC Company Laws, an appropriation to the statutory public welfare reserve is no longer mandatory. Appropriation to the discretionary surplus reserve is made at the discretion of the board of directors of the VIEs.

In accordance with the Law of Promoting Private Education (2003), the Group’s school subsidiaries in PRC must make appropriations from their after-tax profits as reported in their PRC statutory accounts to non-distributable reserves, namely the education development reserve, which requires annual appropriations of at least 25% of after-tax profits or the increase in net assets of private education schools (as determined under accounting principles generally accepted in the PRC at each year-end) to the statutory reserve.

The following table presents the Group’s appropriations to the general reserve fund, statutory surplus reserve and education development reserve as of December 31, 2015 and 2016:

	As of December 31,
	2015	2016
	RMB	RMB

General and statutory surplus reserve	59,307	59,309
Education development reserve	21,698	21,698
Total	81,005	81,007

F-47

23. RELATED PARTY TRANSACTIONS

a.	Transactions

The Group entered into the following transactions with related parties:

	Years ended December 31,
Transactions	2014	2015	2016
	RMB	RMB	RMB
Repayments to Executive Principal of Ambow Research Center (Note i)	-	(3,960)	-
Loan to/(collection from) A, a member of management team of the Company (Note ii)	2,770	(1,670)	-
Borrowing from/(repaid to) A, a member of management team of the Company (Note iii)	500	(1,350)	-
Loan to/(collection from) a member of management team of Beijing SIWA Century Zhisheng Education Technology Co., Ltd. (“Century Zhisheng”) (Note ii)	10	199	(24)
Loan to Suzhou Chengpingheng Software Engineering Co., Ltd , an entity controlled by a member of management team of Century Zhisheng (Note iv)	-	138	-
Borrowing from a member of management team of Century Zhisheng (iii)	3,143	1,089	-
Borrowing from Shandong Shichuang Software Engineering Co., Ltd., an entity controlled by Executive Principal of Ambow Research Center (Note iv)	3,430	-	-
Loan to B, a member of management team of the Company (Note ii)	-	400	-

Note (i) Due to the shortage of working capital, the Company borrowed funds from one management personnel. The borrowing of RMB 2,000 from the management personnel was with a maturity date on February 7, 2014 and noninterest bearing; RMB 1,960 was with a maturity date on December 8, 2013 and bearing interest at 24% per annum. The borrowings of RMB 3,960 were repaid to the management personnel in the year ended December 31, 2015.

Note (ii) The loans were to management for operation purpose.

Note (iii) The borrowings were made from management for operation purpose. The borrowings of RMB 3,143 and 1,089 from a member of management team of Century Zhisheng in 2014 and 2015 were noninterest bearing. The borrowings of RMB 500 from A, a member of management team of the Company in year 2014 were bearing interest at 10% per annum, and fully repaid in 2015.

Note (iv) The loans to and/or borrowings from entities controlled by of management were made for operation purpose without interest bearing and maturity date.

b.	The Group had the following balances with related parties:

	Amounts due from related parties		Amounts due to related parties
	As of December 31,		As of December 31,
Relationship	2015	2016	2015	2016
	RMB	RMB	RMB	RMB
A, a member of management team of the Company (Note 23 a (ii) & (iii))	1,100	1,100	-	-
A member of management team of Century Zhisheng (Note 23 a (ii))	209	185	4,232	4,232
Entity controlled by a member of management team of Century Zhisheng - Suzhou Chengpingheng Software Engineering Co., Ltd (Note 23a (iv))	138	138	-	-
Entity controlled by Executive Principal of Ambow Research Center - Shandong Shichuang Software Engineering Co., Ltd. (Note 23 a (iv))	-	-	3,430	3,430
B, a member of management team of the Company (Note 23 a (ii))	400	400	-	-
	1,847	1,823	7,662	7,662

F-48

c.	Principal shareholder transaction

On October 26, 2011, Dr. Jin Huang, chief executive officer of the Company, and holder of more than 10% interest in the voting power of the Company, entered into a participation agreement with, among others, the Baring Asia Private Equity Fund V., L.P. (the “Participation Agreement”). Pursuant to this agreement, Campus Holdings Limited (“Campus”), an affiliate to the Baring Asia Private Equity Fund V., L.P., agreed to invest up to US$ 50.0 million to purchase Class A Ordinary Shares of the Company through a series of private transactions and on the open market through purchases of American Depositary Shares.

The return on the investment in Class A Ordinary Shares as contemplated by the Participation Agreement will be shared between Campus and Dr. Huang after Campus has received a minimum return on its investment following the occurrence of agreed transfer events. Dr. Huang’s share of such return will be dependent on the portfolio values of the Class A Ordinary Shares acquired by Campus plus the value of all other property delivered as a dividend or other distribution on such Class A Ordinary Shares (the “Portfolio Value”) expressed as a multiple of Campus’ net investment amount as set forth in the Participation Agreement and can be paid to Dr. Huang in cash, in Class A Ordinary Shares or a combination of cash and Class A Ordinary Shares.

To secure Campus’ obligations under the Participation Agreement, Campus entered into a charge (the “Campus Share Charge”) in favor of Spin-Rich Ltd (“Spin-Rich”), a British Virgin Islands company that is wholly owned by Dr. Jin Huang, the president and chief executive officer of the Company, over 60,606 Class A Ordinary Shares that Campus may acquire from time to time after the date of the Campus Share Charge to secure Campus’ obligations under the Participation Agreement, including, without limitation, Campus’ obligations to share with Dr. Huang its investment return on the Class A Ordinary Shares in accordance with the terms of the Participation Agreement. Spin-Rich in turn entered into a charge over 202,592 Class B Ordinary Shares of the Company that it owns in favor of Campus to secure Campus’ agreed-upon minimum return on its investment. Spin-Rich shall be entitled to exercise all voting and/or consensual powers pertaining to the Class B Ordinary Shares and dividends or other distributions received thereon by Spin-Rich or any part thereof charged in favor of Campus unless and until enforcement event occurs.

Between November 9, 2011 and January 25, 2012, Campus purchased an aggregate of 398,153 Class A Ordinary Shares equivalent of the Company through privately negotiated transactions or in open market transactions. The aggregate consideration paid was RMB 311,505 (US$ 50,000). None of the sellers in the privately negotiated transactions were the employees of the Company.

Management has assessed the accounting treatment for this transaction and believes that it should be accounted for as a share base compensation pursuant to FASB ASC Topic 718. The fair value of the combined terms of the Participation Agreement was approximately RMB 215,274 (US$ 34,554), which would be recognized as compensation expense on a straight-line basis over a period from January 2012 to October 2015, which is the expected expiration date. RMB 54,311 (US$ 8,876), RMB 44,686 (US$ 7,222) and RMB nil (US$ nil) expenses were recognized for the years ended December 31, 2014, 2015 and 2016, respectively.

d.	Share Interest Assignment between CEIHL and New Flourish

On August 31, 2014, CEIHL entered a Share Interest Assignment Agreement with New Flourish, an entity control by CEO of the Company. Pursuant to the Assignment Agreement, CEIHL agreed to sell 5,678,963 shares at a favorable consideration of US$ 5,779 with payment schedule of 3 equal annual installments starting on August 31, 2016. If the Company fails to file the annual report of Form 20-F for the year 2014 on or before the date in compliance with the Security Act, CEIHL has a right to repurchase 433,333 shares at the same price from New Flourish.

On September 5, 2014, CEIHL converted US$ 31,692 of the convertible loan and transferred 5,678,963 Class A Ordinary Shares to New Flourish.

Management has assessed the accounting treatment for this transaction which was regarded as one time settlement awards to Company’s senior management for past contribution to the Group and management believes that it should be accounted for as a one off share-based compensation pursuant to FASB ASC Topic 718. The discounted total consideration is US$ 4,257. The fair value of the Company’s ordinary shares was US$ 19,678 based on equity value US$ 3.465 per share, and the difference between the fair value of the consideration and Company’s ordinary shares was RMB 94,360 (US$ 15,421). The amount was recognized in full as one-off share-based compensation expense in 2014, since the Form 20-F for the year ended December 31, 2014 was timely filed in compliance with the Security Act.

F-49

24. DISCONTINUED OPERATIONS

a.	Disposal of Jinghan Group

On November 10, 2014, the Company entered into a sale and purchase agreement to dispose of all its interest in Jinghan Group to a third party, with net consideration of RMB 500,000 in cash, and with a waiver of RMB 18,195 receivables due from Jinghan group by the Company. Besides the receivables being waived, the Company had RMB 122,822 receivables due from and RMB 25,959 due to Jinghan Group by different subsidiaries. After assessing the collectability, the Company provided an additional bad debt allowance of RMB 96,863 by reducing the net receivable balances, after netting of payable balances, due from Jinghan Group to zero. The disposal of Jinghan Group resulted in an income of RMB 343,912 for the year ended December 31, 2015. The disposal of Jinghan Group was completed by April 8, 2015. Consideration of RMB 500,000 was received fully by the end of year ended December 31, 2015.

b.	Discontinued operations

Following are revenue and income (loss) from discontinued operation:

Jinghan Group

	Years ended December, 31
	2014	2015	2016
	RMB	RMB	RMB
Revenues	679,295	171,938	-
Impairment loss	-	-	-
Loss from discontinued operation	(73,499)	(4,499)	-
Income tax benefit	15,735	1,385	-
Loss from discontinued operation, net of income tax	(57,764)	(3,114)	-
Income on sale of discontinued operation, net of income tax (note(i))	-	343,912	-
Income (loss) from and on sale of discontinued operation, net of income tax	(57,764)	340,798	-

Note (i) Foreign currency translation adjustment included in the loss on sale of discontinued operation is RMB 9,084 for the year ended December 31, 2015.

25. GAIN ON DISPOSAL OF SUBSIDIARY

Medium Range Online (Beijing) Technology Co., Ltd (“Zhongcheng”) is a company focusing on careen enhancement, acquired on September 2, 2009 and 100% owned by Ambow Shanghai. In 2014, due to the shortage of working capital, the Company disposed 70% interest of Zhongcheng to a third party. In exchange for the 70% interest in Zhongcheng, the third party assumed certain liabilities of Zhongcheng amounting of RMB 9,090. In connection with the disposal, the Company also waived the intercompany receivables and payables with Zhongcheng. The Group did not receive any consideration in the transaction. The deal was not a strategic shift of the business and this transaction would not have major impact on Ambow’s business, therefore this transaction was not qualified as discontinued operation. The fair value of 30% interest in Zhongcheng was RMB 693 as of disposal date on September 30, 2014, while the carrying amount of its net liabilities was RMB 6,710 after the waiver of the net intercompany balances. In 2014, the Company recognized a gain of RMB 7,403 on the disposal accordingly.

As of December 31, 2015, the Company could not exercise its significant influence over the operating and financial policies of Zhongcheng, and did not expect to receive any economic benefit from the investment, thus recorded full impairment loss upon its 30% interest in Zhongcheng with an amount of RMB 693.

F-50

26. DECONSOLIDATION AND RECONSOLIDATION

a.	Deconsolidation in 2014:

In 2014, the principal of Jilin Tutoring lost confidence in the Group and stopped providing financial statements and reporting operation results to the Group after September 30, 2014, which was determined as the date that the Group ceased to have substantial control on Jilin Tutoring. Afterwards, the Group did not have any continuing involvement with Jilin Tutoring.

During the year ended December 31, 2014, the Group recognized a total impairment loss amounting to RMB 29,462 arising from deconsolidation of Jilin Tutoring. The deconsolidation loss was equivalent to the subsidiary’s carrying amounts of net assets and the amount of accumulated other comprehensive income attributable to Jilin Tutoring as of the deconsolidation date because the Group assessed the investment were not recoverable.

Because of the deconsolidation, the amount due from the deconsolidated subsidiaries of RMB 4,750 was fully written off as of December 31, 2014.

The Company has regained control over Jilin Tutoring in the second half of 2015. However, all the operations of this deconsolidated entity has ceased. In the year of 2016, the Management took measures to gradually restore operation of these entities.

b.	Reconsolidation in 2015:

In the second half of 2015, a legal team has been sent to resolve these issues with the ex-owners. The Company has regained control of the deconsolidated entities. As a result, the financials of these entities have been consolidated in its 2015 consolidated financial statements. Income resulting from reconsolidation of previously de-consolidated entities was RMB 14,127 for the year ended December 31, 2015, which was comprised of a reverse of bad debt allowance of deconsolidated entities in prior years of RMB 49,472, offsetting by the net liabilities of RMB 38,696 on these entities, and the recognition of the deficit of non-controlling interest of RMB 3,351. All the operations of these deconsolidated entities have ceased by December 31, 2015. In the year of 2016, the Management took measures to gradually restore operation of these entities, which include reinstating their business licenses. The Management estimate one year or more would be needed due to procedural requirements.

F-51

27. NON-CONTROLLING INTERESTS

As of January 1, 2013, the Group recognized a non-controlling interest in the consolidated statements of operations and other comprehensive income (loss) to reflect the 5%, 10%, 30%, 36% and 23% economic interest in Guangzhou ZS Career Enhancement, Shenyang K-12, Taishidian Holding, Ambow Jingxue and Genesis Career Enhancement, respectively, that is attributable to the shareholders other than the Group.

In 2013, the 5% economic interest in Guangzhou ZS Career Enhancement was derecognized as a result of deconsolidation of subsidiary, while the 30% economic interest in Taishidian Holding was derecognized with the disposal of Taishidian Holding.

In 2014, the Group established Shanghai Tongguo under Ambow Shanghai, with a non-controlling interest of 31% economic interest amounting to RMB 270 from three individual shareholders.

In 2015, the 36% economic interest in Ambow Jingxue was derecognized as a result of disposal of subsidiary, while the 5% economic interest in Guangzhou ZS Career Enhancement was recognized as a result of reconsolidation of subsidiary. In addition, three individual shareholders of Shanghai Tongguo increased their paid in capital on the subsidiary with a total amount of RMB 163.

In 2016, the Group established Suzhou Jiaxue under Ambow Zhixin, with a non-controlling interest of 40% economic interest amounting to RMB 400 from one individual shareholder and one corporate shareholder. Also the Group established Huanyu Liren under Kunshan Ambow, with a non-controlling interest of 40% economic interest amounting to RMB 396 from one individual shareholder.

F-52

28.  FAIR VALUE MEASUREMENTS

The Group adopted ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1-Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level 2-Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

Level 3-Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Group’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Management of the Group is responsible for determining the fair value of equity issued, assets acquired, liabilities assumed and intangibles identified as of the acquisition date and considered a number of factors including valuations from independent appraiser.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group measures fair value using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates and currency rates. The following is a description of the valuation techniques that the Group uses to measure the fair value of assets and liabilities that are measured and reported at fair value on a recurring basis:

At December 31, 2016 and 2015 information about inputs into the fair value measurements of the assets and liabilities that the Group makes on a recurring basis were as follows:

		Fair Value Measurements at Reporting Date Using
	Total Fair Value and Carrying Value on Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2016
Assets:
Short term investments, available for sale	174,811	174,811	-	-

		Fair Value Measurements at Reporting Date Using
	Total Fair Value and Carrying Value on Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2015
Assets:
Short term investments, available for sale	103,602	103,602	-	-

The following table presents the quantitative information about the Group’s Level 3 fair value measurements of intangible assets in 2015 and 2016, which utilize significant unobservable internally-developed inputs:

	Fair value	Valuation techniques	Unobservable inputs	Range
Intangible assets as of September 30, 2015	61,354	Relief-from-royalty method	Royalty rate Discount rate Terminal growth rate	1%-7% 16%-22% 3%
Intangible assets as of September 30, 2016	115,941	Relief-from-royalty method	Royalty rate Discount rate Terminal growth rate	0%-9% 16%-22% 3%

F-53

29. CONCENTRATIONS

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, term deposits, accounts receivable, other receivable, amounts due from related parties and other non-current assets, and advances to suppliers. The Group places its cash and cash equivalents and term deposits with financial institutions with high-credit ratings. The Group conducts credit evaluations of its customers and suppliers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts.

No single customer represented 10% or more of the Group’s total revenues for the years ended December 31, 2014, 2015 and 2016.

No single supplier represented 10% or more of the Group’s total costs of sales for the years ended December 31, 2014, 2015 and 2016.

A summary of the debtors who accounted for 10% or more of the Group’s consolidated accounts receivable, prepaid and other current assets, other non-current assets and consideration receivable was as follows:

	As of December 31,
	2015		2016
Debtors	RMB	%	RMB	%
Accounts receivable
Company A	1,483	13%	1,313	10%
Prepaid and other current assets
Company B	49,800	32%	49,800	32%
Company C	35,000	22%	35,000	23%
Company D	25,959	17%	25,959	17%
Other non-current assets
Company E	1,858	36%	1,570	25%
Consideration receivable
Company F	8,500	100%	8,500	100%

The Chinese market in which the Group operates exposes the Group to certain macroeconomic and regulatory risks and uncertainties. These uncertainties extend to the ability of the Group to provide educational and career enhancement services through contractual arrangements in the PRC since this industry remains highly regulated. The Chinese government may issue from time to time new laws or new interpretations on existing laws to regulate the education industry. Regulatory risk also encompasses the interpretation by the tax authorities of current tax laws, the status of properties leased for the Group’s operations and the Group’s legal structure and scope of operations in the PRC, which could be subject to further restrictions resulting in limitations on the Group’s ability to conduct business in the PRC.

F-54

30. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of issuance of this consolidated financial statements, except the purchase of an office property as stated in Note 12, and the Company does not identified events with material financial impact on the Group’s consolidated financial statements.

31. ADDITIONAL INFORMATION - CONDENSED FINANCIAL STATEMENTS

Relevant PRC statutory laws and regulations permit the payment of dividends by the Group’s PRC VIEs and subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of certain percentages of the after-tax income or the increase in net assets for the year (as determined under accounting principles generally accepted in the PRC) should be set aside at each year end as a reserve prior to the payment of dividends. As a result of these PRC laws and regulations, the Group’s PRC VIEs and subsidiaries are restricted in their ability to transfer a portion of their net assets to the Group either in the form of dividends, loans or advances. The Group’s restricted net assets, comprising of the registered paid in capital and statutory reserve of Company’s PRC subsidiaries and VIEs, were RMB 1,340,756 and RMB 1,351,757 as of December 31, 2015 and 2016, respectively.

The condensed financial statements of the Company have been prepared using the same accounting policies as set out in the Group’s consolidated financial statements except that the Company used the equity method to account for investments in its subsidiaries and VIEs.

The Company, its subsidiaries and VIEs were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation. For the purpose of the Company’s condensed financial statements, its investments in subsidiaries are reported using the equity method of accounting.

The Company is a Cayman Islands company, therefore, is not subjected to income taxes for all years presented.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

As of December 31, 2015 and 2016, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

F-55

AMBOW EDUCATION HOLDING LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial information of Parent Company

Balance Sheets

(All amounts in thousands, except for share and per share data)

	As of December 31,
	2015	2016	2016
	RMB	RMB	US$
			Note 3(a)
ASSETS
Current assets:
Cash and cash equivalents	8,658	1,467	211
Amounts due from related parties	201,341	183,676	26,456
Prepaid expenses and other current assets	160	341	49
Total current assets	210,159	185,484	26,716

Non-current assets:
Intangible assets, net	16	8	1
Investment in subsidiaries	-	-	-
Total non-current assets	16	8	1

Total assets	210,175	185,492	26,717

LIABILITIES
Current liabilities:
Amounts due to related parties	14,839	19,605	2,824
Accrued and other liabilities	51,540	49,371	7,111
Total current liabilities	66,379	68,976	9,935

Total non-current liabilities	-	-	-

Total liabilities	66,379	68,976	9,935

SHAREHOLDERS’ EQUITY
Class A Ordinary shares
(US$ 0.003 par value; 66,666,667 and 66,666,667 shares authorized; 33,556,762 and 33,990,680 shares issued and outstanding as of December 31, 2015 and 2016, respectively)	627	636	92
Class C Ordinary shares
(US$ 0.003 par value; 8,333,333 and 8,333,333 shares authorized; 4,708,415 and 4,708,415 shares issued and outstanding as of December 31, 2015 and 2016, respectively)	90	90	13
Additional paid-in capital	3,445,408	3,453,227	497,368
Accumulated deficit	(3,307,442)	(3,343,142)	(481,513)
Accumulated other comprehensive income	5,113	5,705	822
Total shareholders’ equity	143,796	116,516	16,782

Total liabilities and shareholders’ equity	210,175	185,492	26,717

F-56

AMBOW EDUCATION HOLDING LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Financial information of Parent Company

Statements of Operations

(All amounts in thousands, except for share and per share data)

	Years ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
				Note 3(a)
NET REVENUES
- Educational program and services	-	-	-	-
Cost of revenues
- Educational program and services	-	-	-	-
GROSS LOSS	-	-	-	-
Operating expenses:
Selling and marketing	(348)	(410)	-	-
General and administrative	(229,814)	(79,562)	(18,854)	(2,716)
Research and development	(144)	(660)	-	-
Total operating expenses	(230,306)	(80,632)	(18,854)	(2,716)

OPERATING LOSS	(230,306)	(80,632)	(18,854)	(2,716)
Share of income (loss) from subsidiaries	(609,711)	201,051	(23,274)	(3,352)
OTHER EXPENSE
Interest income (expense) net	(91,064)	(56,549)	1	-
Loss from extinguishment of debt	(143,901)	-	-	-
Foreign exchange losses, net	(459)	(131)	-	-
Other income (expense), net	(1,372)		6,427	927
Income tax	-	-	-	-
NET (LOSS) INCOME	(1,076,813)	63,739	(35,700)	(5,141)

F-57

AMBOW EDUCATION HOLDING LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Financial Information of Parent Company

Statements of Cash Flows

(All amounts in thousands, except for share and per share data)

	Years ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
				Note 3(a)
Cash flows from operating activities	(109,368)	(40,384)	(6,348)	(914)
Cash flows from investing activities	-	-	-	-
Cash flows from financing activities	109,330	48,876	(843)	(121)
Effects of exchange rate changes on cash and cash equivalents	2	-	-	-
Net change in cash and cash equivalents	(36)	8,492	(7,191)	(1,035)
Cash and cash equivalents at beginning of year	202	166	8,658	1,246
Cash and cash equivalents at end of year	166	8,658	1,467	211

Supplemental disclosure of cash flow information

Supplemental disclosure of non-cash investing and financing activities
Shares surrender by SummitView	67,309	-	-	-
Conversion of convertible loan to ordinary shares and waiver of related accrued interest expenses	226,298	70,146	-	-
Receipt of convertible loan by settlement of debt	80,000	-	-	-

F-58

AMBOW EDUCATION HOLDING LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

		As of
	Note	December 31, 2016	September 30, 2017
		RMB	RMB	US$
				Note 3(a)
ASSETS
Current assets:
Cash and cash equivalents	4	196,900	215,637	32,411
Restricted cash	4	2,350	2,350	353
Short term investments, available for sale	5	174,811	131,991	19,838
Short term investments, held to maturity	5	64,700	95,000	14,279
Accounts receivable, net	6	13,576	40,180	6,039
Amounts due from related parties	17	1,823	800	120
Prepaid and other current assets, net	7	153,867	125,198	18,817
Loan receivable	9	-	42,677	6,414
Consideration receivable, net	8	8,500	-	-
Total current assets		616,527	653,833	98,271
Non-current assets:
Property and equipment, net	10	88,007	152,379	22,903
Land use rights, net		1,892	1,859	279
Intangible assets, net		94,708	90,497	13,602
Goodwill		67,954	67,170	10,096
Prepayment for acquisition of property	10	71,024	-	-
Deferred tax assets, net		29,726	29,431	4,424
Other non-current assets, net		6,357	12,726	1,913

Total non-current assets		359,668	354,062	53,217

Total assets		976,195	1,007,895	151,488

F-59

AMBOW EDUCATION HOLDING LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of
	Note	December 31, 2016	September 30, 2017
		RMB	RMB	US$
				Note 3(a)
LIABILITIES
Current liabilities:
Deferred revenue (including consolidated VIE amount without recourse to the Company of RMB 99,298 and RMB 159,946 as of December 31, 2016 and September 30, 2017, respectively)		109,484	161,781	24,316
Accounts payable (including consolidated VIE amount without recourse to the Company of RMB 16,009 and RMB 20,176 as of December 31, 2016 and September 30, 2017, respectively)		26,738	23,142	3,478
Accrued and other liabilities (including consolidated VIE amount without recourse to the Company of RMB 200,230 and RMB 212,028 as of December 31, 2016 and September 30, 2017, respectively)	11	372,821	414,244	62,261
Short-term borrowing from third party (including consolidated VIE amount without recourse to the Company of RMB nil and RMB nil as of December 31, 2016 and September 30, 2017, respectively)	12	-	39,821	5,985
Income taxes payable (including consolidated VIE amount without recourse to the Company of RMB 198,176 and RMB 199,839 as of December 31, 2016 and September 30, 2017, respectively)		321,297	200,343	30,112
Amounts due to related parties (including consolidated VIE amount without recourse to the Company of RMB 7,662 and RMB 3,430 as of December 31, 2016 and September 30, 2017, respectively)	17	7,662	3,430	516
Total current liabilities		838,002	842,761	126,668
Non-current liabilities:
Deferred tax liabilities (including consolidated VIE amount without recourse to the Company of RMB 23,172 and RMB 21,981 as of December 31, 2016 and September 30, 2017, respectively)		23,172	21,981	3,304

Total liabilities		861,174	864,742	129,972

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-60

AMBOW EDUCATION HOLDING LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of
	Note	December 31, 2016	September 30, 2017
		RMB	RMB	US$
				Note 3(a)
Commitments	15

EQUITY
Preferred shares
(US$ 0.003 par value; 1,666,667 shares authorized, nil issued and outstanding as of December 31, 2016 and September 30, 2017)		-	-	-
Class A Ordinary shares
(US$ 0.003 par value; 66,666,667 and 66,666,667 shares authorized; 33,990,680 and 34,176,461 shares issued and outstanding as of December 31, 2016 and September 30, 2017, respectively)		636	640	96
Class C Ordinary shares
(US$ 0.003 par value; 8,333,333 and 8,333,333 shares authorized; 4,708,415 and 4,708,415 shares issued and outstanding as of December 31, 2016 and September 30, 2017, respectively)		90	90	14
Additional paid-in capital		3,453,227	3,457,224	519,625
Statutory reserve		81,007	19,841	2,982
Accumulated deficit		(3,424,149)	(3,338,050)	(501,713)
Accumulated other comprehensive income		5,705	5,502	827
Total Ambow Education Holding Ltd.’s equity		116,516	145,247	21,831
Non-controlling interests		(1,495)	(2,094)	(315)
Total equity		115,021	143,153	21,516
Total liabilities and equity		976,195	1,007,895	151,488

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-61

AMBOW EDUCATION HOLDING LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(All amounts in thousands, except for share and per share data)

		Nine months ended September 30,
	Note	2016	2017	2017
		RMB	RMB	US$

NET REVENUES
- Educational program and services		280,921	291,069	43,748
- Intellectualized operational services		-	8,656	1,301
Total net revenues	16	280,921	299,725	45,049
COST OF REVENUES
- Educational program and services		(162,961)	(169,661)	(25,500)
- Intellectualized operational services		-	(6,059)	(911)
Total cost of revenues	16	(162,961)	(175,720)	(26,411)

GROSS PROFIT		117,960	124,005	18,638
OPERATING EXPENSES
Selling and marketing		(30,642)	(28,205)	(4,239)
General and administrative		(97,880)	(105,014)	(15,784)
Research and development		(5,732)	(4,653)	(699)
Impairment loss		(934)	-	-
Total operating expenses		(135,188)	(137,872)	(20,722)

OPERATING LOSS (INCOME)		(17,228)	(13,867)	(2,084)

OTHER INCOME (EXPENSES)
Interest income	5	5,223	4,010	603
Foreign exchange gain (loss), net		63	740	111
Gain on disposal of subsidiaries	18	-	38,145	5,733
Other loss, net		(559)	(16)	(2)
Gain on sale of investment available for sale	5	1,450	4,720	709
Total other income		6,177	47,599	7,154

(LOSS) INCOME BEFORE INCOME TAX AND NON-CONTROLLING INTERESTS		(11,051)	33,732	5,070
Income tax expense	13	(7,215)	(8,999)	(1,353)

NET (LOSS) INCOME		(18,266)	24,733	3,717
Less: Net income (loss) attributable to non-controlling interests		102	(200)	(30)

NET (LOSS) INCOME ATTRIBUTABLE TO AMBOW EDUCATION HOLDING LTD.		(18,368)	24,933	3,747

NET (LOSS) INCOME		(18,266)	24,733	3,717

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX
Foreign currency translation adjustments		(815)	981	147
Unrealized gains on short term investments
Unrealized holding gains arising during period		3,157	1,506	226
Less: reclassification adjustment for gains included in net income		1,739	2,690	404
Other comprehensive income (loss)		603	(203)	(31)
TOTAL COMPREHENSIVE (LOSS) INCOME		(17,663)	24,530	3,686

Net (loss) income per share - basic	14	(0.48)	0.64	0.10
Net (loss) income per share - diluted	14	(0.48)	0.63	0.10

Weighted average shares used in calculating basic net (loss) income per share	14	38,411,480	38,803,676	38,803,676
Weighted average shares used in calculating diluted net (loss) income per share	14	38,411,480	39,310,607	39,310,607

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-62

AMBOW EDUCATION HOLDING LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data)

	Nine months ended September 30,
	2016	2017	2017
	RMB	RMB	US$
			Note 3(a)
Cash flows from operating activities
Net cash provided by operating activities	41,242	27,634	4,154
Cash flows from investing activities
Purchase of available-for-sale investments	(333,300)	(111,200)	(16,714)
Redemption from available-for-sale investments	182,111	152,440	22,912
Purchase of held-to-maturity investments	(486,000)	(452,730)	(68,046)
Maturity and redemption from held-to-maturity investments	542,170	422,430	63,492
Purchase of property and equipment	(4,229)	(6,165)	(927)
Prepayment for leasehold improvement	(3,592)	(3,498)	(526)
Purchase of intangible assets	-	(1,069)	(161)
Prepayment for purchase of minority interest	-	(900)	(135)
Purchase of minority interest	-	(400)	(60)
Purchase of other non-current assets	-	(640)	(96)
Cash balance of disposed entities	-	(4,309)	(648)
Loan receivable	-	(42,677)	(6,414)
Net cash used in investing activities	(102,840)	(48,718)	(7,323)
Cash flows from financing activities
Proceeds from minority shareholder capital injection	800	-	-
Proceeds from short-term borrowing	-	39,821	5,985
Repayments of short-term borrowings	(2,300)	-	-
Net cash (used in) provided by financing activities	(1,500)	39,821	5,985

Net change in cash, cash equivalents and restricted cash	(63,098)	18,737	2,816
Cash, cash equivalents and restricted cash at beginning of the period	248,353	199,250	29,948

Cash, cash equivalents and restricted cash at end of the period	185,255	217,987	32,764
Supplemental disclosure of cash flow information:
Income tax paid	(1,037)	(699)	(105)
Interest paid	(115)	-	-
Supplemental disclosure of non-cash investing and financing activities:
Derecognition of assets other than cash of disposed subsidiary	-	25,152	3,780
Derecognition of liabilities of disposed subsidiary, net of recognized amount due to the disposed subsidiary	-	67,606	10,161

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-63

AMBOW EDUCATION HOLDING LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

The accompanying condensed consolidated financial statements include the financial statements of Ambow Education Holding Ltd. (the “Company”), its subsidiaries and variable interest entities (“VIEs”) for which the Company or its subsidiaries are the primary beneficiaries. The Company, its subsidiaries and VIEs are hereinafter collectively referred to as the “Group”.

The Company established IValley Co., Ltd. (“IValley”) on March 13, 2017. IValley is a VIE of Ambow Education Management (Hong Kong) Limited.

On June 29, 2017, the shareholders of VIEs, which include Shanghai Ambow Education Information Consulting Co., Ltd. (“Shanghai Ambow”) and Ambow Sihua Education and Technology Co., Ltd. (“Ambow Sihua”), terminated their share pledge agreements, call options agreements, loan agreements, powers of attorney and exclusive consulting and service agreements with Beijing Ambow Online Software Co., Ltd. (“Ambow Online”); and entered into such contractual agreements with Ambow Shengying Education and Technology Co., Ltd. (“Ambow Shengying”) instead. As of June 29, 2017, the shareholders of VIE, Beijing Normal University Ambow Education Technology Co., Ltd. (“Ambow Shida”), terminated their share pledge agreements, call options agreements, loan agreements, powers of attorney and exclusive consulting and service agreements with Ambow Online; and entered into such contractual agreements with Beijing Ambow Chuangying Education and Technology Co., Ltd. (“Ambow Chuangying”) instead. Through the renewal of such contractual agreements, the Company through its subsidiaries, continued to control the operation decisions of the VIEs. Therefore, the accounts and operations of the VIEs and their subsidiaries remain unchanged in the Group’s unaudited condensed consolidated financial statements.

On August 31, 2017, the Company sold the 100% equity interest in Ambow Online to a third party for no consideration. After the disposal, Ambow Online and its remaining VIE Suzhou Wenjian Venture Investment Management Consulting Co., Ltd. (“Suzhou Wenjian”) was not consolidated by the Company. On September 30, 2017, the Company sold the 100% equity interest in 21st Century Training Center to a third party, with consideration of RMB 1 yuan. After the disposal, 21st Century Training Center was not consolidated by the Company. Please refer to Note 18 for details.

The Company established IValley Beijing Technology Co. Ltd. (“Ivalley Beijing”) in September 2017. Ivalley Beijing is a 100% subsidiary of Ivalley. IValley Bejing’s business is to design, purchase, modify and integrate electronic equipment and devices, and develop mobile APP, performed by engineers and IT development and operational personnel, for end users to utilize office facilities, manage resources and administrative matters. Please refer to Note 16 for details.

2. GOING CONCERN

Liquidity and Capital Resources

The Group’s consolidated current liabilities exceeded its consolidated current assets by approximately RMB 188,928 as of September 30, 2017. The Group reported a net loss of RMB 276,442 and RMB 37,018 from continued operations for the years ended December 31, 2015 and 2016, respectively, which included a non-cash impairment charge of RMB 205,311 related to provision of receivables, impairment loss of fixed assets, intangible assets, long term investment, other non-current assets and other current assets, and a non-cash expense of RMB 56,549 related to the interest expense of convertible loan in 2015; and a non-cash impairment loss of intangible assets and goodwill of RMB 22,402 and RMB 1,727 provision of prepaid and other current assets in 2016. The Group’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Group will be able to reduce or eliminate its net losses for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses in line with revenue forecasts, the company may not be able to achieve profitability.

The Group’s principal sources of liquidity have been cash provided by operating activities. As of September 30, 2017, the Group had RMB 215,637 in unrestricted cash and cash equivalents. The Group’s cash and cash equivalents consist of cash on hand and liquid investments that are unrestricted as to withdrawal or use, have maturities of three months or less and are placed with banks and other financial institutions.  As of September 30, 2017, the Group had RMB 180,445 in unrestricted cash and cash equivalents from VIEs. The Group’s consolidated net assets amounted to RMB 143,153 as of September 30, 2017. In addition, the Group has lease commitment of RMB 113,900 as of September 30, 2017, of which RMB 5,340 was remained within the rest of 2017.

Management plan and actions

The Group had approximately RMB 131,991 and RMB 95,000 short term investments, available for sale and short term investments, held to maturity as of September 30, 2017, which was held as short-term investments to be liquid on the expiration date before September 30, 2018.

Historically, the Group has addressed liquidity requirements through a series of cost reduction initiatives, debt borrowings and the sale of subsidiaries and other non-performing assets. From the third quarter of 2017 and onwards, the Group has established intellectualized operational services as a new revenue driving business which would also bring in operating funds, and will continue to focus on developing core cash-generating business and products, improving operation efficiency and cost reduction and enhancing marketing salesforce. Actions include expanding Financial Share Service Centers across the Group wide and standardizing the Group’s Finance and Operation Policies throughout the Group; implementing enhanced vendor review and selection processes as well as implementing ERP systems to standardize operations, enhance internal controls, and create synergy of the Group’s resources.

 Conclusion

The Group believes that available cash and cash equivalents, short term investments, available for sale and short term investments, held to maturity, cash provided by operating activities, together with cash available from the activities mentioned above, should enable the Group to meet presently anticipated cash needs for at least the next 12 months after the date that the financial statements are issued and the Group has prepared the consolidated financial statements on a going concern basis. However, the Group continues to have ongoing obligations and it expects that it will require additional capital in order to execute its longer-term business plan. If the Group encounters unforeseen circumstances that place constraints on its capital resources, management will be required to take various measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing the Group’s business development activities, suspending the pursuit of its business plan, controlling overhead expenses and seeking to further dispose of non-core assets. Management cannot provide any assurance that the Group will raise additional capital if needed.

F-64

3. SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial reporting. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly state the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and footnotes thereto, included in the Company’s 2016 Annual Report filed with the SEC on March 23, 2017. The interim results of operations are not necessarily indicative of the results to be expected for the full fiscal year or any future periods.

All amounts in the accompanying unaudited condensed consolidated financial statements and notes are expressed in Renminbi (“RMB”). Amounts in United States dollars (“US$”) are presented solely for the convenience of readers and use an exchange rate of RMB 6.6533, representing the middle rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board as of September 30, 2017. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

b.	Revenue recognition

The Group’s revenue is generated from delivering educational programs and services and intellectualized operational services. The Group’s customers include mainly students attending classes at its own schools, training centers or college; students attending classes run by the Group’s cooperative partners; corporate clients attending the Group’s outbound and management training classes; distributors whom the Group sells its services to; and corporate clients, colleges and universities who procure intellectualized operational services.

Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, service is performed and collectability of the related fee is reasonably assured. Revenues presented in the consolidated financial statements represent revenues from educational programs and services and intellectualized operational services. If any of the aforementioned criteria are not met, the Group defers the recognition of revenue until all criteria are met.

Educational programs and services

Educational programs and services primarily consist of primary and secondary curriculum education, tutoring programs that supplement primary and secondary curriculum education and career enhancement and other corporate training programs that are provided directly or indirectly to customers, where the Group is responsible for delivery of the programs and services. The Group normally collects tuition fee up front and the students consume the learning hours they bought along with a set courses schedule or upon their own decision. Tuition fees is generally paid in advance and is initially recorded as deferred revenue and is amortized and recognized as revenue along with the students consuming pace. For the curriculum education programs, the tuition revenue, including accommodation, is recognized on a straight-line basis over the length of the course, which is typically over a period of a semester. For tutoring programs, tuition revenue is recognized on a straight-line basis over the period during which tutoring services are provided to students. Educational materials revenue, which is immaterial and has not been disclosed separately, relates to the sales of books, course materials, course notes for which the Group recognizes revenue when the materials have been delivered to students.

Educational programs and services also include programs offered online which could be accessed through a username and password. Revenue of this service offering is recognized when programs are delivered online, and collected within one to three months.

Following are the deferred revenue balances by segments as of December 31, 2016 and September 30, 2017.

	As of
	December 31, 2016	September 30, 2017
	RMB	RMB

Career Enhancement	34,264	19,902
K-12	60,944	125,387
Tutoring	14,276	16,492
Total	109,484	161,781

Intellectualized operational services

The Group enters into sales contractual arrangements related to its intellectualized operational services. The business is to design, purchase, modify and integrate electronic equipment and devices, and develop mobile APP, performed by engineers and IT development and operational personnel, for end users to utilize office facilities, manage resources and administrative matters. For each contract, revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, service is performed and collectability of the related fee is reasonably assured. If any of the aforementioned criteria are not met, the Group defers the recognition of revenue until all criteria are met. Arrangements for intellectualized operational services are on a fixed-price basis. Revenues from fixed-price contracts are recognized using the percentage-of-completion method as determined by the proportional relation of the contract costs incurred to date relative to the estimated total contract costs at completion. Estimated contract costs are reviewed monthly and revised as necessary. The Group reviews the estimated revenues and estimated costs on each project at the end of each reporting period. Any revisions to existing estimates are made when required by members of management having the relevant authority. As part of the review process, management regularly compares and analyzes the actual costs incurred and the estimate of costs to complete the projects to the total estimated costs and the total contract price. Management make revisions to existing estimates as needed based on the analysis performed and with proper level of approval in the period in which changes become known. As a policy, provisions for estimated losses on such engagements will be made during the period in which a loss becomes probable and can be reasonably estimated.

c.	Cost of revenues

Cost of revenues for educational programs and services primarily consist of teaching fees and performance-linked bonuses paid to the teachers, rental payments for the schools and learning centers, depreciation and amortization of property, equipment and land use rights used in the provision of educational services, costs of educational materials.

Cost of revenues for intellectualized operational services primarily include cost of hardware, devices, materials and application services which were procured and integrated, subcontract cost to other service providers and labor cost of engineers and IT development and operational personnel.

d.	Segments

The Group evaluates a reporting unit by first identifying its operating segments, and then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meets the definition of a business, the Group evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Group determines if the segments are economically similar and, if so, the operating segments are aggregated. For the nine months ended September 30, 2016 and September 30, 2017, the Group had three and four reportable segments, respectively. For further details, see Note 16.

F-65

4. CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the unaudited condensed consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows.

	As of
	December 31, 2016	September 30, 2017
	RMB	RMB
		Unaudited
Cash and cash equivalents	196,900	215,637
Restricted cash	2,350	2,350
Total cash, cash equivalents, and restricted cash shown in the unaudited condensed consolidated statements of cash flows	199,250	217,987

	As of
	December 31, 2015	September 30, 2016
	RMB	RMB
		Unaudited
Cash and cash equivalents	246,303	182,905
Restricted cash	2,050	2,350
Total cash, cash equivalents, and restricted cash shown in the unaudited condensed consolidated statements of cash flows	248,353	185,255

5. SHORT TERM INVESTMENTS

Short term investments consist of held-to-maturity investments and available-for-sale investments.

Held to maturity investments

Held-to-maturity investments consist of various fixed-income financial products purchased from Chinese commercial banks, which are classified as held-to-maturity investments as the Group has the positive intent and ability to hold the investments to maturity. The maturities of these financial products range from thirty to ninety days, with contractual maturity dates from October 27, 2017 to December 26, 2017 and annual interest rates ranging from 3.90% to 4.90%. They are classified as short term investments on the unaudited condensed consolidated balance sheets as its contractual maturity dates are less than one year. The repayments of principal of the financial products are not guaranteed by the Chinese commercial banks from which the fixed income financial products were purchased. Historically, the Company has received the principal and the interest in full upon maturity of these investments.

While these fixed-income financial products are not publicly traded, the Company estimated that their fair value approximate their amortized costs considering their short term maturities and high credit quality. No other-than-temporary impairment (“OTTI”) loss was recognized for the nine months ended September 30, 2017.

Available-for-sale investments

Investments other than held-to-maturity are classified as available-for-sale investments, which consist of various adjustable-income financial products purchased from Chinese commercial banks. All the available for sale investments did not have maturity date. They are classified as short-term investments on the unaudited condensed consolidated balance sheets as management intend to hold them for a period less than one year.

Available-for-sale securities are carried at their fair values and the unrealized gains or losses from the changes in fair values are included in accumulated other comprehensive income. No OTTI loss was recognized for the nine months ended September 30, 2017.

The amortized cost, gross unrealized gain in accumulated other comprehensive income, and estimated fair value of investments as of December 31, 2016 and September 30, 2017, are reflected in the tables below.

	As of December 31, 2016
	Amortized Cost	Gross unrealized gain in accumulated other comprehensive income	Estimated Fair value
	RMB	RMB	RMB
Short-term investments:
Held-to-maturity investments
Fixed-rate financial products	64,700	-	64,700

Available-for-sale investments
Adjustable-rate financial products	171,163	3,648	174,811

	As of September 30, 2017
	Amortized Cost	Gross unrealized gain in accumulated other comprehensive income	Estimated Fair value
	RMB	RMB	RMB
	Unaudited	Unaudited	Unaudited
Short-term investments:
Held-to-maturity investments
Fixed-rate financial products	95,000	-	95,000

Available-for-sale investments
Adjustable-rate financial products	129,923	2,068	131,991

For short-term investments, held-to-maturity, gross unrecognized holding gains and losses are nil and nil as of December 31, 2016 and September 30, 2017.

Interest income recognized on held-to-maturity investments for nine months ended September 30, 2016 and September 30, 2017 were as follows:

	Nine months ended September 30,
	2016	2017
	RMB	RMB
	Unaudited	Unaudited
Interest income recognized on held-to-maturity investments	3,561	2,817

6. ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	As of
	December 31, 2016	September 30, 2017
	RMB	RMB
		Unaudited
Accounts receivable	13,576	40,180
Less: Allowance for doubtful accounts	-	-
Accounts receivable, net	13,576	40,180

F-66

7. PREPAID AND OTHER CURRENT ASSETS, NET

Prepaid and other current assets consisted of the following:

	As of
	December 31, 2016	September 30, 2017
	RMB	RMB
		Unaudited
Amount due from minority shareholder (Note i)	54,023	54,023
Amount due from Xihua Group (Note ii)	49,800	49,800
Value added tax refundable (Note iii)	24,811	5,164
Due from former owners	5,743	5,743
Staff advances	6,008	7,226
Rental deposits	7,835	4,352
Prepaid professional services fees	3,045	3,601
Prepaid rental fees	3,533	3,345
Receivable from Zhenjiang operating rights (Note iv)	35,000	35,000
Receivable from Jinghan Group (Note v)	122,822	-
Others (Note vi)	20,302	21,856
Total before allowance for doubtful accounts	332,922	190,110
Less: allowance for doubtful accounts (Note vii)	(179,055)	(64,912)
Total	153,867	125,198

Allowance for doubtful accounts:

	Year Ended December 31, 2016	Nine months Period ended September 30, 2017
	RMB	RMB
		Unaudited
Balance at beginning of year/period	(195,254)	(179,055)
Addition (Note vii)	(1,727)	(2,367)
Written off (Note v)	17,926	96,863
Disposed (Note iii)	-	19,647
Balance at end of year/period	(179,055)	(64,912)

(Note i) The balance represented Shenyang K-12’s amount due from its minority shareholder amounting to RMB 54,023, which were tuition fees that have been collected from students but were misappropriated by its minority shareholder. As of as of December 31, 2016 and September 30, 2017, full provision was provided as the collectability was remote.

(Note ii) A payable balance amounted to RMB 49,800 was recorded by a subsidiary prior to its acquisition by the Group, and such payable was indemnified by Xihua Investment Group (“Xihua Group). No provision was made for the indemnity. The indemnity balance was still outstanding as of the date of issuance of the financial statement.

(Note iii) Management considered the collectability of VAT refund was remote as a result of tax dispute between Ambow Online, Yuhua and the tax authority, as disclosed in Note 13(c), the Group provided a provision amounting to RMB 24,811 as of December 31, 2016. The Group disposed Ambow Online to a third party as at August 31, 2017, please see Note 18 for detail. VAT refundable of Ambow Online and the relative bad debt amount of RMB 19,647 were derecognized accordingly.

(Note iv) The balance represented the prepaid operating rights to the Zhenjiang Foreign Language School and Zhenjiang International School. The Group started a negotiation of returning the operating right back to the original owner Zhenjiang Education Investment Center in the third quarter of 2011. As a result, the prepaid operating rights have been reclassified as receivable since then. As of December 31, 2016 and September 30, 2017, the payable balance to Zhenjiang Foreign Language School amounted to RMB 36,770 and RMB 36,770, respectively (Note 11); therefore, no provision was made. As of the date of issuance of the financial statements, the negotiation was still in progress.

(Note v) In the nine months ended September 30, 2017, bad debt provision of RMB 96,863 was written off after all collection efforts have been exhausted and the potential for recovery was remote; and the rest receivable of RMB 25,959 was net off with the payable after assessing the remote possibility to collect from and pay to Jinghan Group.

(Note vi) Others mainly included inventory, prepaid education supplies, prepaid outsourcing service fee, and other miscellaneous items with trivial amount.

(Note vii) Other addition of allowance during the year of 2016 and nine months ended September 30, 2017 was mainly provided against third parties and former employees due to the remote recoverability.

F-67

8. CONSIDERATION RECEIVABLE, NET

Consideration receivables consisted of the following:

	As of
	December 31, 2016	September 30, 2017
	RMB	RMB
		Unaudited
Receivables resulting from disposals (Note i)	14,000	-
Less: allowance for doubtful accounts (Note i)	(5,500)	-
Total	8,500	-

(Note i) The cost of consideration receivable came from the disposal of subsidiaries in 2011. Bad debt of RMB 5,500 has been provided in past few years. In the nine months ended September 30, 2017, the Company reached an agreement with the third party to offset the receivable due from and payable due to it at amount of RMB 8,500, and bad debt provision of RMB 5,500 was written off after all collection efforts have been exhausted and the potential for recovery was remote.

9. LOAN RECEIVABLE

The following table sets forth the loan agreement in loan receivable balance:

Date	Borrower	Lender	Amount (RMB)	Annual Interest Rate	Repayment Due Date
4/5/2017	Suzhou Zhixinliren Investments Co., Limited (“Suzhou Zhixinliren”)	Ambow Shengying	42,677	0%	4/5/2018

On April 5, 2017, Ambow Shengying entered into an agreement to provide an interest-free loan to Suzhou Zhixinliren in the amount of RMB 42,677, with a maturity of April 4, 2018. On March 7, 2018, Ambow Shengying entered into a supplementary agreement with Suzhou Zhixinliren to extend the term of loan for additional one year. The extended maturity date of the loan is April 4, 2019. Suzhou Zhixinliren is a non-affiliate third party to the Company.

As of December 31, 2016 and September 30, 2017, the Company has RMB nil and 42,677 of loan receivable from Suzhou Zhixinliren.

In order to meet the Company’s acquisition fund and working capital needs in US Dollars, on April 5, 2017, the Company entered into an agreement to receive an interest-free loan from Sino Accord Investments Limited (“Sino Accord”) in the amount of US$ 6,000 (equivalent to RMB 39,821). The due date of the loan was April 5, 2018. On March 7, 2018, the Company entered into a supplementary agreement with Sino Accord to extend the term of loan for additional one year. The extended maturity date of the loan is April 4, 2019. Sino Accord is a non-affiliated party to the Company. Through an understanding among the Company, Ambow Shengying, Suzhou Zhixinliren and Sino Accord, the short-term borrowing due to Sino Accord at amount of US$ 6,000 is correlated to the loan receivable at amount of RMB 42,677. It is the understanding among the parties that when the short-term borrowing is repaid, the loan receivable will similarly be collected.

10. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of
	December 31, 2016	September 30, 2017
	RMB	RMB
		Unaudited
Buildings	64,222	127,010
Capital lease of property	12,000	12,000
Motor vehicles	6,173	4,010
Office and computer equipment	87,121	71,487
Leasehold improvements	70,321	61,213
Sub-total	239,837	275,720
Less: accumulated depreciation	(151,830)	(123,341)
Total	88,007	152,379

On December 30, 2016, the Group prepaid RMB 71,024 to purchase a new office property in Beijing, China with gross floor area approximately 1,500 square meters. The ownership of the property was transferred to the Company on January 20, 2017. Therefore the prepayment for acquisition of property was recognized as property as of September 30, 2017.

For the nine-month periods ended September 30, 2016 and September 30, 2017, depreciation expenses were RMB 13,517 and RMB 12,659, respectively, which were recorded in cost of revenues, selling and marketing expenses, general and administrative expenses and research and development expenses.

The capital leases of properties mainly represented prepaid long-term lease of Shenyang K-12 School of which the original amount was RMB 12,000. The inception date of the capital lease was December 30, 2010. As at December 31, 2016 and September 30, 2017, the accumulated depreciation of Shenyang K-12 School’s capital lease of properties were RMB 3,750 and RMB 4,200 respectively. For the nine-month periods ended September 30, 2016 and September 30, 2017, depreciation expenses were RMB 450 and RMB 450 respectively and recorded in cost of revenues.

As of September 30, 2017, the Group is in the process of applying for the building ownership certificates for certain buildings with a total net carrying value of approximately RMB 34,065.

F-68

11. ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities consisted of the following:

	As of
	December 31, 2016	September 30, 2017
	RMB	RMB
		Unaudited
Payable to Ambow Online (Note 18)	-	137,532
Business tax, VAT and others	75,444	40,399
Payable balance with indemnity by Xihua Group (Note 7(ii))	49,800	49,800
Accrual for rental	57,809	46,799
Payable to Zhenjiang Foreign Language School (Note 7(iv))	36,770	36,770
Accrued payroll and welfare	34,567	23,862
Payable to Jinghan Group (Note 7(v))	25,959	-
Professional service fees payable	28,368	19,595
Student tuition refund payable	10,743	253
Receipt in advance	6,551	5,908
Amounts due to cooperating partners	4,215	2,390
Lawsuit penalty payable	2,176	2,280
Due to former owners	1,254	1,254
Accrued interest payable	209	200
Collection in advance on behalf of students	8,413	14,574
Advance from others	4,656	9,004
Employee reimbursement payable	6,927	-
Others	18,960	23,624
Total	372,821	414,244

12. SHORT-TERM BORROWING FROM THIRD PARTY

The following table sets forth the loan agreement of short-term borrowing from third party balance:

Date	Borrower	Lender	Amount (RMB)	Original Amount (US$)	Annual Interest Rate	Repayment Due Date
4/5/2017	Ambow Education Holding Ltd.	Sino Accord	39,821	6,000	0%	4/5/2018

On April 5, 2017, the Company entered into an agreement to receive an interest-free loan from Sino Accord in the amount of US$ 6,000 (equivalent to RMB 39,821). The due date of the loan was April 4, 2018. Sino Accord is a non-affiliated party to the Company. The loan is to provide the Company with sufficient US dollar-denominated currency to meet its acquisition fund and working capital requirements. On March 7, 2018, the Company entered into a supplementary agreement with Sino Accord to extend the term of loan for additional one year. The extended maturity date of the loan is April 4, 2019.

As of December 31, 2016 and September 30, 2017, the Company has nil and RMB 39,821 of short-term borrowings from Sino Accord, respectively.

Through an understanding among the Company, Ambow Shengying, Suzhou Zhixinliren and Sino Accord, the short-term borrowing due to Sino Accord at amount of US$ 6,000 is correlated to the loan receivable at amount of RMB 42,677. It is the understanding among the parties that when the short-term borrowing is repaid, the loan receivable will similarly be collected.

F-69

13. TAXATION

a.	Value added tax (“VAT”)

The PRC government implemented a VAT reform pilot program, which replaced the business tax with VAT on selected sectors and since May 2016, the change from business tax to VAT are expanded to all other service sectors which used to be subject to business tax. The VAT rates applicable to the subsidiaries and consolidated variable interest entities of the Group ranged from 3% to 6% as compared to the 3%~5% business tax rate which was applicable prior to the reform.

As of December 31, 2016 and September 30, 2017, the payable balances for VAT were RMB 31,314 and RMB 8,052, respectively.

b.	Business tax

From May 2016, as the final part of the VAT reform, VAT replaced business tax in all industries, on a nationwide basis. The VAT rates applicable to the subsidiaries and consolidated variable interest entities of the Group ranged from 3% to 6% as compared to the 3%~5% business tax rate which was applicable prior to the reform.

As of December 31, 2016 and September 30, 2017, the payable balances for business tax were RMB 24,106 and RMB 18,486, respectively.

c.	Income taxes

Cayman Islands

Under the current laws of Cayman Islands, the Company and its subsidiaries incorporated in the Cayman Islands are not subject to tax on income or capital gains. In addition, upon payment of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

The Company’s subsidiaries incorporated in the BVI are not subject to taxation.

Hong Kong

Entities incorporated in Hong Kong are subject to Hong Kong profit tax at a rate of 16.5%.

PRC

Significant components of the provision for income taxes on earnings for the nine months ended September 30, 2016 and September 30, 2017 are as follows:

	Nine months ended September 30,
	2016	2017
	RMB	RMB
	Unaudited	Unaudited
Current:
PRC	7,314	9,499
Deferred:
PRC	(99)	(500)
Provision for income tax expense	7,215	8,999

Corporate entities

The PRC Corporate Income Tax (“CIT”) is calculated based on the taxable income determined under the applicable CIT Law and its implementation rules, which became effective on January 1, 2008. CIT Law imposes a unified income tax rate of 25% for all resident enterprises in China, including both domestic and foreign invested enterprises.

Reconciliation between total income tax expense and the amount computed by applying the weighted average statutory income tax rate to income before income taxes is as follows:

	Nine months ended September 30,
	2016	2017
	% Unaudited	% Unaudited
Statuary tax rate	25%	25%
Tax effect of non-deductible expenses	(7)%	14%
Tax effect of non-taxable income	0%	(5)%
Tax effect of tax-exempt entities	(13)%	7%
Tax effect of deemed profit	3%	(2)%
Tax penalty	(6)%	3%
Changes in valuation allowance	(67)%	(15)%
Effective tax rate	(65)%	27%

d.	Uncertain tax positions

A reconciliation of the beginning and ending amount of liabilities associated with uncertain tax positions is as follows:

	As of
	December 31, 2016	September 30, 2017
	RMB	RMB
		Unaudited
Unrecognized tax benefits	25,323	25,411

For the nine months ended September 30, 2016 and 2017, there are RMB 4,684 and RMB 6,734 unrecognized tax benefits that if recognized would affect the annual effective tax rate. For the nine months ended September 30, 2107, unrecognized tax benefits of RMB 6,645 was decreased caused by the disposal of 21st Century Training Center. See Note 18 for detail. The Group does not expect that the position of unrecognized tax benefits will significantly increase or decrease within 12 months of September 30, 2017.

14. NET INCOME/LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	Nine months ended September 30,
	2016	2017
	RMB	RMB
	Unaudited	Unaudited
Numerator:
Numerator for basic and diluted (loss) income per share	(18,368)	24,933
Denominator:
Denominator for basic (loss) income per share weighted average ordinary shares outstanding	38,411,480	38,803,676
Denominator for diluted (loss) income per share weighted average ordinary shares outstanding	38,411,480	39,310,607
Basic (loss) income per share	(0.48)	0.64
Diluted (loss) income per share	(0.48)	0.63

Basic net (loss) income per share is computed using the weighted average number of the ordinary shares outstanding during the period. Diluted net (loss) income per share is computed using the weighted average number of ordinary shares and ordinary equivalent shares outstanding during the period. Due to loss for the period, approximately 885,848 share options and restricted shares were excluded from the calculation of diluted net loss per share for the nine-month period ended September 30, 2016, because the effect would be anti-dilutive. And 506,931 share options and restricted shares were included in the calculation of diluted income per share for the nine-month period ended September 30, 2017.

F-70

15. COMMITMENTS

Operating leases

The Group leases offices and classrooms under operating leases. The terms of substantially all of these leases are ten years or less. Future minimum lease payments under non-cancelable operating leases as of September 30, 2017 were as follows:

Amount
RMB Unaudited

Remaining in 2017	5,340
2018	18,186
2019	14,932
2020	12,021
2021	10,052
Thereafter	53,369
Total	113,900

Rent expense for all cancelable and non-cancelable leases were approximately RMB 20,921 and RMB 16,418 for nine months ended September 30, 2016 and September 30, 2017, respectively.

16. SEGMENT INFORMATION

The Group offers a wide range of educational and career enhancement services and products focusing on improving educational opportunities for primary and advanced degree school students and employment opportunities for university graduates.

The Group’s chief operating decision maker (“CODM”) has been identified as the CEO who reviews the financial information of separate operating segments when making decisions about allocating resources and assessing performance of the Group. Based on management’s assessment, the Group has determined that it has four operating segments which are Tutoring, K-12 Schools, Career Enhancement and Others. These four operating segments are also identified as reportable segments. The reportable segments of tutoring and K-12 schools are grouped under the “Better Schools” division because the segments offer programs and education services using a standards-based curriculum that enables students to improve their academic results and educational opportunities. The reportable segment of career enhancement was classified under the “Better Jobs” division because the segments offer services and programs that facilitate post-secondary students to obtain more attractive employment opportunities. The reportable segment of Others represents the intellectualized operational services provided, and was classified under the “Others” division. This segment provide intellectualized operational services to corporate clients, colleges and universities, which is to design, purchase, modify and integrate electronic equipment and devices, and develop mobile APP for end users to utilize office facilities, manage resources and administrative matters according to our clients’ office or teaching space, human resource deployments and office/classroom administration requirements.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The CODM evaluates performance based on each reporting segment’s revenues, cost of revenues, gross profit, operating expenses, other income (expense) , (loss) income before income tax and non-controlling interests and total assets.

For nine months ended September 30, 2016 (Unaudited)

	Better School			Better Job
	Tutoring	K-12	Subtotal	Career Enhancement	Consolidated
	RMB	RMB	RMB	RMB	RMB

Net Revenues	37,748	141,327	179,075	101,846	280,921
Cost of revenues	(27,162)	(90,208)	(117,370)	(45,591)	(162,961)
GROSS PROFIT	10,586	51,119	61,705	56,255	117,960

OPERATING EXPENSES
Selling and marketing	(4,308)	(518)	(4,826)	(22,533)	(27,359)
General and administrative	(9,503)	(24,680)	(34,183)	(25,899)	(60,082)
Research and development	(1,083)	-	(1,083)	(587)	(1,670)
Impairment loss	(311)	-	(311)	(623)	(934)
Unallocated corporate expenses	-	-	-	-	(45,143)
Total operating expenses	(15,205)	(25,198)	(40,403)	(49,642)	(135,188)

OPERATING (LOSS) INCOME	(4,619)	25,921	21,302	6,613	(17,228)

OTHER INCOME (EXPENSE)
Interest income	78	111	189	146	335
Foreign exchange gain, net	-	-	-	(5)	(5)
Other (loss) income, net	(2,356)	445	(1,911)	257	(1,654)
Gain on sale of investment available for sale	-	677	677	62	739
Unallocated corporate other income	-	-	-	-	6,762
Total other (expenses) income	(2,278)	1,233	(1,045)	460	6,177

(LOSS) INCOME BEFORE INCOME TAX AND NON-CONTROLLING INTERESTS	(6,897)	27,154	20,257	7,073	(11,051)

For nine months ended 30, 2017 (Unaudited)

	Better School			Better Job	Others
	Tutoring	K-12	Subtotal	Career Enhancement	Others	Consolidated
	RMB	RMB	RMB	RMB	RMB	RMB

Net Revenues	46,510	150,236	196,746	94,323	8,656	299,725
Cost of revenues	(22,575)	(102,117)	(124,692)	(44,969)	(6,059)	(175,720)
GROSS PROFIT	23,935	48,119	72,054	49,354	2,597	124,005

OPERATING EXPENSES
Selling and marketing	(3,338)	(855)	(4,193)	(18,356)	-	(22,549)
General and administrative	(12,605)	(28,361)	(40,966)	(27,651)	(156)	(68,773)
Research and development	(241)	-	(241)	(314)	-	(555)
Unallocated corporate expenses	-	-	-	-	-	(45,995)
Total operating expenses	(16,184)	(29,216)	(45,400)	(46,321)	(156)	(137,872)

OPERATING INCOME	7,751	18,903	26,654	3,033	2,441	(13,867)

OTHER INCOME (EXPENSE)
Interest income	227	746	973	146	-	1,119
Foreign exchange loss, net	-	-	-	(19)	(154)	(173)
Disposal of subsidiaries	4,540	-	4,540	-	-	4,540
Other (loss) income, net	(266)	5	(261)	333	-	72
Gain on sale of investment available for sale	-	1,602	1,602	1,958	-	3,560
Unallocated corporate other income	-	-	-	-	-	38,481
Total other income (loss)	4,501	2,353	6,854	2,418	(154)	47,599

INCOME BEFORE INCOME TAX AND NON-CONTROLLING INTERESTS	12,252	21,256	33,508	5,451	2,287	33,732

Segment assets	118,983	423,345	542,328	134,076	14,154	690,558
Unallocated corporate assets	-	-	-	-	-	317,337
TOTAL ASSETS AS OF SEPTEMBER 30, 2017	118,983	423,345	542,328	134,076	14,154	1,007,895

 The Group primarily operates in the PRC. Substantially all the Group’s long-lived assets are located in the PRC.

F-71

17. RELATED PARTY TRANSACTIONS

a.	Transactions

There were no significant transactions with related parties during nine months ended September 30, 2017 and 2016.

b.	The Group had the following balances with related parties:

	Amounts due from related parties		Amounts due to related parties
	As of		As of
Relationship	December 31, 2016	September 30, 2017	December 31, 2016	September 30, 2017
	RMB	RMB	RMB	RMB
		Unaudited		Unaudited
A, a member of management team of the Company (Note ii)	1,100	800	-	-
A member of management team of Century Zhisheng (Note (i) & (ii))	185	-	4,232	-
Entity controlled by a member of management team of Century Zhisheng - Suzhou Chengpingheng Software Engineering Co., Ltd (Note (iii))	138	-	-	-
Entity controlled by Executive Principal of Ambow Research Center - Shandong Shichuang Software Engineering Co., Ltd. (Note (iii))	-	-	3,430	3,430
B, a member of management team of the Company (Note (i))	400	-	-	-
	1,823	800	7,662	3,430

Note (i) The loans were to management for operation purpose.

Note (ii) The borrowings were made from management for operation purpose.

Note (iii) The loans to entities controlled by of management were made for operation purpose without interest bearing and maturity date.

18.  DISPOSAL OF SUBSIDIARIES

On August 31, 2017, the Company sold the 100% equity interest in Ambow Online to a third party, with nil consideration, and the third party assumed all assets and liabilities of Ambow Online as of August 31, 2017. In connection with the disposal, the Company offset the payables to Ambow Online with Ambow Online’s net assets attributable to the Company as of August 31, 2017. After offsetting, the payable balance due to Ambow Online by the Company was RMB 171,137. Through further negotiation with the buyer, the payable balance due to Ambow Online by the Company was reduced to RMB 137,532. The difference of RMB 33,605 was recognized as disposal gain. Obligation in aggregate amount of RMB 137,532 would be paid by December 31, 2018. The deal was not a strategic shift of the business and this transaction would not have major impact on Ambow’s business, therefore this transaction was not qualified as discontinued operation.

On September 30, 2017, the Company sold the 100% equity interest in 21st Training Center to a third party, with consideration of RMB 1 yuan, and the third party assumed all assets and liabilities of 21st Training Center as of September 30, 2017. In connection with the disposal, 21st Training Center also waived the net payables with the Company. The Company received RMB 1 yuan as consideration in the transaction. The disposal was not a strategic shift of the business and this transaction would not have major impact on Ambow’s business, therefore this transaction did not qualify as discontinued operation. As of disposal date on September 30, 2017, the net liabilities of 21st Training Center was RMB 4,540. In September 2017, the Company recognized a gain of RMB 4,540 on the disposal accordingly.

F-72

19.  FAIR VALUE MEASUREMENTS

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1-Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level 2-Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

Level 3-Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Group’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Management of the Group is responsible for determining the fair value of equity issued, assets acquired, liabilities assumed and intangibles identified as of the acquisition date and considered a number of factors including valuations from independent appraiser.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group measures fair value using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates and currency rates. The following is a description of the valuation techniques that the Group uses to measure the fair value of assets and liabilities that are measured and reported at fair value on a recurring basis:

At September 30, 2017 and December 31, 2016 information about inputs into the fair value measurements of the assets and liabilities that the Group makes on a recurring basis were as follows:

		Fair Value Measurements at Reporting Date Using
	Total Fair Value and Carrying Value on Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	Unaudited
As of September 30, 2017
Assets:
Short term investments, available for sale	131,991	131,991	-	-

		Fair Value Measurements at Reporting Date Using
	Total Fair Value and Carrying Value on Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2016
Assets:
Short term investments, available for sale	174,811	174,811	-	-

The following table presents the quantitative information about the Group’s Level 3 fair value measurements of intangible assets in 2016 and 2017, which utilize significant unobservable internally-developed inputs:

	Fair value	Valuation techniques	Unobservable inputs	Range
Intangible assets as of September 30, 2016	115,941	Relief-from-royalty method	Royalty rate Discount rate Terminal growth rate	0%-9% 16%-22% 3%
Intangible assets as of September 30, 2017	91,249	Relief-from-royalty method	Royalty rate Discount rate Terminal growth rate	1%-6% 16%-17% 3%

20. SUBSEQUENT EVENTS

1)	Acquisition of Bay State College Inc.

In November 2017, Ambow BSC Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, signed a stock purchase agreement with the owner of Bay State College, Inc. to acquire 100% of the outstanding shares of common stock of Bay State College, Inc. Bay State College, Inc. is a Massachusetts corporation that owns and operates Bay State College, a higher education institution offering career-focused post-secondary education with Associates and Bachelor’s programs in Business, Information Technology, Healthcare, Criminal Justice and Fashion. Bay State College was founded in 1946, is accredited by the New England Association of Schools and Colleges, Commission on Institutions of Higher Education and eligible to participate in federal student aid programs under Title IV of the U.S. Higher Education Act. Bay State College’s academic programs are delivered at its main campus in Boston, Massachusetts, a branch campus in Taunton, Massachusetts and online. The purchase price of the acquisition was comprised of a closing cash payment of RMB 16,340 (US$ 2,459) and post-closing cash payment which subject to the performance of Bay State College Inc. in the future years. By the end of November 2017, the Company obtained control of Bay State College, Inc. The Company expects to account for the acquisition of Bay State College Inc. as a business combination and use the acquisition method of accounting. The financial position of Bay State College Inc. as of December 31, 2017 and operating results of Bay State College Inc. of December 2017 would be included in the Group’s consolidated financial statements.

2)	Extension of loan receivable and short-term borrowing

On March 7, 2018, we mutually agreed with Sino Accord and Suzhou Zhixinliren to extend the maturity date for repayment of the loans for an additional year. Accordingly, both loans are now due in April 2019 and still interest-free.

The Company does not identify any other events with material financial impact on the Group’s unaudited condensed consolidated financial statements.

F-73

               American Depositary Shares

Representing          Class A Ordinary Shares

PROSPECTUS

BENCHMARK

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Sixth Amended and Restated Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

There were no recent sales of unregistered securities.

These private placements were securities offered by the company solely outside of the United States pursuant to the safe harbor from the registration requirements of the Securities Act of 1933, as amended of Regulation S promulgated thereunder.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

II-1

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement*
3.1	Sixth Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 99.1 of our 6-K filed with the Commission on June 4, 2015)
4.1	Specimen American Depositary Receipt (incorporated by reference to Exhibit (a) of our F-6 registration statement (File No. 333-168238), initially filed with the Commission on July 21, 2010 (the “F-6 Registration Statement”))
4.2	Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.2 of the F-1 Registration Statement (File No. 333-168096), as amended, initially filed with the Commission on July 14, 2010 (the “F-1 Registration Statement”)
4.3	Form of Deposit Agreement among the company, the depositary and holders of the American Depositary Receipts (incorporated by reference to Exhibit (a) of the F-6 Registration Statement)
4.4	Third Amended and Restated Investor Rights Agreement, among the company and the other parties therein (incorporated by reference to Exhibit 4.4 of the F-1 registration statement)
4.5	Registration Rights Agreement, dated as of October 26, 2011, by and among Campus Holdings Limited, Spin-Rich Ltd., Dr. Jin Huang and Ambow Education Holding Ltd. (incorporated by reference to Exhibit 2.5 of the 20F filing of the year of 2011)
5.1	Opinion of Walkers, Cayman Islands counsel to the Registrant, regarding the validity of the ordinary shares being registered**
10.1	2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the F-1 Registration Statement)
10.2	Form of Indemnification Agreement with the company’s directors and executive officers (incorporated by reference to Exhibit 10.3 of the F-1 Registration Statement)
10.3	English Translation of Exclusive Cooperation Agreement between Beijing Ambow Online Software Co., Ltd. and Beijing Ambow Shida Education Technology Co., Ltd., dated January 31, 2005, amended May 13, 2010 (incorporated by reference to Exhibit 10.5 of the F-1 Registration Statement)
10.4	English Translation of Share Pledge Agreement by and among AMBOW EDUCATION CO., LTD., Beijing Ambow Online Software Co., Ltd., Xuejun Xie and Jianguo Xue, dated January 31, 2005, amended on January 4, 2009 (incorporated by reference to Exhibit 10.6 of the F-1 Registration Statement)
10.5	English Translation of Call Option Agreement by and among AMBOW EDUCATION CO., LTD., Beijing Ambow Online Software Co., Ltd., Xuejun Xie and Jianguo Xue, dated January 31, 2005, amended on April 26, 2007 and further amended on January 4, 2009 (incorporated by reference to Exhibit 10.7 of the F-1 Registration Statement)
10.6	English Translation of Powers of Attorney, each dated April 26, 2007 (incorporated by reference to Exhibit 10.8 of the F-1 Registration Statement)
10.7	English Translation of Loan Agreement by and among AMBOW EDUCATION CO., LTD., Beijing Ambow Online Software Co., Ltd., and Xuejun Xie, dated January 31, 2005, amended on April 26, 2007 and further amended on January 4, 2009 (incorporated by reference to Exhibit 10.9 of the F-1 Registration Statement)
10.8	English Translation of Loan Agreement by and between Beijing Ambow Online Software Co., Ltd. and Jianguo Xue, dated February 1, 2008 (incorporated by reference to Exhibit 10.10 of the F-1 Registration Statement)
10.9	English Translation of Technology Service Agreement by and between Beijing Ambow Online Software Co., Ltd. and Beijing Sihua Education and Technology Co., Ltd., dated October 31, 2009 (incorporated by reference to Exhibit 10.11 of the F-1 Registration Statement)
10.10	English Translation of Share Pledge Agreement by and between Beijing Ambow Online Software Co., Ltd. and Xuejun Xie, dated October 31, 2009, amended on March 4, 2010 (incorporated by reference to Exhibit 10.12 of the F-1 Registration Statement)

10.11	English Translation of Share Pledge Agreement by and between Ambow Online Software Co., Ltd. and Xuejun Xie, dated October 31, 2009, amended on March 4, 2010 (incorporated by reference to Exhibit 10.13 of the F-1 Registration Statement)
10.12	English Translation of Call Option Agreement by and between Beijing Ambow Online Software Co., Ltd. and Xuejun Xie, dated October 31, 2009, amended on March 4, 2010 (incorporated by reference to Exhibit 10.14 of the F-1 Registration Statement)
10.13	English Translation of Call Option Agreement by and between Beijing Ambow Online Software Co., Ltd. and Xiaogang Feng, dated March 4, 2010 (incorporated by reference to Exhibit 10.15 of the F-1 Registration Statement)
10.14	English Translation of Powers of Attorney, dated October 31, 2009 and March 4, 2010, respectively (incorporated by reference to Exhibit 10.16 of the F-1 Registration Statement)
10.15	English Translation of Loan Agreement with Xiaogang Feng, dated March 4, 2010 (incorporated by reference to Exhibit 10.17 of the F-1 Registration Statement)
10.16	English Translation of Technology Service Agreement by and among Beijing Ambow Online Software Co., Ltd. and Shanghai Ambow Education Information Consulting Co., Ltd., dated October 31, 2009 (incorporated by reference to Exhibit 10.18 of the F-1 Registration Statement)
10.17	English Translation of Share Pledge Agreement by and among Beijing Ambow Online Software Co., Ltd., Xiaogang Feng and Xuejun Xie, dated October 31, 2009 (incorporated by reference to Exhibit 10.19 of the F-1 Registration Statement)
10.18	English Translation of Call Option Agreement by and among Beijing Ambow Online Software Co., Ltd., Xiaogang Feng and Xuejun Xie, dated October 31, 2009 (incorporated by reference to Exhibit 10.20 of the F-1 Registration Statement)
10.19	English Translation of Powers of Attorney, each dated October 31, 2009 (incorporated by reference to Exhibit 10.21 of the F-1 Registration Statement)
10.20	English Translation of Loan Agreement by and among Beijing Ambow Online Software Co., Ltd., Xiaogang Feng and Xuejun Xie, dated October 31, 2009 (incorporated by reference to Exhibit 10.22 of the F-1 Registration Statement)
10.21	English Translation of Technology Service Agreement between Beijing Ambow Online Software Co., Ltd. and Suzhou Wenjian Venture Investment Management Consulting Co., Ltd., dated February 25, 2009 (incorporated by reference to Exhibit 10.23 of the F-1 Registration Statement)
10.22	English Translation of Share Pledge Agreement by and among Beijing Ambow Online Software Co., Ltd., Xiaogang Feng, Xuejun Xie and Yisi Gu, dated February 25, 2009 (incorporated by reference to Exhibit 10.24 of the F-1 Registration Statement)
10.23	English Translation of Call Option Agreement by and among Beijing Ambow Online Software Co, Ltd., Xiaogang Feng, Xuejun Xie and Yisi Gu, dated February 25, 2009 (incorporated by reference to Exhibit 10.25 of the F-1 Registration Statement)
10.24	English Translation of Powers of Attorney, each dated February 25, 2009 (incorporated by reference to Exhibit 10.26 of the F-1 Registration Statement)
10.25	English Translation of Loan Agreement by and among Beijing Ambow Online Software Co., Ltd., Xiaogang Feng, Xuejun Xie and Yisi Gu, dated February 25, 2009 (incorporated by reference to Exhibit 10.27 of the F-1 Registration Statement)
10.26	English Translation of amendment dated May 13, 2010 to certain Exclusive Cooperation Agreement between Beijing Ambow Online Software Co., Ltd. and Beijing Ambow Shida Education Technology Co., Ltd., dated January 31, 2005 (incorporated by reference to Exhibit 10.28 of the F-1 Registration Statement)
10.27	Loan Agreement among the company as Borrower and subsidiaries as Co-Borrowers, and International Finance Corporation as Lender dated June 12, 2012 (“IFC Loan Agreement”) (incorporated by reference to Exhibit 4.28 of the 20F filing of the year of 2012)
10.28	Amendment and Restatement Agreement to the IFC Loan Agreement among the company as Borrower and subsidiaries as Co-Borrowers, and International Finance Corporation as Lender dated October 24, 2012 (incorporated by reference to Exhibit 4.29 of the 20F filing of the year of 2012)
10.29	Amendment Agreement to the IFC Loan Agreement (as amended and restated on October 24, 2012) among the company as Borrower and subsidiaries as Co-Borrowers, and International Finance Corporation as Lender dated April 29, 2013(incorporated by reference to Exhibit 4.30 of the 20F filing of the year of 2012)

10.30	Restructuring Agreement dated May 4, 2014 (incorporated by reference to Exhibit 4.31 of the 20F filing of the year of 2012)
10.31	Share Purchase Agreement between Ambow Holding and SummitView Investment Limited dated April 28, 2013 (incorporated by reference to Exhibit 4.32 of the 20F filing of the year of 2013)
10.32	Share Purchase Agreement amended among the company, SummitView Investment Limited and SummitView Investment Fund I, L.P. (the “Fund”) on May 24, 2013 (incorporated by reference to Exhibit 4.33 of the 20F filing of the year of 2013)
10.33	A supplementary agreement dated May 31, 2013 to the Share Purchase Agreement (Exhibit 4.32 and 4.33) (incorporated by reference to Exhibit 4.34 of the 20F filing of the year of 2013)
10.34	Registration Rights Agreement between the company and SummitView Investment Fund I, L.P. dated May 31, 2013 (incorporated by reference to Exhibit 4.35 of the 20F filing of the year of 2013)
10.35	Amendment to Share Purchase Agreement dated May 5, 2014 (incorporated by reference to Exhibit 4.36 of the 20F filing of the year of 2013)
10.36	English Translation of Technology Service Agreement between Beijing Ambow Shengying Education and Technology Co., Ltd. and Ambow Rongye Education and Technology Co., Ltd., dated September 8, 2015 (incorporated by reference to Exhibit 4.36 of the 20F filing of the year of 2015)
10.37	English Translation of Share Pledge Agreement by and among Beijing Ambow Shengying Education and Technology Co., Ltd., Xuejun Xie and Gang Huang, dated September 8, 2015 (incorporated by reference to Exhibit 4.37 of the 20F filing of the year of 2015)
10.38	English Translation of Call Option Agreement by and among Beijing Ambow Shengying Education and Technology Co, Ltd., Xuejun Xie and Gang Huang, dated September 8, 2015 (incorporated by reference to Exhibit 4.38 of the 20F filing of the year of 2015)
10.39	English Translation of Powers of Attorney, each dated September 8, 2015 (incorporated by reference to Exhibit 4.39 of the 20F filing of the year of 2015)
10.40	English Translation of Loan Agreement by and among Beijing Ambow Shengying Education and Technology Co., Ltd., Xuejun Xie and Gang Huang, dated September 8, 2015 (incorporated by reference to Exhibit 4.40 of the 20F filing of the year of 2015)
10.41	English Translation of Technology Service Agreement between Beijing Ambow Shengying Education and Technology Co., Ltd. and Ambow Zhixin Education and Technology Co., Ltd., dated October 14, 2015 (incorporated by reference to Exhibit 4.41 of the 20F filing of the year of 2015)
10.42	English Translation of Share Pledge Agreement by and among Beijing Ambow Shengying Education and Technology Co., Ltd., Xuejun Xie and Gang Huang, dated October 14, 2015 (incorporated by reference to Exhibit 4.42 of the 20F filing of the year of 2015)
10.43	English Translation of Call Option Agreement by and among Beijing Ambow Shengying Education and Technology Co, Ltd., Xuejun Xie and Gang Huang, dated October 14, 2015 (incorporated by reference to Exhibit 4.43 of the 20F filing of the year of 2015)
10.44	English Translation of Powers of Attorney, each dated October 14, 2015 (incorporated by reference to Exhibit 4.44 of the 20F filing of the year of 2015)
10.45	English Translation of Loan Agreement by and among Beijing Ambow Shengying Education and Technology Co., Ltd., Xuejun Xie and Gang Huang, dated October 14, 2015 (incorporated by reference to Exhibit 4.45 of the 20F filing of the year of 2015)
10.46	English Translation of Termination Agreement between Beijing Ambow Online Software Co., Ltd. and Shanghai Ambow Education Information Consulting Co., Ltd. dated June 29, 2017**
10.47	English Translation of Termination Agreement among Beijing Ambow Online Software Co., Ltd., Xiaogang Feng and Xuejun Xie dated June 29, 2017**
10.48	English Translation of Termination Agreement between Beijing Ambow Online Software Co., Ltd. and Beijing Ambow Sihua Education and Technology Co., Ltd. dated June 29, 2017**
10.49	English Translation of Termination Agreement among Beijing Ambow Online Software Co., Ltd., Xiaogang Feng and Xuejun Xie dated June 29, 2017**
10.50	English Translation of Termination Agreement between Beijing Ambow Online Software Co., Ltd. and Beijing Ambow Shida Education and Technology Co., Ltd. dated June 29, 2017**
10.51	English Translation of Termination Agreement among Beijing Ambow Online Software Co., Ltd., Jianguo Xue and Xuejun Xie dated June 29, 2017**
10.52	English Translation of Technology Service Agreement between Beijing Ambow Shengying Education and Technology Co., Ltd. and Shanghai Ambow Education Information Consulting Co., Ltd., dated June 29, 2017**

10.53	English Translation of Share Pledge Agreement by and among Beijing Ambow Shengying Education and Technology Co., Ltd., Xuejun Xie and Gang Huang, dated June 29, 2017**
10.54	English Translation of Call Option Agreement by and among Beijing Ambow Shengying Education and Technology Co, Ltd., Xuejun Xie and Gang Huang, dated June 29, 2017**
10.55	English Translation of Powers of Attorney, each dated June 29, 2017**
10.56	English Translation of Loan Agreement by and among Beijing Ambow Shengying Education and Technology Co., Ltd., Xuejun Xie and Gang Huang, dated June 29, 2017**
10.57	English Translation of Technology Service Agreement between Beijing Ambow Shengying Education and Technology Co., Ltd. and Ambow Sihua Education and Technology Co., Ltd., dated June 29, 2017**
10.58	English Translation of Share Pledge Agreement by and among Beijing Ambow Shengying Education and Technology Co., Ltd., Xuejun Xie and Gang Huang, dated June 29, 2017**
10.59	English Translation of Call Option Agreement by and among Beijing Ambow Shengying Education and Technology Co, Ltd., Xuejun Xie and Gang Huang, dated June 29, 2017**
10.60	English Translation of Powers of Attorney, each dated June 29, 2017**
10.61	English Translation of Loan Agreement by and among Beijing Ambow Shengying Education and Technology Co., Ltd., Xuejun Xie and Gang Huang, dated June 29, 2017**
10.62	English Translation of Technology Service Agreement between Beijing Ambow Chuangying Education and Technology Co., Ltd. and Beijing Ambow Shida Education Technology Co., Ltd., dated June 29, 2017**
10.63	English Translation of Share Pledge Agreement by and among Beijing Ambow Chuangying Education and Technology Co., Ltd., Xuejun Xie and Jianguo Xue, dated June 29, 2017**
10.64	English Translation of Call Option Agreement by and among Beijing Ambow Chuangying Education and Technology Co, Ltd., Xuejun Xie and Jianguo Xue, dated June 29, 2017**
10.65	English Translation of Powers of Attorney, each dated June 29, 2017**
10.66	English Translation of Loan Agreement by and among Beijing Ambow Chuangying Education and Technology Co., Ltd., Xuejun Xie and Jianguo Xue, dated June 29, 2017**
10.67	English Translation of Technology Service Agreement between Ambow Education Management (Hong Kong) Ltd. and IValley Co., Ltd. dated March 20, 2017**
10.68	English Translation of Share Pledge Agreement by and among Ambow Education Management (Hong Kong) Ltd., Chiao-Ling Hsu and Shu Hui Cai, dated March 20, 2017**
10.69	English Translation of Call Option Agreement by and among Ambow Education Management (Hong Kong) Ltd., Chiao-Ling Hsu and Shu Hui Cai, dated March 20, 2017**
10.70	English Translation of Powers of Attorney, each dated March 20, 2017**
10.71	English Translation of Loan Agreement by and among Ambow Education Management (Hong Kong) Ltd., Chiao-Ling Hsu and Shu Hui Cai, dated February 10, 2017**
10.72	Loan Agreement between Ambow Education Holding Ltd. And Sino Accord Investment Limited, dated April 5, 2017**
10.73	Supplementary Agreement between Ambow Education Holding Ltd. And Sino Accord Investment Limited, dated March 7, 2018**
10.74	English Translation of Loan Agreement between Beijing Ambow Shengying Education and Technology Co., Ltd. And Suzhou Zhixinliren Investment Co., Limited, dated April 5, 2017**
10.75	English Translation of Supplementary Agreement between Beijing Ambow Shengying Education and Technology Co., Ltd. And Suzhou Zhixinliren Investment Co., Limited, dated March 7, 2018**
10.76	English Translation of Equity Transfer Agreement of Beijing Ambow Online Software Co., Ltd. And Suzhou Wenjian Venture Investment Management Consulting Co., Ltd., dated August 31, 2017**
10.77	English Translation of Equity Transfer Agreement – Amendment 1 of Beijing Ambow Online Software Co., Ltd. And Suzhou Wenjian Venture Investment Management Consulting Co., Ltd., dated August 31, 2017**
10.78	English Translation of Equity Transfer Agreement – Amendment 2 of Beijing Ambow Online Software Co., Ltd. And Suzhou Wenjian Venture Investment Management Consulting Co., Ltd., dated December 12, 2017**
10.79	English Translation of Equity Transfer Agreement – Amendment 3 of Beijing Ambow Online Software Co., Ltd. And Suzhou Wenjian Venture Investment Management Consulting Co., Ltd., dated December 21, 2017**
10.80	English Translation of Equity Transfer Agreement – Amendment 4 of Beijing Ambow Online Software Co., Ltd. And Suzhou Wenjian Venture Investment Management Consulting Co., Ltd., dated March 2, 2018**
21.1	List of Subsidiaries and Consolidated Affiliated Entities**
23.1	Consent of Marcum Bernstein & Pinchuk LLP
23.2	Consent of Walkers (included in Exhibit 5.1)**
23.3	Consent of Beijing DeHeng Law Offices (included in Exhibit 99.1)**
24.1	Powers of Attorney (included on signature page)
99.1	Opinion of Beijing DeHeng Law Offices**

* To be filed by Amendment

** Previously filed

(b)	Financial Statement Schedules

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Item 9.	Undertakings

The registrant hereby undertakes:

(1)          for purposes of any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

II-5

(2)          for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)               to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)               to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)             to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (3)(i) and (3)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(4)          for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)          to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(6)          to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(7)          for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)          for the purposes of determining liability to any purchaser:

II-6

(i)               If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(9)          for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)               any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)               any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)              the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)             any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on March 23, 2018.

AMBOW EDUCATION HOLDING LTD.

By:	/s/ Dr. Jin Huang
Name:	Dr. Jin Huang
Title:	President and Chief Executive Officer

By:	/s/ Kia Jing Tan
Name:	Kia Jing Tan
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: March 23, 2018	By:	/s/ Dr. Jin Huang
	Name:	Dr. Jin Huang
	Title:	Chairman, Chief Executive Officer (Principal Executive Officer)

Dated: March 23, 2018	By:	/s/ Kia Jing Tan
	Name:	Kia Jing Tan
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: March 23, 2018	By:	/s/ Yanhui Ma
	Name:	Yanhui Ma
	Title:	Director

Dated: March 23, 2018	By:	/s/ Yigong Justin Chen
	Name:	Yigong Justin Chen
	Title:	Director

Dated: March 23, 2018	By:	/s/ Ping Wu
	Name:	Ping Wu
	Title:	Director

Dated: March 23, 2018	By:	/s/ John Robert Porter
	Name:	John Robert Porter
	Title:	Director

Dated: March 23, 2018	By:	/s/ R. Ralph Parks
	Name:	R. Ralph Parks
	Title:	Director

II-8

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Ambow Education Holding Ltd., has signed this registration statement or amendment thereto in New York, New York, United States of America on March 23, 2018.

Authorized U.S. Representative

/s/ Mitchell S. Nussbaum
Mitchell S. Nussbaum

II-9